                                                Filed Pursuant to Rule 424(b)(4)
                        Registration Nos. 333-43645 and 333-43645-01 through -08 PROSPECTUS

FEBRUARY 16, 1998


                               OFFER TO EXCHANGE

                      9.95% SENIOR SECURED NOTES DUE 2004
                              FOR ALL OUTSTANDING
                      9.95% SENIOR SECURED NOTES DUE 2004

                                       OF

                                KITTY HAWK, INC.

                             ---------------------


      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 20, 1998, UNLESS EXTENDED.


     The Company is offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer") to exchange $1,000 principal amount of its new 9.95% Senior Secured Notes due 2004 (the "New Notes") for each $1,000 principal amount of its outstanding 9.95% Senior Secured Notes due 2004 (the "Old Notes") in the aggregate principal amount of $340 million. The form and terms of the New Notes are identical to the form and terms of the Old Notes, except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indenture among the Company, each wholly owned subsidiary of the Company and the Trustee (as defined herein) thereunder, dated November 15, 1997, as supplemented (as supplemented, the "Indenture"), governing the Old Notes. The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."


     The Notes are redeemable, at the Company's option, in whole or in part, at any time on or after November 15, 2001, at the redemption prices set forth herein. In addition, at any time prior to November 15, 2000, the Company may redeem in aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings (as defined herein) at the redemption price set forth herein; provided that at least $150 million in principal amount of the Notes remain outstanding.


     The Notes will be senior secured obligations of the Company, and will rank pari passu in right of payment with all other senior indebtedness of the Company, except to the extent of any collateral securing the Notes or such other senior indebtedness, and senior to all subordinated indebtedness of the Company. The Notes will be initially guaranteed on a senior secured basis by all of the Company's wholly owned subsidiaries.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes

      FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT
IN THE NEW NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 17.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
     SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
       ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO  THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.
                             ---------------------
were acquired as a result of market-making activities or other trading activities. See "The Exchange Offer" and "Plan of Distribution."


     The Company will accept for exchange any and all validly tendered Old Notes on or before 5:00 p.m., New York City time, on March 20, 1998, unless extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but after that time are irrevocable. Bank One, N.A. will act as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions.


     The New Notes will bear interest from the date of issuance of the Old Notes at a rate per annum of 9.95%. Interest on the New Notes will be payable in cash, semiannually on each May 15 and November 15, commencing May 15, 1998. No interest will be paid on Old Notes which are exchanged for New Notes, and holders of Old Notes which are exchanged for New Notes will be deemed to have waived the right to receive interest accrued thereon to the date of exchange.


     The Old Notes were sold by the Company on November 19, 1997, to Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and Fieldstone FPCG Services, L.P. (the "Placement Agents") in a transaction not registered under the Securities Act in reliance on the exemption provided in Section 4(2) of the Securities Act. The Placement Agents subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under a Registration Rights Agreement entered into among the Company, various subsidiary Guarantors (as defined herein) of the Notes and the Placement Agents (the "Registration Rights Agreement"). See "The Exchange Offer."


     Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission" or the "SEC") set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the New Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof who is not an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that these conditions have been met.

     The Company expects the New Notes will be designated for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) market upon issuance. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Placement Agents have advised the Company that they intend to make a market in the New Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes.

     Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof.

     The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of one or more permanent global notes (the "Global New Notes"), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of its nominee. Beneficial interests in the Global New Notes representing the New Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global New Notes, New Notes in certificated form will be issued in exchange for the Global New Notes on the terms set forth in the Indenture. See "Description of Notes -- Book Entry; Delivery and Form."

     Industry statistics and projections presented herein were obtained from the 1996/97 World Air Cargo Forecast published by the Boeing Company (the "Boeing Report") which the Company has not independently verified.

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

                               TABLE OF CONTENTS


Summary.....................................................    4
Risk Factors................................................   17
The Exchange Offer..........................................   29
The Company.................................................   37
Use of Proceeds.............................................   37
Capitalization..............................................   38
Unaudited Pro Forma Combined Financial Statements...........   39
Selected Financial and Operating Data.......................   46
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   50
Business....................................................   71
Management..................................................   87
Principal Stockholders......................................   89
Description of Notes........................................   89
Description of Other Indebtedness...........................  124
Certain U.S. Federal Income Tax Considerations..............  124
Plan of Distribution........................................  125
Legal Matters...............................................  126
Experts.....................................................  126
Available Information.......................................  126
Incorporation of Certain Documents by Reference.............  127
Index to Financial Statements...............................  F-1


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES OFFERED HEREBY.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
                             ---------------------

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                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) and pro forma combined financial information appearing elsewhere in this Prospectus. This Exchange Offer is a result of contractual obligations of the Company to the Placement Agents arising from the offering of the Old Notes (the "Old Note Offering"), which was consummated on November 19, 1997 concurrently with (i) the consummation of the mergers (collectively, the "Merger") of American International Airways, Inc. ("AIA"), American International Travel, Inc. ("AIT"), Flight One Logistics, Inc. ("FOL"), Kalitta Flying Service, Inc. ("KFS") and O.K. Turbines, Inc. ("OK") (collectively, the "Kalitta Companies") with and into separate subsidiaries of Kitty Hawk pursuant to the Merger Agreement (as defined), (ii) the consummation of a common stock offering (the "Common Stock Offering") by the Company and certain stockholders of the Company and (iii) entering into the New Credit Facility (as defined) and the Term Loan (as defined). The Old Note Offering, the Merger and the Common Stock Offering are referred to herein collectively as the "Transactions". Unless otherwise indicated or the context otherwise requires, references in this Prospectus to
(i) "Kitty Hawk" refer to Kitty Hawk, Inc. and its consolidated subsidiaries prior to giving effect to the consummation of the Transactions, (ii) the "Company" refer to Kitty Hawk and the Kalitta Companies on a combined basis after giving effect to the consummation of the Transactions, including the combination of the businesses conducted by Kitty Hawk and the Kalitta Companies prior to the Merger and (iii) the "Refinancings" refer to the refinancing (concurrently with the consummation of the Merger) of all but approximately $10 million of the then outstanding indebtedness of Kitty Hawk and the Kalitta Companies with a portion of the net proceeds of the Old Note Offering, the Common Stock Offering and the Term Loan.

     This Prospectus includes "forward-looking statements" within the meaning of various provisions of the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including statements regarding future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success, references to intentions as to future matters and other similar matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company, its business or its operations.

                                  THE COMPANY
BUSINESS

     The Company is a leading U.S. and international air freight carrier and a leading provider of air freight charter logistics services in the U.S. The Company also provides airframe and engine maintenance services for third parties as well as for its own fleet.

     On November 19, 1997, Kitty Hawk merged certain wholly owned subsidiaries with and into each of the Kalitta Companies. Concurrently with the Merger, the Company completed the Common Stock Offering, the Old Note Offering and the Refinancings. On a pro forma basis, after giving effect to the Merger, the Company's total revenues for the twelve months ended December 31, 1996 and the nine months ended September 30, 1997 were approximately $552 million and $422 million, respectively.

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     Air Freight Carrier Services. The Company is a leading provider of scheduled and charter air freight carrier services. The Company's scheduled air freight operations include an overnight freight service operating within a network of 47 North American cities and a service between Los Angeles, the Hawaiian Islands and several Pacific Rim countries. The Company's charter air freight operations include (i) contractual charters under which the Company generally supplies aircraft, crew, maintenance and insurance ("ACMI") and (ii) on-demand charters. The Company also provides air passenger charter services on a contractual and on-demand basis.

     Air Freight Logistics Services. The Company is a leading provider of same-day air freight charter logistics services in the U.S. The Company arranges the delivery of time sensitive freight using aircraft of third party air freight carriers as well as its own fleet. During 1996 the air logistics business managed over 14,000 on-demand flights.

     Aircraft Maintenance Services. The Company is one of the few dedicated air freight carriers in the world that provides comprehensive aircraft maintenance services, including airframe repair and engine overhaul (with the exception of certain aircraft engine components), to other aircraft operators as well as for its own fleet. This capability allows the Company to reduce its overall maintenance costs, including reduced aircraft downtime. The Company has major maintenance facilities in Oscoda and Ypsilanti, Michigan and Dallas, Texas.

FLEET

     The Company operates a fleet of 117 aircraft, including (i) four Boeing 747s, six Lockheed L-1011s, 19 Douglas DC-8s, 30 Boeing 727s and five Douglas DC-9-15Fs for its air freight carrier business, (ii) two Boeing 747s and two Lockheed L-1011s for its air passenger charter business and (iii) 49 small jet and prop aircraft (which include primarily Lear jets, Beechcraft and Convairs) in air freight and/or air passenger charter service.

AIR FREIGHT MARKET

     According to the Boeing Report, the world air cargo market grew at an average rate of more than 8% per year from 1970 to 1995 as measured in revenue ton kilometers, more than 2.5 times the growth rate of world gross domestic product. Also, according to the Boeing Report, the world air freight market is expected to grow at 6.7% annually through 2015. Management believes this projected growth in the world air freight market will be fueled by many factors, including economic growth, relaxation of international trade barriers, increasingly time-sensitive product delivery schedules, increased use of "just-in-time" inventory management systems and increasing levels of Internet commerce. In addition, according to the Boeing Report, there is a trend towards shipping freight in dedicated freighter aircraft rather than in cargo space of passenger aircraft.

COMPETITIVE STRENGTHS

     The Company believes that the following factors are competitive strengths and promote strong relationships with its diversified customer base.

     - Established Market Position. The Company, including its predecessors, has provided air freight carrier services for more than 30 years. The Company's extensive fleet and the diversity of its air freight carrier services (scheduled, contract charters and on-demand charters) have enabled it to become a leading U.S. and international air freight carrier. The Company has a diversified customer base, including (i) freight forwarders such as Burlington Air Express, Eagle USA and Emery Worldwide Airlines, (ii) U.S. government agencies such as the U.S. Postal Service and the U.S. Military and (iii) businesses such as General Motors and Boeing.

     - Attractive Fleet Characteristics. The Company believes that it has been successful in purchasing and modifying aircraft for its own fleet at favorable costs. The aircraft in the Company's fleet range from Boeing 747s to prop aircraft, enabling the Company to provide its customers with the aircraft type best suited to their particular transportation needs. The size and diversity of its fleet also allows the

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       Company to deploy aircraft among its three air freight carrier service lines in a manner which improves fleet utilization.

     - Broad Service Capabilities. The Company believes that its air freight carrier services are attractive to its customers for several reasons, including (i) its history of providing reliable service, (ii) its ability to provide time-definite air transportation of almost any type or size of freight to most destinations worldwide upon short notice, (iii) its ability to manage critical freight shipments in North America from pick-up through delivery and (iv) its ability to provide its customers with real time updates of aircraft location and progress. In addition, the Company is able to coordinate its domestic and international scheduled services to offer customers reliable freight delivery service to and from North America and the Pacific Rim and Central and South America. The Company's capabilities are enhanced by its management information systems which enable the Company to continually monitor its flight operations, thereby facilitating aircraft and flight crew scheduling.

GROWTH STRATEGIES

     The Company's revenue has grown significantly over the last several years and the Company believes it can continue to increase revenues through the following opportunities:

     - Expansion of ACMI Charter Business. The Company believes there are, and will continue to be, opportunities to obtain ACMI contracts with international air carriers due to the projected shortage of wide-body aircraft needed to service those carrier's markets. The Company plans to focus its expansion efforts in the European, South American and Asia/Pacific markets and to connect route systems in those markets with its scheduled North American route systems. The Company recently acquired three used Boeing 747s, one of which is currently being converted to freighter configuration. The Company expects to convert the remaining two recently acquired Boeing 747s to freighter configuration during 1998.

     - Expansion of On-Demand Charter Business. The Company believes there are significant opportunities to grow its on-demand charter business because of continuing demand for expedited air freight services, especially in the case of "just-in-time" inventory systems and other time sensitive shipments. In addition to improving the utilization of the Kalitta Companies' aircraft, the Company anticipates purchasing additional aircraft to capitalize on this expected growth.

     - Expansion of Third Party Maintenance Services. The Company is one of the few dedicated air freight carriers in the world capable of maintaining and repairing aircraft which range in size from Boeing 747s to prop aircraft. Although the Company currently provides aircraft maintenance services to several customers, including Lufthansa, the Company intends to significantly increase marketing of its third party maintenance services. In particular, the Company intends to focus on marketing jet engine overhauls and maintenance, for which management believes there is a trend toward a limited number of service providers.

     - Expansion of Scheduled Freight Business. Because of the growth in the amount of freight shipped through its scheduled overnight freight hub in Terre Haute, Indiana, the Company anticipates moving its hub from Terre Haute to a new facility in Fort Wayne, Indiana in the spring of 1999. This new facility is expected to have nearly twice the sorting capacity of the Terre Haute, Indiana facility. In addition, the new facility is designed to improve productivity by reducing the time to load and unload aircraft and by decreasing sorting times.

     - Strategic Acquisitions. The Company will, from time to time, pursue acquisitions that enable it to (i) acquire complementary aircraft at favorable costs, (ii) expand its operations in selected geographic areas or (iii) achieve other strategic or operational benefits.

RECENT FINANCIAL PERFORMANCE OF THE KALITTA COMPANIES

     The Kalitta Companies posted net losses in 1996 and for the first nine months of 1997 and sustained a negative gross profit of $7.5 million for the first six months of 1997. In addition, based on preliminary

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unaudited financial information, during the period October 1, 1997 through
November 18, 1997 (the day immediately preceding the consummation of the Merger), the Kalitta Companies posted net losses of $9.1 million. The Kalitta Companies' management believes that the recent negative financial performance can be attributed to a number of factors, including (i) the incurrence of abnormally high engine overhaul expenses due to Federal Aviation Administration Airworthiness Directives ("Directives"), (ii) the loss of revenue resulting from the effective grounding of two Boeing 747s in January 1996 due to a series of Directives, (iii) the incurrence principally in 1997 of start-up costs associated with establishing the Kalitta Companies' wide-body passenger charter business, (iv) the incurrence of costs to add and maintain flight crews in anticipation of increased air freight carrier business which has not yet materialized in part due to delays in acquiring aircraft and (v) lower revenues from the U.S. Military. The Company's management intends to focus on meeting profit objectives in day-to-day operations and believes the Kalitta Companies' recent financial performance can be substantially improved, although there can be no assurance in this regard. See "Risk Factors -- Recent Financial Performance of the Kalitta Companies."

                      THE MERGER AND RELATED TRANSACTIONS

PURCHASE OF BOEING 727S FROM THE KALITTA COMPANIES

     In September 1997, prior to the Merger, the Kalitta Companies sold to Kitty Hawk for $51 million 16 Boeing 727 aircraft, comprising 15 aircraft in freighter configuration and one aircraft in passenger configuration. As part of the transaction, the Kalitta Companies assigned to Kitty Hawk all of their customer contracts relating to the aircraft sold. In connection with the sale of these Boeing 727 aircraft, Kitty Hawk entered into a three year ACMI contract with the Kalitta Companies to furnish six Boeing 727s to the Kalitta Companies and one Boeing 727 to American International Cargo ("AIC"), a general partnership in which one of the Kalitta Companies owns a 60% interest.

THE MERGER

     On September 22, 1997, Kitty Hawk and certain of its subsidiaries, Mr. Christopher, the Kalitta Companies and Mr. Kalitta entered into an Agreement and Plan of Merger, which was subsequently amended (as so amended, the "Merger Agreement"). Pursuant to the Merger Agreement, on November 19, 1997, separate subsidiaries of Kitty Hawk were merged with and into each of the Kalitta Companies, with each of the respective Kalitta Companies surviving the Merger as a direct, wholly owned subsidiary of Kitty Hawk. In connection with the Merger, the outstanding shares of capital stock of four of the Kalitta Companies were converted, in the aggregate, into the right to receive 4,099,150 shares of the Company's Common Stock and the outstanding shares of the remaining Kalitta Company were converted into the right to receive $20 million cash.

THE COMMON STOCK OFFERING

     Concurrently with the Merger, the Company consummated a 3,000,000 share Common Stock Offering at $19 per share. Of the 3,000,000 shares offered in the Common Stock Offering, 2,200,000 shares were sold by the Company and 800,000 shares were sold by certain stockholders of the Company (the "Selling Stockholders"). The Company did not receive any of the net proceeds from the sale of shares of Common Stock by the Selling Stockholders.

NEW CREDIT FACILITY AND TERM LOAN

     Concurrently with the consummation of the Transactions, the Company entered into a new senior secured revolving credit facility providing for borrowings of up to $100 million, subject to a current borrowing base limitation of approximately $28.7 million (the "New Credit Facility"), and a new $45.9 million term loan (the "Term Loan") with Wells Fargo Bank (Texas), National Association ("WFB"), individually and as agent for other lenders. The New Credit Facility and Term Loan are secured by accounts receivable, all spare parts (including rotables), inventory, intangibles and contract rights, cash, 16 Boeing 727 aircraft and related

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


engines acquired by Kitty Hawk from the Kalitta Companies prior to the Merger in September 1997, the stock of each of the Company's subsidiaries and the Company's 60% interest in AIC. In addition, the New Credit Facility and Term Loan are guaranteed by each of the Company's subsidiaries (other than AIC). As of January 31, 1998, there was no outstanding balance under the New Credit Facility and a balance of approximately $45.9 million under the Term Loan.


                             THE OLD NOTE OFFERING

The Old Notes..............  The Old Notes were sold by the Company on November
                             19, 1997 to the Placement Agents pursuant to a Placement Agreement. The Placement Agents resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights
Agreement..................  In connection with the Old Note Offering, the
                             Company entered into a Registration Rights
                             Agreement with the Placement Agents, among others, which grants the holders of the Old Notes certain registration rights. The Exchange Offer is intended to satisfy such rights, which terminate upon consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or in certain other circumstances, the Company has agreed to file a shelf registration statement covering resales of Registrable Securities (as defined in the Registration Rights Agreement).

                               THE EXCHANGE OFFER

     The Exchange Offer applies to the entire $340 million aggregate principal amount of the Old Notes. The form and terms of the New Notes are identical to the form and terms of the Old Notes, except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act, while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. See "Description of Notes."

The Exchange Offer.........  The Company is hereby offering to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted. As of the date hereof, Old Notes representing an aggregate principal amount of $340 million are outstanding. Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the New Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof who is not an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
                             Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that these conditions have been met. The Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission's staff would make a similar determination with respect to this Exchange Offer. Each broker-dealer that receives New Notes for its

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

                             own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange
                             Offer -- Purpose and Effect" and "Plan of
                             Distribution."


Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on March 20, 1998, unless the Exchange Offer is extended by the Company in its sole discretion, in which case, the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.


Withdrawal Rights..........  The tender of Old Notes pursuant to the Exchange
                             Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New Notes
and Old Notes..............  Interest on each New Note will accrue from the date of issuance of the Old Note for which the New Note is exchanged. No interest will be paid on Old Notes which are exchanged for New Notes, and holders of Old Notes which are exchanged for New Notes will be deemed to have waived the right to receive interest accrued thereon to the date of exchange.

Conditions to the Exchange
  Offer....................  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Company. See "The Exchange Offer -- Conditions."


Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or a copy thereof, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth herein. Persons holding Old Notes through DTC and wishing to accept the Exchange Offer must do so pursuant to DTC's Automated Tender Offer Program, by which each tendering Participant (as defined) will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each holder will represent to the Company that, among other things,
                             (i) any New Notes to be received by such holder in connection with the Exchange Offer will be acquired by such holder in the ordinary course of its business and (ii) such holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or any Guarantor. If the holder is not a broker-dealer, such holder will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes and has no arrangement with any person to participate in the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

                             Pursuant to the Registration Rights Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if applicable law or SEC staff interpretations otherwise prevent registration of the New Notes pursuant to the Exchange Offer. See "The Exchange Offer -- Purpose and Effect."

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Exchange Agent.............  Bank One, N.A. is serving as Exchange Agent in connection with the Exchange Offer and is also serving as Trustee under the Indenture.

Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer will not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."

Effect of Not Tendering....  Old Notes that are eligible for exchange in the
                             Exchange Offer, but are not tendered or are tendered but not accepted will, following the completion of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.

Global Note................  The New Notes will be issued in fully registered form and are expected to initially be represented by one or more Global New Notes, registered in the name of DTC or its nominee and deposited with DTC. Holders of beneficial interests in the Global New Notes will not be considered the owners or holders of any New Notes under the Global New Notes or the Indenture for any purpose. Holders of beneficial interests in the Global New Notes may be unable to transfer or pledge their interest in the Global New Notes if physical delivery is required. Payments by DTC Participants (as defined) and DTC Indirect Participants (as defined) to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the DTC Participants or DTC Indirect Participants and not the Company or the Trustee. See "Exchange Offer -- Book Entry Transfer."

                             TERMS OF THE NEW NOTES

Securities Offered.........  $340 million principal amount of 9.95% Senior
                             Secured Notes Due 2004, issued by the Company.

Maturity...................  November 15, 2004.

Interest...................  The New Notes will bear interest from the date of issuance of the Old Notes at a rate of 9.95% per annum. Interest on the New Notes will be payable in cash, semiannually in arrears on each May 15 and November 15, commencing May 15, 1998. See "Description of Notes" for a description of the circumstances under which the interest rate on the Notes may be increased.

Collateral.................  All amounts payable pursuant to the Notes will be secured by, among other things, a security interest in certain aircraft (the "Aircraft") owned by the Company, including nine Boeing 747s, eight Lockheed L-1011s and thirteen Boeing 727s (collectively, the "Collateral"). Independent appraisers have attributed an initial aggregate value to the Aircraft of approximately $441 million in October 1997. See "Description of Notes -- Collateral."


Escrow Account.............  The Company has purchased and pledged to the
                             Trustee under the Indenture, as security for the benefit of the holders of both New Notes and Old Notes, approximately $16.4 million of Pledged Securities (as defined herein) consisting of U.S. government securities, which the Company expects to use to pay a portion of the estimated $25.4 million cost to modify two recently acquired Boeing 747s to freighter configuration in 1998. These two Boeing 747s are included in the Collateral. See
                             "Business -- Aircraft Fleet -- Acquisition of Boeing 747s" and "Description of Notes -- Escrow Account."


Optional Redemption........  On or after November 15, 2001, the New Notes are redeemable at the option of the Company, in whole or in part, at any time or from time to time at the redemption prices set forth herein. In addition, prior to November 15, 2000, up to 35% of the aggregate principal amount of the New Notes may be redeemed with the net cash proceeds of one or more Public Equity Offerings (as defined) at the redemption price set forth herein; provided that at least $150 million in principal amount of the New Notes remain outstanding. See "Description of Notes -- Optional Redemption."

Ranking....................  The New Notes will be senior secured obligations of the Company, ranking senior in right of payment to all subordinated indebtedness of the Company and, except with respect to collateral, pari passu in right of payment with other unsubordinated indebtedness of the Company. Lenders under the New Credit Facility and Term Loan have prior claims with respect to the Company's accounts receivable, all spare parts (including rotables), inventory, intangibles and contract rights, cash, 16 Boeing 727s and related engines acquired from the Kalitta Companies prior to the Merger, the stock of each of the Company's subsidiaries and the Company's 60% interest in AIC. In addition, the New Credit Facility and Term Loan are guaranteed by each of the Company's subsidiaries (other than AIC). The New Credit Facility and Term Loan will effectively rank senior in right of payment to the claims of holders of the New Notes with respect to such assets. At September 30, 1997, on a pro forma basis, after giving effect to the Transactions and the Refinancings, on a consolidated basis the Company would have had outstanding approximately $396 million of indebtedness, including approximately $55.9 million of other secured indebtedness (consisting of the Term Loan and approximately $10 million of other indebtedness) and no subordinated indebtedness. The Company would also have had approximately $28.7 million in unused senior secured borrowing capacity under its New Credit Facility. See "Description of Notes."

Guarantees.................  All payments with respect to the New Notes are guaranteed (the "Note Guarantees") on a senior basis by each of the wholly owned subsidiaries of the Company (the "Guarantors"). The Guarantors include all of the Company's subsidiaries except AIC. The Note Guarantees will rank senior in right of payment to any subordinated indebtedness and, except with respect to collateral, pari passu with all existing and future unsubordinated indebtedness of the Guarantors.

Change of Control..........  Upon a Change of Control (as defined herein), the
                             Company is required to make an offer to purchase the New Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued interest, if any. See "Description of Notes -- Repurchase of Notes Upon a Change of Control."

Certain Covenants..........  The Indenture contains certain covenants that, subject to certain exceptions, restrict the ability of the Company and the Guarantors to make certain restricted payments, incur Indebtedness (as defined herein), create certain liens, sell assets, engage in transactions with Affiliates (as defined herein), and, with respect to the Company, merge or consolidate with other entities. See "Description of Notes -- Covenants."

Book-Entry; Delivery
  and Form.................  New Notes will initially be represented by one or more Global New Notes registered in the name of a nominee of DTC. Beneficial interests in the Global New Notes will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC with respect to its participants. See "Description of Notes -- Book-Entry; Delivery and Form."

                                  RISK FACTORS

     For a discussion of certain factors that should be considered by perspective investors in connection with an investment in the New Notes, see "Risk Factors."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The following summary historical financial and operating data and pro forma financial and operating data, giving effect to the Transactions and Refinancings as if they occurred on January 1, 1996 and, in the case of balance sheet data, as if they occurred on September 30, 1997, should be read in conjunction with Kitty Hawk's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and the Kalitta Companies' Combined Financial Statements and Notes thereto included elsewhere in this Prospectus as well as the information appearing in "Unaudited Pro Forma Combined Financial Information," "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The exchange of the New Notes for the Old Notes would have no effect on the pro forma information.

     The pro forma results have not been adjusted to eliminate abnormally high engine overhaul expenses associated with responding to certain Directives, costs incurred to add and maintain flight crews in anticipation of increased air freight carrier business which has not yet materialized in part due to delays in acquiring aircraft and start-up costs associated with establishing the Kalitta Companies' wide-body passenger charter business. In addition, although approximately $39.6 million of the net proceeds from the sale of the Old Notes were used to purchase two Boeing 747s and an additional approximately $16.4 million of such proceeds will be used to pay a portion of the estimated $25.4 million cost to modify these Boeing 747s to freighter configuration (see "Use of Proceeds" and "Business -- Aircraft Fleet -- Acquisition of Boeing 747s"), no adjustments have been made to reflect revenues or operating costs expected to be generated by these aircraft. The Company experiences its lowest quarterly revenue and profitability during the first quarter of the calendar year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

                                                                    YEAR ENDED DECEMBER 31, 1996
                                                     -----------------------------------------------------------
                                                             HISTORICAL
                                                     --------------------------               PRO FORMA
                                                                       KALITTA       ---------------------------
                                                     KITTY HAWK(1)    COMPANIES      ADJUSTMENTS        COMBINED
                                                     -------------    ---------      -----------        --------
                                                                (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Air freight carrier..............................    $ 55,504       $388,193        $ (5,432)         $438,265
  Air logistics....................................      77,168             --              --            77,168
  Maintenance and other............................          --         36,348(2)           --            36,348
                                                       --------       --------        --------          --------
Total revenues.....................................     132,672        424,541          (5,432)          551,781
Gross profit (loss)................................      23,874         44,395          (1,436)           66,833
Stock option grants to executives..................       4,231(3)          --              --             4,231
Operating income (loss)............................       9,457         21,495          (1,436)           29,516
Interest expense...................................      (2,062)       (21,632)        (16,632)          (40,326)(4)
Minority interest..................................          --         (1,146)             --            (1,146)
Income (loss) before income taxes..................       7,686            (17)        (18,068)          (10,399)
Net income (loss)..................................    $  4,648(3)    $    (17)(5)    $(15,030)         $(10,399)
Net income (loss) per share........................    $   0.55(3)          --              --          $  (0.70)
Weighted average common and common equivalent
  shares outstanding...............................       8,477             --           6,299            14,776
OTHER FINANCIAL DATA:
Capital expenditures...............................    $ 47,159       $ 53,413        $     --          $100,572
Adjusted EBITDA(6).................................    $ 22,372       $ 53,586        $  3,771(7)       $ 79,729
Ratio of adjusted EBITDA to total interest
  expense..........................................        10.8x           2.4x             --               2.0x
Ratio of earnings to fixed charges.................         4.5x           1.0x(8)          --                --(8)
OPERATING DATA:
Aircraft owned (at end of period)..................          25             95                (2)(9)         118
Flight hours(10)...................................      21,587         91,690              --           113,277

                                                                  NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                        --------------------------------------------------------
                                                              HISTORICAL
                                                        -----------------------               PRO FORMA
                                                                       KALITTA       ---------------------------
                                                        KITTY HAWK    COMPANIES      ADJUSTMENTS        COMBINED
                                                        ----------    ---------      -----------        --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Air freight carrier.................................   $ 55,789     $302,345         $(4,942)         $353,192
  Air logistics.......................................     45,878           --              --            45,878
  Maintenance and other...............................         --      23,2999(2)           --            23,299
                                                         --------     --------         -------          --------
Total revenues........................................    101,667      325,644          (4,942)          422,369
Gross profit..........................................     21,554       10,441          11,799            43,774
Operating income (loss)...............................     12,843       (9,040)         11,799            15,582
Interest expense......................................     (1,809)     (19,740)         (8,696)          (30,245)(4)
Minority interest.....................................         --       (1,859)             --            (1,859)
Income (loss) before income taxes.....................     11,613      (30,742)          3,083           (16,046)
Net income (loss).....................................   $  6,968     $(30,742)(5)     $ 7,728          $(16,046)
Net income (loss) per share...........................   $   0.67           --              --          $  (0.96)
Weighted average common and common equivalent shares
  outstanding.........................................     10,452           --           6,299            16,751
OTHER FINANCIAL DATA:
Capital expenditures..................................   $ 99,575     $ 54,509         $    --          $154,084
Adjusted EBITDA(6)....................................   $ 21,039     $ 16,159         $15,629(7)       $ 52,827
Ratio of adjusted EBITDA to total interest expense....       11.6x          --(11)                           1.7x
Ratio of earnings to fixed charges....................        5.3x          --(8)                             --
OPERATING DATA:
Aircraft owned (at end of period).....................         42           84                (2)(9)         124
Flight hours(10)......................................     21,912       70,721                            92,633

                                                                            SEPTEMBER 30, 1997
                                                          ------------------------------------------------------
                                                                 HISTORICAL
                                                          ------------------------             PRO FORMA
                                                                          KALITTA      -------------------------
                                                          KITTY HAWK     COMPANIES     ADJUSTMENTS      COMBINED
                                                          ----------     ---------     -----------      --------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency)............................   $    103      $(233,073)(12)  $335,802       $102,831
Total assets............................................    176,801       400,476        118,263         695,540
Total debt..............................................     81,047       255,093         60,060         396,200
Stockholders' equity....................................   $ 65,241      $ 35,650       $ 63,820        $164,711

---------------
 (1) On December 4, 1996, Kitty Hawk changed its fiscal year end to December 31 from August 31. The financial and operating data presented above is based on the unaudited twelve month period ended December 31, 1996.
 (2) Includes revenues from related parties. See "Certain Transactions" and Note 8 of Notes to Combined Financial Statements of the Kalitta Companies.
 (3) Includes nonrecurring grants of stock options to two executive officers that resulted in a charge to earnings of approximately $4,231. Had these grants of stock options not occurred, net income for the twelve months ended December 31, 1996 would have been approximately $7,187 and net income per share would have been $0.85. See "Management -- Stock Option Grants."
 (4) Pro forma interest expense is based upon a rate of 9.95% on the Notes and assumes a rate of 8.8% on the Term Loan. Each 1/4 percentage point change in the interest rate on the Term Loan results in a change in interest expense of $115 for 1996 and $86 for the nine months ended September 30, 1997.
 (5) Prior to the Merger, the Kalitta Companies filed income tax returns under Subchapter S of the U.S. Federal Income Tax Code. Therefore, all taxable income or losses of each of the Kalitta Companies have passed through to the sole shareholder of the Kalitta Companies.
 (6) Adjusted EBITDA represents net income (loss) before income tax expense, interest expense, depreciation, amortization (and, with respect to the Kalitta Companies, minority interest) and certain items described below. Kitty Hawk's adjusted EBITDA excludes approximately $4,231 from stock options granted to executives in fiscal year 1996. The Kalitta Companies' adjusted EBITDA excludes gains and losses from dispositions of aircraft held for resale in each period presented (see "Selected Financial and Operating Data -- The Kalitta Companies") and approximately $1,123 from a gain from settlement of a contract dispute in 1996 and a gain on an insurance settlement of approximately $542 for the nine months ended September 30, 1997. Adjusted EBITDA is presented because it is a financial indicator of the Company's ability to incur and service debt. However, adjusted EBITDA is not calculated under generally accepted accounting principles ("GAAP"), is not necessarily comparable to similarly titled measures of other companies and should not be considered in isolation, as a substitute for operating income, net income or cash flow data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.
 (7) Includes the effect of eliminating the gross profit on the Hawker Sale (as defined), conforming the Kalitta Companies' aircraft maintenance policy to that of Kitty Hawk and decreasing insurance costs for the combined fleet.
 (8) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) prior to income tax expense (benefit) (and, with respect to the Kalitta Companies, minority interest) and fixed charges (less capitalized interest). Fixed charges consist of capitalized interest, interest expense, amortization of debt expense and one-third of rental payments on operating leases (such factor having been deemed by the Company to represent the interest portion of such payments). The Kalitta Companies' historical earnings were not sufficient to cover fixed charges by approximately $28,883 for the nine months ended September 30, 1997. On a pro forma basis, the Company's earnings would not have been sufficient to cover fixed charges by $9,815 for 1996 and $14,187 for the nine months ended September 30, 1997.
 (9) Includes the effect of the Hawker Sale and the sale of one Boeing 727-100 which the Company is currently negotiating to sell.
(10) As reported to the Federal Aviation Administration. Flight hours reported are less than block hours, which also include the time an aircraft is operating under its own power whether or not airborne. The Company generally bills its customers on a block hour basis.
(11) For the nine months ended September 30, 1997, the Kalitta Companies' adjusted EBITDA was $16,159 and interest expense was $19,740, resulting in a failure to cover interest expense.
(12) Includes long-term debt and notes payable reclassified as current $160,058 at September 30, 1997.

         SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA OF KITTY HAWK

     The summary historical financial and operating data below represents financial information of Kitty Hawk and its subsidiaries for each of the fiscal years indicated in the five year period ended August 31, 1996 and the nine months ended September 30, 1996 and 1997, which information was derived from the audited consolidated financial statements of Kitty Hawk for each of the fiscal years indicated in the five year period ended August 31, 1996 and from the unaudited condensed consolidated financial statements of Kitty Hawk for the nine months ended September 30, 1996 and 1997. Operating results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of results that may be expected for a calendar year. In the opinion of management of Kitty Hawk, the selected statement of operations data presented as of and for the nine months ended September 30, 1996 and 1997, which are derived from Kitty Hawk's unaudited Consolidated Financial Statements appearing elsewhere in this Prospectus, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. On December 4, 1996, Kitty Hawk changed its fiscal year end from August 31 to December 31.

                                                                                                         NINE MONTHS
                                                                                                            ENDED
                                                             FISCAL YEAR ENDED AUGUST 31,               SEPTEMBER 30,
                                                    -----------------------------------------------   -----------------
                                                     1992      1993      1994      1995      1996      1996      1997
                                                    -------   -------   -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Air freight carrier.............................  $ 6,760   $12,939   $28,285   $41,117   $52,922   $39,615   $55,789
  Air logistics...................................   45,893    52,840    79,415    62,593    89,493    43,144    45,878
                                                    -------   -------   -------   -------   -------   -------   -------
Total revenues....................................   52,653    65,779   107,700   103,710   142,415    82,759   101,667
Gross profit......................................    4,188    10,578    14,749    18,178    23,515    13,932    21,554
Stock option grants to executives(1)..............       --        --        --        --     4,231     4,231        --
Operating income..................................    1,258     5,934     8,004     9,345     9,034     2,377    12,843
Interest expense..................................     (157)     (134)     (343)   (1,185)   (1,859)   (1,530)   (1,809)
Net income........................................  $ 1,013   $ 4,105   $ 5,261   $ 4,416   $ 4,109   $   251   $ 6,968
Net income per share..............................  $  0.12   $  0.52   $  0.66   $  0.55   $  0.52   $  0.03   $  0.67
Weighted average common and common equivalent
  shares outstanding..............................    8,671     7,968     7,968     7,968     7,928     7,891    10,452
OTHER FINANCIAL DATA:
Capital expenditures..............................  $ 3,019   $ 1,318   $13,876   $17,929   $33,538   $31,367   $99,575
Adjusted EBITDA(2)................................  $ 2,149   $ 7,104   $ 9,507   $12,839   $19,840   $10,582   $21,039
Ratio of adjusted EBITDA to interest expense......     13.7x     53.0x     27.7x     10.8x     10.7x      6.9x     11.6x
Ratio of earnings to fixed charges(3).............      7.9x     33.6x     20.6x      6.9x      4.4x      1.3x      5.3x
OPERATING DATA:
Aircraft owned (at end of period).................       11        10        15        22        25        25        42
Flight hours(4)...................................    3,567     7,030    11,795    15,183    20,237    15,628    21,912
Number of on-demand charters flown................      292       752     1,182     1,238     1,918     1,182       911
Number of ACMI contract charters
  flown...........................................      655     1,314     1,734     2,601     3,514     2,818     3,883
Number of on-demand charters managed(5)...........    8,708     9,748    16,713    14,198    19,578    11,607    10,640

---------------
(1) Results for fiscal year ended August 31, 1996 and nine months ended September 30, 1996 lack comparability to other periods because such periods include nonrecurring grants to two executive officers of stock options that resulted in a charge to earnings of approximately $4,231. Had these grants of stock options not occurred, net income for the fiscal year ended August 31, 1996 and the nine months ended September 30, 1996, would have been approximately $6,648 and $2,790, respectively, and net income per share would have been $0.84 and $0.35, respectively. See "Management -- Stock Option Grants."
(2) Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation, amortization and certain items described below. Adjusted EBITDA excludes approximately $4,231 from stock options granted to executives in 1996 and approximately $725 and $1,178 in contract settlements in fiscal 1993 and 1994, respectively. Adjusted EBITDA is presented because it is a financial indicator of Kitty Hawk's ability to incur and service debt. However, adjusted EBITDA is not calculated under GAAP, is not necessarily comparable to similarly titled measures of other companies and should not be considered in isolation, as a substitute for operating income, net income or cash flow data prepared in accordance with GAAP or as a measure of Kitty Hawk's profitability or liquidity.
(3) In calculating the ratio of earnings to fixed charges, earnings consist of income prior to income tax expense and fixed charges (less capitalized interest). Fixed charges consist of capitalized interest, interest expense, amortization of debt expense and one-third of rental payments on operating leases (such factor having been deemed by Kitty Hawk to represent the interest portion of such payments).
(4) As reported by Kitty Hawk to the Federal Aviation Administration. Flight hours reported are less than block hours, which also include the time an aircraft is operating under its own power whether or not airborne. Kitty Hawk generally bills its customers on a block hour basis.
(5) Includes on-demand charters flown by Kitty Hawk aircraft.

                     SUMMARY HISTORICAL COMBINED FINANCIAL
                  AND OPERATING DATA OF THE KALITTA COMPANIES

     The summary historical combined financial and operating data below represents financial information of the Kalitta Companies for each of the fiscal years indicated in the five year period ended December 31, 1996 and the nine months ended September 30, 1996 and 1997 which information was derived from the audited combined financial statements of the Kalitta Companies for each of the fiscal years indicated in the five year period ended December 31, 1996 and from the unaudited combined financial statements of the Kalitta Companies for the nine months ended September 30, 1996 and 1997. The selected statement of operations data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited Combined Financial Statements of the Kalitta Companies, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. Operating results for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of results that may be expected for a calendar year.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                 YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                   ---------------------------------------------------   -------------------
                                                    1992       1993       1994       1995       1996       1996       1997
                                                   -------   --------   --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Air freight carrier............................  $95,144   $194,525   $298,081   $359,404   $388,193   $275,212   $302,345
  Maintenance and other(1).......................    2,606      5,584      7,449     14,279     36,348     25,801     23,299
                                                   -------   --------   --------   --------   --------   --------   --------
Total revenues...................................   97,750    200,109    305,530    373,683    424,541    301,013    325,644
Gross profit.....................................   12,870     34,323     54,023     26,010     44,395     30,054     10,441
Operating income (loss)..........................    7,081     23,222     38,519      2,471     21,495     12,314     (9,040)
Interest expense, net............................   (4,396)    (6,745)    (8,007)   (14,749)   (21,632)   (15,755)   (19,740)
Minority interest................................     (424)    (1,458)    (2,758)    (3,092)    (1,146)      (908)    (1,859)
Net income (loss)(2).............................  $ 5,161   $ 16,543   $ 30,593   $  4,486   $    (17)  $ (2,786)  $(30,742)
UNAUDITED PRO FORMA DATA:
Unaudited pro forma net income (loss)(3).........  $ 3,200   $ 10,257   $ 18,968   $  2,781   $    (17)  $ (2,786)  $(30,742)
OTHER FINANCIAL DATA:
Capital expenditures.............................  $55,863   $ 20,468   $ 77,832   $153,719   $ 53,413   $ 43,598   $ 54,509
Adjusted EBITDA(4)...............................  $16,080   $ 35,645   $ 52,328   $ 23,443   $ 53,586   $ 36,723   $ 16,159
Ratio of adjusted EBITDA to total interest
  expense(5).....................................     3.7x       5.3x       6.4x       1.6x       2.4x       2.3x         --
Ratio of earnings to fixed charges(6)............     2.0x       2.4x       3.3x       1.2x       1.0x         --         --
OPERATING DATA:
Aircraft owned(at end of period).................       52         57         82         91         95         94         84
Flight hours(7)..................................   39,404     55,220     76,346     84,058     91,690     66,858     70,721

---------------
(1) Includes revenues from related parties. See "Certain Transactions" and Note 8 of Notes to Combined Financial Statements of the Kalitta Companies.
(2) The Kalitta Companies filed income tax returns under Subchapter S of the U.S. Federal Income Tax Code. Therefore, all taxable income or losses of the Kalitta Companies have passed through to the sole shareholder of the Kalitta Companies.
(3) Represents net income adjusted for approximate federal and state income taxes (by applying statutory rates) assuming the Kalitta Companies had been subject to tax as a C corporation. No tax benefit has been provided for 1996 and for the nine months ended September 30, 1996 and 1997 due to the uncertainty of the Kalitta Companies' ability to recover such benefits.
(4) Adjusted EBITDA represents net income (loss) before minority interest, interest expense (net of capitalized interest), depreciation, amortization and certain items described below. Adjusted EBITDA excludes approximately $8,148 and $542 from gains on insurance settlements in 1995 and the nine months ended September 30, 1997, respectively, $1,123 from a gain from settlement of a contract dispute in 1996 and the nine months ended September 30, 1996 and net gains from disposition of aircraft held for resale in each period presented. Adjusted EBITDA is presented because it is a financial indicator of the Kalitta Companies' ability to incur and service debt. However, adjusted EBITDA is not calculated under GAAP, is not necessarily comparable to similarly titled measures of other companies and should not be considered in isolation, as a substitute for operating income, net income or cash flow data prepared in accordance with GAAP or as a measure of the Kalitta Companies' profitability or liquidity.
(5) For the nine months ended September 30, 1997, the Kalitta Companies' adjusted EBITDA was $16,159 and interest expense was $19,740, resulting in a failure to cover interest expense.
(6) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before minority interest and fixed charges (less capitalized interest). Fixed charges consist of capitalized interest, interest expense, amortization of debt expense and one-third of rental payments on operating leases (such factor having been deemed by the Kalitta Companies to represent the interest portion of such payments). Earnings were not sufficient to cover fixed charges by approximately $2,412 and $28,883 for the nine months ended September 30, 1996 and September 30, 1997, respectively.
(7) As reported to the Federal Aviation Administration. Flight hours reported are less than block hours, which also include the time an aircraft is operating under its own power whether or not airborne. The Kalitta Companies generally bill customers on a block hour basis.

                                  RISK FACTORS

     An investment in the New Notes offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors relating to the Company and the New Notes before making an investment. This Prospectus contains forward-looking statements which involve risk and uncertainties. The discussions set forth below constitute cautionary statements regarding important matters that could cause actual results to differ significantly from the results discussed in the forward-looking statements. If the Company should experience the adverse effects of any of these risks, it could have a material adverse effect on the Company and its ability to make payments on the Notes. In this Prospectus, unless otherwise indicated, the term "Notes" includes both the Old Notes and the New Notes.

                             COMPANY RELATED RISKS

ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes were sold pursuant to an exemption from the registration requirements of the Securities Act and their transfer is subject to certain restrictions under the Securities Act. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to such transfer restrictions on the Old Notes. The Company currently does not anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

RISKS ASSOCIATED WITH EXCHANGE OFFER PROCEDURES

     The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     The Company incurred substantial indebtedness through the issuance of the Old Notes and contemporaneously with the issuance thereof entered into the New Credit Facility, which allows for revolving borrowings of up to $100 million, subject to a current borrowing base limitation of approximately $28.7 million. See "Description of Other Indebtedness." In addition, Kitty Hawk entered into the Term Loan to refinance a $45.9 million loan which was incurred in September 1997 in connection with the acquisition of 16 Boeing 727s from the Kalitta Companies. See "Description of Other Indebtedness." As of September 30, 1997, after giving effect to the Transactions and Refinancings, on a pro forma basis, the Company's total indebtedness would have been approximately $396 million (substantially all of which would have been secured) and its stockholders' equity would have been approximately $165 million. On a pro forma basis, assuming the Transactions and Refinancings had occurred at the beginning of each of the following fiscal periods, earnings would not have been sufficient to cover fixed charges by approximately $9.8 million and $14.2 million for 1996 and for the nine months ended September 30, 1997, respectively. At January 31, 1998, there was no outstanding balance under the New Credit Facility and a balance of approximately $45.9 million under the Term Loan. The Indenture pursuant to which the Old Notes were issued, and the New Notes will be issued, permits the Company to incur substantial amounts of additional indebtedness, including an unlimited amount to acquire aircraft and aircraft-related assets. The Company's Term Loan and the New Credit Facility mature prior to the maturity date of the Notes.

     The degree to which the Company is leveraged could have important consequences to holders of the New Notes, including (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available to the Company for other purposes; and (iii) the Company's substantial leverage may place the Company at a competitive disadvantage, hinder its ability to adjust rapidly to changing market conditions and make it more vulnerable in the event of a downturn in general economic conditions or its business or in the event of a strike or other labor problems at one of its significant customers.

     The Company's ability to make scheduled principal and interest payments or to refinance its indebtedness (including the New Notes) will depend on its future financial performance, which to a certain extent will be subject to economic, financial, competitive and other factors beyond its control. Based upon the Company's current operations and anticipated growth, management believes that future cash flows from operations, together with (i) the proceeds derived from the Old Note Offering and the Common Stock Offering and (ii) available borrowings under the New Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures and scheduled principal and interest payments for at least the next twelve months. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations to service its indebtedness and make necessary capital expenditures. If unable to do so, the Company may be required to refinance all or a portion of its indebtedness, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be possible, that any assets could be sold (or, if sold, of the timing of such sales and the amount of proceeds realized therefrom) or that additional financing could be obtained, any of which could have a material adverse effect on the Company and its ability to make payments on the Notes.

RECENT FINANCIAL PERFORMANCE OF THE KALITTA COMPANIES

     The Kalitta Companies' operations constitute a majority of the combined operations of the Company. For 1996 and the first nine months of 1997, the financial operating results of the Kalitta Companies have shown a significant negative trend. In 1996, the Kalitta Companies reported a small net loss. For the first nine months of 1997, the Kalitta Companies sustained an operating loss of $9 million and a net loss of $30.7 million and for the first six months of 1997, the Kalitta Companies sustained a negative gross profit of $7.5 million. In addition, based on preliminary unaudited financial information, during the period October 1, 1997 through November 18, 1997 (the day immediately preceeding the consummation of the Merger), the Kalitta Companies posted net losses of $9.1 million. The Kalitta Companies' management believes that the recent negative financial performance can be attributed to a number of factors, including (i) the incurrence of abnormally high jet engine overhaul expenses resulting from the Kalitta Companies compliance with a series of Directives issued in early 1996, (ii) beginning in January 1996, the loss of revenues resulting from the effective grounding of two Boeing 747s pursuant to a series of Directives, (iii) the incurrence principally in 1997 of start-up costs associated with establishing the Kalitta Companies' large aircraft passenger charter business,
(iv) the incurrence of costs to add and maintain flight crews in anticipation of increased air carrier business which has not yet materialized in part due to delays in acquiring aircraft and (v) a decline in revenues from the U.S. Military resulting from a decrease in the air freight-only charter requirements of the U.S. Military and an increase in competition for that business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Kalitta Companies." While the Company believes it is taking steps necessary to improve the Kalitta Companies' financial performance, there can be no assurance that any such improvement will occur or that the Kalitta Companies will become profitable. The failure to improve the financial performance of the Kalitta Companies would have a material adverse effect on the Company and its ability to make payments on the Notes.

RISKS OF BUSINESS INTEGRATION

     There can be no assurance that the Company will be able to successfully integrate the operations of Kitty Hawk and the Kalitta Companies or achieve the aims of the Merger. The benefits of the Merger require (i) the integration of administrative, finance, purchasing, dispatching, maintenance, sales and marketing organizations, (ii) the coordination of aircraft operations and (iii) the implementation of appropriate operational, financial and management systems and controls. This will require substantial ongoing attention from the Company's management. The failure to successfully integrate Kitty Hawk and the Kalitta Companies would have a material adverse effect on the Company and its ability to make payments on the Notes. Moreover, no assurance can be given that the impact of integrating the Kalitta Companies as presented in such Unaudited Pro Forma Combined Financial Information will be as presented. See "Unaudited Pro Forma Combined Financial Information."

CONTROL BY MESSRS. CHRISTOPHER AND KALITTA

     As of the date hereof, M. Tom Christopher, the Company's Chairman and Chief Executive Officer, beneficially owns 5,948,436 shares, or approximately 35.5% of the outstanding Common Stock, and Conrad A. Kalitta, the Company's Vice Chairman, beneficially owns 4,099,150 shares, or approximately 24.5% of the outstanding Common Stock, of which 650,000 shares are held in escrow to secure Mr. Kalitta's indemnification obligations under the Merger Agreement. As a consequence, the success of the Company depends, in some part, upon the ability of Messrs. Christopher and Kalitta to work together. Prior to the Merger, Messrs. Christopher and Kalitta were competitors and had disagreements, one of which resulted in litigation between Kitty Hawk and the Kalitta Companies. See "Business -- Legal Proceedings -- U.S. Postal Service Contract." Disagreements between Messrs. Christopher and Kalitta in the future could delay or disrupt the Company's operations and have a material adverse effect on the Company and its ability to make payments on the Notes. Messrs. Christopher and Kalitta have entered into a voting agreement that, among other things, provides that for 36 months after the Merger, Messrs. Christopher and Kalitta will vote their shares of Common Stock in favor of director nominees selected by a Nominating Committee or in certain cases, the Board of Directors.

CYCLICALITY AND SEASONALITY

     The Company's services are provided to numerous industries and customers that experience significant fluctuations in demand based on economic conditions and other factors beyond the control of the Company. The demand for the Company's services could be materially adversely affected by downturns in the businesses of the Company's customers. The Company believes a significant percentage of its revenues will continue to be generated from services provided to the U.S. automotive industry, which has historically been a cyclical industry. A contraction in the U.S. automotive industry, a prolonged work stoppage or other significant labor dispute involving that industry, or a reduction in the use of air freight charters by that industry, could have a material adverse effect on the Company and its ability to make payments on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Certain customers of the Company engage in seasonal businesses, especially the U.S. Postal Service, General Motors Corp. ("GM") and other customers in the automotive industry. As a result, the Company's air carrier business and air freight charter logistics business have historically experienced their highest quarterly revenues and profitability during the fourth quarter of the calendar year due to the peak Christmas season activity of the U.S. Postal Service and during the period from June 1 to November 30 when production schedules of the automotive industry typically increase. Consequently, the Company generally experiences its lowest quarterly revenue and profitability during the first quarter of the calendar year. In addition, the Company has provided charter carrier services to the U.S. Military during periods of heightened military activity, such as the Persian Gulf conflict, which has caused its results of operations to fluctuate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality" and "Business."

AVAILABILITY OF FACILITIES

     The Company leases the majority of its facilities from third parties. If the Company continues to grow, it must be able to expand its current facilities or relocate to new ones.

     The Company's scheduled air freight operations utilize a sorting space at the Hulman Regional Airport in Terre Haute, Indiana. This sorting space is licensed from Roadway Global Air for a term which expires in August 1998. Because of the growth in the amount of freight sorted at this facility, the lack of available expansion space and the limited airport facilities in Terre Haute, the Company plans to move this sorting operation to Fort Wayne, Indiana in the spring of 1999. The Company is currently negotiating a lease with the airport authority in Fort Wayne and an interim lease for its current space in Terre Haute. There can be no assurance that the Company will be able to complete either of these negotiations or do so on favorable terms. Moreover, the move to Fort Wayne is dependent on the issuance of bonds by the Fort-Wayne-Allen County Airport Authority (the "Fort Wayne Authority"). There can be no assurance that the Fort Wayne Authority will complete the bond issuance in a timely manner or at all. The failure of the Company to successfully obtain sufficient space to operate would have a material adverse effect on the Company and its ability to make payments on the Notes. See "Business -- Scheduled Freight Services" and "Business -- Ground Facilities."

     The Company also leases its Oscoda, Michigan maintenance facilities under various subleases from the OscodaWurtsmith Airport Authority (the "Wurtsmith Authority"). These subleases vary in duration from month-to-month to long-term (the last of which expires in December 2015) and are subject to earlier termination upon termination of the prime lease between the U.S. Government and the Wurtsmith Authority. The Company is highly dependent on its facilities in Oscoda. There can be no assurance that the Company will be successful in extending these subleases or do so on favorable terms or that the prime lease will not terminate prior to its stated expiration. Failure to extend one or more of the subleases or early termination of the prime lease would force the Company either to reduce substantially its maintenance capabilities or relocate the Oscoda maintenance operations, either of which could increase costs and reduce revenues. If the Company were forced to relocate these maintenance operations, there can be no assurance that the Company would be able to find alternative space on acceptable terms. In addition, the cost to move to another site would be significant. The occurrence of any of these events, or the failure in general of the Company to obtain facilities to conduct efficiently any of its operations, would have a material adverse effect on the Company and its ability to make payments on the Notes. See "Business -- Maintenance" and "Business -- Ground Facilities."

DEPENDENCE ON AIRCRAFT AVAILABILITY

     The Company's revenues are dependent on the availability of its aircraft. In the event that one or more of the Company's aircraft are lost or out of service for an extended period of time, the Company may be forced to lease or purchase replacement aircraft or, if necessary, convert an aircraft from passenger to freighter configuration. There can be no assurance that suitable replacement aircraft could be located on acceptable terms. The Company does not maintain business interruption insurance to cover this risk. Loss of revenue resulting from any such business interruption or costs to replace aircraft could have a material adverse effect on the Company and the Company's ability to make payments on the Notes.

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success depends and will continue to depend, on the services of Mr. Christopher, the founder of Kitty Hawk and Chairman of the Board of Directors and Chief Executive Officer of the Company, Mr. Kalitta, the Vice Chairman of the Company, Tilmon J. Reeves, the President of the Company and Richard R. Wadsworth, the Senior Vice President -- Finance, Chief Financial Officer and Secretary of the Company. The loss of the services of any of Messrs. Christopher, Kalitta, Reeves or

Wadsworth, particularly Mr. Christopher, could have a material adverse effect on the Company and its ability to make payments on the Notes. Each of Messrs. Christopher, Kalitta, Reeves and Wadsworth have entered into employment agreements with the Company. See "Management -- Employment Agreements."

EMPLOYEE RELATIONS

     The Company believes that it has good relations with its employees. One of the Company's subsidiaries is subject to a collective bargaining agreement (the "Collective Bargaining Agreement") with the Airline Division of the International Brotherhood of Teamsters (the "Teamsters Union") covering its employee pilots and flight engineers. The Collective Bargaining Agreement became amendable on August 29, 1997, and the parties have commenced "interest-based" bargaining for a successor agreement. Although the parties have commenced "interest-based" bargaining, there can be no assurance that a new collective bargaining agreement can be reached or that negotiations will not result in work stoppages, a substantial increase in salaries or wages, changes in work rules or other changes adverse to the Company. The cockpit crews of the Company's other subsidiaries are not unionized. There can be no assurance that the Company's non-union cockpit crews will remain non-unionized. Unionization of the Company's non-union cockpit crews, work stoppages, increased wages or other labor related matters could have a material adverse effect on the Company and its ability to make payments on the Notes. See "Business -- Employees."

RISKS RELATED TO GROWTH THROUGH ACQUISITIONS

     One of the Company's business strategies is to continue its growth by pursuing the strategic acquisition of both domestic and international providers of air freight carrier or logistics services. Growing through acquisitions involves substantial risks, including overvaluing the acquired business and inadequately or unsuccessfully integrating the acquired business. There can be no assurance that suitable acquisition candidates will be available, that the Company will be able to acquire, profitably manage or successfully integrate such additional companies or that any such future acquisitions will produce returns justifying the investment by the Company. In addition, the Company may compete for acquisition candidates with its competitors or other companies that have significantly greater resources than the Company. Additionally, the terms of the New Credit Facility and Term Loan restrict the Company's ability to make certain acquisitions. See "Business -- Growth Strategies" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

DEPENDENCE ON COMPUTER SYSTEMS

     The Company utilizes a number of computer systems to schedule flights and personnel, track aircraft and freight, bill customers, pay expenses and monitor a variety of its activities, ranging from safety compliance to financial performance. The failure of the hardware or software that support these computer systems, or the loss of data contained in any of them, could significantly disrupt the Company's operations, which could have a material adverse effect on the Company and the Company's ability to make payments on the Notes. See "Business -- Air Freight Charter Logistics Services -- Database, Information Software and Tracking Systems."

     In addition, like most businesses which are highly dependent on their computer systems, some of the Company's computer software may not correctly record, manipulate and retrieve dates from the year 2000 and beyond. Accordingly, the Company may be forced to expend significant sums to overcome this problem. The failure of the Company to adequately address this problem could have a material adverse effect on the Company and its ability to make payments on the Notes.

RESTRICTIVE COVENANTS

     The Indenture restricts, among other things, the Company's and its Restricted Subsidiaries' (as defined herein) ability to pay dividends or make certain other Restricted Payments (as defined herein), to incur additional Indebtedness, to encumber or sell assets, to enter into transactions with stockholders and Affiliates, to guarantee Indebtedness, to merge or consolidate with any other entity and to transfer or lease all or substantially all of their assets. See "Description of Notes -- Covenants."

     The Company's New Credit Facility and Term Loan also contain restrictive financial and operating covenants with respect to liens, indebtedness, capital expenditures, investments, prepayments of debt, dividends and certain requirements to maintain financial ratios. See "Description of Other Indebtedness."

     As of the date hereof, the Company is in compliance with the financial and other covenants in the New Credit Facility and Term Loan. The ability of the Company to comply with such covenants, including financial maintenance covenants, in the future will depend on the Company's future financial performance. The Company's failure to comply with such covenants would constitute an event of default under the New Credit Facility and Term Loan, which could result in (i) the acceleration of debt maturities, including under the Notes, the New Credit Facility and the Term Loan, (ii) the loss of the Company's borrowing capacity and (iii) the foreclosure upon the Company's pledged assets securing such indebtedness. The declaration of an event of default under the New Credit Facility and Term Loan could result in a default by the Company under other loan agreements or leases that contain cross-default or cross-acceleration provisions. Under these circumstances, there can be no assurance that the Company would have sufficient funds or other resources to satisfy all of its obligations on a timely basis. See "Description of Other Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LACK OF SECTION 1110 PROTECTION

     Although the Indenture and other documents give the Trustee a first priority perfected security interest in the Aircraft, the protections of Section 1110 under Title 11 of the United States Bankruptcy Code will not be available.
Section 1110 grants special rights to parties who acquire security interests in various aircraft-related transactions if such security interests are purchase money security interests and the security interests are granted by a U.S. certificated air carrier. Under Section 1110, the right of a party to repossess an aircraft in compliance with the terms of the security agreement relating to the aircraft will not be affected in a Chapter 11 bankruptcy reorganization case by the automatic provisions of the Bankruptcy Code or any power of the bankruptcy court to enjoin such repossession unless, within 60 days after commencement of a Chapter 11 bankruptcy reorganization case, the debtor agrees, with the court's approval, to perform its obligations under the security agreement that are or thereafter become due and cures all outstanding defaults (other than defaults relating to financial condition or bankruptcy). Because the protections of Section 1110 will not be available, payments under the Notes might be interrupted without the ability to repossess the Aircraft and the ability of the Trustee to exercise its remedies under the Notes may be adversely affected.

PAYMENT UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 101% of the principal amount of the Notes, together with accrued and unpaid interest to the date of repurchase. If a Change of Control were to occur, the Company may not have the financial resources to repay the Notes, its credit facilities and any other indebtedness that would become payable upon the occurrence of such Change of Control. The "Repurchase of Notes upon a Change of Control" covenant requiring the Company to repurchase the New Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase. See "Description of Notes -- Repurchase of Notes upon a Change of Control."

FRAUDULENT TRANSFER LAWS

     Under federal or state fraudulent transfer laws, if a court of competent jurisdiction were to find, in a lawsuit by an unpaid creditor or a representative of creditors, a trustee in bankruptcy or a debtor-in-possession, that the Company or any Guarantor issued the Notes or a Note Guarantee, as the case may be, with the intent to hinder, delay or defraud present or future creditors, or received less than a reasonably equivalent value or fair consideration for any such indebtedness, and at the time of such incurrence (i) was insolvent, (ii) was rendered insolvent by reason of such incurrence, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed or reasonably should have believed that it would incur, debts beyond its ability to pay as such debts matured, such court could avoid the Company's or such Guarantor's obligations to the holders of the Notes, subordinate the Company's or such Guarantor's obligations to the holders of the Notes to all other obligations of the Company or such Guarantor or take other action detrimental to the holders of the Notes. In that event, there can be no assurance that any repayment of principal and accrued interest on the Notes could ever be recovered by the holders of the Notes. The Guarantees are each limited to amounts that any such Guarantor can guarantee without violating such laws. See "Description of Notes -- Guarantees."

LACK OF PUBLIC MARKET

     The Old Notes are, and the Company expects the New Notes will be upon issuance, designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There is no established trading market for the New Notes and the Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance regarding the future development of any market for the Notes, the liquidity of any market that may develop for the Notes or the ability of holders of the Notes to sell their Notes or the price at which such holders may be able to sell their Notes. If such a market were to develop, no assurance can be given as to the trading prices of the Notes, which may be higher or lower than the initial offering price of the Old Notes depending on many factors, including, among other things, prevailing interest rates, the Company's operating results and prospects and the market for similar securities. The liquidity of, and trading market for, the Notes may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CERTAIN RISKS RELATING TO COLLATERAL

     Claims of Secured Lenders. The New Notes (like the Old Notes) will be secured by the Collateral. Claims of other secured creditors of the Company will have priority to the extent of the other collateral securing such creditors' obligations. Amounts owed under the New Credit Facility and the Term Loan are secured by a first priority perfected security interest in accounts receivable, all spare parts (including rotables), inventory, intangibles and contract rights, cash, the 16 Boeing 727s and related engines acquired from the Kalitta Companies and the stock of each of the Company's subsidiaries and the Company's 60% interest in AIC. In addition, the New Credit Facility and Term Loan are guaranteed by each of the Company's subsidiaries (other than AIC). Accordingly, the lenders under the New Credit Facility and the Term Loan have priority over the holders of the Notes with respect to, and to the extent of, these pledged assets.

     Aging Collateral. Additionally, the Aircraft securing the Notes were manufactured between 1968 and 1981. Because the Indenture does not require the Company to maintain any minimum loan to collateral value ratio and it is likely that the value of the Collateral will decline in value, no assurance can be given that the Collateral will be available to satisfy fully the obligations represented by the Notes when due.

     Appraisals of Aircraft; Realizable Values. Appraisals in respect of the Aircraft have been prepared by Pro-Tech Advisors Inc. and GRA Aviation Specialists, Inc. According to the appraisals of these firms, the Aircraft had an initial aggregate value of approximately $441 million in October 1997. See
" -- Aging Collateral." Although the appraisals were prepared with a physical inspection of the Aircraft, an appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. The appraised value assumes willing and informed buyers under no duress. However, if it becomes necessary to foreclose upon and sell the Collateral, it is likely that such sale would occur under duress. In addition, there is a very limited number of potential buyers of used aircraft. Accordingly, the proceeds realized upon a sale of any Aircraft may be less than the appraised value thereof. The value of the Aircraft in the event of the exercise of remedies under the Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise pursuant to the Indenture would be sufficient to satisfy in full payments due on the

Notes. If such proceeds are not sufficient to pay or repay all amounts due under the Notes, holders of the Notes would bear their allocable percentage of such insufficiency and any resultant loss.

     Escrowed Proceeds. Of the $329.1 million of net proceeds derived from the sale of the Old Notes, approximately $16.4 million will be used to pay a portion of the estimated $25.4 million cost to modify two recently acquired Boeing 747s to freighter configuration. The Company expects to fund the remaining approximately $9 million of these conversion costs with internally generated funds or borrowings under its New Credit Facility. See "Use of Proceeds" and "Business -- Aircraft Fleet -- Acquisition of Boeing 747s." These two Boeing 747s are included in the Collateral. Pending application of such net proceeds, the funds designated for this purpose have been invested in U.S. government securities, which were deposited in an Escrow Account (as defined herein) with the Trustee. These securities have been pledged to secure the Old Notes and will continue to secure the Notes until the monies are utilized. See "Description of Notes -- Collateral."

     Repossession. Although the Company has no current intention to do so, the Company is permitted, upon compliance with the Indenture, to register the Aircraft in certain foreign jurisdictions and to lease the Aircraft to certain Permitted Air Carriers (as defined herein). While the Trustee's rights and remedies in the event of a default under the Indenture include the right to repossess the Aircraft, it may be difficult, expensive and time-consuming for the Trustee to obtain possession of the Aircraft, particularly when an Aircraft located outside the United States has been registered in a foreign jurisdiction or is leased to a foreign operator. Any such exercise of the right to repossess the Aircraft may be subject to the limitations and requirements of applicable law, including the need to obtain consents or approvals for deregistration and re-export of the Aircraft, which may be subject to delays and to political risk. When a defaulting lessee or other permitted transferee is the subject of a bankruptcy, insolvency or similar event, additional limitations may apply.

     Despite the limitations contained in the Indenture, certain jurisdictions in which the Aircraft may be operated or registered may not accord recognition to, or recognize the priority of, the security interests granted under the Indenture or may have no specific laws providing for the creation, recognition or registration of mortgages over aircraft such as those created under the Indenture and or may accord higher priority to certain other liens or other third party rights over the Aircraft. Some or all of these factors could limit the benefits to the holders of the security interest in the Aircraft.

     Maintenance. The Company is responsible for the maintenance, service, repair and overhaul of the Aircraft, but only to the extent described in the Indenture. The failure of the Company (or any lessee) to adequately maintain, service, repair or overhaul the Aircraft may adversely affect the value of such Aircraft and, thus, upon a liquidation of the Aircraft, may affect the proceeds available to repay the holders of the Notes. Notwithstanding compliance by the Company (or any lessee) with its obligations under the Indenture to adequately maintain, service, repair or overhaul the Aircraft, the value of the Aircraft may deteriorate. Such a deterioration in the value of the Aircraft would not, in and of itself, constitute a breach by the Company of its obligations under the Indenture. See "Description of Notes -- Possession, Maintenance and Lease of Aircraft."

     Insurance. The Company is responsible for the maintenance of public liability, property damage and all-risk aircraft hull insurance on the Aircraft to the extent described in the Indenture. The failure of the Company to adequately insure the Aircraft, or the retention of self-insurance amounts, will affect the proceeds which could be obtained upon an Event of Loss (as defined herein) and, thus, may affect the proceeds available to repay the holders of the Notes. See "Description of Notes -- Covenants -- Insurance."

                             INDUSTRY RELATED RISKS

GOVERNMENT REGULATION

     General. The Company is subject to Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), under which the Department of Transportation ("DOT") and the Federal Aviation Administration ("FAA") exercise regulatory authority over air carriers. The DOT is primarily responsible for regulating economic issues affecting air service, including, among other things, air carrier certification and fitness, insurance, consumer protection, unfair competition and transportation of hazardous materials. The FAA is primarily responsible for regulating air safety and flight operations, including, among other things, airworthiness requirements for aircraft, pilot and crew certification, aircraft maintenance and operational standards, noise abatement, airport slots and other safety-related factors. Certain of the Company's aircraft are subject to Directives which require modifications to the affected aircraft. See "Business -- Fleet" and "Business -- Government Regulation." In addition, the Company is subject to regulation by various other federal, state, local and foreign authorities, including the Department of Defense and the Environmental Protection Agency. The Company understands that the Inspector General's office of the DOT is conducting an investigation of certain FAA regional offices. The Company is not a subject of any such investigation. However, the Company does not know the effect, if any, that any such investigation could have on it.

     The Company's international operations are governed by bilateral air services agreements between the United States and foreign countries where the Company operates. Under some of these bilateral air services agreements, traffic rights in those countries are available to only a limited number of, and in some cases only one or two, U.S. carriers and are subject to approval by the DOT and applicable foreign regulators, limiting growth opportunities in such countries.

     The DOT and the FAA have the authority to modify, amend, suspend or revoke the authority and licenses issued to the Company for failure to comply with the provisions of law or applicable regulations. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations. Such actions by the FAA or the DOT, if taken, could have a material adverse effect on the Company and its ability to make payments on the Notes. The adoption of new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, whether by the FAA, the DOT, the U.S. government or any foreign, state or local government, could have a material adverse effect on the Company and its ability to make payments on the Notes.

     Safety, Training and Maintenance Regulations. The Company's operations are subject to routine, and periodically more intensive, inspections and oversight by the FAA. Following a review of safety procedures at ValuJet, Inc. ("ValuJet"), the FAA adopted changes to procedures concerning oversight of contract maintenance and training. The Company believes it is currently in compliance with such changes. It is possible that subsequent events, such as the recent crash of a cargo aircraft owned by Fine Air Services Inc. ("Fine Air") could result in additional Directives, which could have a material adverse effect on the Company and its ability to make payments on the Notes.

     In 1984, a predecessor of one of the Kalitta Companies had its small aircraft operating certificate suspended for a period of 90 days for failure to maintain certain records and other violations of FAA regulations and, in connection therewith, pled guilty to a misdemeanor charge. The Kalitta Companies subsequently corrected the conditions which had resulted in the operating certificate being suspended.

     In September 1996, pursuant to the FAA's National Aviation Safety Inspection Program, the Kalitta Companies underwent a broad inspection of all of the Kalitta Companies' aircraft and maintenance operations. This inspection resulted in a report from the FAA citing the Kalitta Companies with a number of regulatory infractions, none of which were sufficiently serious to cause the FAA to curtail or otherwise restrict any of the Kalitta Companies' operations. As a consequence of the FAA's inspection, however, the FAA and the Kalitta Companies entered into a consent order in January 1997 (the "Consent Order") which required the Kalitta Companies to revise certain internal policies and procedures to address regulatory violations noted in the inspection report as well as enforcement actions that had been pending prior to the inspection. Without admitting any fault, the Kalitta Companies agreed to pay a fine of $450,000, one-third of which was suspended and subsequently forgiven. The Consent Order also provided that it was a full and conclusive settlement of any civil penalties the Kalitta Companies could incur for regulatory violations occurring before January 1, 1997.


     Modification of Aircraft. The Company owns 34 aircraft and leases three aircraft (not including aircraft held for sale and aircraft currently being brought into compliance with Stage III noise control standards) that do not meet FAA Stage III noise abatement standards. All of these aircraft must be brought into compliance with these standards by January 1, 2000. The Company may retire or terminate the leases related to some of these aircraft instead of modifying them. If all 37 aircraft are brought into compliance, the Company estimates that the cost would be approximately $89.8 million, not including aircraft downtime. There can be no assurance regarding the actual cost or that the Company will have or be able to raise the necessary funds. See "Business -- Government Regulation." In addition, the Company recently purchased three used Boeing 747s, one of which is currently being converted to freighter configuration. The Company expects to convert the remaining two recently acquired Boeing 747s to freighter configuration and to place all three Boeing 747s into revenue service during 1998. However, there can be no assurance as to the cost of the modifications or when these Boeing 747s can be placed into revenue service. See "Use of Proceeds" and "Business -- Aircraft Fleet -- Acquisition of Boeing 747s."



     Aging Aircraft Regulations; Potential Compliance Costs. All of the Company's aircraft are subject to Manufacturer's Service Bulletins ("Service Bulletins") and Directives issued under the FAA's "Aging Aircraft" program or issued on an ad hoc basis. These Service Bulletins or Directives could cause certain of these aircraft to be subject to extensive aircraft examinations and require certain of these aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft included in the Company's fleet could be issued in the future, particularly in light of recent aircraft crashes at ValuJet and Fine Air. The cost of compliance with such Directives and Service Bulletins cannot currently be estimated, but could be substantial. See "Business -- Aircraft Fleet" for a discussion of certain Directives which currently affect or which may affect certain of the Company's aircraft.


COMPETITION

     The market for air freight services is highly competitive. Because the Company offers a broad range of air freight services, its competitors vary by geographic market and type of service. The Company competes on the basis of size and availability of aircraft with required performance characteristics, price and reliability. The Company's air freight carrier services are also subject to competition from other modes of transportation, including, but not limited to, railroads and trucking. Additional demand for air freight carrier services over the last few years has resulted in numerous new entrants in this business. The Company believes there are limited barriers to entry into this business and that increased demand may stimulate additional competition.

     The Company's air freight business competes primarily with air freight carriers, and from time to time, with integrated carriers such as Burlington Air Express and Emery Air Freight. The Company also competes on a limited basis with scheduled freight operations of passenger airlines and overnight delivery services such as Airborne Express, Inc., DHL Airways, Inc., Federal Express and United Parcel Service. Numerous competitors of the Company provide or coordinate door-to-door air freight charters on an expedited basis. The Company also competes with other dedicated air freight carriers such as Atlas Air, Cargolux, Challenge Air Cargo, Emery Worldwide, Evergreen International Airlines, Gemini Air Cargo, Polar Air Cargo and Southern Air Transport.

     The market for air logistics also has been and is expected to remain highly competitive. The Company's principal competitors for on-demand air logistics services are other air logistics companies, air freight carriers which seek to book charters directly with customers and air freight companies that offer expedited service.

     The Company's ability to attract and retain business also is affected by whether and to what extent its customers decide to coordinate their own transportation needs. For example, prior to 1990, GM conducted its air logistics business in-house. GM and certain other customers maintain transportation departments that could be expanded to manage charters in-house which could have a material adverse effect on the Company and the Company's ability to make payments on the Notes. With respect to the Company's ACMI contract charter business, the Company could be adversely affected by the decision of certain of its certificated customers to acquire additional aircraft or by its uncertificated customers to acquire and operate their own aircraft. In this regard, many of the Company's competitors and customers have substantially greater financial resources than the Company.

ENVIRONMENTAL MATTERS

     The Company's operations must comply with numerous environmental laws ordinances and regulations. Under current federal, state and local environmental laws ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to use such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have a material adverse effect on the Company and its ability to make payments on the Notes. See
"Business -- Environmental."

     The Company is aware of the presence of environmental contamination on properties that the Kalitta Companies lease or own. The Company does not believe that the costs of responding to the known contamination should or will be borne solely by the Company, if at all. While the Company does not believe that the costs of responding to the presence of such contamination is likely to have a material adverse effect on the Company or its ability to make payments on the Notes there can be no assurance in this regard. Pursuant to the Merger Agreement, Mr. Kalitta has agreed, subject to certain limitations, to indemnify the Company for a period of 42 months against any losses arising with respect to environmental liabilities related to contamination at any of the Kalitta Companies' facilities.

     In part because of the highly industrialized nature of many of the locations at which the Company operates, there can be no assurance that the Company has discovered all environmental contamination for which it may be responsible.

CAPITAL INTENSIVE NATURE OF AIRCRAFT OWNERSHIP AND OPERATION

     Capital Investment. The Company's air carrier business is highly capital intensive. In order to further expand the Company's air carrier business, the Company intends to purchase used jet aircraft that typically require certain modifications, including reconfiguring the aircraft from passenger to cargo use and installing equipment to comply with noise abatement regulations. See "Business -- Government Regulation -- Noise Abatement Regulations." The market for used jet aircraft is volatile and can be negatively affected by limited supply, increased demand and other market factors and recently has experienced significant price increases. Therefore, there can be no assurance that the Company will be able to purchase and modify additional aircraft at favorable prices or that the Company will have or be able to obtain sufficient resources with which to make such purchases and modifications. The capital intensive nature of the Company's business could adversely impact the Company's ability to make payments on the Notes. See "Business -- Growth Strategies,"
"Business -- Government Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Operating Costs. The operation of the Company's air freight and passenger carrier business incurs considerable operational, maintenance, fuel and personnel costs. The Company's financial results can be adversely affected by unexpected engine or airframe repairs, compliance with maintenance directives and regulations of the FAA and associated aircraft downtime. In addition, spare or replacement parts and components may not be readily available in the marketplace. Failure to obtain necessary parts or components in a timely manner or at favorable prices could have a material adverse effect on the Company and its ability to make payments on the Notes.

     Fuel is a significant cost of operating the Company's aircraft for on-demand services and the aircraft of third party providers of charter services. Both the cost and availability of fuel are subject to many economic and political factors and events occurring throughout the world and recently the cost of fuel has fluctuated markedly. The Company has no agreement with any fuel supplier assuring the availability or price stability of fuel and such agreements are generally not available in the industry. The Company generally passes on fuel cost increases to its customers under ACMI charter contracts, but under certain contracts and the Company's scheduled operations, the Company's ability to pass on increased fuel costs is limited. Accordingly, the future cost and availability of fuel to the Company cannot be predicted and substantial price increases in, or the unavailability of adequate supplies of, fuel may have a material adverse effect on the Company and its ability to make payments on the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Maintenance" and "Business -- Government Regulation."

VOLATILITY OF AIR FREIGHT SERVICES MARKET

     The demand for air freight services is highly dependent on the strength of both the domestic and global economy. Although the air freight services industry has experienced strong growth over the last several years (see
"Business -- Industry Overview"), general economic downturns could have a material adverse effect on the Company and its ability to make payments on the Notes.

UTILIZATION OF AIRCRAFT

     The Company's operating results are highly dependent on its ability to effectively utilize its diverse fleet of aircraft. There can be no assurance, however, that operation of any of the various types of aircraft in the Company's fleet will prove to be profitable. The failure of the Company to keep its aircraft in revenue service or achieve an acceptable level of aircraft utilization could have a material adverse effect on the Company and its ability to make payments on the Notes.

RISK OF ACCIDENT; INSURANCE COVERAGE AND EXPENSES

     The Company's operations involve risks of potential liability against the Company in the event of aircraft accidents and, in the case of the Company's air ambulance services, for medical malpractice. The Company is required by the DOT to carry liability insurance on each of its aircraft. The Company also carries medical liability insurance for its air ambulance business. Although the Company believes its current insurance coverage is adequate and consistent with current industry practice, there can be no assurance that the amount of such coverage will not be changed or that the Company will not bear substantial losses and lost revenues from accidents. Substantial claims resulting from an accident in excess of related insurance coverage could have a material adverse effect on the Company and its ability to make payments on the Notes. In addition, any significant increase in the Company's current insurance expense could have a material adverse effect on the Company and its ability to make payments on the Notes. Moreover, any aircraft accident, even if fully insured, could cause a public perception that some of the Company's aircraft are less safe or reliable than other aircraft, which could have a material adverse effect on the Company and the Company's ability to make payments on the Notes. During the last five years, the Kalitta Companies have had eight accidents and several other safety related incidents involving its aircraft with varying degrees of damage to the aircraft involved. In 1992, the pilot of one of the Kalitta Companies' small aircraft was fatally injured in one of these accidents. See
"Business -- Insurance" and "Business -- Training and Safety."

INTERNATIONAL BUSINESS RISK

     The Company expects to continue to derive a substantial portion of its revenues from providing air freight carrier services to customers in South and Central America and the Pacific Rim. The risks of doing business in foreign countries include potential adverse changes in the diplomatic relations between foreign countries and the U.S., hostility from local populations directed at a U.S. flag carrier, government policies against foreign-owned businesses, adverse effects of currency exchange controls, restrictions on the withdrawal of foreign investment and earnings and the risk of insurrections that could result in losses against which the Company is not insured. The Company's international operations also are subject to economic uncertainties, including risks of renegotiation or modification of existing agreements or arrangements with exchange restrictions and changes in taxation. Any of these events could have a material adverse effect on the Company and its ability to make payments on the Notes.

     Nearly all of the Company's revenue is denominated in U.S. dollars. However, a meaningful portion of the Company's revenue is derived from customers whose revenue is denominated in foreign currencies. Therefore, any significant devaluation in such currencies relative to the U.S. dollar could have an adverse effect on such customer's ability to pay the Company or to continue to use its services, which could have a material adverse effect on the Company and its ability to make payments on the Notes.

CONTRABAND RISK

     Although required to do so, customers may fail to inform the Company about hazardous or illegal cargo. If the Company fails to discover any undisclosed weapons, explosives, illegal drugs or other hazardous or illegal cargo or mislabels or otherwise ships hazardous materials, it may suffer possible aircraft damage or liability, as well as fines, penalties or flight bans, imposed by both the country of origin and of destination. Any of these events could have a material adverse effect on the Company's ability to make payments on the Notes. The Company is a member of the U.S. Super Carrier Initiative. Members of the U.S. Super Carrier Initiative work with representatives of the U.S. Customs Service and the U.S. Drug Enforcement Agency to prevent the importation of illegal drugs into the U.S.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


     The Old Notes were sold by the Company on November 19, 1997 in a private placement pursuant to an exemption from registration under the Securities Act. In connection with that private placement, the Company and the Guarantors entered into the Registration Rights Agreement which requires the Company and the Guarantors to file the registration statement of which this Prospectus is a part (the "Registration Statement") under the Securities Act with respect to the New Notes as expeditiously as possible after the date of issuance of the Old Notes. The Registration Rights Agreement further requires that, upon the effectiveness of the Registration Statement, the Company offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and, with certain exceptions, may be reoffered and resold by the holder without further registration under the Securities Act.


     The Company and the Guarantors have agreed to use their reasonable best efforts to cause the Registration Statement to be prepared, filed and declared effective as expeditiously as possible after the issuance of the Old Notes and to consummate the Exchange Offer within 120 days after the effective date of the Registration Statement. Once the Exchange Offer is commenced, the Company and the Guarantors must keep the Exchange Offer open for at least 20 business days. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.


     In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes and it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act, or if it is an "affiliate", it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its account in exchange for Old Notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging, and by delivering a prospectus, such broker-dealer is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Notes in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Notes.

     Pursuant to the terms of the Indenture, the Collateral securing the Old Notes will also secure the obligations represented by the New Notes.


     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person,
(ii) neither the holder nor such other person is engaging in or intends to engage in a distribution (within the meaning of the Securities Act) of the New Notes and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "Plan of Distribution."


CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes are, and the Company expects the New Notes to be upon issuance, designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. In general, Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. As soon as practicable after the Expiration Date, the Company will issue a principal amount of New Notes in exchange for each like principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.


     The form and terms of the New Notes are identical to the form and terms of the Old Notes, except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act, while the offering and sale of the New Notes in exchange for the Old Notes have been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. Also, holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture.



     As of the date of this Prospectus, $340 million aggregate principal amount of the Old Notes was outstanding and registered in the name of Cede & Co., as nominee for DTC. The Company has fixed the close of business on February 16, 1998, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of

Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, including Rule 14e-1 thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.


     Holders who tender Old Notes in the Exchange Offer will be required to pay any brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. See "The Exchange Offer -- Solicitation of Tenders; Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on March 20, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange
Offer -- Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.


INTEREST ON THE NEW NOTES


     The New Notes will bear interest from the date of issuance of the Old Notes that are tendered for exchange for the New Notes. Accordingly, holders of Old Notes accepted for exchange will not receive interest that is accrued but unpaid on the Old Notes at the time of tender, but such interest will be payable on the first interest payment date after the consummation of the Exchange Offer. Holders of Old Notes accepted for exchange in the Exchange Offer will be deemed to have waived the right to receive interest accrued but unpaid thereon as of the date of exchange. Interest on the New Notes will be payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998.


PROCEDURES FOR TENDERING


     Only a registered holder of Old Notes may tender Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent for receipt prior to 5:00 p.m. on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal,
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" prior to 5:00 p.m. on the Expiration Date.

     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M. ON THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.


     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.


     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes with the signature thereon guaranteed by an Eligible Institution.


     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal, unless waived by the Company.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


     In addition, subject to the Company's contractual obligations, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer -- Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.



     By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes nor has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iii) neither the holder nor any such other person is an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities may participate in the Exchange Offer, but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."



     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.


BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES


     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.


     For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants only) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer -- Procedures for Tendering" at any time on or prior to the Expiration Date.


CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if (i) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission, (ii) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company, or (iii) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer. If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

     All executed Letters of Transmittal should be directed to the Exchange Agent. Bank One, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                        BY REGISTERED OR CERTIFIED MAIL:

                      Banc One Investment Management Group
                        Attn: Corporate Trust Operations
                              235 W. Schrock Road
                          Westerville, Ohio 43271-0184

                      BY OVERNIGHT MAIL OR HAND DELIVERY:

                              235 W. Schrock Road
                          Westerville, Ohio 43081-0184

                                 BY FACSIMILE:

                      Banc One Investment Management Group
                        Attn: Corporate Trust Operations
                                 (614) 248-9987


                             CONFIRM BY TELEPHONE:



                                 (800) 346-5153


SOLICITATIONS OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting acceptances to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company. The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Other cash expenses to be incurred in connection with the Exchange Offer and to be paid by the Company include registration, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                                  THE COMPANY

     In 1980, Mr. M. Tom Christopher, founded Christopher Charters, Inc. which arranged on-demand air charters using third-party air freight carriers. In 1985, Mr. Christopher formed Kitty Hawk, Inc. to acquire Kitty Hawk Airways, Inc., an FAA certified Part 135 (small aircraft) operator, and to acquire Christopher Charters, Inc. (whose name was later changed to Kitty Hawk Charters, Inc.). Kitty Hawk Airways, Inc. was an independent on-demand air freight carrier used frequently by Christopher Charters, Inc. The Company obtained FAA Part 121 certification (transport category aircraft) in 1987 through the acquisition of a small independent air freight carrier. Kitty Hawk was reincorporated in Delaware in October 1994. Pursuant to the Merger Agreement, on November 19, 1997, separate subsidiaries of Kitty Hawk were merged with and into each of the Kalitta Companies, with each of the respective Kalitta Companies surviving the Merger as direct, wholly owned subsidiaries of Kitty Hawk. Prior to the Merger, Kitty Hawk conducted its operations through Kitty Hawk Charters, Inc., Aircraft Leasing, Inc. and Kitty Hawk Aircargo, Inc. Currently, the Company conducts operations through the Kalitta Companies, Kitty Hawk Charters Inc., Aircraft Leasing, Inc. and Kitty Hawk Aircargo, Inc.

     The Company's principal executive offices are located at 1515 West 20th Street, P.O. Box 612787, Dallas/Fort Worth International Airport, Texas 75261 and its telephone number is (972) 456-2200.

                                USE OF PROCEEDS

     There will be no cash proceeds to the Company from the Exchange Offer.

     The net proceeds from the Old Note Offering, the Common Stock Offering and the Term Loan, after deducting underwriting discounts, placement fees and offering expenses, were approximately $413 million. The sources and uses of net proceeds to the Company from the Old Note Offering, the Common Stock Offering and the Term Loan are summarized as follows (dollars in millions):

SOURCES:
Note Offering, net of underwriting discounts and expenses...  $329.1
Common Stock Offering, net of underwriting discounts and
  expenses..................................................    38.0
Term Loan...................................................    45.9
                                                              ------
          Total.............................................  $413.0
                                                              ======
USES:
Refinancings(1).............................................  $328.8
Acquisition of two Boeing 747s..............................    39.6
Cash paid pursuant to the Merger Agreement..................    20.0
Escrow for conversion to freighter configuration of two
  Boeing 747s(2)............................................    16.4
Working capital.............................................     6.0
Estimated expenses(3).......................................     2.2
                                                              ------
          Total.............................................  $413.0
                                                              ======

---------------

(1) The indebtedness that was refinanced had interest rates ranging from 5.3% to 18% and maturity dates ranging from less than one year to September 2006. This amount includes approximately $3 million of prepayment penalties related to the Refinancings.

(2) The Company estimates the cost of converting these two Boeing 747s to freighter configuration will be approximately $25.4 million. The Company expects to fund the remaining approximately $9 million of these conversion costs with internally generated funds or borrowings under its New Credit Facility. See "Business -- Aircraft Fleet -- Acquisition of Boeing 747s."

(3) Represents estimated expenses incurred in connection with the Merger, the New Credit Facility and Term Loan.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Kitty Hawk at September 30, 1997 and the Company on a pro forma basis to give effect to the consummation of (i) the Old Note Offering and exchange of the Old Notes for New Notes, (ii) the Common Stock Offering, (iii) the Merger, including the issuance of 4,099,150 shares of Common Stock in connection therewith, (iv) the Refinancings and (v) the application of the net proceeds received by the Company from the Old Note Offering, the Common Stock Offering and the Term Loan as described in "Use of Proceeds."

                                                                 SEPTEMBER 30, 1997
                                                              ------------------------
                                                               KITTY            THE
                                                                HAWK          COMPANY
                                                               ACTUAL        PRO FORMA
                                                              --------       ---------
                                                                   (IN THOUSANDS)
Current maturities of long-term debt(1).....................  $  8,373       $  3,800
                                                              ========       ========
Long-term debt:
  New Credit Facility(2)....................................  $     --       $     --
  Term Loan.................................................        --         45,900
  New Notes.................................................        --        340,000
  Other long-term debt(1)...................................    72,674(3)       6,200
                                                              --------       --------
                                                                72,674        392,100
                                                              --------       --------
Stockholders' equity:
  Preferred stock, $1 par value; 1,000,000 shares
     authorized; no shares issued...........................        --             --
  Common stock, $0.01 par value; 25,000,000 shares
     authorized; 10,669,517 shares issued and outstanding;
     16,968,667 shares issued and outstanding pro
     forma(4)...............................................       107            170
Paid-in capital.............................................    33,950        133,357
Retained earnings...........................................    33,260         33,260
Common stock in treasury -- 217,710 shares..................    (2,076)        (2,076)
                                                              --------       --------
       Total stockholders' equity...........................    65,241        164,711
                                                              --------       --------
          Total capitalization..............................  $137,915       $556,811
                                                              ========       ========

---------------

(1) Approximately $10 million of current maturities of long-term debt and other long-term debt (comprised of approximately $2 million of Kitty Hawk's indebtedness and approximately $8 million of the Kalitta Companies' indebtedness) were not refinanced in connection with the Refinancings.
(2) The New Credit Facility provides for borrowings of up to $100 million, subject to a current borrowing base limitation of approximately $28.7 million. As of January 31, 1998, there was no outstanding balance under the New Credit Facility. See "Description of Other Indebtedness."
(3) Consists of indebtedness owed to WFB, Bank One Texas, N.A. ("BOT") and 1st Source Bank.
(4) Does not include (i) 300,000 shares of Common Stock available for the future grant at September 30, 1997 under the Company's Amended and Restated Omnibus Securities Plan, (ii) 198,193 shares of Common Stock available for issuance at September 30, 1997 under the Company's Amended and Restated Annual Incentive Compensation Plan and (iii) 100,000 shares of Common Stock available for issuance at September 30, 1997 under the Company's Amended and Restated Employee Stock Purchase Plan. In January 1998, the Company issued 9,084 shares to employees pursuant to the Company's Amended and Restated Employee Stock Purchase Plan. See "Management -- Employee Compensation Plans and Arrangements."

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following sets forth the Company's Unaudited Pro Forma Combined Financial Information for 1996 and the nine months ended September 30, 1997, in each case giving effect to the Transactions, the Refinancings, the $750,000 distribution to Mr. Kalitta for a portion of his 1997 income tax liability (the "Kalitta Tax Distribution") (see "Certain Transactions -- Tax Distribution to Mr. Kalitta") and the sale of a Hawker Siddeley HS-125 aircraft by the Kalitta Companies to Mr. Kalitta (the "Hawker Sale") (see "Certain
Transactions -- Purchase of Aircraft by Mr. Kalitta"). The Company's Unaudited Pro Forma Combined Statement of Operations Information gives effect to the Transactions, the Refinancings, the Kalitta Tax Distribution and the Hawker Sale as if they had been consummated at the beginning of 1996. The Company's Unaudited Pro Forma Combined Balance Sheet Information gives effect to the Transactions, the Refinancings, the Kalitta Tax Distribution and the Hawker Sale as if they had been consummated on September 30, 1997. The exchange of the New Notes for the Old Notes would have no effect on the pro forma information.

     The Unaudited Pro Forma Combined Financial Information of the Company is presented for illustrative purposes only and does not purport to present the financial position or results of operations of the Company had the Transactions, the Refinancings, the Kalitta Tax Distribution and the Hawker Sale occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The Unaudited Pro Forma Combined Financial Information should be read in conjunction with the separate historical financial statements of Kitty Hawk and the Kalitta Companies appearing elsewhere in this Prospectus. Certain amounts reported in the Kalitta Companies' historical combined financial statements have been reclassified to conform with the Kitty Hawk presentations in the Unaudited Pro Forma Combined Financial Information.

     The accompanying Unaudited Pro Forma Combined Financial Information has been prepared under guidelines established by Article 11 of Regulation S-X under the Securities Act. Under those guidelines, there are limitations on the adjustments that can be made in the presentation of pro forma financial information. Accordingly, no pro forma adjustments have been applied to reflect
(i) revenues or operating costs expected to be generated from three recently acquired Boeing 747s, including two Boeing 747s acquired with approximately $39.6 million of the net proceeds derived from the Old Note Offering (see "Business -- Aircraft Fleet -- Acquisition of Boeing 747s") or (ii) operating efficiencies or cost savings (other than approximately $1.5 million of insurance savings) expected to result from the Merger. In addition, the pro forma results have not been adjusted to eliminate abnormally high engine overhaul expenses, costs incurred to add and maintain flight crews in anticipation of increased air freight carrier business which has not yet materialized in part due to delays in acquiring aircraft and start-up costs associated with establishing the Kalitta Companies' wide-body passenger charter business.

     The historical balance sheet information for Kitty Hawk and the Kalitta Companies has been derived from the unaudited September 30, 1997 balance sheets of Kitty Hawk and the Kalitta Companies included elsewhere in this Prospectus. The historical statement of operations data for 1996 has been derived from unaudited information presented in Footnote 10 to Kitty Hawk's audited financial statements included elsewhere in this Prospectus and from the audited combined statements of operations of the Kalitta Companies for 1996 included elsewhere in this Prospectus. The historical statement of operations data for Kitty Hawk and the Kalitta Companies for the nine months ended September 30, 1997 has been derived from their respective unaudited statements of operations for the nine months ended September 30, 1997 included elsewhere in this Prospectus.

     The pro forma adjustments relating to the purchase of the Kalitta Companies represent preliminary determinations of these adjustments prior to the consummation of the Transactions and were based upon available information and certain assumptions the Company considered reasonable under the circumstances. Final amounts could differ from those set forth therein and those differences could be material. The Company will finalize its purchase price allocation at a later time. The unaudited interim financial statements of Kitty Hawk referred to above include, in the opinion of management of Kitty Hawk, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of Kitty Hawk for the unaudited interim period. The unaudited interim financial statements of the Kalitta Companies referred to above include, in the opinion of management of the Kalitta Companies, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of the Kalitta Companies for the unaudited interim period. The unaudited Pro Forma Combined Financial Information should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Kitty Hawk's Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus and the Kalitta Companies' Combined Financial Statements, including the Notes thereto, included elsewhere in this Prospectus.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                                    HISTORICAL
                                               ---------------------            PRO FORMA
                                                KITTY       KALITTA      ------------------------
                                                 HAWK      COMPANIES     ADJUSTMENTS     COMBINED
                                               --------    ---------     -----------     --------
Current Assets
  Cash and cash equivalents..................  $  2,403    $  3,282       $   5,9653a    $ 11,650
  Restricted cash............................        --      14,037          56,0003b      70,037
  Trade accounts receivable..................    21,645      64,909              --        86,554
  Accounts receivable -- related parties.....        --       1,255              --         1,255
  Inventory and aircraft supplies............     5,588      24,624              --        30,212
  Prepaid expenses and other current
     assets..................................     6,808      19,773            (101)3c     26,480
                                               --------    --------       ---------      --------
          Total current assets...............    36,444     127,880          61,864       226,188
Property and equipment, net..................   140,357     271,819          46,2763d     458,452
Other assets.................................        --         777          10,1233e      10,900
                                               --------    --------       ---------      --------
          Total assets.......................  $176,801    $400,476       $ 118,263      $695,540
                                               ========    ========       =========      ========
Current Liabilities
  Accounts payable and accrued expenses......  $ 27,968    $ 75,906       $  15,6833f    $119,557
  Deferred gain on sale of aircraft..........        --      30,255         (30,255)3g         --
  Notes payable to bank, classified as
     current.................................        --      55,434         (55,434)3h         --
  Long-term debt, classified as current......        --     196,364        (196,364)3h         --
  Note payable and bank line of credit.......        --       2,995          (2,995)3h         --
  Current maturities of long-term debt.......     8,373          --          (4,573)        3,800
                                               --------    --------       ---------      --------
          Total current liabilities..........    36,341     360,954        (273,938)      123,357
Note payable.................................        --         300              --           300
Existing long-term debt......................    72,674          --         (66,474)3h      6,200
Notes........................................        --          --         340,0003h     340,000
Term Loan....................................        --          --          45,9003h      45,900
Deferred income taxes........................     2,545          --           8,9553i      11,500
Minority interest............................        --       3,572              --         3,572
Stockholders' equity, net....................    65,241      35,650          63,8204      164,711
                                               --------    --------       ---------      --------
          Total liabilities and stockholders'
            equity...........................  $176,801    $400,476       $ 118,263      $695,540
                                               ========    ========       =========      ========

                            See accompanying notes.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                                     HISTORICAL
                                               -----------------------           PRO FORMA
                                                              KALITTA     ------------------------
                                               KITTY HAWK    COMPANIES    ADJUSTMENTS     COMBINED
                                               ----------    ---------    -----------     --------
REVENUES:
Air freight carrier..........................   $ 55,504     $388,193      $ (5,432)2a    $438,265
Air logistics................................     77,168           --            --         77,168
Maintenance and other........................         --       36,348            --         36,348
                                                --------     --------      --------       --------
          Total revenues.....................    132,672      424,541        (5,432)       551,781
COSTS OF REVENUES:
Air freight carrier..........................     40,860      357,830        (3,996)2b     394,694
Air logistics................................     67,938           --            --         67,938
Maintenance and other........................         --       22,316            --         22,316
                                                --------     --------      --------       --------
          Total costs of revenues............    108,798      380,146        (3,996)       484,948
                                                --------     --------      --------       --------
Gross profit (loss)..........................     23,874       44,395        (1,436)        66,833
General and administrative expenses..........      8,943       22,900            --         31,843
Non-qualified employee profit sharing........      1,243           --            --          1,243
Stock option grants to executives............      4,231           --            --          4,231
                                                --------     --------      --------       --------
          Total operating expenses...........     14,417       22,900            --         37,317
                                                --------     --------      --------       --------
Operating income (loss)......................      9,457       21,495        (1,436)        29,516
OTHER INCOME (EXPENSE):
Interest expense, net........................     (2,062)     (21,632)      (16,632)2c     (40,326)
Other, net...................................        291        1,266            --          1,557
                                                --------     --------      --------       --------
Income (loss) before income taxes and
  minority interest..........................      7,686        1,129       (18,068)        (9,253)
Minority interest............................         --       (1,146)           --         (1,146)
                                                --------     --------      --------       --------
Income (loss) before income taxes............      7,686          (17)      (18,068)       (10,399)
Income taxes (benefit).......................      3,038           --        (3,038)2d          --
                                                --------     --------      --------       --------
          Net income (loss)..................   $  4,648     $    (17)     $(15,030)      $(10,399)
                                                ========     ========      ========       ========
Net income (loss) per share..................   $   0.55                                  $  (0.70)
                                                ========     ========      ========       ========
Weighted average common and common equivalent
  shares outstanding.........................      8,477                      6,299         14,776
                                                ========                   ========       ========

                            See accompanying notes.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                    HISTORICAL
                                              -----------------------            PRO FORMA
                                                             KALITTA     -------------------------
                                              KITTY HAWK    COMPANIES    ADJUSTMENTS      COMBINED
                                              ----------    ---------    -----------      --------
REVENUES:
Air freight carrier.........................   $ 55,789     $302,345      $ (4,942)2a     $353,192
Air logistics...............................     45,878           --            --          45,878
Maintenance and other.......................         --       23,299            --          23,299
                                               --------     --------      --------        --------
          Total revenues....................    101,667      325,644        (4,942)        422,369
COSTS OF REVENUES:
Air freight carrier.........................     38,076      297,968       (16,721)2b      319,323
Air logistics...............................     42,037           --            --          42,037
Maintenance and other.......................         --       17,235            --          17,235
                                               --------     --------      --------        --------
          Total costs of revenues...........     80,113      315,203       (16,721)        378,595
                                               --------     --------      --------        --------
Gross profit................................     21,554       10,441        11,779          43,774
General and administrative expenses.........      7,550       19,481            --          27,031
Non-qualified employee profit sharing.......      1,161           --            --           1,161
                                               --------     --------      --------        --------
          Total operating expenses..........      8,711       19,481            --          28,192
                                               --------     --------      --------        --------
Operating income (loss).....................     12,843       (9,040)       11,779          15,582
OTHER INCOME (EXPENSE):
Interest expense, net.......................     (1,809)     (19,740)       (8,696)2c      (30,245)
Other, net..................................        579         (103)           --             476
                                               --------     --------      --------        --------
Income (loss) before income taxes and
  minority interest.........................     11,613      (28,883)        3,083         (14,187)
Minority interest...........................         --       (1,859)           --          (1,859)
                                               --------     --------      --------        --------
Income (loss) before income taxes...........     11,613      (30,742)        3,083         (16,046)
Income taxes (benefit)......................      4,645           --        (4,645)2d           --
                                               --------     --------      --------        --------
          Net income (loss).................   $  6,968     $(30,742)     $  7,728        $(16,046)
                                               ========     ========      ========        ========
Net income (loss) per share.................   $   0.67                                   $  (0.96)
                                               ========                                   ========
Weighted average common and common
  equivalent shares outstanding.............     10,452                      6,299          16,751
                                               ========                   ========        ========

                            See accompanying notes.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

1. Allocation of Purchase Price -- Based upon the Kalitta Companies' September 30, 1997 unaudited balance sheet, the purchase price would have been calculated and allocated as follows:

PURCHASE PRICE DETERMINATION:
  Cash......................................................  $ 20,000
  4,099,150 shares of Kitty Hawk common stock at an assumed
     value of $15 per share.................................    61,487
  Related expenses..........................................     2,178
  Plus fair value of liabilities assumed:
     Accounts payable and accrued expenses (including
      $14,933 maintenance accrual to conform to Kitty Hawk
      accounting method and record the Kalitta Tax
      Distribution).........................................    91,589
     Notes payable, reclassified as current.................    58,429
     Long-term debt, reclassified as current, including
      approximately $3,000 in early payment penalties.......   199,364
     Note payable...........................................       300
     Deferred income taxes..................................     8,955
     Minority interest......................................     3,572
                                                              --------
          Total purchase price to allocate..................  $445,874
                                                              ========
PURCHASE PRICE ALLOCATION:
  Current assets............................................  $127,779
  Property and equipment, principally aircraft..............   318,095
                                                              --------
                                                              $445,874
                                                              ========

The foregoing purchase price determination and allocation are based on the September 30, 1997 Kalitta Companies' balance sheet and preliminary estimates of fair value of assets acquired and liabilities assumed. The final purchase price allocation is contingent upon final assessment or appraisal of the fair value of the net assets acquired.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL INFORMATION -- (CONTINUED)

2. Pro Forma Combined Statement of Operations -- The Company's Pro Forma Combined Statement of Operations data for the year ended December 31, 1996 and the nine months ended September 30, 1997 includes the following adjustments:

                                                                                NINE MONTHS
                                                                YEAR ENDED         ENDED
                                                               DECEMBER 31,    SEPTEMBER 30,
                                                                   1996            1997
                                                               ------------    -------------
a.    Revenues:
      - Elimination of intercompany revenue..................    $ (4,914)       $ (4,639)
      - Elimination of revenue on aircraft to be purchased by
        Mr. Kalitta..........................................        (518)           (303)
                                                                 --------        --------
                                                                   (5,432)         (4,942)
                                                                 --------        --------
b.    Costs of revenues:
      - Elimination of intercompany revenue..................      (4,914)         (4,639)
      - Elimination of the cost of revenues associated with
      the aircraft to be purchased by Mr. Kalitta............        (466)           (273)
      - Conforming the Kalitta Companies' aircraft
      maintenance accounting policy to that of Kitty Hawk....      (2,323)        (14,534)
      - Decreasing insurance costs for the combined fleet....      (1,500)         (1,125)
      - Increase in depreciation expense from the step-up in
      fair value of acquired property and equipment,
        principally aircraft, and adjusting the useful lives
        of the acquired aircraft.............................       5,207           3,850
                                                                 --------        --------
                                                                   (3,996)        (16,721)
                                                                 --------        --------
c.    Interest expense:
      - Repaying existing Kalitta Companies' credit
      facilities.............................................      20,912          19,200
      - Repaying existing Kitty Hawk credit facilities.......       1,882           1,674
      - The Notes............................................     (33,830)        (25,373)
      - Term Loan............................................      (4,039)         (3,029)
      - Amortizing deferred financing costs..................      (1,557)         (1,168)
                                                                 --------        --------
                                                                  (16,632)         (8,696)
                                                                 --------        --------
d.    Adjustments to reduce income tax expense by the amount
      incurred by Kitty Hawk.................................      (3,038)         (4,645)
                                                                 --------        --------
                                                                 $(15,030)       $  7,728
                                                                 ========        ========

The tax effects of the remaining pro forma net operating loss carryforward at December 31, 1996 and at September 30, 1997 have not been reflected as an income tax benefit in the pro forma statements of operations due the uncertainty of future realization.

Interest expense on the Notes is based upon an interest rate of 9.95%. Interest expense on the Term Loan is calculated assuming an interest rate of 8.8%. Interest on the Term Loan accrues initially at LIBOR plus 3% or the Base Rate plus 1.5%, subject to reduction. See "Description of Other Indebtedness." Each
 1/4 percentage point change in the interest rate of the Term Loan results in a change in interest expense of $115 and $86 for 1996 and the nine months ended September 30, 1997, respectively.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                      FINANCIAL INFORMATION -- (CONTINUED)

3. Pro Forma Balance Sheet -- For purposes of preparing the Unaudited Pro Forma Combined Balance Sheet, the Kalitta Companies' assets and liabilities assumed have been recorded at their estimated fair values, the final determination of which has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information reflect the Company's best estimate based upon currently available information. However, such adjustments could change and such changes may be material.

                                                                 AS OF SEPTEMBER 30, 1997
                                                               -----------------------------
a.    Cash:
      - Issuing 2,200,000 shares of common stock at a price
      of $19 per share.......................................   $  41,800
      - Cash payment to Mr. Kalitta..........................     (20,000)
      - Proceeds of the Notes................................     340,000
      - Repaying existing credit facilities including early
      payment penalties of approximately $3,000..............    (328,840)
      - Restricted cash......................................     (56,000)
      - Expenses of the Transactions and the Refinancings....     (16,895)
      - Proceeds from the Term Loan..........................      45,900
                                                                ---------
                                                                                 $  5,965
b.    Restricted Cash resulting from the proceeds from the
      Note Offering used to fund the acquisition of two
      Boeing 747s and certain modifications thereto..........                      56,000
c.    Other current assets...................................                        (101)
d.    Property and equipment.................................                      46,276
e.    Other assets, principally deferred debt costs..........                      10,123
f.    Adjusting accrued maintenance to conform the Kalitta
      Companies' accounting policy to that of Kitty Hawk and
      recording the Kalitta Tax Distribution.................                      15,683
g.    Deferred gain on sale of aircraft......................                     (30,255)
h.    Adjusting debt outstanding for the following:
      - The Notes............................................     340,000
      - Repayment of existing credit facilities..............    (325,840)
      - Term Loan............................................      45,900
                                                                ---------
                                                                                   60,060
i.    Recording deferred income taxes related to the book and
      tax basis differences of the assets acquired and
      liabilities assumed in the Merger......................                    $  8,955

Approximately $10 million of existing debt was not refinanced in connection with the Refinancings. This amount has been reflected on the pro forma balance sheet as Current maturities of long-term debt and Existing long-term debt.

4. Stockholders' Equity -- Stockholders' equity has been adjusted to reflect the issuance of 4,099,150 shares of Kitty Hawk's common stock in conjunction with the Merger and the issuance of 2,200,000 shares of Kitty Hawk's common stock in connection with the Common Stock Offering at an offering price of $19 per share.

                     SELECTED FINANCIAL AND OPERATING DATA

KITTY HAWK

     The following table sets forth selected financial and operating data with respect to Kitty Hawk for each of the fiscal years indicated, for the four months ended December 31, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. The selected statement of operations and balance sheet data as of and for each of the fiscal years ended August 31, 1992 through 1996 and for the four months ended December 31, 1996 has been derived from audited Consolidated Financial Statements of Kitty Hawk appearing elsewhere in this Prospectus. Operating results for the four months ended December 31, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of results that may be expected for a calendar year. In the opinion of management of Kitty Hawk, the selected statement of operations and balance sheet data presented as of and for the four months ended December 31, 1995 and for the nine months ended September 30, 1996 and 1997, which are derived from Kitty Hawk's unaudited Consolidated Financial Statements appearing elsewhere in this Prospectus, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods.

                                                                                           FOUR MONTHS
                                                                                              ENDED           NINE MONTHS ENDED
                                           FISCAL YEAR ENDED AUGUST 31,                   DECEMBER 31,          SEPTEMBER 30,
                                --------------------------------------------------      -----------------   ---------------------
                                 1992      1993       1994       1995       1996         1995      1996      1996          1997
                                -------   -------   --------   --------   --------      -------   -------   -------      --------
                                                              (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Air freight carrier
  revenues....................  $ 6,760   $12,939   $ 28,285   $ 41,117   $ 52,922      $17,994   $20,577   $39,615      $ 55,789
Air logistics revenues........   45,893    52,840     79,415     62,593     89,493       51,734    39,408    43,144        45,878
                                -------   -------   --------   --------   --------      -------   -------   -------      --------
Total revenues................   52,653    65,779    107,700    103,710    142,415       69,728    59,985    82,759       101,667
Total costs of revenues.......   48,465    55,201     92,951     85,532    118,900       57,682    47,580    68,827        80,113
                                -------   -------   --------   --------   --------      -------   -------   -------      --------
Gross profit..................    4,188    10,578     14,749     18,178     23,515       12,046    12,405    13,932        21,554
General and administrative
  expenses....................    2,930     4,394      6,013      7,832      9,080        2,862     2,725     6,877         7,550
Non-qualified profit sharing
  expense.....................       --       250        732      1,001      1,170          889       962       447         1,161
Stock option grants to
  executives..................       --        --         --         --      4,231(1)        --        --     4,231(1)         --
                                -------   -------   --------   --------   --------      -------   -------   -------      --------
Operating income..............    1,258     5,934      8,004      9,345      9,034        8,295     8,718     2,377        12,843
Interest expense..............     (157)     (134)      (343)    (1,185)    (1,859)        (482)     (684)   (1,530)       (1,809)
Contract settlement income,
  net(2)......................       --       725      1,178         --         --           --        --        --            --
Loss on asset disposal........       --        --         --         --       (589)          --        --      (589)           --
Other income (expense)........      287       193       (432)      (601)       291           38       626       262           579
                                -------   -------   --------   --------   --------      -------   -------   -------      --------
Income before income taxes....    1,388     6,718      8,407      7,559      6,877        7,851     8,660       520        11,613
Income taxes..................      375     2,613      3,146      3,143      2,768        3,097     3,367       269         4,645
                                -------   -------   --------   --------   --------      -------   -------   -------      --------
Net income....................  $ 1,013   $ 4,105   $  5,261   $  4,416   $  4,109(1)   $ 4,754   $ 5,293   $   251(1)   $  6,968
                                =======   =======   ========   ========   ========      =======   =======   =======      ========
Net income per share..........  $  0.12   $  0.52   $   0.66   $   0.55   $   0.52(1)   $  0.60   $  0.55   $  0.03(1)   $   0.67
                                =======   =======   ========   ========   ========      =======   =======   =======      ========
Weighted average common and
  common equivalent shares
  outstanding.................    8,671     7,968      7,968      7,968      7,928        7,968     9,610     7,891        10,452
OTHER FINANCIAL DATA:
Capital expenditures..........  $ 3,019   $ 1,318   $ 13,876   $ 17,929   $ 33,538      $   175   $13,796   $31,367      $ 99,575
Adjusted EBITDA(3)............  $ 2,149   $ 7,104   $  9,507   $ 12,839   $ 19,840      $10,014   $12,546   $10,582      $ 21,039
Ratio of adjusted EBITDA to
  total interest expense......     13.7x     53.0x      27.7x      10.8x      10.7x        20.8x     18.3x      6.9x         11.6x
Ratio of earnings to fixed
  charges(4)..................      7.9x     33.6x      20.6x       6.9x       4.4x        15.9x     12.9x      1.3x          5.3x
OPERATING DATA:
Air freight carrier
Aircraft owned (at end of
  period).....................       11        10         15         22         25           22        25        25            42
Flight hours(5)...............    3,567     7,030     11,795     15,183     20,237        6,320     7,670    15,628        21,912
Number of on-demand charters
  flown.......................      292       752      1,182      1,238      1,918          827       243     1,182           911
Number of ACMI contract
  charters flown..............      655     1,314      1,734      2,601      3,514        1,070     1,586     2,818         3,883
Air freight charter logistics
Number of on-demand charters
  managed(6)..................    8,708     9,748     16,713     14,198     19,578        9,356     4,185    11,607        10,640

                                                      AUGUST 31,                          DECEMBER 31,          SEPTEMBER 30,
                                    ----------------------------------------------     ------------------   ---------------------
                                     1992     1993      1994      1995      1996        1995       1996      1996          1997
                                    ------   -------   -------   -------   -------     -------   --------   -------      --------
BALANCE SHEET DATA:
Working capital (deficit).........  $  895   $ 4,679   $ 4,223   $ 1,747   $(6,962)(7) $12,722   $ 33,519   $(7,231)(7)  $    103
Total assets......................   9,874    18,598    37,911    47,954    79,828      80,109    123,027    79,628       176,801
Total debt........................   2,367       976     9,145    16,981    36,912      21,695     24,768    36,049        81,047
Stockholders' equity..............  $3,184   $ 7,289   $12,550   $16,966   $23,639     $21,721   $ 58,292   $24,536      $ 65,241

---------------

 (1) Results for the fiscal year ended August 31, 1996 and the nine months ended September 30, 1996 lack comparability to other periods because such periods include nonrecurring grants to two executive officers of stock options that resulted in a charge to earnings of approximately $4,231. Had these grants of stock options not occurred, net income for fiscal year ended August 31, 1996 and the nine months ended September 30, 1996 would have been approximately $6,648 and $2,790, respectively, and net income per share would have been $0.84 and $0.35, respectively. See "Management -- Stock Option Grants."
 (2) Reflects sums received in settlement of litigation. See "Legal
     Proceedings -- Litigation and Arbitration Related to Postal Contract" and
     Note 5 of Notes to Consolidated Financial Statements.
 (3) Adjusted EBITDA represents net income before income tax expense, interest expense, depreciation, amortization and certain items described below. Adjusted EBITDA excludes approximately $4,231 from stock options granted to executives in 1996 and approximately $725 and $1,178 in contract settlements in fiscal 1993 and 1994, respectively. Adjusted EBITDA is presented because it is a financial indicator of Kitty Hawk's ability to incur and service debt. However, adjusted EBITDA is not calculated under GAAP, is not necessarily comparable to similarly titled measures of other companies and should not be considered in isolation, as a substitute for operating income, net income or cash flow data prepared in accordance with GAAP or as a measure of Kitty Hawk's profitability or liquidity.
 (4) In calculating the ratio of earnings to fixed charges, earnings consist of income prior to income tax expense and fixed charges (less capitalized interest). Fixed charges consist of capitalized interest, interest expense, amortization of debt expense and one-third of rental payments on operating leases (such factor having been deemed by Kitty Hawk to represent the interest portion of such payments).
 (5) As reported by Kitty Hawk to the FAA. Flight hours reported are less than block hours, which also include the time an aircraft is operating under its own power whether or not airborne. Kitty Hawk generally bills its customers on a block hour basis.
 (6) Includes on-demand charters flown by Kitty Hawk aircraft.
 (7) Working capital includes a $10 million Revolving Credit Facility classified as a current liability that was subsequently repaid.

THE KALITTA COMPANIES

     The following table sets forth selected financial and operating data with respect to the Kalitta Companies for each of the fiscal years indicated and for the nine months ended September 30, 1996 and 1997. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Combined Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus. The selected statement of operations and balance sheet data as of and for each of the fiscal years indicated in the five year period ended December 31, 1996 have been derived from the audited Combined Financial Statements of the Kalitta Companies. The selected statement of operations and balance sheet data for the nine months ended September 30, 1996 and 1997 have been derived from the unaudited Combined Financial Statements of the Kalitta Companies, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The information presented under the captions "Other Financial Data" and "Aircraft Data" have not been derived from audited data for any periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results which may be expected for the full year.

                                                                                                               NINE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                                     ---------------------------------------------------   -------------------
                                                      1992       1993       1994       1995       1996       1996       1997
                                                     -------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
REVENUES:
  Air freight carrier services.....................  $95,144   $194,525   $298,081   $359,404   $388,193   $275,212   $302,345
  Maintenance and other(1).........................    2,606      5,584      7,449     14,279     36,348     25,801     23,299
                                                     -------   --------   --------   --------   --------   --------   --------
Total revenues.....................................   97,750    200,109    305,530    373,683    424,541    301,013    325,644
OPERATING COSTS AND EXPENSES(2):
  Flight...........................................   37,259     62,877    115,614    168,775    150,256    107,006    126,208
  Maintenance......................................   22,114     51,933     64,722    103,389    115,082     81,561    107,432
  Fuel.............................................   16,508     38,554     57,362     54,538     82,717     58,434     55,095
  Depreciation.....................................    8,999     12,422     13,809     20,972     32,091     23,959     26,468
  Selling, general and administrative..............    4,232      9,554     13,273     21,676     21,889     15,353     17,848
  Provision for doubtful accounts..................    1,557      1,547      2,231      1,862      1,011      2,386      1,633
                                                     -------   --------   --------   --------   --------   --------   --------
  Total operating costs and expenses...............   90,669    176,887    267,011    371,212    403,046    288,699    334,684
                                                     -------   --------   --------   --------   --------   --------   --------
  Income (loss) from operations....................    7,081     23,222     38,519      2,471     21,495     12,314     (9,040)
OTHER INCOME (EXPENSE):
  Interest expense.................................   (4,396)    (6,781)    (8,121)   (15,064)   (22,012)   (16,043)   (20,089)
  Interest income..................................       --         36        113        315        379        288        349
  Gain on disposition of aircraft held for resale
    and property and equipment, net................    3,018      1,945      3,390     11,708        131        426        624
  Gain on contract termination.....................       --         --         --         --      1,123      1,123         --
  Gain on insurance settlement(3)..................       --         --         --      8,148         --         --        542
  Miscellaneous....................................     (118)      (421)      (550)        --         13         13     (1,269)(12)
                                                     -------   --------   --------   --------   --------   --------   --------
Total other income (expense).......................   (1,496)    (5,221)    (5,168)     5,107    (20,365)   (14,193)   (19,843)
                                                     -------   --------   --------   --------   --------   --------   --------
Income (loss) before minority interest.............    5,585     18,001     33,351      7,578      1,129     (1,879)   (28,883)
Minority interest(4)...............................     (424)    (1,458)    (2,758)    (3,092)    (1,146)      (908)    (1,859)
                                                     -------   --------   --------   --------   --------   --------   --------
Net income (loss)(5)...............................  $ 5,161   $ 16,543   $ 30,593   $  4,486   $    (17)  $ (2,787)  $(30,742)
                                                     =======   ========   ========   ========   ========   ========   ========
UNAUDITED PRO FORMA DATA:
Unaudited pro forma net income (loss)(6)...........  $ 3,200   $ 10,257   $ 18,968   $  2,781   $    (17)  $ (2,787)  $(30,742)
OTHER FINANCIAL DATA:
Capital expenditures...............................  $55,863   $ 20,468   $ 77,832   $153,719   $ 53,413   $ 43,598   $ 54,509
Adjusted EBITDA(7).................................  $16,080   $ 35,645   $ 52,328   $ 23,443   $ 53,586   $ 36,273   $ 16,159
Ratio of adjusted EBITDA to total interest
  expense(8).......................................      3.7x       5.3x       6.4x       1.6x       2.4x       2.3x        --
Ratio of earnings to fixed charges(9)..............      2.0x       2.4x       3.3x       1.2x       1.0x        --         --

                                                                       DECEMBER 31,                            SEPTEMBER 30,
                                                   -----------------------------------------------------   ---------------------
                                                     1992       1993       1994       1995       1996        1996        1997
                                                   --------   --------   --------   --------   ---------   ---------   ---------
BALANCE SHEET DATA:
Working capital (deficit)(10)....................  $ (6,242)  $  4,299   $(12,037)  $(19,700)  $(195,413)  $(194,251)  $(233,073)
Total assets.....................................   123,773    163,925    272,461    377,597     380,103     364,650     400,476
Total debt.......................................    80,010     84,936    137,405    220,471     238,350     228,601     255,093
Stockholder's equity.............................  $ 31,043   $ 46,461   $ 77,099   $ 66,292   $  67,085   $  67,265   $  35,650
OPERATING DATA:
Aircraft under operating leases..................         7          8          4          4           2           2           2
Aircraft owned...................................        52         57         82         91          95          94          84
                                                   --------   --------   --------   --------   ---------   ---------   ---------
Total aircraft...................................        59         65         86         95          97          96          86
                                                   ========   ========   ========   ========   =========   =========   =========
Flight hours(11).................................    39,404     55,220     76,346     84,058      91,690      66,858      70,721

---------------

 (1) Includes revenues from related parties. See "Certain Transactions" and Note 8 of Notes to Combined Financial Statements.
 (2) Includes expenses to related parties. See "Certain Transactions" and Note 8 of Notes to Combined Financial Statements.
 (3) The gain for the year ended December 31, 1995 represents the amount by which the insurance settlement received by AIA by reason of damage to one of its aircraft exceeded the actual costs incurred to repair the damage. The difference occurred because AIA was able to effect the repair using its own maintenance capability and obtain the replacement parts from an unused airframe having no book value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
 (4) American International Cargo is a general partnership in which AIA holds a 60% interest. See "Business -- Scheduled Cargo Services."
 (5) The Kalitta Companies filed income tax returns under Subchapter S of the U.S. Federal Income Tax Code. Therefore, all taxable income or losses of the Kalitta Companies have passed through to the sole shareholder of the Kalitta Companies.
 (6) Represents net income adjusted for the approximate federal and state income taxes (by applying statutory rates) assuming the Kalitta Companies had been subject to tax as a C corporation. No tax benefit has been provided for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 due to the uncertainty of the Kalitta Companies' ability to recover such benefits.
 (7) Adjusted EBITDA represents net income (loss) before minority interest, interest expense (net of capitalized interest), depreciation, amortization and certain items described below. Adjusted EBITDA excludes approximately $8,148 and $542 from gains on insurance settlements in 1995, and the nine months ended September 30, 1997, respectively, $1,123 from a gain from settlement of a contract dispute in 1996 and the nine months ended September 30, 1996, and net gains from disposition of aircraft held for resale in each period presented. Adjusted EBITDA is presented because it is a financial indicator of the Kalitta Companies' ability to incur and service debt. However, adjusted EBITDA is not calculated under GAAP, is not necessarily comparable to similarly titled measures of other companies and should not be considered in isolation, as a substitute for operating income, net income or cash flow data prepared in accordance with GAAP or as a measure of the Kalitta Companies' profitability or liquidity.
 (8) For the nine months ended September 30, 1997, the Kalitta Companies' adjusted EBITDA was $16,159 and interest expense was $19,740, resulting in a failure to cover interest expense.
 (9) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before minority interest and fixed charges (less capitalized interest). Fixed charges consist of capitalized interest, interest expense, amortization of debt expense and one-third of rental payments on operating leases (such factor having been deemed by the Kalitta Companies to represent the interest portion of such payments). Earnings were not sufficient to cover fixed charges by approximately $2,412 and $28,883 for the nine months ended September 30, 1996 and September 30, 1997, respectively.
(10) Includes long-term debt and notes payable reclassified to current of $203,016, $177,402 and $160,058 at December 31, 1996, September 30, 1996
     and September 30, 1997, respectively.
(11) As reported to the FAA by the Kalitta Companies. Flight hours reported are less than block hours, which also include the time an aircraft is operating under its own power whether or not airborne. The Kalitta Companies generally bill their customers on a block hour basis.
(12) Represents Merger-related costs for the nine months ended September 30, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW OF KITTY HAWK

     Change of Fiscal Year. On December 4, 1996, Kitty Hawk changed its fiscal year end from August 31 to December 31, resulting in a transition period from September 1, 1996 to December 31, 1996 (the "Transition Period"). The following discussion is of Kitty Hawk's financial condition and results of operations (i) for the nine months ended September 30, 1996 and 1997, (ii) for the four months ended December 31, 1995 and December 31, 1996 and (iii) for the fiscal years ended August 31, 1994, 1995 and 1996.

     Revenues. Kitty Hawk's revenues are derived from two related businesses (i) air freight carrier and (ii) air logistics. Air freight carrier revenues are derived substantially from ACMI contract and on-demand charters flown with Kitty Hawk's aircraft. Air logistics revenues are derived substantially from on-demand air freight charters arranged by Kitty Hawk for its customers utilizing the flight services of third party air freight carriers. With respect to on-demand charters that are arranged by Kitty Hawk and flown with its own aircraft, charges to the customer for air transportation are accounted for as air freight carrier revenues and charges for ground handling and transportation are accounted for as air logistics revenues.

     The principal factors that have contributed to revenue growth over the past several years have been increases in the size of Kitty Hawk's fleet (from 10 aircraft at December 31, 1993 to 42 aircraft at September 30, 1997), the general U.S. economic expansion since 1992 and the increased global demand for time sensitive air freight services.

     Costs of Revenues. The principal components of the costs of revenues attributable to the air freight carrier business consist of the costs for the maintenance and operation of aircraft, including the salaries of pilots and maintenance personnel, charges for fuel, insurance and maintenance and depreciation of engines and airframes. Generally, charges for fuel are only applicable for the on-demand charters flown by the air freight carrier because fuel for the ACMI contract charters is generally provided by the customer or billed to the customer on a direct pass-through basis. The principal components of the costs of revenues attributable to air logistics consist of sub-charter costs paid to third party air freight carriers and costs paid for ground handling and transportation. With respect to on-demand charters that are flown on Kitty Hawk's aircraft, all related air transportation expenses are allocated to the air freight carrier business and all related cargo ground handling and transportation expenses are allocated to the air logistics business.

     Under the Kitty Hawk Amended and Restated Annual Incentive Compensation Plan, Kitty Hawk awards semiannual cash bonuses to its employees. The aggregate amount of the bonuses for each of fiscal years 1994, 1995 and 1996, the Transition Period and the nine months ended September 30, 1996 and 1997, have equaled 8%, 11.7%, 9.5%, 10%, 8.6% and 9.1%, respectively, of Kitty Hawk's income before the deduction of income taxes, stock option grants to executives and the bonuses that were expensed under this plan.

     Kitty Hawk's gross margins have been substantially higher in its air freight carrier business (which uses Kitty Hawk aircraft) than in its air logistics business (which principally uses third party aircraft). However, the air freight carrier business provides a more predictable revenue base. Accordingly, Kitty Hawk is shifting its aircraft from on-demand to ACMI contracts. Of the 16 Boeing 727s acquired in September 1997, 14 operate under ACMI contracts.

     Significant Events Affecting Comparability of Results of Operations. Since September 1, 1993, several events have affected the comparability of results of operations for each of the last three fiscal years. In fiscal year 1996, Kitty Hawk granted Messrs. Reeves and Wadsworth options to purchase 390,707 and 153,567 shares of Common Stock, respectively, for an exercise price of $0.01 per share, that resulted in a charge to earnings of approximately $4,231,000. In fiscal year 1995, Kitty Hawk expensed approximately $727,000 relating to its attempted initial public offering. In fiscal year 1994, contract settlement income amounted to approximately $1,178,000. See Note 5 of Notes to Consolidated Financial Statements.

     Post-Merger Results. Beginning in the fourth quarter of 1997, the Company's results will be affected by the Transactions and the Refinancings. Expenses will be increased by the amortization of the stepped up value of the Kalitta Companies' fleet (approximately $5.2 million of non-cash annual expense), the amortization of deferred financing costs associated with the Old Note Offering, the New Credit Facility and the Term Loan (approximately $1.6 million of non-cash annual expense) and cash interest expense with respect to the Notes (approximately $33.8 million of annual expense) and the Term Loan (approximately $4 million of annual expense).

     Reduced Dependence on Significant Customers. Historically, Kitty Hawk derived a substantial amount of revenue from a limited number of customers. As a result of the Merger, the Company is significantly less dependent on revenues from these customers.

RESULTS OF OPERATIONS OF KITTY HAWK

     The following table sets forth, on a comparative basis for the periods indicated, the components of Kitty Hawk's gross profit (in thousands) and the gross profit margin by revenue type:

                                                    FISCAL YEAR ENDED AUGUST 31,
                                        -----------------------------------------------------
                                             1994               1995               1996
                                        ---------------    ---------------    ---------------
AIR FREIGHT CARRIER:
Revenues..............................  $28,285   100.0%   $41,117   100.0%   $52,922   100.0%
Costs of revenues.....................   19,550    69.1     28,104    68.4     38,760    73.2
                                        -------   -----    -------   -----    -------   -----
Gross profit..........................  $ 8,735    30.9%   $13,013    31.6%   $14,162    26.8%
                                        =======   =====    =======   =====    =======   =====
AIR LOGISTICS:
Revenues..............................  $79,415   100.0%   $62,593   100.0%   $89,493   100.0%
Costs of revenues.....................   73,402    92.4     57,428    91.7     80,140    89.5
                                        -------   -----    -------   -----    -------   -----
Gross profit..........................  $ 6,013     7.6%   $ 5,165     8.3%   $ 9,353    10.5%
                                        =======   =====    =======   =====    =======   =====

                         FOUR MONTHS ENDED DECEMBER 31,       NINE MONTHS ENDED SEPTEMBER 30,
                       ----------------------------------    ----------------------------------
                            1995               1996               1996               1997
                       ---------------    ---------------    ---------------    ---------------
AIR FREIGHT CARRIER:
Revenues.............  $17,994   100.0%   $20,577   100.0%   $39,615   100.0%   $55,789   100.0%
Costs of revenues....   11,685    64.9     13,784    67.0     29,688    74.9     38,076    68.3
                       -------   -----    -------   -----    -------   -----    -------   -----
Gross profit.........  $ 6,309    35.1%   $ 6,793    33.0%   $ 9,927    25.1%   $17,713    31.7%
                       =======   =====    =======   =====    =======   =====    =======   =====
AIR LOGISTICS:
Revenues.............  $51,734   100.0%   $39,408   100.0%   $43,144   100.0%   $45,878   100.0%
Costs of revenues....   45,997    88.9     33,796    85.8     39,139    90.7     42,038    91.6
                       -------   -----    -------   -----    -------   -----    -------   -----
Gross profit.........  $ 5,737    11.1%   $ 5,612    14.2%   $ 4,005     9.3%   $ 3,840     8.4%
                       =======   =====    =======   =====    =======   =====    =======   =====

     The following table presents, for the periods indicated, consolidated income statement data expressed as a percentage of total revenues:

                                                                   FOUR MONTHS     NINE MONTHS
                                            FISCAL YEAR ENDED         ENDED           ENDED
                                               AUGUST 31,         DECEMBER 31,    SEPTEMBER 30,
                                          ---------------------   -------------   -------------
                                          1994    1995    1996    1995    1996    1996    1997
                                          -----   -----   -----   -----   -----   -----   -----
REVENUES:
  Air freight carrier...................   26.3%   39.6%   37.2%   25.8%   34.3%   47.9%   54.9%
  Air logistics.........................   73.7    60.4    62.8    74.2    65.7    52.1    45.1
                                          -----   -----   -----   -----   -----   -----   -----
Total revenues..........................  100.0   100.0   100.0   100.0   100.0   100.0   100.0
Total costs of revenues.................   86.3    82.5    83.5    82.7    79.3    83.2    78.8
                                          -----   -----   -----   -----   -----   -----   -----
Gross profit............................   13.7    17.5    16.5    17.3    20.7    16.8    21.2
General and administrative expenses.....    5.6     7.6     6.4     4.1     4.5     8.3     7.4
Non-qualified profit sharing expense....    0.7     0.9     0.8     1.3     1.6     0.5     1.2
Stock option grants to executives.......     --      --     3.0      --      --     5.1      --
                                          -----   -----   -----   -----   -----   -----   -----
Operating income........................    7.4     9.0     6.3    11.9    14.6     2.9    12.6
Interest expense........................   (0.3)   (1.1)   (1.3)   (0.7)   (1.2)   (1.9)   (1.8)
Contract settlement income, net.........    1.1      --      --      --      --      --      --
Loss on asset disposal..................     --      --    (0.4)     --      --    (0.7)     --
Other income (expense)..................   (0.4)   (0.6)    0.2     0.1     1.0     0.3     0.6
                                          -----   -----   -----   -----   -----   -----   -----
Income before income taxes..............    7.8     7.3     4.8    11.3    14.4     0.6    11.4
Income taxes............................    2.9     3.0     1.9     4.4     5.6     0.3     4.6
                                          -----   -----   -----   -----   -----   -----   -----
Net income..............................    4.9%    4.3%    2.9%    6.9%    8.8%    0.3     6.8
                                          =====   =====   =====   =====   =====   =====   =====

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues -- Air Freight Carrier. Air freight carrier revenues increased to $55.8 million, or 40.8%, from $39.6 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, principally due to an increase in fleet size. Air freight carrier on-demand and ACMI contract charter revenues were $12 million and $42.4 million, or 21.5% and 76.1%, respectively, of total air freight carrier revenues for the nine months ended September 30, 1997, as compared to $14.1 million and $24.2 million or 35.5% and 61.1%, respectively, for the nine months ended September 30, 1996. Revenues from on-demand charters flown by Company aircraft for the nine months ended September 30, 1997 decreased 14.5% from the comparable prior year period due to aircraft being shifted from on-demand to ACMI contract charter service, which is consistent with Kitty Hawk's strategy of using more of its fleet in ACMI business which produces relatively stable revenues. Prices for the Company's on-demand and ACMI contract charters remained relatively constant.

     Revenues -- Air Logistics. Air logistics revenues increased $2.7 million, or 6.3%, to $45.9 million in the nine months ended September 30, 1997, from $43.1 million in the nine months ended September 30, 1996. This increase was primarily due to increased demand in the first and third quarters for on-demand charters generally and specifically for charters that require larger aircraft, which generate greater revenues. Prices for the Company's air logistics services remained relatively constant. The number of on-demand charters managed decreased by 967 charters, or 8.3%, to 10,640 for the nine months ended September 30, 1997 from 11,607 for the nine months ended September 30, 1996. This was principally due to a strike at GM during the fourth quarter of 1996 and in the first nine months of 1997.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $8.4 million, or 28.3%, to $38.1 million in the nine months ended September 30, 1997, from $29.7 million in the nine months ended September 30, 1996, reflecting increased costs associated with increased fleet size and additional ACMI contract charters. The gross profit margin from the air freight carrier increased to 31.7% in the nine months ended September 30, 1997, from 25.1% in the nine months ended September 30, 1996. This increase was primarily the result of lower maintenance costs resulting from operational efficiencies associated with increased fleet size and lower depreciation costs resulting from the sale of eight JT8D-9A engines.

     As reported to the FAA, overall aircraft utilization increased to 21,912 flight hours for the nine months ended September 30, 1997, from 15,628 in the nine months ended September 30, 1996, a 40.2% increase. This increase was primarily due to increased fleet size and hours flown for ACMI contract charters.

     Costs of Revenues -- Air Logistics. Air logistics costs of revenues increased $2.9 million, or 7.4%, to $42 million in the nine months ended September 30, 1997, from $39.1 million in the nine months ended September 30, 1996, reflecting an increased volume of business. The gross profit margin from air logistics decreased to 8.4% in the nine months ended September 30, 1997, from 9.3% in the comparable prior year period, a decrease of 9.7%. This decrease was primarily due to increased rates paid to third party air freight carriers which could not be passed on to the Company's customers due to contractually established rates.

     General and Administrative Expenses. General and administrative expenses increased $673,000, or 9.8%, to $7.6 million in the nine months ended September 30, 1997, from $6.9 million in the nine months ended September 30, 1996. This increase was primarily due to an increase in support functions and administrative costs associated with the growth in the aircraft fleet and the increased volume of business of the air freight carrier in the nine months ended September 30, 1997. As a percentage of total revenues, general and administrative expenses decreased to 7.4% in the nine months ended September 30, 1997, from 8.3% in the nine months ended September 30, 1996.

     Non-qualified Employee Profit Sharing Expense. Employee profit sharing expense increased $714,000, or 159.8%, to $1.2 million in the nine months ended September 30, 1997, from $447,000 in the nine months ended September 30, 1996, reflecting the increase of net income before taxes in the nine months ended September 30, 1997.

     Stock Option Grants to Executives. There was no stock option grant expense during the nine months ended September 30, 1997. During the nine month period ended September 30, 1996, the Company granted two executive officers options to purchase 544,274 shares of Common Stock that resulted in a charge to earnings of approximately $4,231,000.

     Operating Income. As a result of the above, operating income increased $10.5 million, or 440.3%, to $12.8 million in the nine months ended September 30, 1997, from $2.4 million in the nine months ended September 30, 1996. Operating income margin increased to 12.6% in the nine months ended September 30, 1997, from 2.9% in the nine months ended September 30, 1996.

     Interest Expense. Interest expense increased to $1.8 million for the nine months ended September 30, 1997, as compared to $1.5 million for the nine months ended September 30, 1996 due to an increase in long term debt associated with financing major aircraft maintenance costs and the acquisition of 16 Boeing 727 aircraft from the Kalitta Companies in September 1997.

     Loss on Asset Disposal. Loss on asset disposal during the nine months ended September 30, 1996 was $589,000, which resulted from write-downs associated with equipment dispositions.

     Other Income (Expense). Other income increased to $579,000 in the nine months ended September 30, 1997, from $263,000 in the comparable prior year period. The increase was primarily due to increased interest income in the nine months ended September 30, 1997 from the investment of proceeds from the Company's initial public offering.

     Income Taxes. Income taxes as a percentage of income before income taxes decreased to 40% for the nine months ended September 30, 1997, from 51.7% for the comparable prior year period. The decrease was primarily due to decreased state income taxes.

     Net Income. As a result of the above, net income increased to $7 million in the nine months ended September 30, 1997, compared to $251,000 in the nine months ended September 30, 1996. Net income as a percentage of total revenues increased to 6.8% in the nine months ended September 30, 1997, from 0.3% in the comparable prior year period.

FOUR MONTHS ENDED DECEMBER 31, 1996 COMPARED TO FOUR MONTHS ENDED DECEMBER 31, 1995

     Revenues -- Air Freight Carrier. Air freight carrier revenues increased to $20.6 million, or 14.4%, from $18 million for the four months ended December 31, 1996 compared to the four months ended December 31, 1995, principally from an increase in fleet size from 21 aircraft to 26 aircraft during the comparable periods. Air freight carrier on-demand and ACMI contract charter revenues were $3 million and $16.9 million, or 14.5% and 82.3%, respectively, of total air freight carrier revenues for the four months ended December 31, 1996, as compared to $7.8 million and $9.2 million, or 43.2% and 51.3%, respectively, for the four months ended December 31, 1995. Revenues from on-demand charters flown by Kitty Hawk aircraft for the four months ended December 31, 1996 decreased 61.6% from the comparable prior year period primarily as the result of Kitty Hawk's strategy to use as many aircraft as possible under ACMI contracts, which provide more stable, predictable revenues. Prices for Kitty Hawk's on-demand and ACMI contract charters remained relatively constant.

     Revenues -- Air Logistics. Air logistics revenues decreased $12.3 million, or 23.8%, to $39.4 million in the four months ended December 31, 1996, from $51.7 million in the four months ended December 31, 1995. This decrease was primarily due to decreased demand for on demand charters from the automobile industry in the fourth quarter of calendar year 1996 and is partially offset by an increase in the number of managed charters for the U.S. Postal Service during December 1996. Prices for Kitty Hawk's air logistics services remained relatively constant.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $2.1 million, or 18%, to $13.8 million in the four months ended December 31, 1996, from $11.7 million in the four months ended December 31, 1995, reflecting the increased volume of business from Boeing 727-200 ACMI contract charters. Gross profit margin from the air freight carrier decreased to 33% in the four months ended December 31, 1996, from 35.1% in the comparable prior year period. This decrease reflects the increase in ACMI contract charters, which produce lower gross margins than on-demand charters.

     As reported to the FAA, overall aircraft utilization increased to 7,670 flight hours for the four months ended December 31, 1996, from 6,320 in the four months ended December 31, 1995, a 21.4% increase. This increase was primarily due to the increased hours flown for ACMI contract charters.

     Costs of Revenues -- Air Logistics. Air logistics costs of revenues decreased $12.2 million, or 26.5%, to $33.8 million in the four months ended December 31, 1996, from $46 million in the four months ended December 31, 1995, reflecting the decreased volume of business. The gross profit margin from air logistics increased to 14.2% in the four months ended December 31, 1996, from 11.1% in the comparable prior year period, an increase of 27.9%. This increase was primarily due to Kitty Hawk's additional revenues and increased gross profit margin from the U.S. Postal Service Christmas contract in December 1996 and Kitty Hawk's success in reducing its costs paid to third party air freight carriers and ground service providers.

     General and Administrative Expenses. General and administrative expenses decreased $137,000, or 4.8%, to $2.7 million in the four months ended December 31, 1996, from $2.9 million in the four months ended December 31, 1995. This decrease was primarily due to a reduction of professional fees and bank charges in the four months ended December 31, 1996. As a percentage of total revenues, general and administrative expenses increased to 4.5% in the four months ended December 31, 1996, from 4.1% in the four months ended December 31, 1995.

     Non-qualified Employee Profit Sharing Expense. Employee profit sharing expense increased $73,000, or 8.2%, to $962,000 in the four months ended December 31, 1996, from $889,000 in the four months ended December 31, 1995, reflecting the increased profitability from operating activities of Kitty Hawk in the four months ended December 31, 1996.

     Operating Income. Operating income increased $423,000, or 5.1%, to $8.7 million in the four months ended December 31, 1996, from $8.3 million in the four months ended December 31, 1995. Operating income margin increased to 14.6% from 11.9%, for the four months ended December 31, 1996 and 1995, respectively.

     Interest Expense. Interest expense increased to $684,000 for the four months ended December 31, 1996 from $482,000 in the four months ended December 31, 1995, a 42% increase. The increase was primarily the result of the incurrence of additional long-term debt to finance the acquisition of Boeing 727-200 aircraft subsequent to December 31, 1995.

     Other Income (Expense). Other income increased to $626,000 in the four months ended December 31, 1996, from $38,000 in the comparable prior year period. The increase was primarily due to the temporary investment of the net proceeds of Kitty Hawk's initial public offering.

     Income Taxes. Income taxes as a percentage of income before income taxes decreased to 38.9% for the four months ended December 31, 1996, from 39.4% for the comparable prior year period. The decrease was primarily due to decreased state income taxes.

     Net Income. As a result of the above, net income increased to $5.3 million in the four months ended December 31, 1996, from $4.8 million in the four months ended December 31, 1995, a 11.3% increase. Net income as a percentage of total revenues increased to 8.8% in the four months ended December 31, 1996, from 6.9% in the comparable prior year period.

FISCAL YEAR ENDED AUGUST 31, 1996 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1995

     Revenues -- Air Freight Carrier. Air freight carrier revenues increased $11.8 million or 28.7% from $41.1 million for fiscal year 1995 to $52.9 million for fiscal year 1996. Air freight carrier on-demand and ACMI contract charter revenues were $20.7 million and $30.1 million, or 39.2% and 56.8%, respectively, of total air freight carrier revenues for fiscal year 1996, as compared to $18.1 million and $20.9 million, or 44.2% and 50.8%, respectively, for fiscal year 1995. Revenues from on-demand charters flown by Kitty Hawk aircraft for fiscal year 1996 increased 14% from the prior year. The increase in ACMI revenues of $9.2 million from 1995 to 1996 was principally due to Kitty Hawk's strategy to increase its Boeing 727 fleet and dedicate more aircraft to ACMI contract service. Prices for Kitty Hawk's on-demand and ACMI contract charters remained relatively constant.

     Revenues -- Air Logistics. Air logistics revenues increased $26.9 million, or 43%, to $89.5 million in fiscal year 1996, from $62.6 million in fiscal year 1995. This increase was primarily due to increased demand for on demand charters from the automobile industry in the fourth quarter of calendar year 1995 and a substantial increase in the number of managed charters for the U.S. Postal Service during December 1995. Prices for Kitty Hawk's air logistics services remained relatively constant.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $10.7 million, or 37.9%, to $38.8 million in fiscal year 1996, from $28.1 million in fiscal year 1995, reflecting the increased volume of business from Boeing 727-200 ACMI contract charters. Gross profit margin from the air freight carrier decreased to 26.8% in fiscal year 1996, from 31.6% in the comparable prior year period. This decrease reflects the increase in ACMI contract charters, which produce lower gross margins than on-demand charters.

     As reported to the FAA, overall aircraft utilization increased to 20,237 flight hours for fiscal year 1996, from 15,183 in fiscal year 1995, a 33.3% increase. This increase was primarily due to the increased hours flown for ACMI contract charters.

     Costs of Revenues -- Air Logistics. Air logistics costs of revenues increased $22.7 million, or 39.5%, to $80.1 million in fiscal year 1996, from $57.4 million in fiscal year 1995, reflecting the increased volume of business. The gross profit margin from air logistics increased to 10.5% in fiscal year 1996, from 8.3% in the comparable prior year period, a 26.5% increase. This increase was primarily due to Kitty Hawk's success in reducing its costs paid to third party air freight carriers and ground service providers and increased gross profit margin from the U.S. Postal Service Christmas contract in December 1995.

     General and Administrative Expenses. General and administrative expenses increased $1.2 million, or 15.9%, to $9.1 million in fiscal year 1996, from $7.8 million in fiscal year 1995. This increase was primarily due to an increase in support functions and administrative costs associated with the growth in the aircraft fleet and the increased revenue volume for the air freight carrier in fiscal year 1996. As a percentage of total revenues, general and administrative expenses decreased to 6.4% in fiscal year 1996, from 7.6% in fiscal year 1995.

     Non-qualified Employee Profit Sharing Expense. Employee profit sharing expense increased $169,000, or 16.9%, to $1.2 million in fiscal year 1996, from $1 million in fiscal year 1995, reflecting the increased profitability from operating activities of Kitty Hawk in fiscal year 1996.

     Stock Option Grants to Executives. During fiscal year 1996, Kitty Hawk granted two executive officers options to purchase 544,274 shares of Common Stock that resulted in a charge to earnings of approximately $4,231,000.

     Operating Income. Operating income decreased $311,000, or 3.3%, to $9 million in fiscal year 1996, from $9.3 million in fiscal year 1995. Operating income margin decreased to 6.3% from 9%, for fiscal year 1996 and 1995, respectively.

     Interest Expense. Interest expense increased to $1.9 million for fiscal year 1996 from $1.2 million in fiscal year 1995, a 56.9% increase. The increase was primarily the result of the incurrence of additional long-term debt to finance the acquisition of two Boeing 727-200 aircraft in the second half of fiscal year 1995 and two additional Boeing 727-200 aircraft in fiscal year 1996.

     Loss on Asset Disposal. Loss on asset disposal for fiscal year 1996 was $589,000, which resulted from write-downs associated with equipment dispositions. There were no losses on asset disposal in fiscal year 1995.

     Other Income (Expense). Other income increased to $291,000 in fiscal year 1996, from an expense of $601,000 in the comparable prior year period. The increase was primarily due to the write-off of costs associated with Kitty Hawk's attempted initial public offering in fiscal year 1995 and increased interest income in fiscal year 1996.

     Income Taxes. Income taxes as a percentage of income before income taxes decreased to 40.3% for fiscal year 1996, from 41.6% for the comparable prior year period. The decrease was primarily due to decreased state income taxes.

     Net Income. As a result of the above, net income decreased to $4.1 million in fiscal year 1996, from $4.4 million in fiscal year 1995, a 7% decrease. Net income as a percentage of total revenues decreased to 2.9% in fiscal year 1996, from 4.3% in the comparable prior year period.

FISCAL YEAR ENDED AUGUST 31, 1995 COMPARED TO FISCAL YEAR ENDED AUGUST 31, 1994

     Revenues -- Air Freight Carrier. Air freight carrier revenue increased $12.8 million, or 45.4% from $28.3 million for fiscal year 1994 to $41.1 million for fiscal year 1995, principally as a result of an increase in the fleet size from 15 to 21 aircraft for the same period. Air freight carrier on-demand and ACMI contract charter revenues were $18.1 million and $20.9 million, or 44.2% and 50.8%, respectively, of total air freight carrier revenues for fiscal year 1995, as compared to $15.4 million and $10.6 million, or 54.5% and 37.4%, respectively, for fiscal year 1994. The increase in on-demand and ACMI contract charter revenues for fiscal year 1995 over fiscal year 1994, was 17.9% and 97.1%, respectively. The increase in ACMI revenues of $10.3 million from 1994 to 1995 was principally due to Kitty Hawk's strategy to increase its Boeing 727 fleet and dedicate more aircraft to ACMI contract service. Prices for Kitty Hawk's ACMI contract charter services and U.S. Postal Service Christmas contracts remained relatively constant.

     Revenues -- Air Logistics. Air logistics revenues decreased $16.8 million, or 21.2%, to $62.6 million in fiscal year 1995 from $79.4 million in fiscal year 1994 primarily due to the substantial decline in volume of on-demand charters for the automobile industry in the first half of calendar 1995 as compared to the same period in 1994. This decline was primarily the result of the temporary decision by GM to significantly reduce use of expedited transportation, including Kitty Hawk's air logistics services, as part of a cost containment initiative. Prices for Kitty Hawk's on-demand charters decreased slightly due to a rate reduction in the GM Agreement which took effect on May 1, 1994.

     Costs of Revenues -- Air Freight Carrier. Air freight carrier costs of revenues increased $8.6 million, or 43.8%, to $28.1 million in fiscal year 1995 from $19.5 million in fiscal year 1994, reflecting the increased volume of business from ACMI contract and on-demand charters flown by Kitty Hawk's jet aircraft. Gross profit margin from the air freight carrier increased slightly to 31.6% in fiscal year 1995 from 30.9% in fiscal year 1994, a 2.3% increase. As reported to the FAA, overall aircraft utilization increased to 15,183 flight hours for fiscal year 1995 from 11,795 flight hours in fiscal year 1994, a 28.7% increase. This increase was primarily the result of the inclusion of an additional four Boeing 727-200s and two Douglas DC-9-15F aircraft into Kitty Hawk's operations during fiscal year 1995.

     Costs of Revenues -- Air Logistics. Air logistics costs of revenues decreased $16 million, or 21.8%, to $57.4 million in fiscal year 1995 from $73.4 million in fiscal year 1994, reflecting the decrease in the volume of business. The gross profit margin from air logistics increased to 8.3% in fiscal year 1995 from 7.6% in fiscal year 1994, a 9.2% increase. This increase was primarily due to Kitty Hawk's success in reducing its costs paid to third party air freight carriers and ground service providers in the second half of fiscal year 1995.

     General and Administrative Expenses. General and administrative expenses increased $1.8 million, or 30.3%, to $7.8 million in fiscal year 1995 from $6 million in fiscal year 1994. As a percentage of total revenues, general and administrative expenses increased to 7.6% in fiscal year 1995 from 5.6% in fiscal year 1994. This increase was primarily due to an increase in support functions and number of personnel associated with the growth in the aircraft fleet and the revenue volume for the air freight carrier in fiscal year 1995.

     Non-qualified Employee Profit Sharing Expense. Employee profit sharing expense increased to $1 million in fiscal year 1995 from $732,000 in fiscal year 1994, a 36.8% increase, reflecting the increased profitability from operating activities of Kitty Hawk in fiscal year 1995.

     Operating Income. Operating income increased $1.3 million, or 16.8%, to $9.3 million in fiscal year 1995 from $8 million in fiscal year 1994. Operating income margin increased to 9% from 7.4% for fiscal year 1995 and 1994, respectively.

     Interest Expense. Interest expense increased to $1.2 million for fiscal year 1995 from $343,000 in fiscal year 1994, a 246% increase. The increase was primarily the result of the incurrence of additional long-term debt to finance the acquisition of two Boeing 727-200 aircraft in the second half of fiscal year 1994 and two Douglas DC-9-15F aircraft and two Boeing 727-200 aircraft in fiscal year 1995.

     Other Income (Expense). Other expense increased to $601,000 in fiscal year 1995 from $432,000 in fiscal year 1994, a 39.1% increase. This increase was primarily due to the write off of costs associated with Kitty Hawk's attempted initial public offering.

     Income Taxes. Income taxes as a percentage of income before income taxes increased to 41.6% for fiscal year 1995 from 37.4% in fiscal year 1994. The increase was primarily due to higher state income taxes.

     Net Income. As a result of the above, net income decreased to $4.4 million for fiscal year 1995 from $5.3 million in fiscal year 1994, a 16% decrease. Net income as a percentage of total revenues was 4.3% in fiscal year 1995 compared to 4.9% for fiscal year 1994.

OVERVIEW OF THE KALITTA COMPANIES

     Revenues. The Kalitta Companies derive their revenues primarily from two types of services: air freight carrier services and third party maintenance. During the past three years, the Kalitta Companies' revenues increased at a compound annual rate of 29.5% to $424.5 million in 1996 from $200.1 million in 1993. The Kalitta Companies revenue growth has been substantially the result of new scheduled freight contracts and an increase in aircraft capacity.

     Revenues from air freight carrier services are derived from three sources
(i) scheduled cargo services, (ii) on-demand cargo charter services and (iii) passenger charter services.

     Scheduled cargo services are generally utilized by other airlines and freight forwarders. These services range in type from a commitment by the Kalitta Companies to transport freight on its scheduled freight routes to the lease of the entire capacity of one or more aircraft with crew, also known as a "wet-lease." Also included in scheduled cargo services is revenue generated from the Kalitta Companies' overnight freight service operating within a network of 45 North American cities, and from the Kalitta Companies' consolidated 60% partnership interest in AIC, which flies scheduled routes from the West Coast of the United States to the Pacific Rim.

     On-demand cargo services are derived from single trip or short-term air freight customers. Customers may be charged in one of two ways, (i) an "all-inclusive" flat fee on the basis of the aircraft type and number of miles to be flown, or, (ii) the customer may charter the aircraft on an ACMI basis where the customer pays a negotiated rate for each "block hour" during which the aircraft is operating under its own power. This rate covers the cost to operate the aircraft, including crew, the cost of scheduled maintenance, insurance and ground support. Additional fees may be applicable for such costs as fuel, handling and ramp fees, customs support and ground transport.

     With both scheduled and contract services, operating costs such as fuel, landing rights and cargo handling are either (i) paid directly by the customer or (ii) included in the contract price and paid by the Kalitta Companies.

     Revenues from passenger charter services consist principally of arrangements with tour operators for the transport of leisure travelers to domestic and international locations. The tour operators generally pay a fixed price for the use of the aircraft and assume the risk for both the sale of seats and any increase in fuel prices after a date fixed in the contract.

     Revenues from third party maintenance services are generated from engine, airframe and component repairs and overhauls provided to third parties.

     Operating Expenses. Operating expenses consist of flight expenses, maintenance, fuel, depreciation and selling, general and administrative ("SG&A") expenses. Flight expenses are comprised principally of salaries and benefits for crews and other flight related personnel, hull and liability insurance of aircraft, aircraft and engine lease expense, crew travel and meal expenses, crew training costs, navigational expenses and other expenses necessary to conduct flight operations. Flight expenses attributable to crew salaries and benefits are particularly sensitive to crew utilization. Crews are guaranteed a fixed salary based upon 60 block hours per month. To the extent they actually fly less than 60 hours, the expense attributable to the fixed portion of their salaries is not offset by revenue. Crew utilization is measured by the actual hours flown as a percentage of the crew member's 60-hour guaranty. Flight expenses also include aircraft lease, or subcharter, expense incurred to lease or charter aircraft from other airlines, as well as costs associated with the Kalitta Companies' ground handling and flight planning operations.

     Flight expenses associated with scheduled and charter services, such as landing and parking fees and overflight fees are either paid directly by the Kalitta Companies' customer or billed to the customer on a direct pass-through basis. Pass-through expenses are offset by an equal amount of revenue derived from inclusion of those expenses in the aggregate amount charged to the customer.


     Maintenance expenses are comprised principally of labor, parts and supplies associated with the maintenance, repair and overhaul of the Kalitta Companies' aircraft and engines and maintenance services provided by others. Costs associated with major maintenance checks have been expensed when incurred. Because Kitty Hawk capitalizes the costs of major maintenance checks, the Kalitta Companies' policies are being adjusted to conform with Kitty Hawk's policies. Costs associated with the modification of aircraft from passenger to freight capacity are capitalized when incurred and amortized over their expected useful lives, ranging from 7 to 14 years, depending on the type of aircraft. Maintenance expenses also include the cost of sales associated with third party maintenance revenues.


     Fuel expenses are comprised principally of fuel costs associated with the Kalitta Companies' scheduled and chartered cargo and passenger services. Fuel costs are either paid directly by the Kalitta Companies' customer or billed to the customer on a direct pass-through basis and are offset by an equal amount of revenue derived from inclusion of the fuel expense in the total price paid by the customer.

     Depreciation expenses are comprised principally of depreciation on aircraft, aircraft components and ground equipment and the amortization of capitalized airframe modifications and repairs.

     SG&A expenses are comprised principally of salaries and benefits for sales, administrative, accounting and information system personnel and corporate executives. Also included in administrative expenses are commissions paid to third party sales agents, advertising and marketing expenses and legal expenses.

RESULTS OF OPERATIONS OF THE KALITTA COMPANIES

     The following table sets forth, on a comparative basis for the periods indicated, the components of the Kalitta Companies' gross profit (in thousands) and the gross profit margin by revenue type:

                                                     YEAR ENDED DECEMBER 31,
                                     --------------------------------------------------------
                                           1994                1995                1996
                                     ----------------    ----------------    ----------------
AIR FREIGHT CARRIER SERVICES:
  Revenues.........................  $298,081   100.0%   $359,404   100.0%   $388,193   100.0%
  Costs of revenues................   247,023    82.9     338,538    94.2     357,830    92.2
                                     --------   -----    --------   -----    --------   -----
  Gross profit.....................  $ 51,058    17.1%   $ 20,866     5.8%   $ 30,363     7.8%
                                     ========   =====    ========   =====    ========   =====
MAINTENANCE AND OTHER:
  Revenues.........................  $  7,449   100.0%   $ 14,279   100.0%   $ 36,348   100.0%
  Costs of revenues................     4,484    60.2       9,135    64.0      22,316    61.4
                                     --------   -----    --------   -----    --------   -----
  Gross profit.....................  $  2,965    39.8%   $  5,144    36.0%   $ 14,032    38.6%
                                     ========   =====    ========   =====    ========   =====

                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                        ------------------------------------
                                                              1996                1997
                                                        ----------------    ----------------
AIR FREIGHT CARRIER SERVICES:
  Revenues............................................  $275,212   100.0%   $302,345   100.0%
  Costs of revenues...................................   256,232    93.1     297,968    98.6
                                                        --------   -----    --------   -----
  Gross profit........................................  $ 18,980     6.9%   $  4,377     1.4%
                                                        ========   =====    ========   =====
MAINTENANCE AND OTHER:
  Revenues............................................  $ 25,801   100.0%   $ 23,299   100.0%
  Costs of revenues...................................    14,727    57.1      17,235    74.0
                                                        --------   -----    --------   -----
  Gross profit........................................  $ 11,074    42.9%   $  6,064    26.0%
                                                        ========   =====    ========   =====

     The following table presents, for the periods indicated, consolidated statement of operations data expressed as a percentage of total revenues:

                                                                                 NINE MONTHS
                                                                                    ENDED
                                                     YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                                     -----------------------    --------------
                                                     1994     1995     1996     1996     1997
                                                     -----    -----    -----    -----    -----
REVENUES:
  Air freight carrier services.....................   97.6%    96.2%    91.4%    91.4%    92.8%
  Maintenance and other............................    2.4      3.8      8.6      8.6      7.2
                                                     -----    -----    -----    -----    -----
Total revenues.....................................  100.0    100.0    100.0    100.0    100.0
OPERATING EXPENSES:
  Flight...........................................   37.8     45.2     35.4     35.5     38.8
  Maintenance......................................   21.2     27.7     27.1     27.1     33.0
  Fuel.............................................   18.8     14.6     19.5     19.4     16.9
  Depreciation.....................................    4.5      5.6      7.6      8.0      8.1
  Selling, general and administrative..............    4.3      5.8      5.2      5.1      5.5
  Provision for doubtful accounts..................    0.7      0.5      0.2      0.8      0.5
                                                     -----    -----    -----    -----    -----
Total operating expenses...........................   87.3     99.4     95.0     95.9    102.8
                                                     -----    -----    -----    -----    -----
Operating income (loss)............................   12.7      0.6      5.0      4.1     (2.8)
                                                     -----    -----    -----    -----    -----
OTHER INCOME (EXPENSE):
  Interest expense, net............................   (2.6)    (3.9)    (5.1)    (5.2)    (6.1)
  Other income net.................................    0.9      5.3      0.3      0.5       --
                                                     -----    -----    -----    -----    -----
Total other income (expense).......................   (1.7)     1.4     (4.8)    (4.7)    (6.1)
                                                     -----    -----    -----    -----    -----
Income (loss) before minority interest.............   11.0      2.0      0.2     (0.6)    (8.9)
Minority interest..................................   (0.9)    (0.8)    (0.2)    (0.3)    (0.6)
                                                     -----    -----    -----    -----    -----
Net income (loss)(1)...............................   10.1%     1.2%     0.0%     0.9)%   (9.5)%
                                                     =====    =====    =====    =====    =====

---------------

(1) Prior to the Merger, the Kalitta Companies filed income tax returns under Subchapter S of the U.S. Federal Income Tax Code. Therefore, all taxable income or losses of each of the Kalitta Companies have passed through to the sole shareholder of the Kalitta Companies.

NINE MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenues. Revenues increased $24.6 million, or 8.2%, to $325.6 million in the first nine months of 1997 as compared to $301 million in the first nine months of 1996. This increase reflected the average number of aircraft available to the Kalitta Companies in the first nine months of 1997, including two Lockheed L-1011-200s (which were modified from passenger to freighter configuration), one Boeing 727-200 freighter and one Douglas DC-8-50 freighter.

     Air freight carrier service revenue increased $27.1 million, or 9.8%, to $302.3 million in the first nine months of 1997 from $275.2 million in the first nine months of 1996. This increase resulted from four factors. First, the addition of a Lockheed L-1011-200 freighter in late 1996 on the Los Angeles-Honolulu route for AIC. Second, the Kalitta Companies realized the full period effect of contract charter flights into and out of Brazil and Columbia, which commenced late in the second quarter of 1996 when the Kalitta Companies were awarded operating authority for these countries. Third, the Kalitta Companies recognized the full period effect of passenger revenues in 1997, which commenced in the fourth quarter of 1996. Fourth, the Kalitta Companies experienced an increase in the number of customers serviced in on-demand cargo services.

     Offsetting these increases, however, was (i) a decline in revenue generated from flights operated for the U.S. Military, (ii) a reduction in the number of aircraft operated by the Kalitta Companies for Burlington and (iii) a reduction in the number of aircraft leased to DHL Airways, Inc. The decline in revenues from the U.S. Military occurred because of increased competition for this business, as well as an increase in contract

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

awards to airlines able to provide both freight and passenger service, the latter of which the Kalitta Companies were not qualified to provide to the U.S. Military. The Kalitta Companies expect to become eligible to operate passenger charters for the U.S. Military in December 1997.

     Third party maintenance and other revenue decreased $2.5 million, or 9.7%, to $23.3 million in the first nine months of 1997 from $25.8 million in the first nine months of 1996. The Kalitta Companies increased third-party engine maintenance work during the second half of 1996 as a result of new contracts with Lufthansa and International Turbine which terminated in the first half of 1997.

     Operating Expenses. Operating expenses increased by $46 million, or 15.9%, to $334.7 million in the first nine months of 1997 from $288.7 million in the same period in 1996. As a percent of revenues, operating expenses increased to 102.8% for the first nine months of 1997 from 95.9% in the same period in 1996. Flight expenses increased $19.2 million, or 17.9%, to $126.2 million for the first nine months of 1997 from $107 million in the same period in 1996. The increase was due primarily to (i) an increase in crew labor and training costs,
(ii) increased subcharter expense and (iii) an increase in the overall level of operating activity. Crew labor and training costs increased and average crew utilization dropped to approximately 47% in the first nine months of 1997 compared to approximately 53% in the prior year period, primarily as a result of an increased number of crews hired and trained in advance of anticipated increased levels of flight activity which did not materialize in part due to delays in acquiring aircraft. Expenses also increased because the Kalitta Companies were forced to subcharter three aircraft from third parties in order to meet service commitments during periods of unscheduled maintenance on their aircraft.

     Maintenance expenses increased $25.8 million, or 31.6%, to $107.4 million in the first nine months of 1997 from $81.6 million in the first nine months of 1996. Maintenance expenses increased as a percentage of revenues to 33% from 27.1%. The increase was primarily attributable to (i) engine repairs beginning in August 1996 relating to a Directive affecting the RB211 engines that power Lockheed L-1011 aircraft and unanticipated repairs and overhauls on the JT3, JT8 and JT9 engines, (ii) start-up costs associated with the preparation of two Lockheed L-1011 aircraft to initiate the Company's wide-body passenger charter service, (iii) a substantial increase in the number of aircraft serviced at the Oscoda maintenance facility and the related costs of components and aircraft parts and (iv) the addition of personnel required to perform the increased levels of aircraft maintenance and repair in the Kalitta Companies' facilities.

     Fuel costs decreased $3.3 million, or 5.7%, to $55.1 million for the nine months ended September 30, 1997 as compared to $58.4 million in the same period in 1996. This decrease was attributable to a drop in the amount of charter activity for the U.S. Military. The Kalitta Companies' contracts with the U.S. Military include the cost of fuel in the contract price. Consequently, fuel expense is directly offset by revenue attributable to the fuel cost portion of the contract price.

     Depreciation expense increased $2.5 million, or 10.4%, to $26.5 million for the nine months ended September 30, 1997 from $24 million for the comparable period in 1996, primarily as a result of the average number of aircraft in the Kalitta Companies' fleet during the latter part of 1996 and in 1997.

     Selling, general and administrative expenses increased $2.4 million, or 15.6%, to $17.8 million in the nine months ended September 30, 1997 from $15.4 million in the same period in 1996, primarily due to increased payroll related costs. The expansion of maintenance operations and increases in overall activity generated the need for increased support personnel in the areas of information systems, human resources and sales and marketing. In addition, the Kalitta Companies experienced an increase in fees associated with its indebtedness over the latter part of 1996 and into the first nine months of 1997.

     As a result of the above factors, the Kalitta Companies experienced an operating loss of $9 million during the nine months ended September 30, 1997 compared to operating income of $12.3 million during the nine months ended September 30, 1996.

     Other Income (Expense). Net interest expense increased $3.9 million, or 24.7%, to $19.7 million in the nine months ended September 30, 1997 from $15.8 million in the nine months ended September 30, 1996. The increase was due to increased borrowings relating to the acquisition of new aircraft and ground support

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

equipment, as well as increased borrowings under the Kalitta Companies' revolving credit line. The average interest rate on the Kalitta Companies' borrowings increased to 9.3% from 9.1% in the prior year period.

     Gain on disposition of property and equipment, net, increased $0.2 million to $0.6 million for the nine months ended September 30, 1997 as compared to $0.4 million for the first nine months of 1996. The increase resulted from the sale of one Boeing 727-100 passenger aircraft in January 1997.

     Gain on contract termination decreased $1.2 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 due to the cancellation of an operating agreement between the Kalitta Companies and a third party. Under the settlement agreement, rent was waived for the Kalitta Companies through the end of the original lease term resulting in a gain to the Kalitta Companies.

     Gain on insurance reimbursement increased $0.5 million in the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 due to a Boeing 747-200 freighter aircraft sustaining damage from a hard landing. The Kalitta Companies used its own maintenance capabilities to complete the repairs to the aircraft and incurred costs less than originally anticipated. Consequently, the excess of the insurance proceeds received resulted in a gain in the nine months ended September 30, 1997.

     Merger-related costs were $1.3 million for the nine months ended September 30, 1997. These expenses represent legal and accounting fees incurred in connection with the Transactions and the sale of 16 Boeing 727s to Kitty Hawk. There were no such costs in the prior year.

     Minority Interest. Minority interest represents the earnings attributable to the 40% of AIC owned by a third party. Minority interest increased $1 million to $1.9 million for the first nine months of 1997, as compared to $0.9 million for the same period in 1996. The increase is attributable to higher earnings at AIC resulting from the addition of a Lockheed L-1011 aircraft to the Los Angeles-Honolulu route and the achievement of better yields in the inter-island service in Hawaii.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $50.8 million, or 13.6%, to $424.5 million in 1996 from $373.7 million in 1995. This was due to an increase in scheduled cargo revenues and to an increase in the average number of aircraft available. In 1996, the Kalitta Companies added four Lockheed L-1011s, three Boeing 727s, one DC-8-50 and three additional Hansa aircraft to their fleet.

     Air freight carrier service revenues increased $28.8 million, or 8%, to $388.2 million in 1996 from $359.4 million in 1995. This increase was due to four factors. First, the Kalitta Companies increased the number of cities served by its overnight cargo service and introduced a second-day product. Second, AIC introduced inter-island flights in the Hawaiian Islands in December 1995, and added a second Lockheed L-1011 to its Los Angeles-Honolulu route. Third, the Kalitta Companies obtained new contract work for International Air Charter, AeroFloral and Fast Air, as well as additional charter work for the U.S. Military. Fourth, passenger charter revenues increased as a result of the Kalitta Companies decision to enter the passenger charter market for leisure travel in the fourth quarter of 1996.

     Offsetting these increases was a decrease in revenues due to the loss of the U.S. Postal Service (the "Postal Service") Christmas Network ("CNET") contract. In 1995, the Kalitta Companies' revenues from CNET were approximately $42.9 million, $4.1 million of which represented fuel and other charges passed-through to the Postal Service and booked by the Kalitta Companies as an expense.

     Third party maintenance revenue increased $22 million or 153.8%, to $36.3 million in 1996 from $14.3 million in 1995. This is due to engine maintenance contracts with Lufthansa and Spirit Airlines which were executed in 1996, as well as increased activity for the Kalitta Companies' small engine maintenance division because of continuous expansion of its customer base and the business failure of a competitor.

     Operating Expenses. As a percentage of total revenues, operating expenses decreased to 95% of revenues in 1996 from 99.4% in 1995. This decrease was largely due to the costs to hire and train flight and maintenance crews in 1995 in anticipation of the expansion of the Kalitta Companies' fleet in 1995.

     Flight expenses decreased $18.5 million, or 11%, to $150.3 million in 1996 from $168.8 million in 1995. The operation of additional aircraft in the latter part of 1995 with crews hired and trained in 1995 caused crew utilization in 1996 to increase to 52%, as compared to 44% in 1995. As a consequence, the Kalitta Companies were able to better absorb labor and benefit costs associated with these crews in 1996 than in 1995. Training costs associated with the reduction in the average number of crews decreased $0.4 million in 1996, as compared to 1995. Flight expenses also decreased because (i) the Kalitta Companies lost the 1996 CNET contract to Kitty Hawk which eliminated costs associated with the subcharter in 1995 of several aircraft required to fulfill the contract, (ii) the Kalitta Companies purchased a Boeing 747 freighter in June of 1996 that it had been leasing and (iii) subcharter expense for KFS decreased $1.6 million in 1996 as compared to 1995 because of an increase in available aircraft. These decreases were offset by increases in revenue related costs such as parking, air navigation and landing fees and ground handling costs resulting from increased flight activity in 1996 as compared to 1995.

     Maintenance expense increased $11.7 million, or 11.3%, to $115.1 million in 1996 from $103.4 million in 1995. The increase was due to extensive engine maintenance and overhaul costs incurred in 1996 as compared to 1995 and, in part, as a consequence, an increase in employee-related maintenance costs. The increase was partially offset by a decrease in both maintenance work performed for the Kalitta Companies by outside parties and in the number of contract laborers which had both been used in 1995 to complete significant maintenance checks on a number of the Kalitta Companies' aircraft.

     Fuel costs increased $28.2 million, or 51.7%, to $82.7 million in 1996 from $54.5 million in 1995 because of an increase in charter activity for the U.S. Military, increased flight activity for on-demand charters, and fuel price increases during the latter half of 1996. This increase, however, did not have as significant an effect on the Kalitta Companies' results of operations because the increased fuel costs were included in the charges to customers and booked as revenues which offsets fuel expense.

     Depreciation expense increased $11.1 million, or 53%, to $32.1 million in 1996, as compared to $21 million in 1995 due to an increase in the number of aircraft brought into the Kalitta Companies' fleet during the latter part of 1995 and present during all of 1996.

     Selling, general and administrative expenses increased $0.2 million, or 1%, to $21.9 million in 1996 from $21.7 million in 1995. This increase was attributable to increases in administrative payroll related costs during 1996 over 1995.

     Other Income (Expense). Interest expense net increased $6.9 million, or 46.7%, to $21.6 million in 1996 from $14.7 million in 1995, due to an increase in indebtedness relating to the acquisition of aircraft and ground support equipment and to an increase in the Kalitta Companies' revolving credit line. Gain on disposition of property and equipment, net, decreased to $0.1 million for 1996 from $11.7 million for 1995. The net gain in 1995 mainly represents the sale of an aircraft engine, four Boeing 727-200 freighter aircraft, one Beech aircraft, one Boeing 727-200 passenger aircraft and one Douglas DC-8-50 freighter aircraft.

     Minority Interest. Minority interest in AIC decreased $2 million, or 64.5%, to $1.1 million in 1996 from $3.1 million in 1995. This decrease was due to increased costs associated with additional aircraft service, the start-up of interisland service in Hawaii and an increase in cost for the use of aircraft.

YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenues. Revenues increased $68.2 million, or 22.3%, to $373.7 million in 1995 from $305.5 million in 1994. This was due to new contract cargo business and additional aircraft capacity resulting from the completion of modification from passenger to freighter configuration of 13 aircraft acquired by the Kalitta Companies from late 1994 through the end of 1995, including one Lockheed L-1011-200, one Douglas DC-8 and 11 Boeing 727-200s. KFS also added three aircraft to its fleet in 1995.

     Air freight carrier service revenues increased $61.3 million, or 20.6%, to $359.4 million in 1995 from $298.1 million in 1994. This increase was due primarily to three factors. First, an increase in the number of cities serviced during 1995 over 1994 as well as an overall increase in lift capacity resulting from both an increase in the average number of aircraft operated per night by AIA and a change in the mix of the types of

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

aircraft used by the Kalitta Companies. Second, the impact of the full year effect of AIC's service to Australia which commenced in the third quarter of 1994 led to increased revenues along with the addition by AIC of a weekend round trip between San Francisco and Honolulu in 1995. Third, six new contracts for which a majority of the revenues were realized in 1995, as well as AIA's 1995 CNET contract for the Postal Service during the holiday season led to increased revenues.

     Offsetting these increases were decreases in revenues generated in 1995 from flights for the U.S. Military as compared to 1994.

     Third party maintenance revenue increased $6.9 million or 93.2%, to $14.3 million in 1995 from $7.4 million in 1994. This was due to an increase in maintenance work for third parties.

     Operating Expenses. As a percentage of total revenues, operating expenses increased to 99.4% of revenues in 1995 from 87.3% in 1994. Most of the increase resulted from the cost to hire and train flight and maintenance crews in connection with the expansion of the Kalitta Companies' fleet of aircraft with Boeing 747-200, Lockheed L-1011 and Boeing 727-200 freighters. Also contributing to the increased percentage of costs to revenue during 1995 was the one-time cost associated with the relocation of hub operations from Ypsilanti, Michigan to Terre Haute, Indiana in May 1995 at a cost of $2.6 million. The Kalitta Companies made the move to overcome operating restrictions at Willow Run Airport in Ypsilanti, Michigan relating to adverse weather conditions and inadequate facilities.

     Flight expenses increased $53.2 million, or 46%, to $168.8 million in 1995, as compared to $115.6 million in 1994. In anticipation of the expansion of its fleet, the Kalitta Companies increased its number of pilots by an average of 182 pilots, a 54% increase. Because not all of the new aircraft for which these pilots had been hired had yet been acquired or were still in modification, crew utilization for 1995 was approximately 44% as compared to approximately 53% in 1994. Additionally, travel and training costs associated with the new and current crew members increased approximately $3.9 million. Aircraft lease expense also increased 50.4% to $19.4 million in 1995 from $12.9 million in 1994 for three reasons. First, the Kalitta Companies leased a Boeing 747 aircraft to fulfill its obligations while casualty damage to one of its own Boeing 747s was being repaired. Second, the increase in the number of cities serviced forced the Kalitta Companies to subcharter additional aircraft. Finally, flight expenses were higher in 1995 than in 1994 because of an increase in revenue-related costs such as landing, air navigation and parking fees and ground handling costs.

     Maintenance expenses increased $38.7 million, or 59.8%, to $103.4 million in 1995 from $64.7 million in 1994 due to (i) an increase in regular, recurring maintenance on aircraft resulting from the growth in size of the fleet, (ii) unusually high maintenance costs because of special maintenance on damaged aircraft, (iii) a decision to perform "C-Check" level maintenance on all of its Boeing 727-200s while they were undergoing modification to freighters and (iv) additional maintenance required on the Boeing 727-200s to meet FAA "Aging Aircraft" requirements. See "Business -- Regulation." In conjunction with these costs, employee-related costs increased $12.4 million, or 49.6%, to $37.4 million in 1995, as compared to $25 million in 1994. In addition, costs for aircraft parts increased $12.8 million, or 50.8%, to $38.3 million in 1995 from $25.5 million in 1994. Finally, outside maintenance labor costs increased during 1995 to meet peak maintenance demands throughout the year.

     Fuel costs decreased $2.9 million, or 5.1%, to $54.5 million in 1995 from $57.4 million in 1994 because of a decrease in contract cargo service for customers where the Kalitta Companies were directly responsible for the cost of fuel.

     Depreciation expense increased $7.2 million, or 52.2%, to $21 million in 1995 from $13.8 million in 1994. This increase was the result of the significant number of aircraft which were modified to freighters and placed in revenue service during the second half of 1994 and in 1995, including two Boeing 747-200s, ten Boeing 727-200s, three Douglas DC-8s and one Lockheed L-1011 aircraft. KFS also added three aircraft to its fleet during 1995.

     Selling, general and administrative expenses increased $8.4 million, or 63.2%, to $21.7 million in 1995 from $13.3 million in 1994. The majority of this increase resulted from the addition of administrative staff to

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

support expansion. In addition, during 1995, the Kalitta Companies incurred $1.9 million in professional services primarily consisting of consulting costs associated with improving its support systems.

     Other Income (Expense). Interest expense net increased $6.7 million, or 83.8%, to $14.7 million in 1995 from $8 million in 1994 due to an increase in indebtedness relating to the acquisition of aircraft, as well as the purchase of related ground support equipment. Net gain on disposition of property and equipment was $11.7 million in 1995, as compared to $3.4 million in 1994. The gain in 1995 resulted from the sale of an aircraft engine, four Boeing 727-200 freighters, one Douglas DC-8 freighter, one Boeing 727-200 passenger aircraft and one Beech aircraft.

     In June 1995, one of the Kalitta Companies' Boeing 747 aircraft sustained damage to the underside of its fuselage when wind shear conditions experienced on approach to the Panama City airport caused the fuselage to drag over some fixed landing lights and received an insurance award of $11.2 million (net of a $250,000 deductible) as a result of the casualty. The Kalitta Companies were able to use its own maintenance capability to complete repairs to the aircraft and obtain spare parts from an owned airframe which had zero book value. The cost incurred by the Kalitta Companies to complete the repair was approximately $3.1 million. The excess insurance proceeds resulted in a gain. However, the Kalitta Companies lost revenue during the 14 weeks while the aircraft was out of service, incurred costs to maintain crews and maintenance personnel and experienced the higher cost of increased use of a Boeing 747-200 freighter dry-leased to meet obligations to third parties while the damaged aircraft was in repair.

     Minority Interest. Minority interest in AIC increased $0.3 million, or 10.7%, to $3.1 million in 1995, as compared to $2.8 million in 1994 due to increased revenue activities.

LIQUIDITY AND CAPITAL RESOURCES

     A discussion of the liquidity and capital resources of the Company after the Transactions and Refinancings is set forth below under "The Company's Liquidity and Capital Resources."

     Kitty Hawk. Kitty Hawk's capital requirements have been primarily for the acquisition and modification of aircraft and working capital. In addition, Kitty Hawk has and will continue to have capital requirements for the requisite periodic and major overhaul maintenance checks for its fleet and for debt service. Kitty Hawk's funding of its capital requirements historically has been primarily from a combination of internally generated funds, bank borrowings and the proceeds of its initial public offering. In addition to purchasing aircraft, Kitty Hawk has leased aircraft and entered into a sale leaseback transaction to acquire aircraft and may enter into similar transactions in the future.

     Cash provided by operating activities was $18.4 million and $19.6 million in the nine months ended September 30, 1997 and 1996, respectively. As of September 30, 1997, Kitty Hawk had working capital of $0.1 million compared to $33.5 million at December 31, 1996.

     Cash provided/(used) by investing activities was $(33.5 million), $4.7 million and $(99.6 million) for the fiscal year ended August 31, 1996, the Transition Period and the nine months ended September 30, 1997, respectively. Cash provided by financing activities was $18.3 million, $17.2 million and $56.3 million for the fiscal year ended August 31, 1996, the Transition Period and the nine months ended September 30, 1997, respectively.

     As of September 30, 1997, Kitty Hawk had approximately $80.8 million of indebtedness with WFB, BOT and 1st Source Bank. In addition, in November 1996, in connection with Kitty Hawk's acquisition of a one-third undivided interest in four Falcon 20 jet aircraft, Kitty Hawk and the two other co-owners of such aircraft entered into a five year, $4.3 million term loan. On September 30, 1997, the balance on this loan was $3.4 million.

     Capital expenditures were $99.6 million and $31.4 million for the nine months ended September 30, 1997 and 1996, respectively. Capital expenditures for the nine months ended September 30, 1997 were primarily for the overhaul of several JT8D-7 jet engines and the purchase of (i) 18 Boeing 727-200 aircraft,
(ii) cargo and noise abatement modifications for one Boeing 727-200 aircraft,
(iii) noise abatement equipment with respect to two DC-9-15F aircraft, (iv) ten reconditioned JT8D jet engines, (v) leasehold improvements to Boeing 727-200 aircraft, (vi) the 40,000 square foot headquarters facility and related ground sublease at Dallas/Fort Worth International Airport, (vii) major maintenance checks and (viii) ground service equipment for use in the USPS Christmas 1997 Contract. Capital expenditures for the nine months ended September 30, 1996 were primarily for the purchase of (i) three Boeing 727-200 aircraft and (ii) cargo and noise abatement modifications for two Boeing 727-200 aircraft.

     In October 1996, Kitty Hawk sold in an initial public offering 2,700,000 shares of Common Stock, raising net proceeds of approximately $29.3 million to purchase and modify to cargo configuration five Boeing 727-200 aircraft. As of November 10, 1997, Kitty Hawk has used all of the net proceeds of the initial public offering to fund these costs. Kitty Hawk has purchased (i) one Boeing 727-200 freighter aircraft for $4.4 million, (ii) one Boeing 727-200 aircraft for $2.3 million which was modified to cargo configuration for an additional cost of approximately $3.3 million (including approximately $2.2 million for noise abatement equipment), (iii) one Boeing 727-200 aircraft for $3.5 million which was modified to cargo configuration for an additional cost of approximately $5.2 million (including noise abatement equipment for approximately $2.5 million), (iv) one Boeing 727-200 aircraft for $3.5 million which was placed into revenue service as a leased passenger aircraft and which was modified to be in compliance with the Stage III noise control standards for an additional $2.5 million and (v) $5 million for partial payment on the 16 Boeing 727 aircraft acquired from the Kalitta Companies.

     In December 1996, Kitty Hawk amended its agreement with its supplier of noise abatement equipment to increase the number of hushkits it has firmly committed to purchase and to establish fixed prices. In connection with this new agreement, Kitty Hawk paid the vendor an additional $350,000 in deposits on future, firm orders valued between $13 and $17.5 million, depending on type selected. In 1998, Kitty Hawk anticipates an aggregate capital expenditure ranging from $27 million to $32 million for noise abatement modifications to aircraft currently owned. In the event Kitty Hawk acquires more aircraft than currently proposed, Kitty Hawk's anticipated aggregate capital expenditures for noise abatement modifications in 1998 could materially increase.

     Service Bulletins and Directives issued under the FAA's "Aging Aircraft" program or issued on an ad hoc basis cause certain of Kitty Hawk's aircraft to be subject to extensive aircraft examinations and require certain of Kitty Hawk's aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft included in Kitty Hawk's fleet could be issued in the future. The cost of compliance with such Directives and Service Bulletins cannot currently be estimated, but could be substantial. See "Risk Factors -- Government Regulation."

     Kitty Hawk historically has followed and currently intends to follow, a policy of retiring Convairs at the time of their next scheduled major overhaul maintenance checks rather than expending the amounts necessary to complete such checks. Two Convairs have been retired since December 31, 1996.

     The Kalitta Companies. The Kalitta Companies' capital requirements have been primarily for the acquisition and modification of aircraft and for the expansion and improvement of maintenance and support facilities and infrastructure. In addition, the Kalitta Companies had capital requirements for the requisite and periodic routine overhaul maintenance on aircraft. The Kalitta Companies also lease aircraft from time to time. Capital needs have historically been funded with a combination of cash flow from operations, aircraft sales and bank borrowings.

     Cash used in operating activities was $13.1 million for the first nine months of 1997 as compared to cash provided by operating activities of $27.7 million in the same period in 1996. As of September 30, 1997, the Kalitta Companies had cash and cash equivalents of $3.3 million, as compared to $3.3 million as of September 30, 1996. The Kalitta Companies had a working capital deficit of $233.1 million at September 30, 1997, compared to a deficit of $194.3 million at September 30, 1996. The decrease in cash flow from operating activities was due primarily to the increase in net loss and a decrease in accounts receivable for the first nine months of 1997 as compared to the first nine months of 1996. Also contributing to the decrease was an

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

increase in restricted cash at September 30, 1997 compared to September 30, 1996. Net cash provided by operating activities was $26.4 million, $49.5 million and $33.8 million in 1996, 1995 and 1994, respectively.

     Net cash used in investing activities was $0.2 million for the nine months ended September 30, 1997 as compared to net cash used in investing activities of $33.4 million for the nine months ended September 30, 1996. Total capital expenditures increased 25% to $54.5 million for the nine months ended September 30, 1997 from $43.6 million for the same period in 1996. Expenditures in the nine months ended September 30, 1997 represented the purchase of additional aircraft and capitalization of costs to modify the aircraft to freighter configuration. In addition, the sale of 16 Boeing 727 aircraft to Kitty Hawk resulted in proceeds of $51 million of which $21 million was used to purchase a Boeing 747-200 aircraft, $9 million was used to purchase a Lockheed L-1011 freighter and $11 million was placed in escrow to pay for converting this Boeing 747-200 aircraft from passenger to freighter configuration. The Kalitta Companies estimate these conversion costs will be approximately $8 million. Net cash used in investing activities was $42.4 million, $120.9 million and $72.5 million in 1996, 1995 and 1994, respectively, and primarily represented additional aircraft added to the fleet, flight equipment acquired and capitalized airframe maintenance. Net cash used in investing activities in 1995 included costs of modification of the Kalitta Companies' Boeing 727-200 aircraft to freighters as a majority of these aircraft were acquired in 1994 and were placed in revenue service throughout 1995.

     Net cash provided by financing activities was $14.2 million for the nine months ended September 30, 1997 as compared to $8 million for the nine months ended September 30, 1996. Net cash provided by financing activities was $17.2 million, $67.8 million and $42.3 million in 1996, 1995 and 1994, respectively. Cash provided by financing activities for each year primarily represented additional borrowings to fund the Kalitta Companies' acquisition of aircraft and equipment and to fund operating activities during those years.

     The Kalitta Companies' liquidity is affected by the seasonal nature of their businesses. Primarily because of the increase in air freight during the Christmas holiday season, a significant portion of the Kalitta Companies' revenues are earned in the fourth calendar quarter. During the first quarter, the Kalitta Companies typically experience lower levels of utilization and yields as demand for air cargo charters is reduced relative to other times of the year.

     The Kalitta Companies have generally financed the acquisition and, when necessary, the modification of aircraft to freighter configuration, with the proceeds of financings secured by airframes, engines and, in some cases, ground handling equipment. Sources for this type of financing have included Comerica, FINOVA Capital Corporation ("Finova"), First National Bank of Ohio, Sanwa Business Credit Corporation, NationsBank (formerly known as Boatmen's National Bank of Saint Louis), 1st Source Bank, Fleet Credit Corporation, General Electric Capital Corporation, First Security Bank National Association, as trustee, Morgans Waterfall, BSI Nassau (Bahamas), Michigan National Bank and Concord Capital Corporation.

     At September 30, 1997, total indebtedness of the Kalitta Companies (excluding payables, accrued liabilities, minority interest and indebtedness incurred under the Credit Facility and the Second Credit Facility) was approximately $196.4 million. All but approximately $8 million of the Kalitta Companies' indebtedness was retired with the net proceeds derived from the Old Note Offering and the Common Stock Offering. See "Use of Proceeds."

THE COMPANY'S LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital requirements are expected to be primarily for the acquisition and modification of aircraft, working capital and the expansion and improvement of maintenance and support facilities. In addition, the Company has, and will continue to have, capital requirements for the requisite periodic and major overhaul maintenance checks for its fleet and for debt service. The Company also has seasonal working capital needs, because it generates higher revenue and cash flow in the fourth quarter and lower revenue and cash flow in the first quarter. Funding of capital requirements has historically been through internally generated funds, bank borrowings, aircraft sales and public offerings. From time to time, the Company has entered into sale/leaseback transactions to acquire aircraft and may continue to do so in the future.

     As a result of the Transactions and the Refinancings, all but approximately $10 million of the existing indebtedness of Kitty Hawk and the Kalitta Companies was refinanced with the net proceeds derived from the Old Note Offering, the Common Stock Offering and the Term Loan. See "Use of Proceeds."

     The Term Loan was incurred to refinance indebtedness incurred in September 1997 to finance the acquisition of 16 Boeing 727s from the Kalitta Companies. The Term Loan matures in November 2002 and is payable in equal quarterly principal installments of $2.25 million commencing in 1999 and ending in 2002, with a balance of approximately $12.15 million due at maturity. Interest on the Term Loan accrues at LIBOR plus 3% or the Base Rate plus 1.5%, subject to reduction. The Base Rate is WFB's Prime Rate or the Federal Funds Rate plus .5%. The Term Loan is secured by accounts receivable, all spare parts (including rotables), inventory, intangibles and contract rights, cash, the 16 Boeing 727s and related engines acquired from the Kalitta Companies prior to the Merger, the stock of each of the Company's subsidiaries and the Company's 60% interest in AIC. In addition, the New Credit Facility and Term Loan are guaranteed by each of the Company's subsidiaries (other than AIC). As of January 31, 1998, there was a balance of approximately $45.9 million on the Term Loan. See "Description of Other Indebtedness."

     In addition, to fund ongoing capital requirements, including possible acquisitions, the Company has a New Credit Facility with WFB, individually and as agent for various lenders. The New Credit Facility provides the Company with up to $100 million in revolving loans (subject to a current borrowing base limitation of approximately $28.7 million) and is secured by the same collateral as the Term Loan. The facility currently bears interest at LIBOR plus 2.75% or a Base Rate plus 1.25%, subject to adjustment within the same parameters as the Term Loan. The Base Rate is WFB's Prime Rate or the Federal Funds Rate plus .5%. Borrowings under the New Credit Facility are subject to borrowing base limitations based on eligible inventory and accounts receivable and will mature five years from execution of the New Credit Facility. As of January 31, 1998, there was no outstanding balance under the New Credit Facility. See "Description of Other Indebtedness."


     The Company currently estimates that capital expenditures in 1998 will aggregate approximately $110 million (including (i) the recent acquisition of two used Boeing 747s and modifications to be made thereto and (ii) noise abatement modifications to existing aircraft) and that it will make substantial capital expenditures thereafter. However, the foregoing forward-looking statement is only a current estimate and actual capital expenditures could be substantially different. The amount of capital expenditures will depend on the extent and timing of purchases of aircraft, the cost and availability of parts to modify aircraft to freighter configuration and the timing and content of Service Bulletins and Directives, all of which are beyond the Company's control. See "Risk Factors -- Capital Intensive Nature of Aircraft Ownership and Operation."



     In September 1997, the Company acquired one used Boeing 747 and expects to make approximately $8 million of capital expenditures to modify this Boeing 747 to freighter configuration in 1998. In February 1998, the Company purchased two used Boeing 747s for approximately $39.6 million and expects to modify them to freighter configuration for approximately $25.4 million. There can be no assurance that the costs to modify these three Boeing 747s will not exceed these amounts. Additionally, the Company is in the process of converting one Boeing 727 aircraft from passenger to freighter configuration at a cost of approximately $5 million.


     During 1998, the Company anticipates capital expenditures ranging from $27 million to $32 million for noise abatement modifications to aircraft currently owned. The Company's total capital expenditures for noise abatement modifications for its existing fleet of owned and leased aircraft is expected to be approximately $89.8 million, not including two Boeing 727s currently being modified. The entire fleet must be Stage III compliant by the year 2000. In the event more aircraft are acquired, anticipated capital expenditures for noise abatement modifications could materially increase. See
"Business -- Government -- Noise Abatement Regulations."

     Service Bulletins and Directives issued under the FAA's "Aging Aircraft" program or issued on an ad hoc basis cause certain of the Company's aircraft to be subject to extensive aircraft examinations and require certain of the Company's aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that additional Service Bulletins or Directives applicable to the Company's fleet could be issued in the future. The cost of compliance with such Directives and Service Bulletins cannot currently be estimated, but could be substantial. See "Risk Factors -- Government Regulation."

     The Company operates a fleet of 30 Boeing 727s, all of which were previously converted from passenger configuration to freighter configuration by the installation of a large cargo door and numerous interior modifications related to the installation of cargo container handling systems. The FAA has issued a proposed Directive, which if adopted, would limit the cargo capacity of 29 of these Boeing 727s until certain modifications are made. The cost to make such modifications and the amount of revenue that could be lost cannot currently be estimated. However, the Company believes this Directive will not have a material adverse effect on the Company. See "Business -- Aircraft
Fleet -- Boeing 727 Cargo Door and Floor Modification Regulations."

     The Company believes that available funds (including the New Credit Facility), bank borrowings and cash flows expected to be generated by operations, along with the net proceeds of the Old Note Offering and the Common Stock Offering, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. Thereafter, if cash generated by operations is insufficient to satisfy the Company's liquidity requirements, the Company may sell additional equity or debt securities or obtain additional credit facilities. However, there can be no assurance that the Company will be able to sell any additional equity or debt securities or obtain any additional credit facilities.

SEASONALITY

     Certain of the Company's customers engage in seasonal businesses, especially the U.S. Postal Service and customers in the automotive industry. As a result, the Company's air freight charter logistics business has historically experienced its highest quarterly revenues and profitability during the fourth quarter of the calendar year due to the peak Christmas season activity of the U.S. Postal Service and during the period from June 1 to November 30 when production schedules of the automotive industry typically increase. Consequently, the Company experiences its lowest quarterly revenue and profitability during the first quarter of the calendar year.

     The following tables reflect certain selected quarterly operating results, which have not been audited or reviewed. The information has been prepared on the same basis as the Consolidated Financial Statements appearing elsewhere in this Prospectus and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information shown. The Company's results vary significantly from quarter to quarter and the operating results for any quarter are not necessarily indicative of the results that may be expected for any future period.

                                   KITTY HAWK

                                                     QUARTER ENDED                              ONE MONTH
                           -----------------------------------------------------------------      ENDED
                           NOVEMBER 30,   FEBRUARY 29,   MAY 31,   AUGUST 31,   NOVEMBER 30,   DECEMBER 31,
                               1995           1996        1996        1996          1996           1996
                           ------------   ------------   -------   ----------   ------------   ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues............   $36,045        $48,577      $22,504    $35,289       $25,414        $34,572
Gross profit..............     5,936          8,190       3,265       6,124         5,118          7,288
Operating income..........     3,564          2,447         897       2,126         2,851          5,868
Net income................     1,956          1,273         182         698         1,632          3,661
Net income per share......   $  0.25        $  0.16      $ 0.02     $  0.09       $  0.18        $  0.37

                                       QUARTER ENDED
                            ------------------------------------
                            MARCH 31,   JUNE 30,   SEPTEMBER 30,
                              1997        1997         1997
                            ---------   --------   -------------

Total revenues............   $28,102    $32,366       $41,199
Gross profit..............     5,355      7,451         8,748
Operating income..........     2,571      4,679         5,593
Net income................     1,414      2,561         2,993
Net income per share......   $  0.14    $  0.25       $  0.29

                             THE KALITTA COMPANIES

                                                                           QUARTER ENDED
                                     ------------------------------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                       1996        1996         1996            1996         1997        1997         1997
                                     ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                           (IN THOUSANDS)
Total revenues.....................  $ 84,303    $106,292     $110,417        $123,529     $ 92,898    $103,943     $128,803
Gross profit (loss)................    (1,440)     16,573       14,921          14,341      (12,058)      4,583       17,916
Operating income (loss)............    (6,626)     10,233        8,707           9,180      (17,940)     (1,503)      10,403
Net income (loss)..................  $(12,019)   $  6,461     $  2,771        $  2,770     $(22,786)   $ (8,157)    $    201

                                    BUSINESS
GENERAL

     The Company is a leading U.S. and international air freight carrier and a leading provider of air freight logistics services for the delivery of freight on a highly-reliable, time sensitive basis. The Company also provides air passenger charter services and aircraft maintenance services.

INDUSTRY OVERVIEW

     Air Freight Carrier Services. The market for air freight services is served by an industry which is composed of (i) "door-to-door" express package delivery companies such as Federal Express and United Parcel Service, (ii) "freight-forwarders" that contract for air freight carrier service, (iii) air freight carriers that provide scheduled air freight delivery service and (iv) air freight carriers that provide on-demand charter service. These participants in the air freight services industry provide same-day, next-day and/or two-day delivery services. A number of air freight carriers, including the Company, provide a combination of these services.

     The Company directly participates in the same-day service segment of this industry by providing (i) regularly scheduled air freight service between certain airports, (ii) contract charter services and (iii) on-demand charter services. The Company also participates indirectly in the next-day and two-day freight delivery business by providing primary and additional lift capacity through contract charters for integrated air freight companies (such as Burlington Air Express, Inc., DHL Airways, Inc. and Emery Worldwide Airlines, Inc.) on designated routes for specified time periods. The Company has also historically provided contract charters for mail delivery for the U.S. Postal Service. The Company does not engage directly in the next-day or two-day "door-to-door" delivery business and, therefore, does not compete directly with its customers in this segment.

     According to the Boeing Report, the world air cargo market grew at an average rate of more than 8% per year from 1970 to 1995 as measured in revenue ton kilometers, more than 2.5 times the growth rate of world Gross Domestic Product. Also, according to the Boeing Report, the world air freight market is expected to increase at 6.7% annually through 2015. Management believes this projected growth in the world air freight market will be fueled by many factors, including economic growth, relaxation of international trade barriers, increasingly time-sensitive product delivery schedules and increased use of "just-in-time" inventory management systems as well as a shift towards dedicated air freight carriers and away from utilizing cargo space in commercial airlines due to the higher levels of service and reliability. The foregoing projected growth rate is only an estimate and there can be no assurance that such rate of growth will be achieved. See "Risk Factors."

     Air Freight Logistics Services. Demand for air freight charter logistics services is driven by demand for same day delivery of time sensitive freight. Factors which have contributed to the growth in demand for air logistics services include (i) outsourcing -- an increasing number of companies requiring same-day delivery of freight have decided to outsource air freight delivery operations; (ii) "just-in-time" inventory management -- many manufacturers have adopted just-in-time inventory management techniques which, while enhancing such manufacturers' inventory turnover, increases the importance of just-in-time delivery of needed component parts; and (iii) increased customer expectations -- more companies are requiring suppliers to meet specified delivery requirements in order to remain qualified as suppliers and such suppliers will utilize same day air freight as necessary to meet these delivery requirements.

     In contrast to the market for next-day and two-day freight delivery services, the Company believes that the market in North America for on-demand charters is served by hundreds of air freight carriers, the vast majority of which are privately held, operate from only one location and do not coordinate "door-to-door" charter delivery services to the extent of the Company's air logistics business.

     Other. The Company believes there is a substantial market for aircraft maintenance services in the United States and a trend towards a limited number of providers of all levels of maintenance checks on large and small jet engines. Because of the Company's comprehensive engine and aircraft maintenance capabilities, management believes it is well positioned to capitalize on this trend.

     The Company's passenger charter airline primarily caters to leisure travelers booking scheduled trips through tour operators and does not generally compete with scheduled passenger airlines. In addition, U.S. passenger charter operators have traditionally provided service to the U.S. Military to supplement its lift capacity, particularly during times of conflict.

COMPETITIVE STRENGTHS

     The Company believes that the following factors are competitive strengths and promote strong relationships with its diversified customer base.

     - Established Market Position. The Company, including its predecessors, has provided air freight carrier services for more than 30 years. The Company's extensive fleet and the diversity of its air freight carrier services (scheduled, contract charters and on-demand charters) have enabled it to become a leading U.S. and international air freight carrier. The Company has a diversified customer base, including (i) freight forwarders such as Burlington Air Express, Eagle USA and Emery Worldwide Airlines, (ii) U.S. government agencies such as the U.S. Postal Service and the U.S. Military and (iii) businesses such as General Motors and Boeing.

     - Attractive Fleet Characteristics. The Company believes that it has been successful in purchasing and modifying aircraft for its own fleet at favorable costs. The aircraft in the Company's fleet range from Boeing 747s to prop aircraft, enabling the Company to provide its customers with the aircraft type best suited to their particular transportation needs. The size and diversity of its fleet also allows the Company to deploy aircraft among its three air freight carrier service lines in a manner which improves fleet utilization.

     - Broad Service Capabilities. The Company believes that its air freight carrier services are attractive to its customers for several reasons, including (i) its history of providing reliable service, (ii) its ability to provide time-definite air transportation of almost any type or size of freight to most destinations worldwide upon short notice, (iii) its ability to manage critical freight shipments in North America from pick-up through delivery and (iv) its ability to provide its customers with real time updates of aircraft location and progress. In addition, the Company is able to coordinate its domestic and international scheduled services to offer customers reliable freight delivery service to and from North America and the Pacific Rim and Central and South America. The Company's capabilities are enhanced by its management information systems which enable the Company to continually monitor its flight operations, thereby facilitating aircraft and flight crew scheduling.

GROWTH STRATEGIES

     The Company's revenue has grown significantly over the last several years and the Company believes it can continue to increase revenues through the following opportunities:

     - Expansion of ACMI Charter Business. The Company believes there are, and will continue to be, opportunities to obtain ACMI contracts with international air carriers due to the projected shortage of wide-body aircraft needed to service those carrier's markets. The Company plans to focus its expansion efforts in the European, South American and Asia/Pacific markets and to connect route systems in those markets with its scheduled North American route systems. The Company recently acquired three used Boeing 747s, one of which is currently being converted to freighter configuration. The Company expects to convert the remaining two recently acquired Boeing 747s to freighter configuration during 1998.

     - Expansion of On-Demand Charter Business. The Company believes there are significant opportunities to grow its on-demand charter business because of continuing demand for expedited air freight services, especially in the case of "just-in-time" inventory systems and other time sensitive shipments.

       In addition to improving the utilization of the Kalitta Companies' aircraft, the Company anticipates purchasing additional aircraft to capitalize on this expected growth.

     - Expansion of Third Party Maintenance Services. The Company is one of the few dedicated air freight carriers in the world capable of maintaining and repairing aircraft which range in size from Boeing 747s to prop aircraft. Although the Company currently provides aircraft maintenance services to several customers, including Lufthansa, the Company intends to significantly increase marketing of its third party maintenance services. In particular, the Company intends to focus on marketing jet engine overhauls and maintenance, for which management believes there is a trend toward a limited number of service providers.

     - Expansion of Scheduled Freight Business. Because of the growth in the amount of freight shipped through its scheduled overnight freight hub in Terre Haute, Indiana, the Company anticipates moving its hub from Terre Haute to a new facility in Fort Wayne, Indiana in the spring of 1999. This new facility is expected to have nearly twice the sorting capacity of the Terre Haute, Indiana facility. In addition, the new facility is designed to improve productivity by reducing the time to load and unload aircraft and by decreasing sorting times.

     - Strategic Acquisitions. The Company will, from time to time, pursue acquisitions that enable it to (i) acquire complementary aircraft at favorable costs, (ii) expand its operations in selected geographic areas or (iii) achieve other strategic or operational benefits.

SERVICES

                              AIR CARRIER SERVICES

     The Company uses a diversified fleet of four Boeing 747s, six Lockheed L-1011s, 19 Douglas DC-8s, five Douglas DC-9s, 30 Boeing 727s and seven turbo-prop Convairs to provide air freight services on (i) a regularly scheduled basis between certain airports, (ii) a contract charter basis and (iii) an on-demand charter basis.

  Scheduled Freight Services

     Domestic. The Company operates a scheduled airport-to-airport air freight carrier service which provides overnight delivery to and from 47 cities in the United States. Freight received each evening is delivered by 8:00 a.m. the next day, Tuesday through Friday mornings, throughout the year. The majority of overnight deliveries are routed through the Company's 90,000 square foot sorting center located at the Hulman Regional Airport in Terre Haute, Indiana. In the first nine months of 1997, an average of 1,147 shipments, totaling approximately 458 tons of freight, were processed during each nightly primary sorting operation at the Hulman Regional Airport. The Company's right to use its space at the Hulman Regional Airport expires in August 1998. The Company is currently negotiating an extension of this lease through the spring of 1999, at which time the Company anticipates relocating its sorting operations from the Hulman Regional Airport to the Fort Wayne-Allen County Airport in Fort Wayne, Indiana. This new facility is expected to permit the Company to handle nearly twice the sorting capacity of the Terre Haute facility. In addition, the facility is designed to improve productivity by reducing the time to load and unload aircraft and decreasing sorting times. See "Risk Factors -- Availability of Facilities" and "Business -- Ground Facilities."

     The Company's overnight operation caters primarily to freight-forwarders and other cargo airlines which either handle ground transport themselves or contract with others to do so. The Company competes with certain of these companies that ship large and odd-sized freight, including the United Parcel Service, Emery Air Freight and Burlington Air Express, as well as commercial passenger airlines which provide freight service on their scheduled flights.

     The Company's scheduled air freight service currently transports air freight to and from airports located in 23 cities. In addition, the Company contracts with third parties to transport freight between those 23 airports and 24 other airport locations at which the Company receives and delivers freight at scheduled times. The following is a list of the current delivery locations for the Company's scheduled operations:

                           AIRPORT DELIVERY LOCATIONS
                            TRUCK DELIVERY LOCATIONS

  Atlanta, GA       El Paso, TX       Newark, NJ                 Albany, NY         Grand Rapids, MI   Omaha, NE
  Baltimore, MD     Hartford, CT      Orlando, FL                Chicago, IL        Indianapolis, IN   Pittsburgh, PA
  Boston, MA        Houston, TX       Philadelphia, PA           Cincinnati, OH     Jacksonville, FL   San Diego, CA
  Charlotte, NC     Kansas City, KS   San Francisco, CA          Columbus, OH       Joplin, MO         South Bend, IN
  Cleveland, OH     Los Angeles, CA   Seattle, WA                Dayton, OH         Louisville, KY     Springfield, MO
  Dallas/Fort       Miami, FL         Terre Haute, IN            Detroit, MI        Milwaukee, WI      St. Louis, MO
    Worth, TX       Minneapolis, MN   Toronto, Ontario(Canada)   Washington, D.C.   Nashville, TN      Tampa, FL
  Denver, CO        Memphis, TN       Ypsilanti, MI              Fort Wayne, IN     New York, NY       Wichita, KS

     International. The Company provides scheduled international service through AIC, a general partnership in which the Company owns a 60% interest. AIC was formed in October 1992. The 40% interest in AIC which is not owned by the Company is owned by Pacific Aviation Logistics, Inc., which also serves as the managing partner of AIC.

     AIC operates scheduled air freight service between Los Angeles and Honolulu every Tuesday through Saturday and each Saturday, from Honolulu to the South Pacific and Asia, including Pago Pago, Auckland, Melbourne, Singapore, Hong Kong and Anchorage. AIC also operates scheduled air freight service five times per week between Los Angeles and Honolulu and the Hawaiian Islands. AIC charters from the Company under ACMI contracts a Boeing 747, a Lockheed L-1011 and a Boeing 727 to provide these scheduled air freight services. The Company believes the contracts for these services contain hourly rates that are below market rates. However, the Company can adjust these rates at any time. AIC is responsible for the cost of fuel, landing fees and ground handling charges.

  Contract Charter Freight Services

     The Company provides air freight charter services on a contractual basis for a variety of customers, including the U.S. Postal Service, the U.S. Military and freight forwarders and other airlines including Burlington Air Express, Emery Worldwide Air Freight Co., DHL Airways, Inc., Pacific East Asia Cargo Airlines, Inc. and Iberia.

     ACMI Domestic. The terms of the Company's ACMI contracts vary, but they typically require the Company to supply aircraft, crew, maintenance and insurance, while its customers are responsible for substantially all other aircraft operating expenses, including fuel, fuel servicing, airport freight handling, landing and parking fees, ground handling expenses and aircraft push-back costs. These ACMI contracts also typically require the Company to operate specific aircraft and/or provide minimum air freight capacity and generally are terminable if the Company (i) fails to meet certain minimum performance levels, (ii) otherwise breaches the contract or (iii) becomes subject to other customary events of default. The Company is permitted under its ACMI Contracts to utilize and, in fact often does utilize, its aircraft in on-demand service in the periods between ACMI contract flights.

     ACMI International. The Company operates ACMI contracts in foreign countries as well as between the U.S. and foreign countries. The ACMI contracts provide that the Company has exclusive operating control and direction of each aircraft the Company operates and that certain foreign-based customers must obtain any government authorizations and permits required to service the designated routes. See "Risk Factors -- Government Regulation." Therefore, the Company's route structure is limited to areas in which customers gain authority from the relevant governments.

     The Company currently supplies supplemental airlift capacity to the flag carriers of six countries, including Aviateca (Guatemala), Iberia (Spain), Lacsa (Costa Rica), Nica (Nicaragua), Taca International Airlines (El Salvador) and Varig (Brazil). Because these airlines are the national airlines of their respective countries, the Company receives operating authority for each of those countries. The Company also has operating authority for Brazil, Columbia and Ecuador. From its Miami location, the Company currently operates six trips per week to Cali and Medellin, Columbia for AeroFloral for the shipment of fresh flowers.

     U.S. Postal Service. The Company has historically performed a variety of services for the U.S. Postal Service, ranging from regularly scheduled delivery throughout the year to special contracts bid by the U.S. Postal Service to meet increased demand during the Christmas holiday season. Similar to an ACMI contract, the Company's contracts with the U.S. Postal Service generally allow the Company to pass-through its fuel costs, landing charges and other variable costs. Accordingly, the Company is not generally at risk of loss in the event these variable costs increase during the term of these fixed-price arrangements.

     Since 1993, the Company has been the prime contractor for the "Christmas Network" established by the U.S. Postal Service to provide air transportation and ground handling services primarily for second-day mail among a network of domestic cities during the December holiday rush. The U.S. Postal Service awards contracts periodically pursuant to a public bidding process that considers quality of service and other factors, including to a lesser extent price. The Company is currently making scheduled mail flights from Seattle to Anchorage for the U.S. Postal Service six days per week. The Company's contract for this service runs through February 1998 and is subject to annual renewal by either the Company or the U.S. Postal Service. In general, the Company's contracts with the U.S. Postal Service can be canceled by either party upon 30 days notice.

     U.S. Military. The Company has historically provided air freight charter services for the U.S. Military. In January 1998, the Company became eligible to operate passenger charters for the U.S. Military. The Company believes that its ability to provide both air freight and air passenger charter service to the U.S. Military will enhance its ability to obtain contract charters from the U.S. Military.

  On-Demand Charter Freight Services

     The Company's aircraft are utilized to fly on-demand charters for customers of the Company's air logistics business. Approximately 7.1%, 8.7%, 9.8% and 8.6% of the on-demand charters managed by Kitty Hawk during fiscal years 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively, were flown on Kitty Hawk's aircraft. With the addition of the Kalitta Companies aircraft, the Company expects to direct a higher percentage of on-demand charters to its fleet, rather than to third party carriers. On-demand contract charters flown on the Company's aircraft generate a higher gross margin to the Company than charters subcontracted to third party carriers. Another on-demand service provided by the Company is medical air ambulance services.

  Air Passenger Charters

     The Company operates a fleet of 31 passenger configured aircraft, including two Boeing 747s, two Lockheed L-1011s, 19 Lear jets and 8 other small aircraft. The Company's principal customers for large aircraft air passenger charters are independent tour operators, cruise lines, sponsors of incentive travel packages and specialty charters and passenger airlines that "wet" lease aircraft. Sales to tour operators represent the most significant portion of the Company's passenger charter business. These leisure-market programs are generally contracted for repetitive, round-trip patterns, operating during seasonal periods. The tour operator pays a fixed price for use of the aircraft and assumes responsibility and risk for the actual sale of the available aircraft seats and fuel increases. The Company also operates on-demand passenger charter flights using large and small aircraft.

                     AIR FREIGHT CHARTER LOGISTICS SERVICES

     General. The Company is a leading provider of same-day air freight charter logistics services in North America. The Company arranges the delivery of time sensitive freight utilizing aircraft of third party air freight carriers as well as its own fleet. On-demand air charters of freight generally are used when "next-flight-out" delivery services of commercial airlines or the next-day delivery services of air freight companies or other service providers cannot meet the customer's delivery deadline. The Company's air freight logistics services involve coordinating "door-to-door" transportation by arranging for ground pick-up, loading, air transportation, unloading and ground delivery of the freight. The Company has managed a broad variety of freight shipments including military equipment, satellites, rescue/disaster recovery supplies and exotic animals.

     The customers of the Company's on-demand air freight charter logistics services include companies that are engaged in industries such as automotive, chemical, computer, mail and bulk package delivery, retail merchandising and oil field service and equipment. Typically, the premium costs incurred in utilizing on-demand charters to achieve expedited same-day delivery are justified by the Company's customers on the basis that greater costs would otherwise be incurred as a result of a work stoppage or having to maintain greater inventory levels.

     For the nine months ended September 30, 1997, Kitty Hawk arranged an average of approximately 39 on-demand charters per day and has arranged as many as 208 charters in a single day. The Company believes it provides dependable service on a cost-effective basis because of its computerized database, information software and tracking systems, its training of account managers and its standardized charter management procedures. The Company provides logistics services 24 hours per day, 365 days per year.

     Database, Information Software and Tracking Systems. The Company believes that its database is critical to its ability to arrange on-demand air charters in a timely and reliable manner. The Company maintains in its database a detailed carrier profile for over 500 air freight carriers that provide on-demand charter service and information concerning ground transportation and aircraft loading companies in North America. The Company has implemented an Internet system to provide its account managers with real-time updates on available third party on-demand charter aircraft across North America. The Company believes that this system enables it to meet customer demands more efficiently and quickly. In addition, the Company anticipates marketing its services to firms engaged in direct marketing over the Internet.

     The Company's logistics system was developed in 1990 to automate access to the Company's database and has been frequently revised and improved. This system provides on-screen information regarding air carriers, aircraft type and specifications, fuel suppliers, cargo handlers and surface carriers, along with relevant cost information. In addition, the Company is an on-line subscriber to Jeppesen's Flight Planning and Kavouras Meteorological services. The flight planning services provided by Jeppesen integrate airport analyses (comprised of runway lengths, altitudes, hours of operation and noise abatement procedures) with current weather data and other information necessary to provide an automated flight plan. This flight planning service then transmits electronically the automated flight plan to the pilot and to the FAA contemporaneously.

     The Company operates a proprietary software system ("HawkEye"), which was developed internally by its full time programming and computer support staff. HawkEye allows account managers to track an aircraft's progress from origin to destination on his or her computer screen and on the control room's main projection board. Aircraft icons show each flight, its direction and information about the flight including the type of aircraft, the flight number, its current altitude, ground speed, distance to destination and times of departure and estimated arrival. The data supporting HawkEye is a direct data feed obtained from the FAA's Air Traffic Control computer system. The Company believes that its computer systems are generally year 2000 compliant. The Company does not know whether the computer systems of its customers, suppliers, vendors and air logistics services providers are generally year 2000 compliant.

                         AIRCRAFT MAINTENANCE SERVICES

     General. The Company is one of the few dedicated air freight carriers in the world capable of maintaining and repairing its own aircraft fleet (with the exception of certain aircraft engine components), which range in size from its Boeing 747s to its small prop aircraft. As a result, the Company has the capacity to provide aircraft maintenance services to other aircraft operators. The Company's maintenance services to third parties include primarily engine overhauls and air frame repairs. In the last year, the Company serviced the aircraft of Lufthansa, Spirit Airlines and Aero California. The Company has extensive maintenance facilities in Oscoda and Ypsilanti, Michigan and Dallas, Texas. Maintenance services at these facilities operate twenty-four hours per day, seven days per week. See "Business -- Ground Facilities" below.

     Engine and Airframe Maintenance. The Company provides FAA-certified inspection, maintenance, overhaul and repair services for large and small jet engines and auxiliary power units (with the exception of certain aircraft engine components) at both the Ypsilanti and Oscoda facilities, including all levels of maintenance checks on large and small jet engines and auxiliary power units. The Company also performs all levels of aircraft maintenance checks, as well as modifying certain aircraft from passenger to freighter configuration. In addition, the Company performs avionics maintenance, component overhaul, strip and paint operations, sheet metal fabrications and repair and other related services. The Company believes that it is one of a limited number of providers of all levels of maintenance checks on large and small jet engines for third parties.

     Aircraft Components, Instruments and Accessories. The Company is certified by the FAA to service the aircraft and engine accessories used in its fleet. These accessories include hydraulic, pneumatic, electrical, mechanical and electronic aircraft components. The Company also maintains an FAA-approved station for repair of a wide variety of cockpit instrumentation. This portion of the Company's business, operated as the Aerodata Aircraft Instrument Division, services instrumentation, not only for the Company, but also for outside customers, including the Pentastar Aviation Division of the Chrysler Corporation, Reliant Airlines and American Trans Air, Inc.

AIRCRAFT FLEET

     The Company currently owns 124 aircraft and leases 5 aircraft from third parties, not including two aircraft held for sale and the Company's undivided one-third interest in four Falcon 20C jet aircraft. Of these aircraft, the Company operates 117 aircraft in revenue service. The following is a summary of certain information on these aircraft:

  Large Aircraft

                                                            NUMBER
                                     NUMBER     NUMBER     OPERATED
                                    OWNED BY   LEASED BY      IN
     MANUFACTURER                     THE         THE      REVENUE                           MAXIMUM         NUMBER STAGE III
      AND MODEL         SERIES(1)   COMPANY     COMPANY    SERVICE     CONFIGURATION        PAYLOAD(2)         COMPLIANT(3)
     ------------       ---------   --------   ---------   --------    -------------        ----------       ----------------
Boeing 747............     200          6         --           2(4)(5) Freight         213,000-245,000 lbs.          6
Boeing 747............     100          3         --           2(5)    Freight         218,000 lbs.                  3
Boeing 747............     100          2         --           2       Passenger       476 passengers                2
Lockheed L-1011.......     200          6         --           6       Freight         125,000 lbs.                  6
Lockheed L-1011.......     200          2         --           2       Passenger       354 passengers                2
Douglas DC-8..........      60         11         --          11       Freight         80,000-112,000 lbs.           6
Douglas DC-8..........      50          9         --           8(6)    Freight         58,500-97,300 lbs.            0
Boeing 727............     200         24          4          28       Freight         44,000-63,000 lbs.           10
Boeing 727............     200          4         --          --(7)    Passenger       160 passengers                1
Boeing 727............     100          1          1           2       Freight         40,000-54,500 lbs.            0
Douglas DC-9..........     15F          5         --           5       Freight         22,000-24,000 lbs.            3
                                       --         --          --                                                    --
        Total.........                 73          5          68                                                    39
                                       ==         ==          ==                                                    ==

---------------

(1) The series designation for certain models of aircraft shown varies within the designation listed. The Company, for example, owns Douglas DC-8-60 series aircraft with sub-series designations of 61, 62 and 63.

(2) All figures are approximate and vary from aircraft to aircraft.

(3) This column indicates how many of the listed aircraft are now compliant with the Stage III noise control standards. Aircraft not meeting this standard must either be modified to do so or removed from domestic service before January 1, 2000. The Company is currently modifying two Boeing 727s to be in compliance with Stage III noise control standards. See "Risk
    Factors -- Government Regulation" and "-- Government Regulation."

(4) Three of these Boeing 747s were recently acquired by the Company, one of which is currently being modified to freighter configuration. The Company expects to convert the remaining two recently acquired Boeing 747s to freighter configuration during 1998.

(5) One of these Boeing 747s is currently effectively grounded due to a series of Directives restricting its payload. See "-- Boeing 747 Airworthiness directives."

(6) One of these DC8s is currently leased to Trans Continental Airlines, Inc. See "Certain Transactions."

(7) Two of these Boeing 727s are currently leased to third parties and two were recently returned to the Company by a lessee. One of these aircraft is currently being converted from passenger configuration to freighter configuration.

     The aircraft described above do not include one passenger configured Boeing 727-100 which the Company is currently negotiating to sell. This sale is expected to be consummated during the first quarter of 1998.

  Small Aircraft

                                                                             PROPULSION
    MANUFACTURER       MODEL(1)    NUMBER(2)        CONFIGURATION(3)            TYPE         MAXIMUM PAYLOAD(4)
    ------------       --------    ---------        ----------------         -----------     ------------------
Convair..............  640             2       Freight                       Turbo-prop    18,000 lbs.
Convair..............  600             5       Freight                       Turbo-prop    12,000-14,000 lbs.
Falcon(5)............  20C             1       Freight                       Jet turbine   6,000 lbs.
Lear.................  L-36-A          1       Freight/Passenger/Ambulance   Jet turbine   3,000 lbs./8 passengers
Lear.................  L-35-A          1       Freight/Passenger/Ambulance   Jet turbine   3,000 lbs./8 passengers
Lear.................  L-25            8       Freight/Passenger/Ambulance   Jet turbine   3,000 lbs./8 passengers
Lear.................  L-24            5       Freight/Passenger/Ambulance   Jet turbine   2,000 lbs./5 passengers
Lear.................  L-23            4       Freight/Passenger/Ambulance   Jet turbine   2,000 lbs./5 passengers
Hansa................  HFB-320         3       Freight                       Jet turbine   4,000 lbs.
Westwind.............  1124            1       Passenger                     Jet turbine   8 passengers
Mitsubishi...........  MU-2B           2       Freight/Passenger             Turbo-prop    1,500 lbs./6 passengers
Mitsubishi...........  MU-2B           1       Freight/Passenger/Ambulance   Turbo-prop    2,000 lbs./7 passengers
Beechcraft...........  BE8T           12       Freight                       Turbo-prop    3,400 lbs.
Cessna...............  C-152           2       Passenger                     Piston prop   4 passengers
Cessna...............  C-172           1       Passenger                     Piston prop   4 passengers
Piper................  PA-32-300       2       Freight/Passenger             Piston prop   1,200 lbs./6 passengers
                                      --
         Total                        51
                                      ==

---------------

(1) The series designation for each model of aircraft shown varies within the designation listed. For example, Mitsubishi MU-2B aircraft have series designations of 20, 25 and 35.

(2) Each of these aircraft is owned by the Company and operated by the Company in revenue service, except the Westwind 1124 which is utilized solely to transport Company personnel and the Falcon 20C which is currently being modified from passenger to freighter configuration.

(3) Not all aircraft of a particular type are configured for each of the multiple uses shown.

(4) All figures are approximate.

(5) This aircraft is currently being converted from passenger to freighter configuration.

     The aircraft described above do not include (i) the Company's undivided one-third interest in four Falcon 20C jet aircraft presently leased to a third party operator and (ii) one Hawker Siddeley HS-125 which the Company expects to sell to Mr. Kalitta in the first quarter of 1998. See "Certain Transactions." The Company historically has followed, and currently intends to follow, a policy of retiring Convairs at the time of their next scheduled major overhaul maintenance checks rather than expending the amounts necessary to complete such checks.

     Boeing 747 Airworthiness Directives. In January 1996, the FAA issued a series of Directives on certain Boeing 747 aircraft which were modified for freight hauling by GATX-Airlog Company, a subsidiary of General American Transportation Corp ("GATX"). The Directives, which became effective on January 30, 1996, were issued because of concerns relating to the integrity of the cargo door and surrounding floor area in the event the aircraft were operated at their maximum cargo capacity of approximately 220,000 pounds. In spite of the fact that the aircraft affected by the Directives have flown over 83,000 hours without incident, the Directives require certain modifications to be made to the aircraft. Absent such modifications, the Directives limit the cargo capacity of these aircraft to 120,000 lbs., a limit which significantly restricts the Company's ability to profitably operate the aircraft.

     One of each of the Kalitta Companies' Boeing 747-200 and Boeing 747-100 freighters are affected by these Directives and have been out of service since January 1996. GATX has proposed a solution to the problem identified by one of the Directives which has been approved by the FAA. An appropriate means to test the proposed solution, however, has not yet been identified. Currently, the Company anticipates modifying the Boeing 747-100 to be in compliance with a portion of the Directive for which the FAA has approved a solution by the latter half of 1998, which will allow the Company to operate it with a reduced cargo capacity of 160,000 lbs. The Company is awaiting engineering solutions to address the remaining Directives. If the cost necessary to implement fully these solutions and return both the Boeing 747-100 and -200 to maximum cargo capacity is uneconomical, the Company may either operate one or both of the aircraft at limited load or use one or both of them for spare parts. The Company is currently involved in litigation against GATX to recover the cost to the repair these aircraft as well as revenues lost as a consequence of the aircraft downtime. See "Business -- Litigation."

     Acquisition of Boeing 747s. In September 1997, the Kalitta Companies acquired one Boeing 747, its associated engines and one spare engine for approximately $21 million. The Company is currently converting this Boeing 747 to freighter configuration at its Oscoda, Michigan facility for an estimated additional $8 million. In February 1998, the Company acquired for approximately $39.6 million (i) two additional used Boeing 747s and associated engines, (ii) two additional spare engines and (iii) certain other related spare parts and support equipment. The Company is currently negotiating with a third party to have these two recently acquired Boeing 747s converted from passenger to freighter configuration in 1998 at a cost of up to $25.4 million. However, there can be no assurance that the Company will enter into a contract with this third party to perform such freighter conversions or that the cost of such freighter conversions will not be higher or lower than $25.4 million. For the purposes hereof, the Company has assumed the cost of such freighter conversions will be $25.4 million. None of these Boeing 747s are affected by the Directive related to Boeing 747s modified by GATX. See "Use of Proceeds."

     Adding these Boeing 747s and the other recently acquired Boeing 747 to the Company's operating fleet will substantially increase the Company's long-haul lift capacity and enable expansion of its current ACMI operations in Central and South America. The addition of these aircraft will also enable the Company to expand its service in the Middle East market and to Asia where the need for long-haul, heavy-lift air cargo service is expected to grow.

     Boeing 727 Cargo Door and Floor Modifications Regulations. The Company currently operates a fleet of 30 Boeing 727s, all of which were previously converted from passenger configuration to freighter configuration by the installation of a large cargo door and numerous interior modifications for cargo container handling systems. The aircraft conversions were approved by the FAA upon the issuance of supplemental type certificates ("STCs") to four firms that engineered and designed the conversion hardware and aircraft modification processes. Twenty-nine of the Company's aircraft have been modified utilizing STCs held by three of these four firms.

     The FAA has reevaluated the engineering analysis which supported the issuance of the Boeing 727 cargo modification STCs and has preliminarily determined that the STC design features do not meet FAA certification criteria in several respects. The FAA has issued a proposed Directive to address the first of the FAA's concerns -- the structural strength of the aircraft floor structure. Other areas of concern relate to the strength of various cargo-handling system components of the Boeing 727 aircraft and are expected to be addressed by the FAA in subsequently issued Directives.

     If the proposed Directive is adopted, each operator of Boeing 727 freighter aircraft modified by any of the four firms will be required to limit the weight of each container (or pallet) position and to adopt other aircraft operating restrictions depending on the configuration of the aircraft, until the operator can demonstrate that the floor strength meets the FAA's certification criteria. Under the proposed Directive, the Company would be required to limit the weight per container/pallet position to approximately 4,000 pounds from a current maximum of 8,000 pounds. After a period of 120 days from the date the Directive becomes effective, the maximum per position weight will be fixed at approximately 3,000 pounds, until the Company can demonstrate that the floor strength meets the FAA's certification criteria. The Company believes this Directive will not have a material adverse effect on the Company and its ability to make payments on the Notes.

     The Company is urging the FAA to allow additional time before requiring operators to modify the aircraft to bring them into compliance. In addition, the Company is working with the STC holders which are performing engineering analysis to seek a cost effective solution. There can be no assurance as to the terms of the final Directive and whether a satisfactory solution can be engineered. If no such solution is developed and approved by the FAA, the capacity of the Company's Boeing 727 fleet will be reduced. The FAA's proposed Directive is being opposed on its merits by a number of Boeing 727 operators. One of the Company's Boeing 727 aircraft was converted to freighter configuration by Boeing and is not subject to the foregoing proposed Directive.

TRAINING AND SAFETY

     The Company's management believes that high quality personnel and intensive training programs are key to the Company's success and the maintenance of a good safety record. As a result, the Company hires experienced flight crews and maintenance personnel and ensures that both receive ongoing training. The Company maintains its own Douglas DC-8 simulator in Miami which it both uses to train its own pilots and hires out for use by other airlines. The Company also makes use of the training facilities of other airlines, including American Airlines, Northwest Airlines, TWA and United Airlines.

     The Company has an ongoing safety program that employs an industry standard database to track safety performance. Open facsimile and phone lines are available for crews to report safety problems which are entered into the database and monitored for any re-occurrence. Direct communication between flight crews and Company management is available at all times through the Company's dispatch system. The Company also maintains on-line communications with other airlines and agencies.

     During the last five years, the Kalitta Companies had eight accidents and several other safety related incidents involving its aircraft with varying degrees of damage to the aircraft involved. In 1992, the pilot of one of the Kalitta Companies' small aircraft was fatally injured in one of these accidents. In September 1996, pursuant to the FAA's National Aviation Safety Inspection Program, the Kalitta Companies underwent a broad but routine inspection of all of the Kalitta Companies' aircraft and maintenance operations. As a consequence of the FAA's inspection, the FAA and the Kalitta Companies entered into a Consent Order in January 1997 which required the Kalitta Companies to revise certain internal policies and procedures to address certain regulatory violations noted in the inspection report. See "Risk Factors -- Government Regulation" and "Business -- Government Regulation."

SALES AND MARKETING

     The Company's marketing focus is on major users of air freight transportation services and other logistics providers. In connection with the Company's emphasis on developing and maintaining long-term relationships with major customers, the Company employs 25 account managers who are dedicated to major accounts. An account manager is responsible for educating the client about the Company's service capabilities, ensuring quality service and determining how the Company can best serve the customer. The marketing effort on behalf of the air freight carrier business is primarily focused on selected freight forwarders and integrators and existing customers. The Company also dedicates two individuals to passenger air charter marketing and intends to increase its sales efforts for third party maintenance services. The Company does not engage in mass media advertising. The Company, however, does promote its business through trade specific publications and trade shows as well as through its sponsorship of drag and short-track racing.

     The Company believes that retaining existing customers is equally as important as generating new clients and is a direct result of customer satisfaction. The Company will continue to upgrade its database, information software and tracking systems to maintain high quality service. The Company has developed a feature that enables customers to access the Company's aircraft tracking system on a "real time" basis to monitor their own freight. This feature contributes to customer satisfaction and allows account managers to be more productive by reducing time spent updating customers on the status of shipments.

MAINTENANCE

     The Company's aircraft require considerable maintenance in order to remain in compliance with FAA regulations. Any equipment being placed on the Company's operating certificate is inspected and repaired prior to being utilized by the Company for either on-demand or contract charters. The Company has extensive maintenance facilities in Oscoda and Ypsilanti, Michigan and Dallas, Texas. The Company also has significant maintenance capability in Los Angeles, Miami and Terre Haute, Indiana. Maintenance services at Ypsilanti, Oscoda, Dallas, Los Angeles and Miami operate twenty-four hours per day, seven days per week. See "Business -- Services -- Aircraft Maintenance Services."

GROUND FACILITIES

     General. The Company's facilities consist of office space, hangars, maintenance facilities and warehouse and storage space. Some of the Company's hangar facilities are constructed on property ground leased from airport owners. Accordingly, the hangar improvements revert to the owner when the ground lease expires. These leases expire on various dates through November 2021. The Company also has various agreements with municipalities and governmental authorities that own and operate airports throughout the United States. These agreements generally relate to the Company's use of general airport facilities, but may also include leases or licenses to use hangar and maintenance space.

     The following is a summary of the Company's major facilities:

                 LOCATION                                 USE OF SPACE              OWNED/LEASED/LICENSED
                 --------                                 ------------              ---------------------
1515 West 20th Street,                       Company headquarters                       Owned(1)
Dallas/Fort Worth International Airport, TX
     1535 West 20th Street
Dallas/Fort Worth International Airport, TX  Offices and warehouse                       Leased
1349 South Huron, Ypsilanti, MI              Offices(2)                                  Leased
Willow Run Airport, Ypsilanti, MI            Office, hangar, maintenance, fuel farm
                                               & storage                                 Leased
N. I-94 Service Drive, Ypsilanti, MI         Office, storage & maintenance               Owned
Oscoda, MI                                   Office, hangar, maintenance, housing,
                                               fuel farm & storage                       Leased
Hulman Regional Airport, Terre Haute, IN     Office, hangar and sorting space           Licensed
Los Angeles International Airport            Office, hangar & ramp                       Leased
Honolulu International Airport (3)           Office & warehouse                          Leased
Miami International Airport                  Office, hangar, ramp & maintenance          Leased

---------------

(1) The Company owns the building and improvements and leases the land from the Dallas/Fort Worth International Airport.
(2) The Company leases this building from a limited liability company owned by Mr. Kalitta, his son Scott Kalitta and his nephew Doug Kalitta. See "Certain Transactions."
(3) The Company has constructed a warehouse at the Honolulu International Airport which it leases to AIC. See "Certain Transactions."

     Proposed New Sorting Facility. The Company currently licenses its sorting space at the Hulman Regional Airport in Terre Haute, Indiana from Roadway Global Air for a term which will expire in August 1998. Because of the growth in the volume of freight shipped in its domestic scheduled service, the lack of available expansion space and the limited airport facilities in Terre Haute, the Company plans to move this sorting center to Fort Wayne, Indiana in the spring of 1999. As part of a proposed $28 million bond issue by the Fort Wayne Authority, the Fort Wayne Authority would develop an air trade center with the Company as its principal tenant. This center would be a foreign free trade zone and have customs support for international operations. Under a proposed 20 year lease from the Fort Wayne Authority, the Company would occupy a sorting facility with 249,000 square feet of space (including office space), a 15,000 square foot operations building, a 30,000 square foot maintenance building and a new fuel facility. The Company has entered into discussions with the Hulman Regional Airport Authority to obtain an interim lease of its current space in Terre Haute until it is able to move to Fort Wayne. There is no assurance that the Company will be able to extend the term of the sort space sublease. See "Risk Factors -- Availability of Facilities."

     Oscoda Base. The Company subleases its maintenance facility at the former Wurtsmith Air Force Base in Oscoda, Michigan from the Oscoda-Wurtsmith Airport Authority pursuant to a prime lease from the U.S. Government. These subleases vary in duration from month-to-month to long-term (the last of which expires in December 2015) and are subject to earlier termination upon termination of the prime lease between the U.S. Government and the Wurtsmith Authority. Under the subleases, the Company has access to an 11,800 foot lighted runway equipped for full instrument approach, as well as office, hangar, maintenance and storage space. The hangar space includes seven hangars, two of which can completely enclose a single wide-bodied aircraft or two narrow-bodied aircraft. This ability to completely enclose aircraft is critical to meeting important FAA maintenance requirements. Because the Oscoda facility is a former Air Force base, it is also complete with living quarters and support buildings, which the Company leases from Oscoda Township under leases of varying duration from month-to-month to long-term, the last of which expires in August 2005. Until 2011, the Oscoda facility is part of a "renaissance" zone which means that the Company does not pay real or personal property taxes on its facilities and equipment in Oscoda.

EMPLOYEES

     General. At January 31, 1998, the Company employed approximately 3,800 full-time personnel, of which approximately 250 were involved in sales and administrative functions and approximately 3,500 in maintenance and flight operations (including approximately 800 pilots). The Company considers its relations with its employees to be satisfactory. The Company intends to motivate certain employees through ownership of Common Stock and options to purchase Common Stock and to encourage all employees to own Common Stock.

     Collective Bargaining Agreement with Flight Crews of the Kalitta Companies. Certain employee pilots and flight engineers of the Kalitta Companies are members of the Teamsters Union and are employed pursuant to the Collective Bargaining Agreement. The Collective Bargaining Agreement became amendable on August 29, 1997, but remains in effect while the parties are in negotiations for a successor collective bargaining agreement. Pilots and flight engineers subject to the agreement are guaranteed pay based upon a minimum of 60 block hours per month. The agreement requires that all flight crew personnel must meet minimum qualifications and includes typical seniority, furlough, grievance, group health insurance, sick leave and vacation provisions. The seniority provisions require that the most senior flight crews have the opportunity to operate larger aircraft or move to new crew positions as aircraft or crew positions become available by reason of flight crew attrition or aircraft acquisitions. As a consequence, the contract obligates the Company to incur costs to retrain crews as they advance in seniority and progress to new aircraft or crew positions. In addition, the Company may incur costs to train flight crews to fill positions vacated by more senior flight crews. The Collective Bargaining Agreement provides that so long as it is in effect, the Teamsters Union will not authorize a strike and the Kalitta Companies will not lockout union employees. Although the Kalitta Companies and the Teamsters Union have commenced "interest-based" bargaining, there can be no assurance that a new collective bargaining agreement can be reached or that negotiations will not result in work stoppages, substantial increases in salaries or wages, changes in work rules or other changes adverse to the Company.

ENVIRONMENTAL

     The Company's operations must comply with numerous environmental laws, ordinances and regulations regarding air quality and other matters. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to use such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could have a material adverse effect on the Company and its ability to make payments on the Notes.

     The Company is subject to the regulations of the Environmental Protection Agency and state and local governments regarding air quality and other matters. The Company leases office space, hangar space, ramp space and unimproved area at various airport locations throughout the U.S. See "Business -- Ground Facilities." Most of these leases require the Company to indemnify the lessor for any environmental contamination caused by the Company. In particular, the Company leases an underground fuel storage facility from Wayne County, Michigan at Willow Run Airport. If the soil or groundwater in the vicinity of this underground facility is found to be contaminated by environmental regulators, the Company will lose its right to continue to use the facility. Moreover, the lease provides that the Company will be solely responsible for the costs to remediate any such contamination. If such contamination occurs or is otherwise discovered by governmental authorities during the term of the lease with Wayne County, the Company may incur significant expense to effect either or both of required relocation of operations or the required clean-up.

     The Company is aware of the presence of environmental contamination on properties that the Kalitta Companies lease or own. The Company does not believe that the costs of responding to the known contamination should or will be borne solely by the Company, if at all. While the Company does not believe that the costs of responding to the presence of such contamination is likely to have a material adverse effect on the Company or its ability to make payments on the Notes, there can be no assurance in this regard. Pursuant to the Merger Agreement, Mr. Kalitta has agreed, subject to certain limitations, to indemnify the Company for a period of 42 months against any losses arising with respect to environmental liabilities related to contamination at any of the Kalitta Companies' facilities.

     In part because of the highly industrialized nature of many of the locations at which the Company operates, there can be no assurance that the Company has discovered all environmental contamination for which it may be responsible.

GOVERNMENT REGULATION

     General. The Company is subject to Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended), under which the DOT and the FAA exercise regulatory authority over air carriers. The DOT is primarily responsible for regulating economic issues affecting air service, including, among other things, air carrier certification and fitness, insurance, consumer protection, unfair methods of competition and transportation of hazardous materials. The FAA is primarily responsible for regulating air safety and flight operations, including, among other things, airworthiness requirements for each type of aircraft the Company operates, pilot and crew certification, aircraft maintenance and operational standards, noise abatement, airport slots and other safety-related factors. Certain of the Company's aircraft are subject to Directives which require modifications to the affected aircraft. See "-- Fleet." In addition, the Company is subject to regulation by various other federal, state, local and foreign authorities, including the Department of Defense and the Environmental Protection Agency.

     The Company's international operations are governed by bilateral air services agreements between the United States and foreign countries where the Company operates. Under some of these bilateral air services agreements, traffic rights in those countries are available to only a limited number of and in some cases only one or two, U.S. carriers and are subject to approval by the applicable foreign regulators, limiting growth opportunities in such countries.

     The DOT and the FAA have the authority to modify, amend, suspend or revoke the authority and licenses issued to the Company for failure to comply with the provisions of law or applicable regulations. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations.

     The DOT views the Merger as a de facto transfer of the Kalitta Companies' foreign operating authority, which requires prior DOT approval. Consequently, Kitty Hawk and the Kalitta Companies filed an application with the DOT seeking temporary and permanent approval to transfer the Kalitta Companies' foreign operating authority to Kitty Hawk. On November 6, 1997, the DOT granted Kitty Hawk and the Kalitta Companies a temporary exemption from the requirement to receive DOT approval prior to the de facto transfer. While the Company believes it will receive permanent approval of the de facto transfer from the DOT, there can be no assurance in this regard. In the event the Company does not receive permanent DOT approval, the Company would be required, at its option, either to relinquish the Kalitta Companies' foreign operating authority or divest itself of the Kalitta Companies.

     Safety, Training and Maintenance Regulations. The Company's operations are subject to routine, and periodically more intensive, inspections and oversight by the FAA. Following a review of safety procedures at ValuJet, the FAA adopted changes to procedures concerning oversight of contract maintenance and training. The Company believes it is currently in compliance with such changes. It is possible that subsequent events, such as the recent crash of a cargo aircraft owned by Fine Air could result in additional Directives, which could have a material adverse effect on the Company and its ability to make payments on the Notes.

     In 1984, a predecessor of one of the Kalitta Companies had its small aircraft operating certificate suspended for a period of 90 days for failure to maintain certain records and other violations of FAA regulations and, in connection therewith, pled guilty to a misdemeanor charge. The Kalitta Companies subsequently corrected the conditions which had resulted in the operating certificate being suspended.

     In September 1996 pursuant to the FAA's National Aviation Safety Inspection Program, the Kalitta Companies underwent a broad inspection of all of the Kalitta Companies' aircraft and maintenance operations. This inspection resulted in a report from the FAA citing the Kalitta Companies with a number of regulatory infractions, none of which were sufficiently serious to cause the FAA to curtail or otherwise restrict any of the Kalitta Companies' operations. As a consequence of the FAA's inspection, however, the FAA and the Kalitta Companies entered into a Consent Order in January 1997 which required the Kalitta Companies to revise certain internal policies and procedures to address the regulatory violations noted in the inspection report as well as enforcement actions that had been pending prior to the inspection. Without admitting any fault, the Kalitta Companies agreed to pay a fine of $450,000, one-third of which was suspended and subsequently forgiven. The Consent Order also provided that it was a full and conclusive settlement of any civil penalties the Kalitta Companies could incur for regulatory violations occurring before January 1, 1997.

     Aging Aircraft Regulations; Potential Compliance Costs. All of the Company's aircraft are subject to Service Bulletins and Directives issued under the FAA's "Aging Aircraft" program or issued on an ad hoc basis. These Service Bulletins or Directives could cause certain of these aircraft to be subject to extensive aircraft examinations and require certain of these aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft included in the Company's fleet could be issued in the future, particularly in light of recent aircraft crashes at ValuJet and Fine Air. The cost of compliance with such Directives and Service Bulletins cannot currently be estimated, but could be substantial.

     Noise Abatement Regulations. Airline operators must comply with FAA noise standard regulations primarily promulgated under the Airport Noise and Capacity Act of 1990 (the "Noise Regulations"). Currently, the Company is in compliance with the Noise Regulations. The Company owns 73 aircraft and leases 5 aircraft which are affected by the Noise Regulations, including eleven Boeing 747s (two of which are effectively grounded due to a series of Directives unrelated to Noise Regulations), eight Lockheed L-1011s, 20 Douglas DC-8s, 34 Boeing 727s (not including one aircraft held for sale) and five Douglas DC-9-15Fs (collectively, the "Jet Fleet"). Of the aircraft in the Jet Fleet, 41 are currently in compliance with Stage III noise control standards or are currently being modified to be in compliance with such standards, including all of the Company's Boeing 747s and Lockheed L-1011s. The Company must bring the Jet Fleet into Stage III compliance by January 1, 2000. Any aircraft in the Jet Fleet that is not in compliance with the Stage III noise control standards on January 1, 2000 may not be operated in the U.S. until it complies with such standards. There can be no assurance that the Company will have sufficient funds or be able to obtain financing to cover the costs of modifying additional aircraft to meet these deadlines. The failure to modify these aircraft could have a material adverse effect on the Company and its ability to make payments on the Notes. In addition, certain airport operators have adopted local regulations which, among other things, impose curfews and other noise abatement requirements. Finally, the Company's international operations are affected by noise regulations in foreign countries which may be stricter than those in effect in the U.S.

     Only six of the Company's 20 Douglas DC-8 aircraft comply with the Stage III noise control standards. The Company may elect not to modify the 14 remaining Douglas DC-8 aircraft to meet the Stage III noise control standards because the anticipated cost of approximately $3.5 million per aircraft (not including aircraft downtime) may exceed the economic benefits of such modifications. If the Company cannot or does not modify these 14 Douglas DC-8 aircraft, the Company will have to remove these aircraft from service in the United States before January 1, 2000 and may have to replace them with other aircraft. In addition, 21 of the Company's Boeing 727 aircraft currently do not comply with the Stage III noise control standards, not including two Boeing 727s currently being modified to be in compliance with such standards and one Boeing 727 held for sale. The Company currently anticipates modifying its Boeing 727 fleet (at an anticipated cost of approximately $37.8 million, not including aircraft downtime) to be in compliance with the Stage III noise control standards by the applicable deadlines. However, there can be no assurance regarding the actual cost or that the Company will have sufficient funds or be able to obtain financing to cover the costs of these modifications or to replace such aircraft.

     Hazardous Materials Regulations. The DOT exercises regulatory jurisdiction over the transportation of hazardous materials. The Company may from time to time transport articles that are subject to these regulations. Shippers of hazardous materials share responsibility for compliance with these regulations and are responsible for proper packaging and labeling. Substantial civil monetary penalties can be imposed on both shippers and air carriers for infractions of these regulations.

     Foreign Operations Regulated. Certain of the Company's operations are conducted between the U.S. and foreign countries, as well as wholly between two or more points that are all located outside of the United States. As with the certificates and licenses obtained from U.S. authorities, the Company must comply with all applicable rules and regulations imposed by these foreign aeronautical authorities or be subject to the suspension, amendment or modification of its operating licenses issued by those authorities.

     Stock Ownership by Non-U.S. Citizens. Under current federal aviation law, the Company's air freight carriers could cease to be eligible to operate as air freight carriers if more than 25% of the voting stock of the Company were owned or controlled by non-U.S. citizens. Moreover, in order to hold an air freight carrier certificate, the president and two-thirds of the directors and officers of an air freight carrier must be U.S. citizens. All of the Company's directors and officers are U.S. citizens. Furthermore, (i) the Certificate of Incorporation limits the aggregate voting power of nonU.S. persons to 22 1/2% of the votes voting on or consenting to any matter and (ii) the Bylaws do not permit non-U.S. citizens to serve as directors or officers of the Company.

INSURANCE

     The Company is vulnerable to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims involving injury to persons or property. The Company is required by the DOT to carry liability insurance on each of its aircraft and many of the Company's aircraft leases and contracts also require the Company to carry such insurance. The Company also carries medical liability insurance. Any extended interruption of the Company's operations due to the loss of an aircraft could have a material adverse effect on the Company and its ability to make payments on the Notes. The Company currently maintains public liability and property damage insurance and aircraft liability insurance for each of the aircraft in the revenue fleet in amounts consistent with industry standards. All-risk aircraft hull insurance is maintained for all aircraft in the revenue fleet other than the Convairs and Beechcraft

BE8Ts. The Company maintains baggage and cargo liability insurance if not provided by its customers under contracts. Although the Company believes that its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed upon renewal or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the Company and its ability to make payments on the Notes. The Company attempts to monitor the amount of liability insurance maintained by the third party carriers utilized in its air logistics business through, among other things, the obtaining of certificates of insurance.

LEGAL PROCEEDINGS

     GATX Litigation. In January 1997, the Kalitta Companies filed suit against GATX (the "GATX Litigation") to recover damages related to the January 1996 effective grounding of two of the Kalitta Companies' Boeing 747s pursuant to the Directive affecting GATX-modified Boeing 747s. See "Business -- Aircraft
Fleet -- Boeing 747 Airworthiness Directive." Other defendants include Pemco Aeroplex Co. (the successor to Hayes International, Inc.) which developed the design for the STC relating to the modifications and Central Texas Airborne Systems, Inc. (successor to Chrysler Technologies Airborne Systems, Inc.) which modified the Kalitta Companies' Boeing 747s as a subcontractor for GATX. The suit is pending in the Federal District Court for the Northern District of California and covers a variety of claims.

     In connection with the Merger, the Company entered into an agreement with Mr. Kalitta which provides that any amounts recovered by the Company through the GATX Litigation are first to be applied to reimburse the Company for its legal costs incurred in connection with the GATX Litigation and then to correct the mechanical problems associated with the grounded Boeing 747s. Any additional amounts will be allocated 10% to the Company and 90% to Mr. Kalitta. In the event the amounts recovered by the Company, if any, are insufficient to reimburse the Company for its legal costs incurred in connection with the GATX Litigation, Mr. Kalitta will reimburse the Company for the unreimbursed portion of its legal costs related to the GATX Litigation incurred after November 19, 1997.

     U.S. Postal Service Contract. In September 1992, the U.S. Postal Service awarded an air freight services contract to Kitty Hawk and one of the Kalitta Companies, as co-bidders. Emery Worldwide Airlines, Inc. ("Emery") (the incumbent) sued to enjoin the award. This litigation (the "ANET Litigation") was settled in April 1993 by agreements under which the U.S. Postal Service terminated the contract for convenience and awarded the contract to Emery. In lieu of damages for the contract's termination, the U.S. Postal Service paid $10 million into an escrow account to be divided between Kitty Hawk and one of the Kalitta Companies. Also under the settlement, Emery paid $2.7 million into the escrow account and agreed to pay $162,500 into the escrow account each quarter for up to 10 years, so long as the Emery contract remained in effect. Before settling the ANET Litigation, Kitty Hawk, one of the Kalitta Companies and Messrs. Christopher and Kalitta agreed, among other things, to hold the escrowed funds in escrow until they had agreed upon an allocation and distribution, or until the matter was resolved by binding arbitration. Subsequent disagreements led to litigation and arbitration among Kitty Hawk, one of the Kalitta Companies and Messrs. Christopher and Kalitta that were resolved pursuant to a comprehensive settlement reached in August 1994. Under the comprehensive settlement, Kitty Hawk received approximately $3.5 million in cash from the escrowed funds and obtained a Boeing 727-200. Also under the comprehensive settlement agreement, Mr. Christopher received rights to one-half of any future contingent quarterly payments from Emery.

     Routine Litigation. The Company from time to time is involved in various routine legal proceedings incidental to the conduct of its business. As of the date of this Prospectus, the Company was not engaged in any legal proceeding expected to have a material adverse effect upon the Company and its ability to make payments on the Notes.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the executive officers and directors of the Company, their ages and positions:

                  NAME                    AGE           POSITION WITH THE COMPANY
                  ----                    ---           -------------------------
M. Tom Christopher(1)...................   51    Chairman of the Board of Directors and
                                                   Chief Executive Officer
Conrad A. Kalitta.......................   59    Vice Chairman and Director
Tilmon J. Reeves........................   58    President and Director
Richard R. Wadsworth....................   51    Senior Vice President -- Finance,
                                                   Chief Financial Officer and Secretary
Ted J. Coonfield........................   49    Director
George W. Kelsey........................   57    Director
Philip J. Sauder(1)(2)..................   44    Director
Lewis S. White(1)(2)....................   57    Director

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    The members of the Company's Board of Directors are classified as follows:

    Class I -- Serves until the 1998 Annual Meeting of Stockholders

          Ted J. Coonfield
          George W. Kelsey

    Class II -- Serves until the 1999 Annual Meeting of Stockholders

          Tilmon J. Reeves
          Philip J. Sauder

    Class III -- Serves until the 2000 Annual Meeting of Stockholders

          M. Tom Christopher
          Conrad A. Kalitta
          Lewis S. White

     M. Tom Christopher has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1985 and serves in the class of directors whose terms expire at the 2000 annual meeting of stockholders. He has over 20 years of experience in the air freight industry.

     Conrad A. Kalitta Mr. Kalitta serves as Vice Chairman of the Company and in the class of directors whose terms expire at the 2000 annual meeting of stockholders. Mr. Kalitta founded each of the Kalitta Companies and has been the Chief Executive Officer of each of the Kalitta Companies since that time. He also founded several other aircraft service companies, some of which are now part of the Company. Mr. Kalitta is also a professional drag racer in the "top-fuel" class and has won three national championships.

     Tilmon J. Reeves has served as President and Chief Operating Officer of the Company and has over 30 years of aviation experience. Concurrently with the Merger, Mr. Reeves resigned as the Chief Operating Officer of the Company, but continues to serve as the President of Kitty Hawk. Previously, he served as Vice President of the Company's air freight carrier from March 1992 to May 1993. Mr. Reeves became a director in October 1994 and serves in the class of directors whose terms expire at the 1999 annual meeting of stockholders.

     Richard R. Wadsworth has served as Senior Vice President -- Finance since October 1992, Chief Financial Officer since September 1994 and Secretary since October 1994. Mr. Wadsworth also served as a director from October 1994 to November 1997.

     Ted J. Coonfield became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 1998 annual meeting of stockholders. Since October 1997, Mr. Coonfield has been in private consulting practice. From April 1996 to October 1997, Mr. Coonfield has been a consultant with Performance Consulting Group, a firm specializing in change management consulting primarily in the banking and insurance industry. From January 1993 to April 1996, Mr. Coonfield was a consultant with the Richard-Rogers Group, a consulting firm specializing in total quality issues, where he primarily engaged in consulting for firms in the transportation industry. Since 1985, Mr. Coonfield has been the President of Oregon Wine Designs, Inc., a wine production and marketing firm.

     George W. Kelsey became a director of the Company in November 1997 and serves in the class of directors whose terms expire at the 1998 annual meeting of stockholders. Mr. Kelsey has served as a director of AIA since July 1995. Mr. Kelsey is currently the owner of Kelsey Law Offices, P.C., a law firm located in Ann Arbor, Michigan. Mr. Kelsey has practiced law in Michigan for 27 years, and has been the principal outside counsel for the Kalitta Companies. Mr. Kelsey currently specializes in commercial transactions and commercial litigation with emphasis in aviation law.

     Philip J. Sauder became a director of the Company in November 1997 and serves in the class of directors whose terms expire at the 1999 annual meeting of stockholders. Mr. Sauder has served as a director of AIA since July 1995. Mr. Sauder is currently a limited partner of Carlisle Enterprises, L.P. which acquires manufacturers of engineered products and the Chairman and Chief Executive Officer of Alpha Technologies, U.S., L.P., which manufactures high tech instrumentation for the polymer and rubber industries. He participates in locating and evaluating acquisition targets. From 1989 through 1994, Mr. Sauder was employed by Abex, Inc., first as the general manager of its Cleveland Pneumatic Division and then as the group vice president of its Aerospace Division.

     Lewis S. White became a director of the Company in October 1994 and serves in the class of directors whose terms expire at the 2000 annual meeting of stockholders. Since 1988, Mr. White has been President of L. S. White & Co., a firm engaged in business planning and corporate finance. Prior to 1988, he held senior management positions with Paramount Communications Inc. and Union Carbide Corporation. Mr. White is also a director of Whitehall Corporation, a company principally involved in aircraft maintenance.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of January 31, 1998 (except as noted) by (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company,
(iii) each executive officer of the Company and (iv) all of the directors and executive officers of the Company as a group. Except as noted, all shares shown in the table below are held with sole voting and investment power, subject to community property laws.

                                                                  SHARES OWNED
                                                                  BENEFICIALLY
                                                              ---------------------
                      NAME AND ADDRESS                          NUMBER      PERCENT
                      ----------------                        ----------    -------
DIRECTORS AND EXECUTIVE OFFICERS:
M. Tom Christopher(1)(2)....................................   5,948,436      35.5%
Conrad A. Kalitta(1)(2)(3)..................................   4,099,150      24.5%
Tilmon J. Reeves(1).........................................     128,174        (4)
EXECUTIVE OFFICER:
Richard R. Wadsworth(1).....................................      53,390        (4)
DIRECTORS:
Ted J. Coonfield(1).........................................         600        (4)
George W. Kelsey(1).........................................           0        --
Philip J. Sauder(1).........................................           0        --
Lewis S. White(1)...........................................           0        --
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (8 PERSONS)...............................................  10,229,750      61.0%

---------------

     (1) The address for this stockholder is 1515 West 20th Street, Dallas/Fort Worth International Airport, Texas 75261.

     (2) Messrs. Christopher and Kalitta have entered into a voting agreement that, among other things, provides that for 36 months after the Merger, Messrs. Christopher and Kalitta will vote their shares of Common Stock in favor of director nominees selected by a Nominating Committee or in certain cases, the Board of Directors.

     (3) Mr. Kalitta received 4,099,150 shares of Common Stock upon consummation of the Merger, of which 650,000 are held in escrow for 42 months to satisfy Mr. Kalitta's indemnification obligations, if any, under the Merger Agreement. Mr. Kalitta retains the right to vote such shares while they are being held in escrow.

     (4) Less than 1%.

                              DESCRIPTION OF NOTES


     The Old Notes were, and the New Notes will be, issued under an Indenture, dated November 15, 1997, between the Company, as issuer, each Subsidiary of the Company (other than AIC), as a Guarantor (each a "Guarantor"), and Bank One, N.A., as Trustee and Collateral Trustee (the "Trustee"). The Indenture has been supplemented, and the Indenture and the supplement thereto are filed as exhibits to the Registration Statement. The following summary of certain provisions of the Indenture does not purport to be complete, is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof pursuant to the Trust Indenture Act of 1939, as amended. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. As noted above, in this Prospectus, unless otherwise indicated, the term "Notes" includes both the Old Notes and New Notes. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     The Old Notes are, and the New Notes will be, senior secured obligations of the Company, limited to $340 million aggregate principal amount, and will mature on November 15, 2004. The Old Notes bore interest at 9.95% from November 19, 1997, the date of issuance of the Old Notes. Interest on the New Notes will accrue from the date of issuance of the Old Note for which a New Note is exchanged. Interest on the New Notes will be payable in cash, semiannually in arrears (to Holders of record at the close of business on the May 1 or November 1 immediately preceding the Interest Payment Date) on each May 15 and November 15, commencing May 15, 1998.

     If by April 19, 1998, the Company has not issued the New Notes pursuant to an effective registration statement or caused a shelf registration statement with respect to resales of the Old Notes to be declared effective, the interest rate on the Old Notes will increase by .5% per annum until the consummation of a registered exchange offer or the effectiveness of a shelf registration statement.


     The New Notes will be, and the Old Notes were, issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples thereof. See "-- Book-Entry; Delivery and Form." No service charge will be made for any registration or transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.


     The Old Notes have been, and the Company expects the New Notes will be upon issuance, designated eligible for trading on the PORTAL market. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system.

GUARANTEES

     The Company's obligations under the New Notes will be, and under the Old Notes were, fully and unconditionally guaranteed on a senior basis, jointly and severally, by the Guarantors; provided that the maximum liability of each Guarantor must be $1.00 less than the lesser of (a) the amount which would render the Guaranty voidable under either Section 548 or 544(b) of the Bankruptcy Code, (b) the amount permitting avoidance of the Guaranty as a fraudulent transfer under any applicable Fraudulent Transfer Act (as defined) or similar law and (c) the amount permitting the Guaranty to be set aside as a fraudulent conveyance under any applicable Fraudulent Conveyance Act (as defined) or similar law. In addition, if the execution and delivery and/or incurrence evidenced by the Guaranty constitutes a "distribution" under the Michigan Business Corporation Act (the "MCBA"), the maximum liability under the Guaranty with respect to such Guarantor shall be limited to $1.00 less than the maximum liability which such Guarantor is permitted to incur under Section 345 of the MCBA.

     Each Guaranty provides by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or other transfer to any Person that is not an Affiliate of the Company, of all of the Company's and each Restricted Subsidiary's (as defined herein) Capital Stock (as defined herein) issued by, all or substantially all of the assets of, such Guarantor (which sale, exchange or transfer is not prohibited by the Indenture).

     AIC is a general partnership in which the Company owns a 60% interest. Any amounts received by the Company with respect to its interest in AIC will, as an asset of the Company, be available to the holders of the New Notes.

COLLATERAL

     The collateral (the "Collateral") securing the Old Notes consists of, and that securing the New Notes will consist of, (i) nine Boeing 747s, eight Lockheed L-1011s and thirteen Boeing 727s, along with the Engines (as defined herein); (ii) all insurance and requisition proceeds and other similar payments with respect to each of the Aircraft; (iii) all monies and securities deposited or required to be deposited with the Trustee; (iv) any purchase agreements and any related documentation to the extent assignable for each of the Aircraft; (v) all logs, records and data relating to the Aircraft; (vi) all proceeds of the foregoing and (vii) the

Pledged Securities on deposit in the Escrow Account, the Escrow Account and certain related assets as described in the Escrow Agreement (as defined herein). The Lien on the Collateral pursuant to the Indenture will remain in full force and effect for so long as any Note remains outstanding except as otherwise set forth herein.

     The table below sets forth certain additional information for the Aircraft. All Aircraft are owned by Wholly Owned Subsidiaries.

                                                                                       APPRAISED
                                                   ENGINE    AIRCRAFT      YEAR          MARKET
         AIRCRAFT TYPE            CONFIGURATION     TYPE      TAIL#    MANUFACTURED      VALUE
         -------------            -------------    ------    --------  ------------   ------------
747-132.........................  freighter      TJ9D-7A     N625PL        1971       $ 16,880,496
747-146.........................  freighter      JT9D-7A     N702CK        1971         18,080,668
747-146.........................  passenger      JT9D-7A     N703CK        1970          6,871,001
747-146.........................  passenger      JT9D-7A     N704CK        1972          7,091,705
747-269BF.......................  freighter      JT9D-7J     N707CK        1978         37,957,596
747-269BF.......................  freighter      JT9D-7J     N708CK        1979         37,277,714
747-2B4B........................  passenger      JT9D-7J     N710CK        1975         35,962,600
747-2B4B(1).....................  passenger      JT9D-7J     N203AE        1975         36,400,000
747-2B4B(1).....................  passenger      JT9D-7J     N204AE        1975         36,400,000
L-1011-200F(2)..................  freighter      RB211-524   N102CK        1980         17,650,000
L-1011-200F(2)..................  freighter      RB211-524   N103CK        1981         17,400,000
L-1011-200F(2)..................  freighter      RB211-524   N104CK        1980         17,250,000
L-1011-200F(2)..................  freighter      RB211-524   N105CK        1980         17,100,000
L-1011-200F(2)..................  freighter      RB211-524   N106CK        1981         17,200,000
L-1011-200F(2)..................  freighter      RB211-524   N107CK        1980         17,100,000
L-1011-200(2)...................  passenger      RB211-524   N108CK        1981          9,800,000
L-1011-200(2)...................  passenger      RB211-524   N109CK        1981         10,000,000
727-251.........................  freighter      JT8D-7B     N252US        1969          5,983,543
727-251.........................  freighter      JT8D-15A    N278US        1975          9,064,223
727-251.........................  freighter      JT8-15/15A  N279US        1975          9,016,681
727-2J0.........................  freighter      JT8D-15     N281KH        1975          9,794,597
727-2J0.........................  passenger      JT8D-15     N284KH        1975          7,984,565
727-223.........................  freighter      JT8D-9A     N6809         1968          5,702,537
727-223.........................  freighter      JT8D-9A     N6827         1969          4,803,585
727-223.........................  freighter      JT8D-7B     N6833         1969          7,452,700
727-223.........................  freighter      JT8D-7B     N69739        1975          5,640,712
727-224.........................  freighter      JT8D-9A/7B  N69740        1975          3,923,651
727-224.........................  passenger      JT8D-15     N79746        1981          5,200,000
727-223.........................  freighter      JT8D-15     N854AA        1976          5,033,417
727-223.........................  freighter      JT8D-9A/7B  N855AA        1976          4,816,227
                                                                                      ------------
                                                                          Total       $440,838,218
                                                                                      ============

---------------

(1) These Boeing 747s will be converted to freighter configuration for approximately $25.4 million, of which approximately $16.4 million will be from the net proceeds derived from the sale of the Old Notes. The Company expects to fund the additional approximately $9 million of conversion costs with internally generated funds or borrowings under its New Credit Facility. See "Use of Proceeds" and "Business -- Aircraft Fleet -- Acquisition of Boeing 747s."

(2) Appraised Market Value represents the mid-point of the range of values provided.

     The Company has obtained the above appraisals from Pro-Tech Advisors, Inc. ("Pro-Tech"), with respect to the Boeing 747s and Boeing 727s, and GRA Aviation Specialists, Inc. ("GRA"), with respect to the Lockheed L-1011s. Copies of these appraisals may be obtained from the Company, as set forth under "Available Information."

     The appraised market value represents an estimate of each Aircraft's market value as of the date of the appraisal. This appraised market value represents the most likely trading price that, in the opinion of the appraiser, may be generated for an aircraft under the market conditions that are perceived to exist at the time in question. Appraised market value assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical sale transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers.

     In making such appraisals, the appraisers assumed (i) the Aircraft have "half-time" remaining to the next major overhauls or scheduled shop visit on the Aircraft's airframe or major components, (ii) the Aircraft are in compliance with all FAA airworthiness directives, (iii) the interior is in a standard configuration, (iv) the Aircraft is in current flight operations and (v) the Aircraft is sold for cash without seller financing. Pro-Tech performed a physical inspection of the Aircraft and GRA relied on Pro-Tech with respect to such inspection and with respect to a review of records with respect to each such Aircraft. The appraised market value of each Aircraft was determined by adjusting the foregoing for actual maintenance checks recently performed.

     An estimate of appraised market value should not be relied upon as a measure of realizable value. The appraised value assumes willing and informed buyers under no duress. However, if it becomes necessary to foreclose upon and sell the Collateral, it is likely that such sale would occur under duress. In addition, there is a limited number of potential buyers of used aircraft. Accordingly, the proceeds realized upon a sale of any Aircraft would likely be less than the appraised value thereof. The value of the Aircraft in the event of the exercise of remedies under the Indenture will depend on (i) market and economic conditions, (ii) the availability of buyers, (iii) the condition of the Aircraft and (iv) other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise pursuant to the Indenture would be sufficient to satisfy in full payments due on the Notes. If such proceeds are not sufficient to pay or repay all amounts due under the Notes, holders of the Notes would bear their allocable percentage of such insufficiency and any resultant loss.

     The Aircraft were manufactured between 1968 and 1981. Twenty-three of the Aircraft are in compliance with the Stage III noise control standards. The remaining Aircraft must be Stage III compliant by January 1, 2000. See "Risk Factors -- Government Regulation" and "Business -- Government Regulation."

ESCROW ACCOUNT; OFFER TO PURCHASE

     Pursuant to the Indenture, the Company has purchased and pledged to the Trustee as security for the benefit of the holders of the Old Notes approximately $16.4 million of Pledged Securities, which the Company intends to use to pay a portion of the estimated $25.4 million cost to modify two recently acquired Boeing 747s to freighter configuration. See "Business -- Aircraft Fleet -- Acquisition of Boeing 747s." Prior to the issuance of the New Notes, the Pledged Securities will be pledged to the Trustee as security for the benefit of the holders of the New Notes.

     The Pledged Securities were purchased and subsequently pledged pursuant to the Escrow Agreement and will be held by the Trustee in the Escrow Account. Pursuant to the Escrow Agreement, the Company may, from time to time, direct the Trustee to release a portion of the Pledged Securities from the Escrow Account to pay for such conversion costs as they are incurred. The Pledged Securities also secure the repayment of the Old Notes and will secure repayment of the New Notes.

     Under the Escrow Agreement, after the Company converts these Boeing 747s to freighter configuration, all remaining Pledged Securities, if any, will be promptly released from the Escrow Account and delivered to the Company.


     On the date that is 18 months after the Closing Date, the chief financial officer of the Company shall in good faith determine the value of the assets remaining, if any, in the Escrow Account. If such value (as so determined) exceeds $5 million, the Company will make an Offer to Purchase (as defined herein) New or Old Notes having a principal amount equal to such value (as so determined). On the Business Day immediately prior to the Payment Date (as defined herein) with respect to such Offer to Purchase, the Trustee will release all assets then held in the Escrow Account to the Company, which assets, to the extent necessary, will be used to consummate such Offer to Purchase or, if not needed for such purpose, may be used by the Company for general corporate purposes. If such value (as so determined) is less than $5 million, the Trustee will promptly release all assets then held in the Escrow Account to the Company, and the Company will be entitled to liquidate such assets and use such assets for general corporate purposes.

AIRCRAFT REGISTRATION


     The Company is required, except under certain circumstances, to keep the Aircraft registered under the provisions of Title 49 of the United States Code (formerly the Federal Aviation Act of 1958, as amended (the "Aviation Act")). The Company has recorded the Indenture and the supplement thereto at the FAA registry and may record the Indenture and the supplement thereto with the aircraft registry of other aeronautics authorities. Such recordation of the Indenture and certain other documents (including supplements to the Indenture) will give the Trustee a perfected first priority security interest in each of the Aircraft whenever any such Aircraft is located in the United States or any of its territories and possessions and, with certain exceptions, in those jurisdictions that have ratified or adhere to the Convention on the International Recognition of Rights in Aircraft (the "Convention"). The operation of the Aircraft by the Company (and by any lessee of the Company) will be geographically limited to Permitted Countries (as defined herein). Although the Company has no current intention to do so, the Company, or any subsequent lessee of the Aircraft, will also have the right, subject to certain conditions, to register, at its own expense, any of the Aircraft in the Permitted Countries. Prior to any such change in the jurisdiction of registry, the Trustee shall have received an opinion of counsel to the effect that (i) the laws of the new country of registration will recognize the Company's right of ownership and repossession and will give effect to the security interest in the Aircraft created by the Indenture and (ii) the right to repossession by the Trustee upon the exercise of remedies is valid under the laws of the country of registration. See "-- Maintenance, Lease and Possession."


MAINTENANCE, LEASE AND POSSESSION

     The Company shall or shall cause each Aircraft to be, at its expense or at the expense of the Restricted Subsidiary that owns such Aircraft (the "Owner"), maintained, serviced, and repaired so as to keep each Aircraft in as good operating condition as on the Closing Date, ordinary wear and tear excepted, and shall cause the airworthiness certification thereof to be maintained in good standing at all times (other than during temporary periods of repair, maintenance, modification, storage or grounding) under the Aviation Act, including compliance with all then applicable and effective Noise Regulations and FAA Directives; provided that in the event the Company or any Owner leases any of its Aircraft in accordance with the terms of the Indenture to a Permitted Air Carrier organized and operating under the laws of a Permitted Country (as defined herein), such lease shall provide that the lessee shall (i) throughout the terms of such lease, inspect, service, repair, overhaul, and test the Aircraft in compliance with such lessee's maintenance program as approved by the applicable governmental authority and maintain the airworthiness certification of such Aircraft in such Permitted Country in good standing throughout the term of the lease; and (ii) return the Aircraft at the end of the term of the lease in an operating condition sufficient to qualify for a United States standard FAA certificate of airworthiness, including compliance with all then applicable and effective Noise Regulation and FAA Service Bulletins and Directives. Notwithstanding the foregoing, if an FAA Service Bulletin, Directive or the Noise Regulation require the Owner to maintain a specified portion of its fleet in a given condition, the Owner must maintain such portion of the Aircraft in such condition. The Company shall be obligated, at its expense, to replace, or cause to be replaced, all parts (other than severable parts added at the option of the Company or any Restricted Subsidiary and obsolete or unsuitable parts that the Company is permitted to remove to the extent described below) that may from time to time be incorporated or installed in or attached to any aircraft and that may become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or rendered permanently unfit for use. The Company or any Owner will have the right to make (or cause to be made) such alterations and modifications in and additions to (including removal of parts from) each Aircraft as the Company or any Owner deems desirable; provided that no such alteration, modification, addition, or removal shall materially diminish the value, utility, or condition of such Aircraft in the service in which it is operated by the Company or any Restricted Subsidiary or impair the airworthiness thereof.

     The Company or any Owner may sell, lease or transfer any Aircraft or Engine to any Restricted Subsidiary (other than any Excluded Restricted Subsidiary (as defined herein)) or to the Company, and may lease any Aircraft or Engine to a Permitted Air Carrier; provided that the Trustee shall have received an opinion (or opinions) of counsel to the effect that, among other things, the Lien (as defined herein) pursuant to the Indenture continues to be perfected and in full force and effect, the Indenture continues to be enforceable against the parties thereto, and the Trustee maintains its right to repossession thereunder, in each case pursuant to applicable law. In addition, subject to certain limitations, the Company or any Restricted Subsidiary (and any permitted lessee) may (i) transfer possession of any Aircraft pursuant to "wet lease" or similar arrangements, in each case whereby the Company or any Restricted Subsidiary (or such permitted lessee) maintains operational control of the Aircraft, (ii) transfer possession of any Aircraft or Engine, other than by lease, to the United States Government and transfers of possession in connection with maintenance or modifications, (iii) transfer possession of any Engine and any parts from time to time installed on any Aircraft or Engine, other than by lease, through transfers in connection with interchange and pooling arrangements with certified "air carriers" within the meaning of the Aviation Act, and transfers of possession to FAA licensed repair stations, or (iv) install one or more of the Engines on airframes owned, mortgaged, leased, or subject to conditional purchase by, the Company or any Restricted Subsidiary (or any such permitted lessee); provided that such Engines shall not become subject to any Lien other than the Lien securing the Notes under the Indenture notwithstanding the installation thereof on such airframe. If any Aircraft is leased or the possession is otherwise transferred, such Aircraft will remain subject to the Lien under the Indenture. Other than pursuant to a "wet lease" or similar arrangement, no lease of any Aircraft shall be for a term in excess of five years beyond the maturity of the Notes. If the lease is for a period in excess of three months, the Owner shall grant to the Trustee, for the equal and ratable benefit of the Holders of the Notes, a security interest in such lease and if the lease is for a period in excess of two years, shall deliver a legal opinion to the Trustee stating (subject to customary qualifications) that such security interest has been created and perfected under the law of the United States or a state of the United States; provided that at all times, other than when an Event of Default (as defined herein) has occurred and is continuing, the Company or any Affiliate (x) shall be entitled to receive and retain all payments made pursuant to the lease; and (y) shall be entitled to exercise (to the exclusion of the Trustee) all rights and remedies of the "lessor" under the lease and grant such consents, waivers and enter into such amendments to the lease as are consistent with the provisions of the Indenture as the Company may determine appropriate in its sole discretion. Nothing permitted herein shall be deemed an "Asset Sale."

LIMITATION ON COLLATERAL SALES; EVENT OF LOSS

     Neither the Company nor any Owner may transfer, convey, sell, lease or otherwise dispose (other than by lease, in compliance with the Maintenance, Lease and Possession covenant) of (a "Sale") any Aircraft or Engine unless (i) the Owner thereof receives (x) consideration, consisting solely of cash, at the time of such Sale at least equal to the fair market value of the Aircraft or Engine disposed of (determined by the chief financial officer of the Company in good faith) or (y) an Aircraft or Engine having a value at least equal to, and in as good operating condition and repair and as airworthy as, the Aircraft or Engine subject to the Sale, assuming such Aircraft or Engine, as the case may be, was in the condition and repair required by the Indenture immediately prior to such Sale (determined by the chief financial officer of the Company in good faith). If any Owner consummates a Sale for cash, or if an Event of Loss (as defined herein) occurs, with respect to any Aircraft or Engine, the Trustee will receive and hold, and if received by the Owner, the Owner will pay over to the Trustee, the proceeds of such Sale or Event of Loss. The Owner may, within 365 days after such Sale or Event of Loss, subject to the Lien created pursuant to the Indenture, substitute an Aircraft or Engine, having a value at least equal to, and in as good operating condition and repair and as airworthy as, the Aircraft or Engine subject to the Sale or Event of Loss, assuming such Aircraft or Engine was in the condition and repair required by the Indenture immediately prior to the occurrence of such Sale or Event of Loss

(determined by the chief financial officer of the Company in good faith), and the Trustee shall, upon receipt of evidence of such substitution, pay to the Owner the proceeds of such Sale or Event of Loss and any related additional amounts held by it. In the event the Company elects not to replace such Aircraft (or in the event such Aircraft or Engine is not replaced within 365 days after such Sale or Event of Loss), the Trustee will refund to the Owner, and the Company will be required to apply, an amount equal to the proceeds received from such Sale or Event of Loss to make an Offer to Purchase Notes in accordance with "Events of Loss" below; provided that with respect to the proceeds of any Sale or Event of Loss with respect to an Aircraft, in no event shall any Owner be required to so apply, and the Owner shall be permitted to retain, amounts, if any, in excess of the initial appraised value of such Aircraft. Notwithstanding the foregoing, if the Owner consummates a Sale, or an Event of Loss occurs, with respect to an Engine alone, the Owner must replace such Engine with another engine suitable for installation and use on the Aircraft, and having a value at least equal to and in as good operating condition as, the Engine subject to the Sale or Event of Loss, assuming such Engine was of the value and in the condition and repair required by the Indenture immediately prior to the occurrence of such Sale or Event of Loss (as determined by the chief financial officer of the Company in good faith). Any cash received in connection with a Sale or an Event of Loss shall be held by the Trustee and invested as directed by the Company in Cash Equivalents or Temporary Cash Investments (as defined herein) until applied in accordance with this covenant. Upon payment to the Trustee of the proceeds from the Sale or an Event of Loss (as defined herein) with respect to an Aircraft as required by this "Limitation on Collateral Sales; Event of Loss" covenant, the Lien created pursuant to the Indenture with respect to such Aircraft (but not the proceeds with respect thereto) shall terminate.

SUBSTITUTION OF COLLATERAL

     In the event any Owner requests the release of any Aircraft or Engine from the Lien pursuant to the Indenture, the Trustee shall be required to immediately release such Aircraft or Engine from such Lien upon fulfillment of the following conditions: (i) the Owner delivers a written request to the Trustee, requesting such release and specifically describing the Aircraft or Engine so to be released and the replacement Aircraft or replacement Engine therefor; (ii) the replacement Aircraft or replacement Engine has a value at least equal to, and in as good operating condition and repair and as airworthy as the Aircraft or Engine subject to the substitution (determined by the chief financial officer of the Company in good faith); (iii) the Owner delivers to the Trustee a supplemental indenture subjecting the replacement Aircraft or replacement Engine to the Lien pursuant to the Indenture; (iv) the Owner delivers an opinion of counsel that the Trustee has a valid, perfected, first priority security interest in the replacement Aircraft or replacement Engine; and (v) the replacement Aircraft or replacement Engine otherwise complies with the terms and provisions of the Indenture. Notwithstanding the foregoing, with respect to any substitution of Collateral, or any series of related substitutions of Collateral, where the initial appraised value of such Collateral exceeds $25 million, the Company shall be required to obtain one or more appraisals from an aircraft appraisal firm of national standing. Such appraisal(s) must indicate that the value (or fair value or similar measure) of the replacement Collateral is at least equal to the value (or fair value or similar measure) of the Collateral which is being replaced.

RELEASE OF COLLATERAL


     If at any time, or from time to time, the aggregate principal amount of all Notes outstanding is less than $340 million and no Event of Default has occurred and is continuing, the Company shall be entitled to release a portion of the Collateral, so long as the aggregate value of the Collateral so released does not exceed the aggregate principal amount of all Notes which are no longer outstanding (in the good faith opinion of the chief financial officer of the Company). The Company will be entitled to substitute additional Collateral in connection with any such release (in accordance with "Substitution of Collateral" above) if the aggregate value of Collateral released exceeds the aggregate principal amount of Notes which are no longer outstanding. Upon delivery of a certificate regarding such good faith opinion or the appraisal referred to in the immediately succeeding sentence, the Trustee shall immediately execute and deliver all releases and certificates necessary or desirable to release such Collateral from the Lien created pursuant to the Indenture. Notwithstanding the foregoing, in the event of any release of Collateral, or any series of related releases of Collateral, where the initial appraised value of such Collateral exceeds $10 million, the Company shall be required to obtain one or more appraisals from an aircraft appraisal firm of national standing. Such appraisal(s) must indicate that the aggregate value (or fair value or similar measure) of the Collateral released.

OPTIONAL REDEMPTION

     The Old Notes are and the New Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, on or after November 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing November 15, of the years set forth below:

                                                           REDEMPTION
                          YEAR                               PRICE
                          ----                             ----------
2001.....................................................   104.975%
2002.....................................................   102.488
2003.....................................................   100.000

     In addition, at any time prior to November 15, 2000, the Company may redeem up to 35% of the principal amount of any Notes with the proceeds of one or more Public Equity Offerings (as defined herein), at any time or from time to time, at a Redemption Price (expressed as a percentage of principal amount) of 109.95%, plus accrued and unpaid interest to the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date); provided that at least $150 million aggregate principal amount of all Notes remain outstanding after each such redemption.

     A portion of the Collateral will be subject to release upon any such optional redemption. See "-- Release of Collateral."

     Furthermore, if more than 90% of the outstanding principal amount of all Notes are tendered pursuant to one or more Offers to Purchase pursuant to the "Limitation on Assets Sales" or "Repurchase of Notes Upon a Change of Control" covenants (described herein), the balance of any Notes will be redeemable, at the Company's option, in whole but not in part, at any time thereafter, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at a Redemption Price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on a record date that is on or prior to the Redemption Date to receive interest due on the next Interest Payment Date).

     In the case of any partial redemption, selection of any Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which any Notes may be listed or, if Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of an original Note.

RANKING

     The Old Notes were and the New Notes will be senior secured obligations of the Company ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company (except to the extent of any Collateral) and senior in right of payment to all existing and future subordinated indebtedness of the Company. The Old Notes were, and the New Notes will be, secured by certain Collateral as described in "-- Collateral" above. After giving pro forma effect to the Transactions and the Refinancing, on a consolidated basis, as of September 30, 1997, the Company and its Subsidiaries would have had approximately $396 million of indebtedness outstanding, including approximately $55.9 million of secured indebtedness (consisting of the Term Loan and approximately $10 million of other indebtedness) and no subordinated indebtedness. The Company would also have had unused senior secured borrowing capacity of approximately $28.7 million under its New Credit Facility. As of January 31, 1998, there was no outstanding balance under the New Credit Facility. See "Capitalization" and "Description of Other Indebtedness." Lenders under the New Credit Facility and the Term Loan will have prior claims with respect to certain assets of the Company. See "Description of Other Indebtedness." "Risk Factors -- Substantial Leverage and Debt Service." In addition, the Kalitta Companies have been in default with respect to their prior Indebtedness (which was repaid with the proceeds derived from the sale of the Old Notes and the Common Stock Offering). "Risk
Factors -- Recent Financial Performance of the Kalitta Companies."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition (as defined herein) by a Restricted Subsidiary and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined in conformity with GAAP (defined herein); provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted (unless such permission could, as determined by the chief financial officer of the Company in good faith, be readily and reasonably obtained) by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales (as defined herein); (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, with respect to the Company, ownership of Capital Stock (as defined herein) representing more than 10% of the voting power of the Company's Capital Stock shall be deemed control.

     "Aircraft" means each of the Airframes (as defined herein) together with the Engines relating thereto and hush kits, if any, installed thereon, upon which the Trustee has been granted a security interest and mortgage lien by the Owner thereof pursuant to the Indenture and any Airframes which may from time to time be substituted for such Airframes pursuant to the terms of the Indenture.

     "Airframes" means each of the nine Boeing 747 Aircraft, eight Lockheed L-1011 Aircraft and thirteen Boeing 727 Aircraft (except Engines or engines from time to time installed on such Aircraft) initially pledged to secure the Company's obligations under the Indenture and the Notes and any Aircraft (except Engines or engines from time to time installed on such Aircraft) which may from time to time be substituted for such Aircraft (except Engines or engines from time to time installed on such Aircraft) pursuant to the Indenture.

     "Asset Acquisition" means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Company and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition, outside the ordinary course of business, by the Company or any of its Restricted Subsidiaries (other than to the Company or another Restricted Subsidiary) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Company or (ii) all or substantially all of the assets that constitute a division or line of business of the Company or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale/leaseback transaction) in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary (other than director's qualifying shares), (ii) all or substantially all of the property and assets of an operating unit or business of the Company or any of its Restricted Subsidiaries or (iii) any other property and assets of the Company or any of its Restricted Subsidiaries outside the ordinary course of business of the Company or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of the Company; provided that "Asset Sale" shall not include (a) sales or other dispositions of inventory, receivables and other current assets, (b) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause
(B) of the "Limitation on Asset Sales" covenant, (c) leases of aircraft, including the Aircraft and any engines, including the Engines, pursuant to the provisions of the "Maintenance, Lease and Possession of Aircraft Transfer" covenant or similar arrangements, including pooling or interchange arrangements as described therein, (d) sales, transfers or other dispositions of assets that have a fair market value of less than $20 million from the Closing Date through the final stated maturity of the Notes, (e) Sales or Events of Loss and (f) sales of collateral which is pledged to secure the New Credit Facility or Term Loan, so long as the proceeds are applied to reduce the aggregate Indebtedness thereunder.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

     "Aviation Act" means the Federal Aviation Act of 1958, as amended, and applicable regulations thereunder.

     "Borrowing Base" shall have the meaning given such term in the New Credit Facility, as in effect from time to time.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Cash Equivalents" means (i) United States dollars or foreign currency that is readily exchangeable into United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers' acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for the underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, and (v) commercial paper having the highest rating obtainable from Moody's Investor Service, Inc. or Standard & Poor's Corporation and in each case maturing not more than 90 days after the date of acquisition.

     "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock (as defined herein) of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholders (as defined herein) on such date or (ii) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

     "Change of Control Triggering Event" means both the occurrence of a Change of Control and a Rating Decline (as defined herein).

     "Closing Date" means the date on which the Old Notes are originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income, (i) Consolidated Interest Expense (as defined herein), (ii) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and nonrecurring gains or losses or sales of assets), (iii) depreciation expense, (iv) amortization expense and (v) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), all as determined on a consolidated basis for the Company and its Restricted Subsidiaries otherwise in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned (as defined herein) Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced hereunder) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements (as defined herein); and Indebtedness that is Guaranteed or secured by the Company or any of its Restricted Subsidiaries) and all but the principal component in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Company and its Restricted Subsidiaries during such period; excluding, however, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes and the establishment of the New Credit, Facility and the Term Loan and the other transactions contemplated by and relating to the Transactions and Refinancings, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries (as defined herein)) in conformity with GAAP.

     "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall exclude Unrestricted Subsidiaries), less any amounts attributable to Disqualified Stock (as defined herein) or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of any Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity (as defined herein) of any Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes other than Capital Stock issued to employees; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of any Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital

Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company's repurchase of any Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants described below.

     "Eligible Aircraft" means one or more aircraft that would be useful in the Company's business and having a value (or fair value or similar measure) determined by an aircraft appraisal firm of national standing equal to or in excess of the price paid therefor by the Company.

     "Engines" means for each of the Boeing 747 Airframes, each of the 36 Pratt & Whitney JT9D-7A Engines and each of the 20 JT9D-7J Engines relating thereto, as specified in the Indenture and any engines which may from time to time be substituted for such engines pursuant to the Indenture and with respect to the Boeing 727 Airframes means each of the 9 Pratt & Whitney JT8D-7B Engines, each of the 3 JT8D-15A Engines, each of the 3 JT8D-15/15A Engines, each of the 12 JT8D15 Engines, each of the 6 JT8D-9A Engines and each of the 6 JT8D-9A/7B Engines relating thereto, as specified in the Indenture and any engines which may from time to time be substituted for such engines pursuant to the Indenture and with respect to the Lockheed L-1011 Airframes, each of the 24 Rolls Royce RB211-524 Engines relating thereto, as specified in the Indenture and any engines which may from time to time be substituted for such Engines pursuant to the Indenture.

     "Escrow Account" means an account established with the Trustee pursuant to the terms of the Escrow Agreement for the deposit of the Pledged Securities to be purchased by the Company with the net proceeds from the sale of the Old Notes.

     "Escrow Agreement" means the Escrow and Security Agreement, dated as of the Closing Date, made by the Company and the Guarantors in favor of the Trustee, governing the disbursement of funds from the Escrow Account, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

     "Excluded Restricted Subsidiary" means any Restricted Subsidiary principally engaged in a business similar to that of the Company or any of its Restricted Subsidiaries or any business reasonably related thereto and domiciled outside the United States of America if the issuance of a Guarantee by such Subsidiary would, as determined in good faith in a resolution of the Board of Directors, create a material tax disadvantage or would be illegal under applicable law.

     "Existing Stockholders" means Mr. M. Tom Christopher, his spouse and children and any trust the sole beneficiaries of which consist of the foregoing persons.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Fraudulent Conveyance Act" means any statute based on or substantially similar to the Uniform Fraudulent Conveyance Act.

     "Fraudulent Transfer Act" means any statute based on or substantially similar to the Uniform Fraudulent Transfer Act.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. The numbers used to calculate all ratios and perform all computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (A) the amortization of any expenses incurred in connection with the offering of the Notes and (B) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (i) or (ii) above or (v), (vi) or (vii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables (as defined herein) and accrued expenses, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the then remaining unamortized portion of the original issue discount of such Indebtedness as determined in conformity with GAAP, (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Interest Coverage Ratio" means, on any Transaction Date (as defined herein), the ratio of (i) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant (the "Four Quarter Period") to (ii) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation, (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than

Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Company, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period; (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period; (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been received on the first day of such Reference Period; and (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that, to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement, including, without limitation, any fuel hedging or fuel protection agreement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Company or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (ii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (iii) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant; provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made less the net reduction of such Investments. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary, (ii) the fair market value of the assets (net of liabilities (other than liabilities to the Company or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments and (iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest), but excluding any operating lease.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "New Credit Facility" means the $100 million senior secured revolving credit facility with Wells Fargo Bank (Texas), National Association, individually and as agent for other lenders, as amended, refinanced or substituted from time to time; provided that Affiliates of the Company cannot constitute majority lenders thereunder.

     "Noise Regulations" means FAA noise standard regulations primarily promulgated under the Airport Noise and Capacity Act of 1990.

     "Note Guarantee" means the Guarantee by the Guarantors of the Company's obligations under all the Notes and the Indenture and any other Guarantee of such obligations by any Person.

     "Offer to Purchase" means an offer to purchase Notes by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
(v) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, the Company shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Notes pursuant to an Offer to Purchase.

     "Permitted Air Carrier" means (i) a United States "air carrier" within the meaning of the Aviation Act or (ii) an air carrier which, among other things,
(A) is duly organized and operating pursuant to a license or authorization issued under the laws of any Permitted Country and (B) will perform or cause to be performed maintenance or engine preventative maintenance, and inspections for such Aircraft, Airframe or any Engine in accordance with standards which are approved by the aeronautical authority in the country or registration of the Aircraft.

     "Permitted Country" means, with respect to any Aircraft, any country for which (i) an insurer of national or international standing has provided significant insurance coverage for such Aircraft or (ii) the United States government has assumed liability, including, without limitation, a significant portion of the cost of replacing such Aircraft, for operation of such Aircraft within such country.

     "Permitted Investment" means (i) an Investment in the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than an Excluded Restricted Subsidiary) or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Company or a Restricted Subsidiary (other than an Excluded Restricted Subsidiary); provided that such person's primary business is related, ancillary or complementary to the businesses of the Company or its Restricted Subsidiaries on the date of such Investment; (ii) Cash Equivalents and Temporary Cash Investments; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) stock, obligations or securities received in satisfaction of judgments; (v) loans or advances to employees of the Company or any Restricted Subsidiary not to exceed $1 million at any time outstanding; (vi) Investments of up to $25 million in Permitted Joint Ventures (as defined herein); and (vii) Investments in Excluded Restricted Subsidiaries the aggregate amount of which does not at any time outstanding exceed 10% of Adjusted Consolidated Net Tangible Assets.

     "Permitted Joint Ventures" means any Unrestricted Subsidiary or any other Person in which the Company or a Restricted Subsidiary owns an ownership interest, directly or indirectly (other than a Restricted Subsidiary) and whose business is related or ancillary to the business of the Company or any of its Restricted Subsidiaries at the time of determination.

     "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as

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

shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Company or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Company or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;
(xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Company and its Restricted Subsidiaries prior to the Closing Date; (xviii) Liens to secure Indebtedness incurred pursuant to clause (vii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided the assets securing such Indebtedness were or are acquired with the proceeds of such Indebtedness; (xix) Liens on or sales of receivables; and (xx) Liens created pursuant to the terms of any aircraft lease or any lease or pooling or interchange arrangement relating to an Engine incurred in compliance with the "Maintenance, Lease and Possession" covenant; provided that no such Liens exist with respect to the Collateral except as otherwise permitted pursuant to the terms hereof.

     "Pledged Securities" means the U.S. government securities purchased by the Company and held in the Escrow Account in accordance with the Escrow Agreement.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Rating Agencies" means (i) S&P and (ii) Moody's and (iii) if S&P or Moody's or both shall not make a rating of the Notes publicly available, a nationally recognized United States securities rating agency or

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

agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

     "Rating Category" means (i) with respect to S&P, any of the following categories: A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations with Rating Categories (+ and -- for S&P; 1, 2 and 3 for Moody's; or equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-- to B+, will constitute a decrease of one gradation).

     "Rating Date" means the date which is 90 days prior to the earlier of (x) Change of Control and (y) public notice of the occurrence of a Change of Control or of the intention by the Company or any Person to effect a Change of Control.

     "Rating Decline" means the decrease (as compared with the Rating Date) by one or more gradations (including gradations within the Rating Categories as well as between Rating Categories) of the rating of any Notes by either Rating Agency on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention of the Company or of any Person to effect a Change of Control (which period shall be extended for so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that in the event the Notes are not rated by two Rating Agencies at the time a Change of Control occurs, a Rating Decline shall be deemed to have occurred.

     "Refinancings" means the refinancing of substantially all of the currently outstanding indebtedness of the Company and the Kalitta Companies with a portion of the net proceeds derived from the Old Note Offering, the Common Stock Offering and the Term Loan.

     "Released Indebtedness" means, with respect to any Asset Sale, Indebtedness
(i) which is owed by the Company or any Restricted Subsidiary (the "Obligors") prior to such Asset Sale, (ii) which is assumed by the purchaser or any affiliate thereof in connection with such Asset Sale and (iii) with respect to which the Obligors receive written, unconditional releases from each creditor, no later than the closing date of such Asset Sale.

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "S&P" means Standard & Poor's Ratings Service and its successors.

     "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's.

     "Term Loan" means the $45.9 million term loan with Wells Fargo Bank (Texas), National Association, individually and as agent for other lenders, entered into as of the Closing Date, together with any other loan or credit agreements entered into from time to time with one or more banks or other lenders, for the purpose of refinancing or refunding such Term Loan in an amount not to exceed $45.9 million (plus premiums, accrued interest, fees and expenses).

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transactions" means the sale of the Old Notes, the Merger and the Common Stock Offering.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided that (A) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law and up to 5% of the Capital Stock of such Subsidiary) by such Person or one or more Wholly Owned Subsidiaries of such Person.

COVENANTS

  Limitation on Indebtedness

     (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Guarantees and Indebtedness existing on the Closing Date); provided that the Company and any Restricted Subsidiary may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be at least 2.25:1 in the case of an Incurrence during the period ending on the second anniversary of the Closing Date and 2.75:1 in the case of any subsequent Incurrence.

     Notwithstanding the foregoing, the Company and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Company or any Guarantor outstanding at any time in an aggregate principal amount not to exceed the greater of (A) $100 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below and (B) the Borrowing Base;
(ii) Indebtedness owed (A) to the Company evidenced by an unsubordinated promissory note or (B) to any Restricted Subsidiary; provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii);
(iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness Incurred under clause (i), (ii), (iv), (vi) or (viii) of this paragraph) and any refinancing thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund any Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (iii) if (A) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Company be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements (a) are designed solely to protect the Company or its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, fuel rates, or interest rates and (b) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates, fuel rates, or interest rates or by reason of fees, indemnities and compensation payable thereunder, and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case

Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Company, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described below under "Defeasance"; (vi) Guarantees of the Notes and Guarantees of Indebtedness of the Company by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Issuance of Guarantees by New Restricted Subsidiaries" covenant described below; (vii) Indebtedness of the Company or any Guarantor Incurred to finance the cost (including the costs of installation) of acquiring aircraft, engines, spare engines, hush kits, spare parts or equipment attached thereto or any other aircraft-related asset used or useful in the business of the Company or any of its Restricted Subsidiaries on the date of such Incurrence (including acquisitions by way of a Capitalized Lease and any acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary, to the extent of the fair market value of the aircraft, engines, equipment related thereto and such aircraft-related assets of such Person at the time of such Incurrence); provided that such Indebtedness is created solely for the purpose of financing the costs (including transaction costs and the costs of improvement or construction) of property or assets and is Incurred prior to, at the time of or within 12 months after, the later of the acquisition, the completion of construction or the commencement of full operation of such property or assets, and (b) the principal amount of such Indebtedness does not exceed 100% of such costs; (viii) the Term Loan; and (ix) Indebtedness not to exceed $50 million in aggregate principal amount at any one time outstanding.

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may Incur pursuant to this "Limitation on Indebtedness" covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (1) Guarantees, Liens, letters of credit or other obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant described below shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

  Limitation on Restricted Payments

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than the Company or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) the Company or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of the Company (other than a Wholly Owned Restricted Subsidiary), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of the Company that is subordinated in right of payment to any Notes or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) above being collectively "Restricted Payments") if, at the time

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

of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Company could not Incur at least $1 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Company after the Closing Date from the issuance and sale permitted by the Indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including an issuance or sale permitted by the Indenture of Indebtedness of the Company for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary plus (4) $5 million.

     The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Company or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (iv) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of the Company which is subordinated in right of payment to Notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of the Company (or options, warrants or other rights to acquire such Capital Stock); (v) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company; (vi) Investments acquired in exchange for or out of the proceeds of a substantially concurrent issuance of Capital Stock (other than Disqualified Stock) of the Company; (vii) the repurchase, redemption, retirement, defeasance or other acquisition for value of subordinated Indebtedness of the Company in the event of a change of control (to the extent required pursuant to the terms of such Indebtedness when Incurred), if prior thereto or contemporaneously therewith the Company has made or makes an Offer to Purchase Notes and has repurchased and accepted and paid for all Notes validly tendered and not withdrawn with respect thereto; or (viii) the repurchase, redemption or other acquisition of Capital Stock of the Company issued to employees of the Company or any Restricted

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

Subsidiary, for consideration not to exceed $1 million in any twelve month period and $3 million in aggregate; provided that, except in the case of clauses
(i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (ii) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (iii) or (iv) thereof and an Investment referred to in clause (vi) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (iii) and (iv), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of Notes, or Indebtedness that is pari passu with Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     Any Restricted Payments made other than in cash shall be valued at fair market value. The amount of any Investment "outstanding" at any time shall be deemed to be equal to the amount of such Investment on the date made, less the return of capital to the Company and its Restricted Subsidiaries with respect to such Investment (up to the amount of such Investment on the date made).

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Company will not, and will not permit any Restricted Subsidiary other than a Guarantor to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary,
(ii) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Company or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in any agreement, and any extensions, refinancing, renewals or replacements of any such agreement; provided that the encumbrances and restrictions in any such extensions, refinancing, renewals or replacements are no less favorable in any material respect to the Holders, when looked at in the aggregate, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if (A) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement, (B) the encumbrance or restriction is not materially more disadvantageous to the Holders of Notes than is customary in comparable financings (as determined by the

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

Company) and (C) the Company determines that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on Notes. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries, including, without limitation, the Collateral in accordance with the terms hereof.

  Limitation on the Issuance and Sale of Capital Stock of Restricted
Subsidiaries

     The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Company or a Restricted Subsidiary; (ii) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale or (iv) issuances or sales of Common Stock of a Restricted Subsidiary if the Net Cash Proceeds thereof are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant.

  Issuances of Guarantees by New Restricted Subsidiaries

     The Company will provide to the Trustee, on the date that any Person (other than an Excluded Restricted Subsidiary) becomes a Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Restricted Subsidiary, providing for a full and unconditional guarantee on a senior basis by such new Restricted Subsidiary of the Company's obligations under any Notes and the Indentures to the same extent as that set forth in the Indenture; provided that, in the case of any new Restricted Subsidiary that becomes a Restricted Subsidiary through the acquisition of a majority of its voting Capital Stock by the Company or any other Restricted Subsidiary, such guarantee may be subordinated to the extent required by the obligations of such new Restricted Subsidiary existing on the date of such acquisition that were not incurred in contemplation of such acquisition.

  Limitation on Transactions with Shareholders and Affiliates

     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Company or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Company or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Company or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Company and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company;
(iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes; (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant; (vi) the execution of, and transactions pursuant to, employment agreements entered into in the ordinary course of the Company's

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

or its Restricted Subsidiaries' business that are consistent with the Company's or such Restricted Subsidiaries' past practice; (vii) transactions pursuant to agreements existing on the Closing Date, as in effect on the Closing Date; or
(viii) grants of stock options, restricted stock and other non-cash equity incentive compensation. Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (v) of this paragraph, (a) the aggregate amount of which exceeds $3 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above and (b) the aggregate amount of which exceeds $10 million in value, must be determined to be fair in the manner provided for in clause (i)(B) above.

  Limitation on Liens

     Other than the rights of the Trustee under the Indenture, the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, including, without limitation, the Collateral, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to any Notes, prior to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to (i) Liens granted on the Closing Date on assets whenever acquired, and substitutions and replacements for such Liens; (ii) Liens granted after the Closing Date on any assets or Capital Stock of the Company or its Restricted Subsidiaries created in favor of the Holders;
(iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Company or a Restricted Subsidiary to secure Indebtedness owing to the Company or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens on any property or assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary permitted under the "Limitation on Indebtedness" covenant; (vi) Permitted Liens; (vii) Liens on assets having a fair market value not in excess (on the date any such Lien is incurred) of 20% of Adjusted Consolidated Net Tangible Assets; or (viii) Liens on Capital Stock of Subsidiaries in favor of the lenders incurred under clause
(i) of the second paragraph of the "Limitation on Indebtedness" covenant.

  Limitation on Sale-Leaseback Transactions

     The Company will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Company or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Company or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is solely between the Company and any Restricted Subsidiary or solely between Restricted Subsidiaries; or (iv) the Company or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or
(B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

  Limitation on Asset Sales

     The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Company or such Restricted Subsidiary (including the amount of

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

any Released Indebtedness) is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received (excluding the amount of any Released Indebtedness) consists of cash or Cash Equivalents or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Company and its Subsidiaries has been filed with the Commission pursuant to the "Commission Reports and Reports to Holders" covenant), then the Company shall or shall cause the relevant Restricted Subsidiary to (i) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Company, or any Restricted Subsidiary providing a Note Guarantee or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Company and its Restricted Subsidiaries existing on the date of such investment and (ii) apply (no later than the end of the 12-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraph of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least 10% of Adjusted Consolidated Net Tangible Assets, the Company must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the Payment Date. If the aggregate principal amount of Notes tendered pursuant to an Offer to Purchase pursuant to this covenant is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. Upon completion of such Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

     In the event that more than 90% of the outstanding principal amount of any Notes are tendered to such Offer to Purchase, the balance of Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders' age of record on the Relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date).

  Insurance

     The Company will, at its expense, maintain or cause to be maintained all-risk aircraft hull insurance covering the Aircraft, and, to the extent available at reasonable cost, all-risk property damage insurance covering the Engines and parts, including while temporarily removed from an Aircraft pending replacement, at all times in an amount not less than the sum of (i) the aggregate outstanding principal amount of any Notes and (ii) the scheduled amount of interest payable on Notes on the next interest payment date. During any period when an Aircraft is on the ground and not in operation, the Company may carry or cause to be carried, in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the scope of the risks covered and the type of insurance shall be the same as are from time to time applicable to aircraft owned or leased by the Company of the same type as such Aircraft similarly on the ground and not in operation, provided that in all cases full amounts shall not be less than that

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

described in the immediately preceding sentence. All policies covering loss of or damage to an Aircraft shall be made payable to the Trustee for any loss in excess of $5 million. With respect to the Collateral, the Company may maintain customary deductibles. With respect to all other aircraft owned by the Company or any Restricted Subsidiary, the Company shall insure such aircraft in a manner consistent with past practice. In addition, the Company will, at its expense, maintain or cause to be maintained comprehensive airline liability (including, without limitation, passenger, contractual, bodily injury and property damage liability) insurance (exclusive of manufacturer's product liability insurance) and cargo liability insurance with respect to each Aircraft (i) in amounts that are not less than the comprehensive airline liability insurance as is from time to time normally applicable to aircraft owned and operated by the Company of the same type as such Aircraft and (ii) of the types and covering the same risks as are from time to time applicable to aircraft owned or operated by the Company of the same type as such Aircraft and which is maintained in effect with insurers of recognized responsibility. During any period when an Aircraft is on the ground and not in operation, the Company may carry or cause to be carried, in lieu of the insurance required by the previous sentence, insurance otherwise conforming with the provisions of said sentence except that the amounts of coverage shall not be required to exceed the amounts of comprehensive airline liability insurance, and the scope of risks covered and type of insurance shall be the same, as are from time to time in effect with respect to aircraft owned or leased by the Company of the same type as such Aircraft similarly on the ground and not in operation. The Company may also self-insure a portion of these risks by means of deductible or premium adjustment provisions subject to the same limitations described above for insurance for risks of loss or damage to such Aircraft. The Company is also permitted a deductible per occurrence not in excess of the prevailing standard market deductible for similar aircraft. The Trustee will be named as additional insured parties under all liability insurance policies required with respect to the Aircraft. In addition, the insurance policies will provide that, in respect of the interest of the Trustee, the insurance shall not be invalidated by any action or inaction of the Company and shall insure the interest of the Trustee as they appear, regardless of any breach or violation of any warranty, declaration or condition contained in such policies by the Company. If and to the extent that the Company or a lessee operates an Aircraft (A) on routes where it maintains war risk insurance in effect with respect to other similar equipment, or (B) on routes other than routes within or between the United States, Canada, Mexico, Bermuda and islands other than Cuba in the Caribbean Basin where the custom in the industry is to carry war risk insurance, the Company or such lessee shall maintain such insurance with respect to the Aircraft in an amount not less than the lesser of the aggregate unpaid principal of, together with accrued interest on, a ratable portion of any Notes (based on the initial appraised value of such Aircraft) and the amount of such insurance customarily carried by corporations engaged in the same or similar business similarly situated with the Company and with respect to similar equipment on similar routes; provided that, if the requirement to maintain war risk insurance arises solely by reason of clause (A) of this sentence, such insurance shall be maintained in an amount not less than that maintained by the Company or such lessee on other similar aircraft in its fleet. Unless an Aircraft is operated or used under a contract with the United States government pursuant to which the United States government assumes liability for damage to or loss of such Aircraft and to other property or persons, the Company may not operate or locate any Aircraft outside the United States and Canada (i) in any war zone or recognized or, in the Company's reasonable judgment, threatened area of hostilities, unless such Aircraft is fully covered by war risk insurance, or (ii) in any area excluded from the insurance coverage required under the Indenture. Insurance proceeds, if any, held from time to time by the Trustee with respect to any Aircraft, prior to the distribution thereof, will be invested and reinvested by the Trustee at the direction of the Company (except after the occurrence and during the continuance of a Collateral Access Event) in certain investments described in the Indenture. The net amount of any loss resulting from any such investments will be paid by the Company.

EVENTS OF LOSS

     If an Event of Loss occurs with respect to an Aircraft, the Company shall either make an Offer to Purchase a pro rata portion of any Notes or the Company shall subject a replacement aircraft to the Lien on the Collateral pursuant to the Indenture. In the event the Company elects to replace an Aircraft, it must do so within 365 days of the Event of Loss with an aircraft having a value at least equal to, and in as good operating condition and repair and as airworthy as, the Aircraft subject to the Event of Loss, assuming such Aircraft was

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

in the condition and repair required by the Indenture immediately prior to the occurrence of the Event of Loss, all as determined by the chief financial officer of the Company in good faith. In the event the Company elects not to replace such Aircraft, the Company is required to make an Offer to Purchase, not later than 365 days after the occurrence of such Event of Loss, a pro rata amount (based on the ratio borne by the initial appraised value of such Aircraft to the initial aggregate appraised value) of the outstanding principal amount of any Notes at 100% of the principal amount thereof together with accrued and unpaid interest thereon. In the event of an Event of Loss with respect to the Aircraft for which no initial appraisal was conducted, the "initial appraised value" for the purpose of the prior sentence will be determined, in good faith, by the chief financial officer of the Company. Upon such payment, the Lien on the Collateral pursuant to the Indenture with respect to such Aircraft shall terminate.

     If an Event of Loss occurs with respect to an Engine alone, the Company shall replace such Engine with another engine suitable for installation and use on the Aircraft as determined by the chief financial officer of the Company in good faith.

     An "Event of Loss" with respect to the Aircraft or Engine means any of the following events: (i) payment of an insurance settlement with respect to such property on the basis of an actual or constructive total loss; (ii) destruction or damage beyond repair; provided that, if it was not clear whether damage constitutes damage beyond repair, an Event of Loss will be deemed to occur when it is determined by the Company that such damage is beyond repair; (iii) theft or disappearance for a period in excess of 120 days, unless the location of the Aircraft is known and the Company is diligently pursuing its recovery; (iv) the condemnation or taking of title to such Aircraft by the United States government or any foreign government or instrumentality or agency thereof; (v) the requisition or taking of use of such Aircraft or airframe by a foreign government or instrumentality or agency for a continuous period of more than six months; (vi) with respect to an Engine only, the requisition for use by any government or the divestiture of title resulting from the installation of such Engine on an airframe leased to the Company or purchased by the Company subject to a conditional sale agreement, in either case, under circumstances where the Trustee's security interest in such Engine is adversely affected thereby; or
(vii) "grounding" of such Aircraft for a period of twelve consecutive months (or such shorter period determined by the Company) due to an action by a governmental body, unless prior to and after the expiration of such period, the Company is diligently carrying forward all necessary steps to permit normal use.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL TRIGGERING EVENT

     Upon the occurrence of a Change of Control Triggering Event, the Company must commence, within 30 days of the occurrence of a Change of Control Triggering Event, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of the Company which might be outstanding at the time). The above covenant requiring the Company to repurchase Notes will, unless consents are obtained, require the Company to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

     In the event that more than 90% of the outstanding principal amount of Notes are tendered pursuant to such Offer to Purchase, the balance of Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time thereafter, at a Redemption Price equal to the price specified in such Offer to Purchase plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the Relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date).

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

COMMISSION REPORTS AND REPORTS TO HOLDERS

     At all times, whether or not the Company is then required to file reports with the Commission, the Company shall file with the Commission all such reports and other information as it would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. The Company shall supply the Trustee and each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. In addition, at all times prior to the effectiveness of a Registration Statement, upon the request of any Holder or any prospective purchaser of Notes designated by a Holder, the Company shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

COLLATERAL ACCESS EVENTS

     Collateral Access Events under the Indenture include: (a) the failure by the Company to make an expected payment of principal or any payment of interest or premium when due, and the continuation of such failure unremedied for 15 days, (b) the failure to procure and maintain property and liability insurance in accordance with the provisions of the Indenture and the continuation of such failure, in the case of maintenance of such insurance, until the earlier of (i) 60 days after notice to the Company or the Trustee that such insurance is subject to lapse or cancellation or (ii) the date such lapse or cancellation is effective as to the Trustee, (c) operation of the Aircraft after receipt of notice that the insurance required by the Indenture has been canceled, (d) the failure by the Company to perform any covenants contained in the Indenture and the continuation of such failure for a period of 60 days after notice to the Company by the Trustee or by Holders of 25% of outstanding Notes under the Indenture, unless such failure is curable and the Company is diligently proceeding to correct such failure and shall in fact correct such failure within 180 days after delivery of such notice, (e) any representation or warranty made by the Company in the Indenture, if any, or in any document or certificate furnished to the Trustee or the Holders under the Indenture shall be incorrect in any material respect as of the date made and shall be material at the time of determination and shall not have been remedied within 60 days after notice has been given to the Company by the Trustee or Holders of 25% of any outstanding Notes under the Indenture, (f) operation of any Aircraft in a country that has not recognized or does not adhere to the Convention and (g) the occurrence of certain events of bankruptcy, reorganization or insolvency of the Company.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture: (a) default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of the Company or the failure to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant; (d) the Company or any Guarantor defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture or under any Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of any Notes; (e) there occurs with respect to any issue or issues of Indebtedness of the Company or any Guarantor or Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (f) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders

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

against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against the Company or any Guarantor or Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, any Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of the Company or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; (h) the Company, any Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or (i) any Note Guarantee shall cease to be, or shall be asserted in writing by the Company or any Guarantor not to be, in full force and effect or enforceable in accordance with its terms.

REMEDIES

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to the Company) or a Collateral Access Event occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of Notes, then outstanding, by written notice (a "Notice of Default or Collateral Access Event") to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on such Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Company or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on any Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Indenture provides that upon receipt of a Notice of Default or Collateral Access Event, the Trustee shall exercise such remedies available to it under applicable law, including any remedies of a secured party under applicable law or otherwise provided in the Indenture.

     The Holders of at least a majority in principal amount of outstanding Notes by written notice to the Company and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving

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

of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60 day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in any Notes, which right shall not be impaired or affected without the consent of the Holder.

     The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company's and its Restricted Subsidiaries' performance under the Indenture and whether a Default, an Event of Default or a Collateral Assess Event has occurred and, if there has been a Default, an Event of Default or a Collateral Access Event, specifying each such default or event and the nature and status thereof. The Company and the Guarantors will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless: (i) the Company shall be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Notes and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis the Company, or any Person becoming the successor obligor of Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (iii) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of the Company if all Liens and Indebtedness of the Company or any Person becoming the successor obligor of Notes, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would, if Incurred at such time, have been permitted to be Incurred (and all such Liens and Indebtedness, other than Liens or Indebtedness of the Company and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture; and (iv) the Company delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii), if applicable) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that the Company and the Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of any Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to any Notes (except for, among other matters, certain obligations to register the transfer or exchange of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company or the Guarantors has deposited with the

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

Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on any Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and (D) if at such time Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that such Notes will not be delisted as a result of such deposit, defeasance and discharge, provided that if simultaneously with the deposit of the money and/or U.S. Government Obligations referred to in (A) above, the Company or any Guarantor has caused an irrevocable, transferrable, standby letter of credit to be issued by a bank with capital and surplus exceeding the principal amount of Notes then outstanding, expiring not earlier than 180 days from its issuance, in favor of the Trustee which permits the Trustee to draw an amount equal to the principal, premium, if any, and accrued interest on Notes through the expiry date of the letter of credit, then the Company and the Guarantors will be deemed to have paid and discharged any and all obligations in respect of Notes on the date of the deposit and issuance of the letter of credit.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (iii) and (iv) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses
(iii) and (iv) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on any Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to Notes as described in the immediately preceding paragraph and any Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Notes at the time of their Stated

Maturity but may not be sufficient to pay amounts due on Notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (v) reduce the above stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend the Indenture, (vi) waive (a) a default in the payment of principal of, premium, if any, or interest on the Notes or (b) a Collateral Access Event, (vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (viii) modify the provisions of the Indenture relating to the Lien created thereunder or the distribution of principal, interest or premium or other monies received or realized by the Trustee from the Collateral.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting Notes, waives and releases all such liability.

CONCERNING THE TRUSTEE

     The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     For purposes of meeting the legal requirements of any jurisdictions in which any part of the Collateral may at the time be located, the Trustee will have the power to appoint a co-trustee or separate trustee of all or any part of the Collateral. To the extent permitted by law, all rights, powers, duties and obligations conferred or imposed upon the Trustee will be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, or, in any jurisdiction in which the Trustee will be incompetent or unqualified to perform certain acts, singly upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of the Trustee.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Old Notes were issued, and certificates representing the New Notes will be issued, in fully registered form without interest coupons.

     Old Notes sold in reliance on Rule 144A were represented by, and the New Notes initially will be, issued in two permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note") and the Old Notes were, and the New Notes will be, deposited with the Trustee, as custodian for DTC. Restricted Global Notes are registered in the name of a nominee of DTC.

     Each Restricted Global Note (and any Old Notes issued for exchange therefor) are subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

     Ownership of beneficial interests in a Restricted Global Note are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Restricted Global Note are shown on, and the transfer of that ownership may be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Restricted Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of Notes represented by such Restricted Global Note for all purposes under the Indenture and Notes. No beneficial owner of an interest in a Restricted Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, and interest on, a Restricted Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Restricted Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Restricted Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Restricted Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Restricted Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     The Company expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Restricted Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Restricted Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."


     The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Restricted Global Note among participants of DTC they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


     If DTC is at any time unwilling or unable to continue as a depositary for the Restricted Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Restricted Global Notes. Holders of an interest in a Restricted Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with DTC's rules and procedures in addition to those provided for under the Indenture.


                       DESCRIPTION OF OTHER INDEBTEDNESS

     The Term Loan was incurred to refinance the indebtedness incurred in September 1997 to finance the acquisition of 16 Boeing 727s from the Kalitta Companies. The Term Loan matures in November 2002 and is payable in equal quarterly principal installments of $2.25 million commencing in 1999 and ending in 2002, with a balance of approximately $12.15 million due at maturity. Interest on the Term Loan accrues at LIBOR plus 3% or a Base Rate plus 1.5%, subject to reduction. The Base Rate is WFB's Prime Rate or the Federal Funds Rate plus .5%. The Term Loan is secured by accounts receivable, all spare parts (including rotables), inventory, intangibles and contract rights, cash, the 16 Boeing 727s and related engines acquired from the Kalitta Companies prior to the Merger, the stock of each of the Company's subsidiaries and the Company's 60% interest in AIC. In addition, the New Credit Facility and Term Loan are guaranteed by each of the Company's subsidiaries (other than AIC). As of January 31, 1998, there was an outstanding balance of approximately $45.9 million under the Term Loan.


     The Company also has a New Credit Facility with WFB, individually and as agent for various lenders, which provides the Company with up to $100 million in revolving loans (subject to a current borrowing base limitation of approximately $28.7 million) and is secured by the same collateral as the Term Loan. The facility bears interest at LIBOR plus 2.75% or a Base Rate plus 1.25%, subject to adjustment within the same parameters as the Term Loan. The Base Rate is WFB's Prime Rate or the Federal Funds Rate plus .5%. Borrowings under the New Credit Facility are subject to a borrowing base limitation equal to the sum of
(i) 80% of certain eligible receivables, plus (ii) the lesser of 50% of the value of certain eligible parts or $20 million. The borrowing base is currently approximately $28.7 million and will be adjusted in March 1998 and each month thereafter until maturity. As of January 31, 1998, there was no outstanding balance under the New Credit Facility. Borrowings under the New Credit Facility mature in November 2002.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Haynes and Boone, LLP, special counsel to the Company, the following discussion describes the material federal income tax consequences expected to result to holders whose Old Notes are exchanged for New Notes in the Exchange Offer. Such opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders of Old Notes (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF OLD NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of Old Notes for New Notes will be treated as a "non-event" for federal income tax purposes because the New Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, no material federal income tax consequences will result to holders exchanging Old Notes for New Notes.

                              PLAN OF DISTRIBUTION

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company or any Guarantor within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person is engaging or intends to engage in a distribution of the New Notes or has an arrangement or understanding with any person to participate in the distribution of such New Notes. The Company, however, has not sought, and does not intend to seek, its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.


     Each broker-dealer that holds Old Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities may exchange such Old Notes pursuant to the Exchange Offer; provided, however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with its initial resale of each New Note received in the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes in such circumstances.


     Neither the Company nor the Guarantors will receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes, or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Because any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal for such period of time as such persons must comply with such requirements in order to resell the New Notes. The Company and the Guarantors have agreed to pay certain expenses relating to their performance under the

Registration Rights Agreement, including the costs of providing this Prospectus, and to indemnify the holders of Old Notes against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

     The validity of the New Notes offered hereby, U.S. federal tax effects relating to the Exchange Offer and certain other legal matters will be passed upon for the Company by Haynes and Boone, LLP, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements of Kitty Hawk, Inc., at August 31, 1995 and 1996 and at December 31, 1996 and for each of the three years in the period ended August 31, 1996 and for the four month period ended December 31, 1996, appearing and incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of American International Airways, Inc. and related companies as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the related financial statement schedule, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere and incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph which indicates that there are matters that raise substantial doubt about the ability of American International Airways, Inc. and related companies to continue as a going concern). The statements of certain assets sold of AIA for the years ended December 31, 1996 and 1995, and the related statements of revenues and direct expenses for the years ended December 31, 1996 and 1995 incorporated by reference from Kitty Hawk, Inc.'s Amendment No. 1 to Form 8-K dated November 6, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference. Such reports have been so included and so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The Appraised Market Value of the Collateral represented by Boeing 747s and Boeing 727s included herein is based upon appraisals from Pro-Tech in reliance upon its report and upon the authority of such firm as experts in valuing Boeing 747s and Boeing 727s.

     The Appraised Market Value of the Collateral represented by Lockheed L-1011s included herein is based upon appraisals from GRA in reliance upon its report and upon the authority of such firm as experts in valuing Lockheed L-1011s.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Company is subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, the Company files reports, proxy and information statements and other information with the Commission. The Registration Statement (and the exhibits and schedules thereto) as well as reports, proxy and information statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024,

450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549. Such documents may also be obtained at the Web site maintained by the Commission (http://www.sec.gov). In addition, copies of the appraisal reports referenced under "Description of Notes," may be obtained from the Company at 1515 West 20th Street, P.O. Box 612787, Dallas/Fort Worth International Airport, Texas 75261, (972) 456-2200. The Company's Common Stock is quoted on the Nasdaq National Market and the Registration Statement (and the exhibits and schedules thereto) as well as such reports, proxy and information statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     Pursuant to the Indenture, the Company has agreed that whether or not the Company is then required to file reports with the Commission, the Company will file all such reports and other information that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. In addition, the Company shall supply the Trustee and each holder of Notes or shall supply to the Trustee for forwarding to each such holder of Notes, without cost to such holder of Notes, copies of such reports and other information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1996; (ii) the Company's Transition Report on Form 10-K for the transition period from September 1, 1996 to December 31, 1996; (iii) the Company's Amendment to its Transition Report on Form 10-K/A filed with the Commission on April 7, 1997; (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1996; (v) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (vi) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997; (vii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997; (viii) the Company's Form 8-K dated December 4, 1996; (ix) the Company's Form 8-K dated September 17, 1997; (x) the Company's Amendment No. 1 to its Form 8-K dated November 6, 1997 and (xi) the Company's Form 8-K dated November 19, 1997.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 1515 West 20th Street, P.O. Box 612787, Dallas/Fort Worth International Airport, Texas 75261, (972) 456-2200.

                         INDEX TO FINANCIAL STATEMENTS

                       KITTY HAWK, INC. AND SUBSIDIARIES

Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets as of August 31, 1995 and 1996
  and December 31, 1996.....................................  F-3
Consolidated Statements of Income for the years ended August
  31, 1994, 1995 and 1996 and for the four months ended
  December 31, 1995 (unaudited) and 1996....................  F-4
Consolidated Statements of Stockholders' Equity for the
  years ended August 31, 1994, 1995 and 1996 and for the
  four months ended December 31, 1996.......................  F-5
Consolidated Statements of Cash Flows for the years ended
  August 31, 1994, 1995 and 1996 and for the four months
  ended December 31, 1995 (unaudited) and 1996..............  F-6
Notes to Consolidated Financial Statements..................  F-7
Condensed Consolidated Balance Sheet as of September 30,
  1997 (unaudited)..........................................  F-17
Condensed Consolidated Statements of Operations for the nine month periods ended September 30, 1996 and 1997
  (unaudited)...............................................  F-18
Condensed Consolidated Statements of Stockholders' Equity
  for the nine months ended September 30, 1997
  (unaudited)...............................................  F-19
Condensed Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1996 and 1997
  (unaudited)...............................................  F-20
Notes to Condensed Consolidated Financial Statements........  F-21

 THE KALITTA COMPANIES (AMERICAN INTERNATIONAL AIRWAYS, INC. AND
                         RELATED COMPANIES)
Independent Auditors' Report................................  F-24
Combined Balance Sheets at December 31, 1995 and 1996 and
  September 30, 1997 (unaudited)............................  F-25
Combined Statements of Operations for the years ended
  December 31, 1994, 1995 and 1996 and the nine month
  periods ended September 30, 1996 and 1997 (unaudited).....  F-26
Combined Statements of Stockholder's Equity for the years
  ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 (unaudited)......................  F-27
Combined Statements of Cash Flows for the years ended
  December 31, 1994, 1995 and 1996 and the nine month
  periods ended September 30, 1996 and 1997 (unaudited).....  F-28
Notes to Combined Financial Statements......................  F-30

                         REPORT OF INDEPENDENT AUDITORS

Stockholders
Kitty Hawk, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Kitty Hawk, Inc. and subsidiaries as of August 31, 1995 and 1996 and December 31, 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1996 and for the four months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Kitty Hawk, Inc. and subsidiaries at August 31, 1995 and 1996 and December 31, 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1996 and for the four months ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
February 7, 1997

                       KITTY HAWK, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                    AUGUST 31,      AUGUST 31,     DECEMBER 31,
                                                       1995            1996            1996
                                                    -----------    ------------    ------------
Current assets
  Cash and cash equivalents.......................  $ 3,801,378    $  5,763,904    $ 27,320,402
  Trade accounts receivable.......................   12,967,734      14,195,990      37,828,018
  Income tax receivable...........................           --         765,395              --
  Deferred income taxes...........................       50,410         156,562         107,564
  Inventory and aircraft supplies.................       98,386       1,713,812       2,789,982
  Prepaid expenses and other assets...............      797,825         918,929       1,143,989
  Deposits on aircraft............................           --              --       5,438,628
                                                    -----------    ------------    ------------
          Total current assets....................   17,715,733      23,514,592      74,628,583
Property and equipment
  Aircraft........................................   36,179,455      53,695,320      53,140,853
  Aircraft work-in-progress.......................           --      13,476,355       6,732,878
  Machinery and equipment.........................    1,425,272       1,776,319       2,680,692
  Leasehold improvements..........................           --          75,313         778,879
  Furniture and fixtures..........................      251,349         166,057         166,057
  Transportation equipment........................      176,057         236,708         289,499
                                                    -----------    ------------    ------------
                                                     38,032,133      69,426,072      63,788,858
  Less: accumulated depreciation and
     amortization.................................   (7,794,332)    (13,112,786)    (15,390,015)
                                                    -----------    ------------    ------------
          Net property and equipment..............   30,237,801      56,313,286      48,398,843
                                                    -----------    ------------    ------------
Total assets......................................  $47,953,534    $ 79,827,878    $123,027,426
                                                    ===========    ============    ============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable................................  $ 9,327,109    $ 12,952,180    $  8,853,292
  Accrued expenses................................    1,336,696       1,580,465      23,668,609
  Income taxes payable                                       --              --       2,526,737
  Accrued maintenance reserves....................    2,026,255       2,323,466       2,373,157
  Revolving Credit Facility for aircraft
     acquisitions expected to be refinanced.......           --      10,000,000              --
  Current maturities of long-term debt............    3,278,553       3,620,240       3,687,888
                                                    -----------    ------------    ------------
          Total current liabilities...............   15,968,613      30,476,351      41,109,683
Long-term debt....................................   13,702,652      23,291,302      21,080,452
Deferred income taxes.............................    1,316,365       2,421,480       2,544,900
Commitments and contingencies
Stockholders' equity
  Preferred stock, $1 par value: Authorized
     shares -- 1,000,000, none issued.............           --              --              --
  Common stock, $.01 par value: Authorized
     shares -- 25,000,000; issued and
     outstanding -- 7,423,436 and 7,967,710 at
     August 31, 1995 and 1996, respectively and
     10,669,517 at December 31, 1996..............       74,234          79,677         106,695
  Additional paid-in capital......................           --       4,635,524      33,968,700
  Retained earnings...............................   16,891,670      20,999,846      26,293,298
  Less common stock in treasury, 217,710 shares at
     August 31, 1996 and December 31, 1996........           --      (2,076,302)     (2,076,302)
                                                    -----------    ------------    ------------
          Total stockholders' equity..............   16,965,904      23,638,745      58,292,391
                                                    -----------    ------------    ------------
Total liabilities and stockholders' equity........  $47,953,534    $ 79,827,878    $123,027,426
                                                    ===========    ============    ============

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            FOUR MONTHS ENDED
                                     YEAR ENDED AUGUST 31,                    DECEMBER 31,
                           ------------------------------------------   -------------------------
                               1994           1995           1996          1995          1996
                           ------------   ------------   ------------   -----------   -----------
                                                                        (UNAUDITED)
Revenues:
  Air freight carrier...   $ 28,284,894   $ 41,117,564   $ 52,921,762   $17,994,371   $20,577,072
  Air logistics.........     79,414,952     62,592,819     89,492,974    51,733,438    39,408,484
                           ------------   ------------   ------------   -----------   -----------
          Total
            revenues....    107,699,846    103,710,383    142,414,736    69,727,809    59,985,556
                           ------------   ------------   ------------   -----------   -----------
Costs of revenues:
  Air freight carrier...     19,549,833     28,104,280     38,760,430    11,684,882    13,784,331
  Air logistics.........     73,401,606     57,428,344     80,139,570    45,996,786    33,795,567
                           ------------   ------------   ------------   -----------   -----------
          Total costs of
            revenues....     92,951,439     85,532,624    118,900,000    57,681,668    47,579,898
                           ------------   ------------   ------------   -----------   -----------
Gross profit............     14,748,407     18,177,759     23,514,736    12,046,141    12,405,658
General and
  administrative
  expenses..............      6,012,975      7,832,167      9,079,891     2,861,518     2,724,763
Non-qualified employee
  profit sharing
  expense...............        731,862      1,000,957      1,169,880       889,046       962,263
  Stock option grants to
     executives.........             --             --      4,230,954            --            --
                           ------------   ------------   ------------   -----------   -----------
Operating income........      8,003,570      9,344,635      9,034,011     8,295,577     8,718,632
Other income (expense):
  Interest expense......       (342,502)    (1,184,921)    (1,859,284)     (481,670)     (684,173)
  Contract settlement
     income, net........      1,177,742             --             --            --            --
  Loss on asset
     disposal...........             --             --       (589,049)           --            --
  Other, net............       (431,957)      (600,667)       291,255        37,507       625,910
                           ------------   ------------   ------------   -----------   -----------
Income before income
  taxes.................      8,406,853      7,559,047      6,876,933     7,851,414     8,660,369
Income taxes............      3,146,157      3,142,653      2,767,744     3,096,769     3,366,917
                           ------------   ------------   ------------   -----------   -----------
Net income..............   $  5,260,696   $  4,416,394   $  4,109,189   $ 4,754,645   $ 5,293,452
                           ============   ============   ============   ===========   ===========
Net income per share....   $       0.66   $       0.55   $       0.52   $      0.60   $      0.55
                           ============   ============   ============   ===========   ===========
Weighted average common
  and common equivalent
  shares outstanding....      7,967,710      7,967,710      7,927,856     7,967,710     9,609,920
                           ============   ============   ============   ===========   ===========

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   ADDITIONAL
                                           NUMBER OF     COMMON      PAID-IN      RETAINED      TREASURY
                                            SHARES       STOCK       CAPITAL      EARNINGS        STOCK         TOTAL
                                          -----------   --------   -----------   -----------   -----------   -----------
Balance at August 31, 1993..............   10,604,908   $106,048   $        --   $ 7,243,766   $   (61,000)  $ 7,288,814
  Retirement of treasury stock in
    connection with the Kitty Hawk, Inc.
    merger..............................   (3,181,472)   (31,814)           --       (29,186)       61,000            --
  Net income............................           --         --            --     5,260,696            --     5,260,696
                                          -----------   --------   -----------   -----------   -----------   -----------
Balance at August 31, 1994..............    7,423,436     74,234            --    12,475,276            --    12,549,510
  Net income............................           --         --            --     4,416,394            --     4,416,394
                                          -----------   --------   -----------   -----------   -----------   -----------
Balance at August 31, 1995..............    7,423,436     74,234            --    16,891,670            --    16,965,904
  Stock option grants to
    executives..........................           --         --     4,230,954            --            --     4,230,954
  Exercise of employee stock options
    (See Note 1)........................      544,274      5,443            --        (1,013)           --         4,430
  Purchase of treasury stock, 217,710
    shares, at cost.....................           --         --            --            --    (2,076,302)   (2,076,302)
  Tax benefit of stock option grants to
    executives..........................           --         --       404,570            --            --       404,570
  Net income............................           --         --            --     4,109,189            --     4,109,189
                                          -----------   --------   -----------   -----------   -----------   -----------
Balance at August 31, 1996..............    7,967,710     79,677     4,635,524    20,999,846    (2,076,302)   23,638,745
Shares sold in initial public
  offering..............................    2,700,000     27,000    29,311,510            --            --    29,338,510
Shares issued to employees under the
  Annual Incentive Compensation Plan....        1,807         18        21,666            --            --        21,684
Net income for the four months ended
  December 31, 1996.....................           --         --            --     5,293,452            --     5,293,452
                                          -----------   --------   -----------   -----------   -----------   -----------
Balance at December 31, 1996............   10,669,517   $106,695   $33,968,700   $26,293,298   $(2,076,302)  $58,292,391
                                          ===========   ========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         FOUR MONTHS ENDED
                                                 YEAR ENDED AUGUST 31,                     DECEMBER 31,
                                       ------------------------------------------   ---------------------------
                                           1994           1995           1996           1995           1996
                                       ------------   ------------   ------------   ------------   ------------
                                                                                    (UNAUDITED)
Operating activities:
  Net income.........................  $  5,260,696   $  4,416,394   $  4,109,189   $  4,754,645   $  5,293,452
  Adjustments to reconcile net income
    net cash provided by operating
    activities:
    Depreciation and amortization....     1,935,348      4,095,156      6,873,033      1,681,489      3,201,903
    Loss on disposal of property and
      equipment......................        62,251             --        589,049             --             --
    Aircraft received in contract
      settlement.....................      (750,000)            --             --             --             --
    Deferred income taxes............      (638,568)       732,795        998,963             --        172,418
    Stock option grants to
      executives.....................            --             --      4,230,954             --             --
    Changes in operating assets and
      liabilities:
      Trade accounts receivable......    (8,036,613)     2,673,139     (1,228,256)   (27,954,848)   (23,632,028)
      Contract settlement
         receivable..................     3,500,000             --             --             --             --
      Receivables from affiliates....       (53,035)       481,297             --             --             --
      Income taxes receivable........            --             --       (765,395)            --        765,395
      Inventory and aircraft
         supplies....................       (19,778)        23,285     (1,615,426)      (298,872)    (1,076,170)
      Prepaid expenses and other.....       283,342       (532,693)      (121,104)    (5,854,576)    (5,663,688)
      Accounts payable and accrued
         expenses....................     4,063,034     (2,379,510)     3,868,840     19,622,927     17,989,256
      Accrued maintenance reserves...       379,535      1,429,886        297,211        281,184         49,691
      Income taxes payable...........     1,614,521     (1,883,898)            --      2,782,766      2,526,737
                                       ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in)
  operating activities...............     7,600,733      9,055,851     17,237,058     (4,985,285)      (373,034)
Investing activities:
  Proceeds from sale of assets.......            --             --             --             --     18,508,431
  Capital expenditures...............   (13,875,983)   (17,929,106)   (33,537,567)      (174,697)   (13,795,891)
                                       ------------   ------------   ------------   ------------   ------------
Net cash provided by (used in)
  investing activities...............   (13,875,983)   (17,929,106)   (33,537,567)      (174,697)     4,712,540
Financing activities:
  Proceeds from issuance of common
    stock............................            --             --          4,430             --     29,338,510
  Proceeds from issuance of long-term
    debt.............................    10,916,656      9,911,240     23,117,000      5,725,000      1,500,000
  Repayments of long-term debt.......    (2,747,533)    (2,074,970)    (3,186,663)    (1,011,103)   (13,643,202)
  Acquisition of treasury shares.....            --             --     (2,076,302)            --             --
  Shares issued under Annual
    Incentive Compensation Plan......            --             --             --             --         21,684
  Tax benefit of stock option grant
    to executives....................            --             --        404,570             --             --
                                       ------------   ------------   ------------   ------------   ------------
Net cash provided by financing
  activities.........................     8,169,123      7,836,270     18,263,035      4,713,897     17,216,992
                                       ------------   ------------   ------------   ------------   ------------
Net increase (decrease) in cash and
  cash equivalents...................     1,893,873     (1,036,985)     1,962,526       (446,085)    21,556,498
Cash and cash equivalents at
  beginning of period................     2,944,490      4,838,363      3,801,378      3,801,378      5,763,904
                                       ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of
  period.............................  $  4,838,363   $  3,801,378   $  5,763,904   $  3,355,293   $ 27,320,402
                                       ============   ============   ============   ============   ============

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Kitty Hawk, Inc. and its subsidiaries (the "Company") provide air freight services through two related businesses (i) an air freight carrier and (ii) an air logistics service provider, all primarily in North America. The Company provided air logistics services to one customer which accounted for approximately 63%, 47%, 41% and 16% of its total revenues in fiscal years 1994, 1995, 1996 and for the four months ended December 31, 1996, respectively. Related accounts receivable from this customer at August 31, 1995 and 1996 and December 31, 1996, were approximately $5,089,000, $4,915,000 and $2,156,000, respectively. The contract for these services is effective through May 31, 1997; however, such contract may be canceled by either party with 30 days notice. Another customer accounted for approximately 10%, 10%, 15% and 44% of the Company's total revenues in fiscal years 1994, 1995, 1996 and for the four months ended December 31, 1996, respectively. Related accounts receivable from this customer at August 31, 1995 and 1996 and December 31, 1996 were approximately $22,000, $0 and $27,086,000, respectively. The Company generally sells on open accounts with 30-day terms and does not require collateral for credit sales.

     On December 4, 1996, the Company elected to change its fiscal year end to December 31. Operating results for the four month period ended December 31, 1996 are not necessarily indicative of the results that may be expected for a calendar year. Operating results for the four month period ended December 31, 1995 (unaudited) include all adjustments management believes are necessary for a fair presentation.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods over estimated useful lives ranging from three to ten years. Convair and DC-9 airframes are fully depreciated over the period remaining to the next major airframe overhaul since the Company does not expect to perform major airframe overhauls on these aircraft. Boeing 727-200 airframes are fully depreciated over an estimated useful life of ten years.

     Costs relating to major airframe overhauls are capitalized as incurred and amortized over the estimated number of flight hours until the next overhaul (the deferral method). No major airframe overhauls have been performed on the Company's aircraft since their respective dates of acquisition.

     With respect to aircraft engines, the useful life is the estimated number of flight hours remaining until the next required engine overhaul.

  Income Taxes

     Income taxes have been provided using the liability method in accordance with the Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

  Revenue Recognition

     Revenues are recognized as services are provided.

                       KITTY HAWK, INC. AND SUBSIDIARIES

  Net Income Per Share

     Net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. The effect of options to purchase 390,707 and 153,567 shares of the Company's common stock at $0.01 granted to certain executives in December 1995 and June 1996, respectively, have been included in the calculation of weighted average common and common equivalent shares for the years ended August 31, 1994, 1995 and 1996.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and held in banks, money market funds and other investments with original maturities of three months or less.

  Inventory

     Inventory consists of aircraft parts and supplies and is stated at the lower of average cost or market.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

  Stock-Based Compensation

     The Company accounts for stock-based compensation utilizing Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). Under the provisions of SFAS No. 123, the Company has elected to continue to apply the provisions of APB Opinion No. 25 to its stock-based compensation arrangements and provide supplementary financial statement disclosures as required under SFAS No. 123.

  Reorganization

     In October 1994, Kitty Hawk, Inc. was organized as a wholly-owned subsidiary of Kitty Hawk Group, Inc. ("Group"). Group subsequently merged with Kitty Hawk, Inc. with Kitty Hawk, Inc. being the surviving entity. In connection therewith, each outstanding share of Group common stock was exchanged for 106,049 shares of Kitty Hawk, Inc. common stock. Additionally, Group stock held in treasury was retired. The accompanying consolidated financial statements present the effects of the merger on a retroactive basis.

  Reclassifications

     Certain amounts from prior years have been reclassified to conform to current year presentation.

  Stock Split

     On June 28, 1996 the Company approved a 1.2285391-for-1 stock split effected as a stock dividend. All references to common stock and per share data have been restated to give effect to the split.

                       KITTY HAWK, INC. AND SUBSIDIARIES

2. DEBT

     Long-term debt consists of the following:

                                              AUGUST 31,     AUGUST 31,     DECEMBER 31,
                                                 1995           1996            1996
                                              -----------    -----------    ------------
(1) Note payable, bearing interest at prime
    plus 1.75% payable in 48 monthly
    installments of $25,021 plus interest,
    with a maturity date of December 1996...  $   350,291    $    50,042    $        --
(2) Note payable, bearing interest at 9.75%
    payable in 18 monthly installments of
    interest only and 42 monthly
    installments of $28,212 including
    interest beginning December 1996, with a
    maturity date of May 2000; secured by a
    Douglas DC-9 aircraft, with a carrying
    value of approximately $940,000 at
    December 31, 1996.......................    1,000,500      1,000,500        980,417
(3) Note payable, bearing interest at an
    adjusted Eurodollar rate plus 1.50% to
    2.00% based upon a fixed charge coverage
    ratio of the Company (7.125% at December
    31, 1996), payable in 28 quarterly
    installments plus interest beginning
    September 1996, with a maturity date of
    June 2003; secured by two Boeing 727-200
    aircraft, with a carrying value of
    approximately $11,036,000 at December
    31, 1996................................           --     11,225,000     10,605,923
(4) Note payable, bearing interest at an
    adjusted Eurodollar rate plus 1.50% to
    2.00% based upon a fixed charge coverage
    ratio of the Company (7.125% at December
    31, 1996), payable in 23 quarterly
    installments of $531,000 plus interest
    beginning September 1996, with a
    maturity date of June 2002; secured by
    four Douglas DC-9 aircraft and four
    Boeing 727-200 aircraft, with a net
    carrying value of approximately
    $17,918,000 at December 31, 1996........           --     12,744,000     11,682,000
(5) Note payable, bearing interest at an
    adjusted Eurodollar rate plus 2.25%
    payable in 21 quarterly installments of
    $153,354 plus interest, with a maturity
    date of September 1999. (See (4)
    above.).................................    2,607,021             --             --
(6) Note payable, bearing interest at an
    adjusted Eurodollar rate plus 2.25%
    payable in 71 monthly installments of
    $76,891 plus interest, with a maturity
    date of October 2000. (See (4)
    above.).................................    4,767,245             --             --
(7) Note payable, bearing interest at an
    adjusted Eurodollar rate plus 2.00%
    payable in 72 monthly installments of
    $60,517 plus interest, with a maturity
    date of March 2001. (See (4) above.)....    4,054,641             --             --

                       KITTY HAWK, INC. AND SUBSIDIARIES

                                              AUGUST 31,     AUGUST 31,     DECEMBER 31,
                                                 1995           1996            1996
                                              -----------    -----------    ------------
(8) Note payable, bearing interest at an
    adjusted Eurodollar rate plus 2.00%
    payable in 72 monthly installments of
    $59,077 plus interest, with a maturity
    date of July 2001. (See (4) above.).....    4,201,507             --             --
(9) Revolving Credit Facility for general
    corporate purposes......................           --      1,892,000      1,500,000
                                              -----------    -----------    -----------
                                               16,981,205     26,911,542     24,768,340
Less current portion........................    3,278,553      3,620,240      3,687,888
                                              -----------    -----------    -----------
                                              $13,702,652    $23,291,302    $21,080,452
                                              ===========    ===========    ===========

     Maturities of long-term debt at December 31, 1996 are as follows:

1997........................................................  $ 3,687,888
1998........................................................    5,317,534
1999........................................................    3,958,056
2000........................................................    3,911,104
2001........................................................    3,900,557
Thereafter..................................................    3,993,201
                                                              -----------
                                                              $24,768,340
                                                              ===========

     During August 1996, the Company entered into a new Credit Agreement (notes
(3), (4) and (9) above) with a bank and refinanced a portion of the existing notes payable. Proceeds of note (4) in the amount of $12,744,000 were used to pay down the outstanding balances of the existing notes payable (notes (5), (6), (7) and (8)).

     The Credit Agreement subjects the Company to financial covenants, including fixed charge coverage, cash flow and leverage ratios. In addition, the Credit Agreement prohibits redemption of Company securities, certain investments outside the Company's line of business, transactions with affiliates and additional indebtedness without prior consent of the Bank. The Credit Agreement also limits the ability of the Company to change its line of business and limits the payment of dividends.

     At December 31, 1996 the Company has outstanding two interest rate swap agreements with the commercial bank to whom note (3) is payable, having a total notional principal amount of $11,225,000. These swap agreements effectively change the interest rate exposure on note (3) to a fixed 7.75 percent. The notional principal amounts of the interest rate swaps reduce in proportion to required principal reductions on the related note. The Company is exposed to credit loss in the event of nonperformance by the other party in the interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterparty. Based on a quote provided by the bank, these swap agreements could have been terminated at December 31, 1996 in exchange for a payment to the Company of $106,059.

     Under the Credit Agreement, the Company also has a $15 million Revolving Credit Facility available, of which $10 million is restricted for interim financing of up to $6.5 million per aircraft for aircraft acquisitions by the Company; the remaining $5 million is for general corporate purposes, including interim financing for acquired aircraft that exceeds the limits that apply to the restricted portion. Any advance under the portion that is restricted to interim financing for aircraft acquisition ($0 at December 31, 1996) must be repaid in full within 150 days of first advance for the acquired aircraft. The outstanding balance of the Revolving Credit Facility results from borrowings in connection with working capital requirements. The Revolving Credit

                       KITTY HAWK, INC. AND SUBSIDIARIES

Facility bears interest at an adjusted Eurodollar rate plus 1.50% to 2.00% based upon a fixed charge coverage ratio of the Company or at prime (8.25% at December 31, 1996). The Revolving Credit Facility expires on December 31, 1998 and $13.5 million was available to be borrowed by the Company at December 31, 1996.

     Under the Credit Agreement, the Company also has a $10 million facility available to finance the purchase of one DC-9-15F hushkit and up to seven major maintenance checks for jet aircraft. The funds will be available to the Company until April 29, 1998 and any borrowings under this facility mature March 31, 2003. At December 31, 1996, the entire $10 million was available to the Company. At December 31, 1996, the Company had approximately $1,400,000 in standby letters of credit outstanding.

     All amounts outstanding under the Credit Agreement are cross-collateralized and are secured by certain aircraft owned by the Company, all aircraft acquired under the restricted portion of the Revolving Credit Facility while those advances are outstanding, certain leases of aircraft and engines, accounts, chattel paper, general intangibles and other personal property.

     Based upon the variable interest rates provided for in the substantial majority of the Company's long-term debt, management believes the fair value of its long-term debt approximates its carrying value at December 31, 1996.

     In connection with the Company's recent acquisition of a one-third undivided interest in four Falcon 20 jet aircraft, the co-owners of the aircraft entered into a five year, $4.3 million term loan, bearing interest at a floating prime rate, which is secured by all four Falcon 20 aircraft and requires monthly payments of principal and interest. The co-owners leased the aircraft to an air carrier affiliated with one of the co-owners. The lease calls for monthly lease payments which exceed the installments on the term loan. The Company's liability under this term loan is limited to $2 million.

     The Company made cash interest payments of $280,754, $1,088,928, $1,765,523 and $664,164 during fiscal years ended 1994, 1995, 1996 and for the four months ended December 31, 1996, respectively.

3. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                             FOUR MONTHS
                                                                                ENDED
                                             YEAR ENDED AUGUST 31,           DECEMBER 31,
                                      ------------------------------------   ------------
                                         1994         1995         1996          1996
                                      ----------   ----------   ----------   ------------
Current income tax:
  Federal...........................  $3,434,725   $1,829,723   $1,352,390   $  2,768,672
  State.............................     350,000      580,135      416,391        425,827
                                      ----------   ----------   ----------   ------------
          Total current income
            tax.....................   3,784,725    2,409,858    1,768,781      3,194,499
                                      ----------   ----------   ----------   ------------
Deferred income tax:
  Federal...........................    (608,460)     627,993      758,138        141,169
  State.............................     (30,108)     104,802      240,825         31,249
                                      ----------   ----------   ----------   ------------
          Total deferred income
            tax.....................    (638,568)     732,795      998,963        172,418
                                      ----------   ----------   ----------   ------------
                                      $3,146,157   $3,142,653   $2,767,744   $  3,366,917
                                      ==========   ==========   ==========   ============

                       KITTY HAWK, INC. AND SUBSIDIARIES

     The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before income taxes are as follows:

                                                                             FOUR MONTHS
                                             YEAR ENDED AUGUST 31,              ENDED
                                      ------------------------------------   DECEMBER 31,
                                         1994         1995         1996          1996
                                      ----------   ----------   ----------   ------------
Income tax computed at statutory
  rate..............................  $2,858,330   $2,570,076   $2,338,157    $3,031,129
State income taxes, net of federal
  benefit...........................     211,129      452,058      433,763       297,928
Other, net..........................      76,698      120,519       (4,176)       37,860
                                      ----------   ----------   ----------    ----------
          Total.....................  $3,146,157   $3,142,653   $2,767,744    $3,366,917
                                      ==========   ==========   ==========    ==========

     The components of the net deferred tax liabilities recognized on the accompanying balance sheets are as follows:

                                                AUGUST 31,    AUGUST 31,    DECEMBER 31,
                                                   1995          1996           1996
                                                -----------   -----------   ------------
Deferred tax liabilities:
  Depreciation................................  $(2,071,971)  $(3,318,803)  $ (3,461,603)
  Prepaid expenses............................     (117,440)      (17,229)       (66,228)
                                                -----------   -----------   ------------
          Total deferred tax liabilities......   (2,189,411)   (3,336,032)    (3,527,831)
                                                -----------   -----------   ------------
Deferred tax assets:
  Nondeductible accruals......................      167,850       173,790        173,790
  Airframe reserves...........................      755,606       897,324        916,705
                                                -----------   -----------   ------------
          Total deferred tax assets...........      923,456     1,071,114      1,090,495
                                                -----------   -----------   ------------
Net deferred tax liability....................  $(1,265,955)  $(2,264,918)  $ (2,437,336)
                                                ===========   ===========   ============

     The Company made cash income tax payments of $2,170,203, $4,552,371, $2,078,673 and $571,420 during fiscal years 1994, 1995, 1996 and for the four months ended December 31, 1996, respectively.

4. COMMITMENTS

     The Company leases its primary office and maintenance space under a non-cancelable operating lease which expires in fiscal year 1998 from a party who, effective October 1994, became a member of the Company's Board of Directors. Rent expense under this lease was $260,970, $252,595, $254,934 and $84,305 for fiscal years 1994, 1995, 1996 and for the four months ended December 31, 1996, respectively. Under the lease agreement, the Company has the option to purchase the office facilities and the landlord's interest in the associated ground lease at any time prior to March 1, 1997 for consideration of $2,200,000 less $5,000 for each monthly rental payment made after March 1, 1993. Based upon an agreement with the lessor of the facility, the Company expects to close the purchase of the facility for approximately $1.76 million in February 1997.

     The Company leases its secondary maintenance space under a cancelable operating lease which expires in May 1999. The lease can be canceled by either party with 60 days notice. Rent expense under this lease was $59,853, $163,500 and $54,500 in fiscal years 1995, 1996 and for the four months ended December 31, 1996, respectively.

     In December 1996, the Company sold at cost two recently acquired and modified Boeing 727-200 aircraft to a third party and entered into an operating lease agreement for such aircraft commencing January 1, 1997, ending December 31, 1997, with monthly lease payments of approximately $252,000, with five successive one year renewal options. The Company has an option to purchase the aircraft at the end of each year and guarantees to the lessor certain minimum sale values if the Company elects not to renew the lease or exercise

                       KITTY HAWK, INC. AND SUBSIDIARIES
its purchase option. The funds from the sale were partially used to pay indebtedness incurred to acquire, convert to cargo configuration, perform maintenance updates and hushkit the aircraft.

     In November 1996, the Company acquired a Boeing 727-200 aircraft in passenger configuration under a seven year operating lease at a monthly rate of $50,000. The aircraft is being modified to cargo configuration and is undergoing maintenance updates at the Company's cost.

     Minimum annual rentals at December 31, 1996 are as follows:

1997........................................................  $3,793,476
1998........................................................     763,500
1999........................................................     668,125
2000........................................................     600,000
2001........................................................     600,000
Thereafter..................................................   1,200,000
                                                              ----------
                                                              $7,625,101
                                                              ==========

     During December 1996, the Company entered into firm purchase commitments to acquire hushkits for seven of its Boeing 727-200 aircraft for a total purchase price of up to $17,500,000.

5. CONTRACT SETTLEMENT

     In September 1992, the Company was awarded a contract by the United States Postal Service (the "USPS"). An unaffiliated air freight carrier (the "associated bidder") was associated with the Company in the successful bid. Prior to the commencement of the contract, competing bidders filed suit against the USPS seeking to set aside the award.

     In April 1993, to avoid the expense and uncertainty of continued litigation, the Company accepted a settlement. Under the settlement, the contract was terminated for convenience and re-awarded to the incumbent. Additionally, the Company received $12.7 million and the right to receive up to a total of $6.5 million over ten years in installments of $162,500 per quarter, contingent on the re-awarded contract remaining in effect. Appropriate releases were exchanged.

     At August 31, 1993, the Company and the associated bidder had not agreed upon the division of the settlement proceeds, which were held in escrow; but the Company reasonably estimated its share of the proceeds, exclusive of the $6.5 million to be paid in installments over ten years, to be at least $3.5 million. The Company therefore recorded the $3.5 million as a receivable and, net of contract-related expense, settlement income of $724,683 for fiscal year 1993.

     During fiscal year 1994, the Company and the associated bidder agreed to a division of the settlement proceeds and resolution of all their related claims. Under that agreement, the Company received from escrow approximately $3.5 million cash, obtained title to a Boeing 727-200 aircraft, independently valued and recorded by the Company at $750,000 and was relieved of $1.2 million of previously accrued transportation costs. Additionally, one-half of the contingent future quarterly installment payments were allocated to the Company's majority stockholder. As a result of this settlement, for fiscal year 1994, the Company recorded additional contract settlement income of $1,177,742, which is net of approximately $730,000 in additional settlement costs, principally legal fees. This amount also included both income and an offsetting expense of $677,239, representing the estimated fair value of the future quarterly installment payments that will be paid directly to the Company's majority stockholder.

                       KITTY HAWK, INC. AND SUBSIDIARIES

6. LITIGATION

     The Company filed suit against Express One International, Inc. ("Express One") in July 1992 in Dallas County, Texas, claiming that Express One breached an aircraft charter agreement and seeking actual damages of approximately $60,000. Express One counterclaimed, asserting that the Company wrongfully repudiated the lease agreement and seeking damages of $356,718 for services performed, $1,140,000 for additional fees it would have received under the contract, punitive damages and its attorney's fees and costs.

     In February 1995, a jury verdict in the case granted the Company $25,000 in damages plus its attorneys fees and denied Express One's claims. The court entered judgment in favor of the Company for $25,000 in damages, for $148,115 in attorneys fees through trial and for additional attorneys fees if Express One appeals. Before expiration of the time for appeal, Express One filed a petition under Chapter 11 of the U.S. Bankruptcy Code. There is a dispute about whether Express One has preserved a right to appeal and whether the judgment has become final. Therefore, the judgment awarded to the Company has not been recorded in the financial statements. The Company does not expect the outcome to have a material adverse effect upon the Company's financial condition or results of operations.

     The USPS selected the Company's air freight carrier in September 1992 as the successful bidder on a contract for a multi-city network of air transportation services supporting the USPS Express Mail system. Two unsuccessful bidders sued the USPS to enjoin the award. The Company intervened. This litigation (the "ANET Litigation") was settled in April 1993 by agreements under which the USPS terminated the Company's contract for convenience and awarded the contract to the incumbent contractor, Emery Worldwide Airlines, Inc. ("Emery").

     In March 1995, the Company was served with a complaint in a qui tam lawsuit filed on behalf of the U.S. Government by a third party plaintiff seeking to share a recovery under the Federal False Claims Act (the "Act"). The suit, filed in May 1994, was filed under seal in accordance with the Act, to enable the U.S. Government to review the claim before its disclosure to the defendants. The U.S. Government declined to pursue the claim, but the third party plaintiff chose to continue. The suit claimed that the Company and another defendant fraudulently failed to disclose to the USPS, both in the Company's successful bid and in the settlement of the ANET litigation, that some of the aircraft the Company proposed to purchase and use to perform the contract were aging aircraft with high use and claimed that the Company and Emery similarly fraudulently conspired in connection with the settlement of the ANET litigation. The suit sought to recover treble the $10 million settlement payment made by the USPS in settling the ANET litigation, plus the third party plaintiff's costs and fees.

     The Company moved to dismiss the suit with prejudice on grounds that it was barred by the Act. The Company also sought to recover its attorneys' fees from the plaintiff and to obtain sanctions against the plaintiff's attorneys. The Company believes the suit was clearly frivolous because, among other things, the Company in the ANET bid identified each aircraft by serial number, age, hours and cycles and made available use and maintenance records for each aircraft as required by the request for proposal and that the USPS reviewed and inspected the aircraft, data and records and found them acceptable. In May 1996, the court dismissed the suit and awarded the Company its attorneys' fees and costs. The plaintiff has asked the court to reconsider its ruling. The Company does not expect the outcome to have a material adverse effect upon the Company's financial condition or results of operations.

     Additionally, in the normal course of business, the Company is a party to matters of litigation, none of which, in the opinion of management, will have a material adverse effect on the Company's financial condition or the results of operations.

                       KITTY HAWK, INC. AND SUBSIDIARIES

7. STOCK OPTIONS

     In October 1994 the Company granted non-qualified options to two executives to purchase a total of 337,848 shares of common stock at $7.81 per share.

     During the fiscal year ended August 31, 1996, the Company canceled 245,708 of the options outstanding and granted to an executive a nonqualified option to purchase 390,707 shares of common stock at $0.01 per share. The new option had a term of nine years and was fully vested. In June 1996, the Company canceled the remaining 92,140 options outstanding and granted to another executive a non-qualified option to purchase 153,567 shares of common stock at $0.01 per share. The new option had a term of nine years and was fully vested. On June 26, 1996, the executives fully exercised their options. No options remain outstanding at December 31, 1996. Based on an independent appraisal commissioned by the Company, the fair value of the options of $4,230,954 is reflected as a charge to earnings in the accompanying statement of income for the year ended August 31, 1996, under APB Opinion No. 25 and represents the fair value which would have been charged under SFAS 123. Accordingly, no supplemental disclosures under SFAS No. 123 are necessary.

8. RELATED PARTY TRANSACTIONS

     The Company provided maintenance and other services as well as cash advances to Martinaire East, Inc. ("Martinaire"), a company in which a minority interest was owned by the Company's majority stockholder. Total sales to Martinaire for fuel and services were approximately, $235,000 and $22,000 in fiscal years 1994 and 1995, respectively. Martinaire also flies charter service for the Company. During fiscal years 1994 and 1995, Martinaire provided the Company services in the amount of approximately $982,000 and $232,000, respectively. At December 31, 1996, Martinaire is no longer considered to be a related party.

9. EMPLOYEE COMPENSATION PLANS AND ARRANGEMENTS

     The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code which covers substantially all employees meeting minimum service requirements. Under the plan, voluntary contributions are made by employees and the Company provides matching contributions based upon the employees' contribution. The Company incurred $80,812, $121,217, $159,967 and $56,378 in matching contributions related to this plan during fiscal years 1994, 1995, 1996 and for the four months ended December 31, 1996, respectively.

     The Company has adopted:

     - An Omnibus Securities Plan (the Plan) under which 300,000 shares of its common stock are reserved for issuance to its employees. The Plan is administered by the Company's Compensation Committee which may grant stock based and nonstock based compensation to the Plan participants. No awards have been granted under the Plan as of December 31, 1996.

     - An Annual Incentive Compensation Plan (the Compensation Plan) under which the Compensation Committee awards semiannual bonuses to employees of the Company. The aggregate amount of bonuses available for award is limited to 10% of the Company's income before income taxes and the bonuses to be paid under the Compensation Plan. The Company may elect to pay the full amount of the bonuses in common stock, which is limited to total stock distributions of 200,000 shares of common stock. As of December 31, 1996, 198,193 shares were available for distribution.

     - An Employee Stock Purchase Plan covering up to 100,000 shares of the Company's common stock.

                       KITTY HAWK, INC. AND SUBSIDIARIES

10. CALENDAR YEAR INCOME STATEMENT (UNAUDITED)

     As described above, the Company has changed its year end to December 31. The following table presents certain historical information recast on a calendar basis for 1996.

           INFORMATION FOR THE CALENDAR YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                                   YEAR ENDED
                                                                DECEMBER 31, 1996
                                                                -----------------
Revenues:
  Air freight carrier.......................................        $ 55,504
  Air logistics.............................................          77,168
                                                                    --------
          Total revenues....................................         132,672
                                                                    --------
Costs of revenues:
  Air freight carrier.......................................          40,860
  Air logistics.............................................          67,938
                                                                    --------
          Total costs of revenues...........................         108,798
                                                                    --------
Gross profit................................................          23,874
General and administrative expenses.........................           8,943
Non-qualified employee profit sharing expense...............           1,243
Stock option grants to executives...........................           4,231
                                                                    --------
Operating income............................................           9,457
Other income (expense):
  Interest expense..........................................          (2,062)
  Loss on asset disposal....................................            (589)
  Other, net................................................             880
                                                                    --------
Income (loss) before income taxes...........................           7,686
Income taxes (benefit)......................................           3,038
                                                                    --------
Net income (loss)...........................................        $  4,648
                                                                    ========
Net income (loss) per share.................................        $   0.55
                                                                    ========
Net income, adjusted for non-recurring items................        $  8,278
                                                                    ========
Net income per share, adjusted for non-recurring items......        $   0.98
                                                                    ========
Weighted average common and common equivalent shares
  outstanding...............................................           8,477
                                                                    ========

                       KITTY HAWK, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
Current assets
  Cash and cash equivalents.................................   $  2,403,480
  Trade accounts receivable.................................     21,644,727
  Deferred income taxes.....................................        107,564
  Inventory and aircraft supplies...........................      5,587,548
  Prepaid expenses and other assets.........................      2,825,072
  Deposits on aircraft......................................      3,875,316
                                                               ------------
          Total current assets..............................     36,443,707
                                                               ------------
Property and equipment
  Aircraft..................................................    144,649,024
  Aircraft work-in-progress.................................      8,178,161
  Machinery and equipment...................................      5,122,368
  Leasehold improvements....................................      3,053,624
  Building..................................................      1,770,000
  Furniture and fixtures....................................        173,899
  Transportation equipment..................................        417,247
                                                               ------------
                                                                163,364,323
  Less: accumulated depreciation and amortization...........    (23,007,382)
                                                               ------------
          Net property and equipment........................    140,356,941
                                                               ------------
          Total assets......................................   $176,800,648
                                                               ============
Current liabilities
  Accounts payable..........................................   $  8,522,412
  Accrued expenses..........................................     13,226,661
  Income taxes payable......................................      2,892,856
  Accrued maintenance reserves..............................      3,326,009
  Current maturities of long-term debt......................      8,373,261
                                                               ------------
          Total current liabilities.........................     36,341,199
Long-term debt..............................................     72,673,469
Deferred income taxes.......................................      2,544,900
Commitments and contingencies
Stockholders' equity
  Preferred stock, $1 par value: Authorized
     shares -- 1,000,000, none issued.......................             --
  Common stock, $.01 par value: Authorized
     shares -- 25,000,000; issued and
     outstanding -- 10,669,517..............................        106,695
     Additional paid-in capital.............................     33,949,825
     Retained earnings......................................     33,260,862
     Less common stock in treasury, -- 217,710 shares at
      September 30, 1997 and December 31, 1996..............     (2,076,302)
                                                               ------------
          Total stockholders' equity........................     65,241,080
                                                               ------------
          Total liabilities and stockholders' equity........   $176,800,648
                                                               ============

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  1996          1997
                                                              ------------   -----------
Revenues:
  Air freight carrier.......................................  $ 39,615,267   $55,789,112
  Air logistics.............................................    43,144,127    45,878,185
                                                              ------------   -----------
          Total revenues....................................    82,759,394   101,667,297
                                                              ------------   -----------
Costs of revenues:
  Air freight carrier.......................................    29,688,049    38,075,855
  Air logistics.............................................    39,139,436    42,037,740
                                                              ------------   -----------
          Total costs of revenues...........................    68,827,485    80,113,595
                                                              ------------   -----------
Gross profit................................................    13,931,909    21,553,702
General and administrative expenses.........................     6,877,198     7,550,059
Non-qualified employee profit sharing expense...............       446,928     1,161,261
Stock option grants to executives...........................     4,230,954            --
                                                              ------------   -----------
Operating income............................................     2,376,829    12,842,382
Other income (expense):
  Interest expense..........................................    (1,530,003)   (1,809,076)
  Loss on asset disposal....................................      (589,049)           --
  Other, net................................................       262,584       579,300
                                                              ------------   -----------
Income before income taxes..................................       520,361    11,612,606
Income taxes................................................       268,912     4,645,042
                                                              ------------   -----------
Net income..................................................  $    251,449   $ 6,967,564
                                                              ============   ===========
Net income per share........................................  $       0.03   $      0.67
                                                              ============   ===========
Weighted average common and common equivalent shares
  outstanding...............................................     7,891,431    10,451,807
                                                              ============   ===========

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                 ADDITIONAL
                         NUMBER OF     COMMON      PAID-IN      RETAINED      TREASURY
                           SHARES      STOCK       CAPITAL      EARNINGS        STOCK         TOTAL
                         ----------   --------   -----------   -----------   -----------   -----------
Balance at December 31,
  1996.................  10,669,517   $106,695   $33,968,700   $26,293,298   $(2,076,302)  $58,292,391
Additional costs
  relating to initial
  public offering......          --         --       (18,875)           --            --       (18,875)
Net income.............          --         --            --     6,967,564            --     6,967,564
                         ----------   --------   -----------   -----------   -----------   -----------
Balance at September
  30, 1997.............  10,669,517   $106,695   $33,949,825   $33,260,862   $(2,076,302)  $65,241,080
                         ==========   ========   ===========   ===========   ===========   ===========

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                   1996              1997
                                                              --------------    --------------
Operating activities:
  Net income................................................    $    251,449      $  6,967,564
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................       4,301,437         7,617,367
  Deferred income taxes.....................................         998,963                --
  Stock option grants to executives.........................       4,230,954                --
  Changes in operating assets and liabilities:
  Trade accounts receivable.................................      26,916,983        16,183,291
  Inventory and aircraft supplies...........................      (2,074,509)       (2,797,566)
  Prepaid expenses and other................................       3,761,048        (1,681,083)
  Deposits on aircraft......................................              --         1,563,312
  Accounts payable and accrued expenses.....................     (16,862,704)      (10,772,828)
  Accrued maintenance reserves..............................      (2,017,806)          366,119
  Income taxes payable......................................         125,059           952,852
                                                                ------------      ------------
Net cash provided by operating activities...................      19,630,874        18,399,028
Investing activities:
Capital expenditures........................................     (31,367,208)      (99,575,465)
                                                                ------------      ------------
Financing activities:
Proceeds from issuance of long-term debt....................      17,392,032        59,104,130
Repayments of long-term debt................................      (3,038,212)       (2,825,740)
Additional costs relating to initial public offering........              --           (18,875)
Tax benefit of stock option grants to executives............         404,570                --
Acquisition of treasury shares..............................      (2,076,302)               --
Proceeds from issuance of common stock......................           4,430                --
                                                                ------------      ------------
Net cash provided by financing activities...................      12,686,518        56,259,515
                                                                ------------      ------------
Net increase (decrease) in cash and cash equivalents........         950,184       (24,916,922)
Cash and cash equivalents at beginning of period............       3,355,293        27,320,402
                                                                ------------      ------------
Cash and cash equivalents at end of period..................    $  4,305,477      $  2,403,480
                                                                ============      ============

                            See accompanying notes.

                       KITTY HAWK, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1997

1. BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements, which should be read in conjunction with the consolidated financial statements and footnotes appearing elsewhere herein are unaudited, but have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.

     Operating results for the nine month period ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

     Net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the period. The effect of options to purchase 390,707 and 153,567 shares of the Company's common stock at $0.01 granted to certain executives in 1996 have been included in the calculation of weighted average common and common equivalent shares through their date of exercise for the nine month period ended September 30, 1996.

2. REGISTRATION OF STOCK OFFERING

     In October 1996, the Company sold in an initial public offering 2,700,000 shares of Common Stock.

3. INTEREST RATE RISK MANAGEMENT

     The Company has entered into an interest rate swap contract to effectively convert a portion of a floating rate obligation to a fixed rate obligation. This agreement involves the exchange of amounts based on a fixed interest rate to amounts based on floating interest rates over the life of the agreement without an exchange of the notional amount upon which the payments are based. The differential to be paid or received as interest rates change is accrued and recognized as an adjustment of interest expense related to the obligation. The related amount payable to or receivable from counterparties is included in current liabilities or assets. The fair value of the swap agreement is not recognized in the financial statements. Gains and losses on a termination of the interest rate swap agreement, should they occur, will be deferred as an adjustment to the carrying amount of the outstanding obligation and amortized as an adjustment to interest expense related to the obligation over the remaining term of the original contract life of the terminated swap agreement. In the event of the early extinguishment of a designated obligation, any realized or unrealized gain or loss from the swap would be recognized in income coincident with the extinguishment.

4. LITIGATION

     The Company filed suit against Express One International, Inc. ("Express One") in July 1992 in Dallas County, Texas, claiming that Express One breached an aircraft charter agreement and seeking actual damages of approximately $60,000. Express One counterclaimed, asserting that the Company wrongfully repudiated the lease agreement and seeking damages of $356,718 for services performed, $1,140,000 for additional fees it would have received under the contract, punitive damages and its attorney's fees and costs.

     In February 1995, a jury awarded the Company $25,000 in damages plus its attorneys' fees and denied Express One's counterclaims. The court entered judgment in favor of the Company for $25,000 in damages, for $148,115 in attorney's fees through trial and for additional attorneys fees if Express One appeals. Before expiration of the time for appeal, Express One filed a petition under Chapter 11 of the U.S. Bankruptcy Code. There is a dispute about whether Express One has preserved a right to appeal and whether the judgment has become final. Therefore, the judgment awarded to the Company has not been recorded in the financial

                       KITTY HAWK, INC. AND SUBSIDIARIES
statements. The Company does not expect the outcome of this matter to have a material adverse effect on the Company's financial condition or results of operations.

     The U.S. Postal Service ("USPS") selected the Company's air freight carrier in September 1992 as the successful bidder on a contract for a multi-city network of air transportation services supporting the USPS Express Mail system. Two unsuccessful bidders sued the USPS to enjoin the award. The Company intervened.

     This litigation (the "ANET Litigation") was settled in April 1993 by agreements under which the USPS terminated the Company's contract for convenience and awarded the contract to the incumbent contractor, Emery Worldwide Airlines, Inc. ("Emery").

     In March 1995, the Company was served with a complaint in a qui tam lawsuit filed on behalf of the U.S. Government by a third party plaintiff seeking to share a recovery under the Federal False Claims Act (the "Act"). The suit, filed in May 1994, was filed under seal in accordance with the Act, to enable the U.S. Government to review the claim before its disclosure to the defendants. The U.S. Government declined to pursue the claim, but the third party plaintiff chose to continue. The suit claimed that the Company and another defendant fraudulently failed to disclose to the USPS, both in the Company's successful bid and in the settlement of the ANET litigation, that certain of the aircraft the Company proposed to purchase and use to perform the contract were aging aircraft with high use and claimed that the Company and Emery similarly fraudulently conspired in connection with the settlement of the ANET litigation. The suit sought to recover treble the $10 million settlement payment made by the USPS in settling the ANET litigation, plus the third party plaintiff's costs and fees. In May 1996, the court dismissed the suit and awarded the Company its attorneys' fees and costs. The plaintiff has asked the court to reconsider its ruling. The Company does not expect the outcome of this matter to have a material adverse effect on the Company's financial condition or results of operations.

5. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. Early adoption of the new standard is not permitted. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. Because the application of SAB No. 83, in calculation of per share amounts under FAS 128 is presently uncertain, the Company is unable to determine the effect of this new standard on per share amounts prior to 1997. The effect on 1997 per share amounts is not expected to be material.

6. ACQUISITION OF AIRCRAFT AND MERGER

     On September 22, 1997, the Company, the sole stockholder of the Kalitta Companies, and the Kalitta Companies entered into a merger agreement, under which each of the respective Kalitta Companies will be merged with separate subsidiaries of Kitty Hawk, with each of the Kalitta Companies surviving the merger as a direct, wholly owned subsidiary of Kitty Hawk. At the effective time of the proposed Merger, the outstanding shares of capital stock of four Kalitta Companies (AIA, AIT, FOL and O.K.) will be converted, into the right to receive their prorata portion of 4,099,150 shares of Kitty Hawk common stock. The outstanding shares of capital stock of KFS will be converted into the right to receive $20,000,000.

     Concurrent with the consummation of the merger agreement will be the closing of a proposed 3,000,000 share common stock offering (of which Kitty Hawk will sell 2,200,000 shares, not including up to 450,000 additional shares for which Kitty Hawk has granted the underwriters a 30 day option to purchase) and

                       KITTY HAWK, INC. AND SUBSIDIARIES
the consummation of a proposed note offering under Rule 144A of the Securities Act for $340,000,000 aggregate principal amount of senior secured notes of Kitty Hawk. The proceeds of the notes and a portion of the proceeds of the sale of shares will be used to pay the cash portion of the acquisition of the Kalitta Companies and to refinance and restructure substantially all of the outstanding debt of the Kalitta Companies and Kitty Hawk.

     As an interim step toward the merger, on September 17, 1997, the Company purchased sixteen Boeing 727-200 aircraft constituting the Kalitta Companies' 727-200 fleet for approximately $51 million. As part of the transaction, the Kalitta Companies assigned to Kitty Hawk all of its customer contracts relating to the aircraft sold. The purchase agreement provides the Kalitta Companies the option to repurchase, no later than March 31, 1998, all except three of the 727-200 aircraft from Kitty Hawk at Kitty Hawk's purchase price, less $14 million for the three aircraft not subject to the option, plus any costs incurred by Kitty Hawk to maintain the repurchased aircraft. Similarly, Kitty Hawk has the option to require the Kalitta Companies to repurchase, no later than December 31, 1997, all except three of the 727-200 aircraft at Kitty Hawk's purchase price less $14 million for the three aircraft not subject to the option, plus any costs incurred by Kitty Hawk to maintain the repurchased aircraft. Of the purchase price, $45.9 million was financed through an amendment of the Company's existing Credit Agreement providing for such loan. The loan bears interest at a Eurodollar rate plus 1.5% to 2% based upon a debt-to-cash flow ratio of the Company plus an additional 1% beginning in 1999 and 1.5% beginning in 2000, with maturity on June 30, 2001.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of American International Airways, Inc. and Related Companies
Ypsilanti, Michigan

     We have audited the accompanying combined balance sheets of American International Airways, Inc. and related companies as of December 31, 1996 and 1995, and the related combined statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1996. The combined financial statements include the accounts of American International Airways, Inc. and its 60% owned partnership, American International Cargo; and related companies Kalitta Flying Service, Inc., O.K. Turbines, Inc., American International Travel, Inc. and Flight One Logistics, Inc. (collectively, the "Companies"). These Companies are under common ownership and common management. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of American International Airways, Inc. and related companies as of December 31, 1996 and 1995, and the results of their combined operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Companies will continue as a going concern. As discussed in Note 12 to the financial statements, the Companies (1) are experiencing difficulty in generating sufficient cash flows to meet their obligations and sustain their operations, (2) failed to make certain principal payments and are not in compliance with certain covenants of their long-term debt agreements (3) have negative working capital and (4) have incurred substantial losses subsequent to December 31, 1996, which raises substantial doubt about their ability to continue as a going concern. Management's plans concerning these matters are described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

Ann Arbor, Michigan
October 16, 1997

           AMERICAN INTERNATIONAL AIRWAYS, INC. AND RELATED COMPANIES

                            COMBINED BALANCE SHEETS
               DECEMBER 31, 1995 AND 1996 AND SEPTEMBER 30, 1997

                                     ASSETS

                                                                     DECEMBER 31,
                                                              ---------------------------   SEPTEMBER 30,
                                                                  1995           1996           1997
                                                              ------------   ------------   -------------
                                                                                             (UNAUDITED)
CURRENT ASSETS:
  Cash......................................................  $  1,091,960   $  2,324,353    $  3,282,142
  Restricted cash...........................................                      795,030      14,036,924
  Accounts receivable, net (Notes 1 and 3)..................    88,273,823     67,081,125      64,908,684
  Accounts receivable -- related parties....................     4,390,261      2,960,778       1,254,798
  Expendable parts and supplies.............................    12,330,854     20,742,140      24,624,354
  Aircraft held for resale (Note 4).........................     6,593,069      6,117,266       5,346,453
  Deposits, prepaid expenses and other assets...............     4,914,056      8,018,273       7,326,008
  Prepaid fuel..............................................     4,080,373      5,828,047       6,999,565
  Notes receivable, current.................................       186,085        186,085         100,804
                                                              ------------   ------------    ------------
    Total current assets....................................   121,860,481    114,053,097     127,879,732
PROPERTY AND EQUIPMENT:
  Land and improvements.....................................       228,678        228,678         228,678
  Building and leasehold improvements (Note 4)..............     9,347,825     12,752,356      14,363,228
  Rotable parts (Note 3)....................................    14,560,287     16,779,386      17,661,392
  Equipment (Note 3)........................................    19,685,442     23,677,640      26,317,512
  Aircraft (Note 3).........................................   264,266,383    320,276,140     303,778,995
                                                              ------------   ------------    ------------
        Total...............................................   308,088,615    373,714,200     362,349,805
  Less accumulated depreciation.............................    81,246,881    109,707,512     113,883,560
                                                              ------------   ------------    ------------
        Net.................................................   226,841,734    264,006,688     248,466,245
  Aircraft in modification (Note 3).........................    25,557,078        988,541      21,925,586
  Construction in progress..................................     3,152,560        923,150       1,427,361
                                                              ------------   ------------    ------------
        Total property and equipment, net...................   255,551,372    265,918,379     271,819,192
NOTES RECEIVABLE, LESS CURRENT PORTION......................       184,968        131,805              --
RECEIVABLE FROM AFFILIATED COMPANY..........................            --             --         777,284
                                                              ------------   ------------    ------------
TOTAL ASSETS (Notes 3 and 4)................................  $377,596,821   $380,103,281    $400,476,208
                                                              ============   ============    ============

                                  LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable:
    Trade (Note 1)..........................................  $ 62,125,228   $ 46,070,230    $ 49,898,805
    Related parties.........................................     4,421,143         77,450             121
  Accrued liabilities.......................................    20,342,988     24,172,883      22,969,507
  Deferred gain on sale of aircraft (Note 12)...............            --             --      30,255,291
  Deferred revenue..........................................            --        795,030       3,036,924
  Notes payable to bank, reclassified as current (Note 3)...            --     47,105,413      55,434,351
  Long term debt, reclassified as current (Note 4)..........            --    155,910,954     104,623,812
  Notes payable to bank (Note 3)............................    12,226,496      1,024,035       2,994,849
  Current maturities of long-term debt (Note 4).............    42,444,612     34,310,440      91,739,507
                                                              ------------   ------------    ------------
        Total current liabilities...........................   141,560,467    309,466,435     360,953,167
NOTES PAYABLE, NONCURRENT (Note 3)..........................    34,983,000             --              --
LONG-TERM DEBT, LESS CURRENT PORTION (Note 4)...............   130,717,485             --              --
NOTE PAYABLE TO STOCKHOLDER (Note 8)........................       100,000             --         300,462
                                                              ------------   ------------    ------------
        Total liabilities...................................   307,360,952    309,466,435     361,253,629
COMMITMENTS AND CONTINGENCIES
  (Notes 6 and 9)
MINORITY INTEREST IN AMERICAN INTERNATIONAL CARGO...........     3,944,070      3,551,735       3,572,437
STOCKHOLDER'S EQUITY (Note 5):
  Common stock, par value $1 per share, authorized 275,000
    shares in 1995, 1996 and 1997, issued and outstanding
    53,000 shares in 1995, 1996 and 1997....................        53,000         53,000          53,000
Additional paid-in capital..................................    14,062,669     17,839,157      17,839,157
Retained earnings...........................................    52,176,130     49,192,954      17,757,985
                                                              ------------   ------------    ------------
        Total stockholder's equity..........................    66,291,799     67,085,111      35,650,142
                                                              ------------   ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..................  $377,596,821   $380,103,281    $400,476,208
                                                              ============   ============    ============

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
             AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                   DECEMBER 31,                         SEPTEMBER 30,
                                    ------------------------------------------   ---------------------------
                                        1994           1995           1996           1996           1997
                                    ------------   ------------   ------------   ------------   ------------
                                                                                         (UNAUDITED)
Revenues (Note 9):
  Air transportation services.....  $298,080,850   $359,404,248   $388,192,479   $275,211,481   $302,344,768
  Maintenance and other...........     7,448,982     14,278,793     36,348,245     25,801,347     23,299,368
                                    ------------   ------------   ------------   ------------   ------------
         Total revenues...........   305,529,832    373,683,041    424,540,724    301,012,828    325,644,136
Operating Costs and Expenses:
  Flight..........................   115,613,706    168,774,779    150,255,587    107,006,096    126,207,639
  Maintenance.....................    64,722,079    103,388,710    115,081,955     81,561,290    107,432,257
  Fuel............................    57,361,888     54,538,321     82,717,539     58,433,493     55,094,783
  Depreciation....................    13,809,281     20,971,405     32,091,119     23,958,549     26,467,600
  Selling, general and
    administrative................    13,272,361     21,676,079     21,889,355     15,353,022     17,847,884
  Provision for doubtful
    accounts......................     2,231,485      1,862,283      1,010,663      2,386,059      1,633,958
                                    ------------   ------------   ------------   ------------   ------------
         Total cost and
           expenses...............   267,010,800    371,211,577    403,046,218    288,698,509    334,684,121
                                    ------------   ------------   ------------   ------------   ------------
Income (Loss) from Operations.....    38,519,032      2,471,464     21,494,506     12,314,319     (9,039,985)
Other Income (Expense):
  Interest expense, net...........    (8,007,389)   (14,748,611)   (21,632,389)   (15,755,315)   (19,740,204)
  Gain on disposition of property
    and equipment, net............     3,389,881     11,707,673        130,934        425,742        624,395
  Gain on contract settlement.....            --             --      1,123,200      1,123,200             --
  Gain on insurance
    reimbursement.................            --      8,147,878             --             --        542,302
  Merger related costs............            --             --             --             --     (1,269,100)
  Net, miscellaneous..............      (550,000)          (110)        13,116         13,214             --
                                    ------------   ------------   ------------   ------------   ------------
         Total other (expense)
           income.................    (5,167,508)     5,106,830    (20,365,139)   (14,193,159)   (19,842,607)
                                    ------------   ------------   ------------   ------------   ------------
Income (Loss) Before Minority
  Interest in American
  International Cargo.............    33,351,524      7,578,294      1,129,367     (1,878,840)   (28,882,592)
Minority Interest in American
  International Cargo.............    (2,758,372)    (3,092,513)    (1,146,019)      (907,730)    (1,858,958)
                                    ------------   ------------   ------------   ------------   ------------
Net Income (Loss).................  $ 30,593,152   $  4,485,781   $    (16,652)  $ (2,786,570)  $(30,741,550)
                                    ============   ============   ============   ============   ============

Unaudited Pro forma Data (Note 1):
  Income (loss) before provision
    for income taxes..............  $ 30,593,152   $  4,485,781   $    (16,652)  $ (2,786,570)  $(30,741,550)
  Provision for income taxes......    11,625,398      1,704,597             --             --             --
                                    ------------   ------------   ------------   ------------   ------------
Pro forma net income (loss).......  $ 18,967,754   $  2,781,184   $    (16,652)  $ (2,786,570)  $(30,741,550)
                                    ============   ============   ============   ============   ============

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDER'S EQUITY
   YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 1997

                                   AMERICAN       KALITTA                              AMERICAN       FLIGHT
                                 INTERNATIONAL    FLYING       O.K.        GRAND     INTERNATIONAL      ONE
                                    AIRWAYS      SERVICES,   TURBINES,   HOLDINGS,      TRAVEL,      LOGISTICS
                                     INC.          INC.        INC.        INC.          INC.          INC.       TOTAL
                                 -------------   ---------   ---------   ---------   -------------   ---------   -------
Balance, December 31, 1993.....     $25,000       $25,000      $1,000      $  --        $   --        $   --     $51,000
  Acquisition of Grand
    Holdings, Inc. (Note 2)....          --            --          --        100            --            --         100
  Distributions to
    stockholder................          --            --          --         --            --            --          --
  Net income...................          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, December 31, 1994.....      25,000        25,000       1,000        100            --            --      51,100
  Issuance of common stock.....          --            --          --         --         1,000         1,000       2,000
  Disposal of Grand Holdings,
    Inc. (Note 2)..............          --            --          --       (100)           --            --        (100)
  Contributions by stockholder
    (Note 2)...................          --            --          --         --            --            --          --
  Distributions to
    stockholder................          --            --          --         --            --            --          --
  Net income...................          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, December 31, 1995.....      25,000        25,000       1,000         --         1,000         1,000      53,000
  Contributions by
    stockholder................          --            --          --         --            --            --          --
  Distributions to
    stockholder................          --            --          --         --            --            --          --
  Net loss.....................          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, December 31, 1996.....      25,000        25,000       1,000         --         1,000         1,000      53,000
  Distributions to stockholder
    (unaudited)................          --            --          --         --            --            --          --
  Net loss (unaudited).........          --            --          --         --            --            --          --
                                    -------       -------      ------      -----        ------        ------     -------
Balance, September 30, 1997
  (Unaudited)..................     $25,000       $25,000      $1,000      $  --        $1,000        $1,000     $53,000
                                    =======       =======      ======      =====        ======        ======     =======


                                 ADDITIONAL
                                   PAID-IN       RETAINED
                                   CAPITAL       EARNINGS
                                 -----------   ------------
Balance, December 31, 1993.....  $ 7,054,995   $ 39,354,622
  Acquisition of Grand
    Holdings, Inc. (Note 2)....    8,875,000             --
  Distributions to
    stockholder................           --     (8,830,125)
  Net income...................           --     30,593,152
                                 -----------   ------------
Balance, December 31, 1994.....   15,929,995     61,117,649
  Issuance of common stock.....           --             --
  Disposal of Grand Holdings,
    Inc. (Note 2)..............   (8,875,000)       303,411
  Contributions by stockholder
    (Note 2)...................    7,007,674             --
  Distributions to
    stockholder................           --    (13,730,711)
  Net income...................           --      4,485,781
                                 -----------   ------------
Balance, December 31, 1995.....   14,062,669     52,176,130
  Contributions by
    stockholder................    3,776,488             --
  Distributions to
    stockholder................           --     (2,966,524)
  Net loss.....................           --        (16,652)
                                 -----------   ------------
Balance, December 31, 1996.....   17,839,157     49,192,954
  Distributions to stockholder
    (unaudited)................           --       (693,419)
  Net loss (unaudited).........           --    (30,741,550)
                                 -----------   ------------
Balance, September 30, 1997
  (Unaudited)..................  $17,839,157   $ 17,757,985
                                 ===========   ============

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
           AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

                                                                  DECEMBER 31,                         SEPTEMBER 30,
                                                   ------------------------------------------   ---------------------------
                                                       1994           1995           1996           1996           1997
                                                   ------------   ------------   ------------   ------------   ------------
                                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..............................  $ 30,593,152   $  4,485,781   $    (16,652)  $ (2,786,570)  $(30,741,550)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
    Depreciation.................................    13,809,281     20,971,405     32,091,119     23,958,549     26,467,600
    Provision for doubtful accounts..............     2,231,485      1,862,283      1,010,663      2,386,059      1,633,958
    Gain (loss) on disposition of property and
      equipment..................................    (3,389,881)   (11,707,673)      (130,934)      (425,742)      (624,395)
    Minority interest in American International
      Cargo......................................     2,758,372      3,093,262      1,143,637        907,730      1,858,958
    Changes in assets and liabilities which
      provided (used) cash:
      Restricted cash............................            --             --             --             --    (11,000,000)
      Accounts receivable........................   (20,725,807)   (17,819,263)    21,611,518     33,008,115      2,819,463
      Expendable parts and supplies..............    (4,454,286)    (3,470,152)    (7,034,678)    (3,987,431)    (4,118,881)
      Deposits, prepaid expenses and other
        assets...................................    (1,845,978)    (3,740,088)    (3,972,997)    (3,327,352)    (1,466,394)
      Aircraft held for resale...................    (6,975,000)    21,754,521     (1,702,354)      (440,061)    (1,261,293)
      Accounts payable...........................    17,099,346     26,128,641    (20,398,691)   (21,757,622)     4,543,332
      Accrued liabilities........................     4,742,342      7,956,796      3,829,895        140,188     (1,203,376)
                                                   ------------   ------------   ------------   ------------   ------------
        Total adjustments........................     3,249,874     45,029,732     26,447,178     30,462,433     17,648,972
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by (used in) operating
          activities.............................    33,843,026     49,515,513     26,430,526     27,675,863    (13,092,578)
Cash flows from investing activities:
  Purchase of property and equipment.............   (77,831,613)  (153,719,347)   (53,413,262)   (43,597,858)   (54,508,576)
  Proceeds from disposition of property and
    equipment....................................     5,250,000     33,603,329     11,008,725     10,145,798     55,127,500
  Collections on note receivable.................       139,620        119,324         53,163         53,163             --
  Issuance of notes receivable to affiliated
    company......................................            --             --             --             --       (777,284)
  Disposal of Grand Holdings, Inc., net of
    cash.........................................            --       (948,818)            --             --             --
  Acquisition of Grand-Holdings, Inc. net of cash
    acquired.....................................       (97,077)            --             --             --             --
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by (used in) investing
          activities.............................   (72,539,070)  (120,945,512)   (42,351,374)   (33,398,897)      (158,360)
Cash flows from financing activities:
  Repayments of notes and long-term debt.........   (21,997,617)   (36,899,953)   (52,117,964)   (53,307,078)   (63,198,575)
  Borrowings under notes and long-term debt
    agreements...................................    74,466,207    119,952,548     70,097,213     61,295,530     79,640,259
  Net (repayments) borrowings under note payable
    to stockholder...............................            --         14,000       (100,000)       340,462        300,462
  Issuance of common stock.......................            --          2,000             --             --             --
  Contribution of capital by stockholder.........            --        554,102      3,776,488      3,759,903             --
  Distributions to American International Cargo
    minority stockholder.........................    (1,367,328)    (2,106,000)    (1,535,972)    (1,540,000)    (1,840,000)
  Distributions to stockholder...................    (8,830,125)   (13,730,711)    (2,966,524)    (2,580,655)      (693,419)
                                                   ------------   ------------   ------------   ------------   ------------
        Net cash provided by financing
          activities.............................    42,271,137     67,785,986     17,153,241      7,968,162     14,208,727
                                                   ------------   ------------   ------------   ------------   ------------
Increase (decrease) in cash......................     3,575,093     (3,644,013)     1,232,393      2,245,128        957,789
Cash, beginning of period........................     1,160,880      4,735,973      1,091,960      1,091,960      2,324,353
                                                   ------------   ------------   ------------   ------------   ------------
Cash, end of period..............................  $  4,735,973   $  1,091,960   $  2,324,353   $  3,337,088   $  3,282,142
                                                   ============   ============   ============   ============   ============
Supplemental disclosure of cash flow
  information -- Cash paid during the period for
  interest.......................................  $  7,677,452   $ 16,334,750   $ 21,806,688   $ 13,688,820   $ 18,916,308
                                                   ============   ============   ============   ============   ============

Noncash operating and investing activities:

  In 1994, the Companies transferred assets with a net book value of $738,094 from property and equipment to aircraft held for resale.

  In 1995, the sole stockholder sold 80% of Grand Holdings, Inc. The nonmonetary combining effect on the Companies was $8,193,747.

  In 1995, the Companies refinanced $680,000 of notes payable to a bank on a long-term basis.

  In 1995, the sole stockholder of the Companies contributed property and equipment of $6,453,572.

  In 1996, the Companies transferred assets with a net book value of $1,436,000 from aircraft held for resale to property and equipment.

  In 1996, the Companies transferred assets with a net book value of $1,376,608 from property and equipment to inventory.

  In 1996, the Companies received $795,030 in restricted cash from customers for deposit.

  In 1996, the Companies deferred a $878,894 loss on the sale-leaseback of an aircraft held for resale.

  In 1997 (unaudited), the Companies sold certain assets held for resale for $1,150,000 in exchange for accounts receivable and reduction of outstanding liabilities.

  In 1997 (unaudited), the Companies received $2,241,894 in restricted cash from customers for deposit.

  In 1997 (unaudited), the Companies transferred assets with a net book value of $137,000 from inventory to property and equipment.

  In 1997 (unaudited), the Companies transferred assets with a net book value of $635,774 from property and equipment to assets held for resale.

  In 1997 (unaudited), the Companies netted $217,086 due under notes receivable with outstanding liabilities.

  In 1997 (unaudited), the Companies deferred a gain of $30,255,291 on the sale of 16 Boeing 727 aircraft to Kitty Hawk.

                  See notes to combined financial statements.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business Description -- American International Airways, Inc. and its related companies (the "Companies") provide worldwide scheduled air cargo and charter services. The scheduled air cargo delivery business includes an overnight freight service operating within a network of North American cities. By integrating their scheduled and charter freight business and scheduled air cargo from the United States to the Far East, the Companies are able to provide air express delivery of virtually any type of air freight throughout the world. The Companies also provide a wide variety of aviation services, including ground handling support and airframe and engine maintenance and overhaul for their own aircraft and for other aircraft operators, travel services for the Companies' flight crews and maintenance personnel, and air charter management and services for the Companies.

  Significant Accounting Policies:

     Principles of Combined Financial Statements -- The combined financial statements include the accounts of American International Airways, Inc. and its 60% owned partnership, American International Cargo ("AIA"); and related companies Kalitta Flying Services, Inc. ("KFS"), O.K. Turbines, Inc. ("O.K."), American International Travel, Inc. ("AIT") and Flight One Logistics, Inc. ("FOL") (collectively referred to as the "Companies"). Combined financial statements are presented because AIA and the related companies are owned by the same individual and are operated by common management. All significant intercompany accounts and transactions have been eliminated.

     Interim Financial Statements -- The combined financial statements as of and for the nine months ended September 30, 1996 and 1997 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments of the Companies consist principally of accounts receivable, accounts payable, notes payable to stockholder, debt and letters of credit. The recorded value of financial instruments included in the financial statements approximates fair value.

     Restricted Cash represents passenger customer deposits held in escrow with a corresponding credit to deferred revenue until the charter services are provided. In addition, at September 30, 1997, $11 million was held in escrow for the modification of a Boeing 747 aircraft (unaudited).

     Accounts Receivable are net of an allowance of $2,062,000 and $2,389,000 for the years ended December 31, 1995 and 1996 and $3,381,000 for the nine months ended September 30, 1997 (unaudited), respectively.

     Expendable Parts and Supplies are carried at the lower of cost (using the first-in, first-out method or average cost convention) or market.

     Aircraft Held for Resale -- The Companies may periodically purchase aircraft for resale. These aircraft are carried at the lower of cost or net realizable value. The long-term portion of debt associated with these aircraft is classified as current (Note 4). The sale of such assets is expected within twelve months.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Property and Equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                              YEARS
                                                              ------
Building and leasehold improvements.........................  5 - 40
Aircraft....................................................  5 - 14
Equipment...................................................  3 - 10
Rotable parts...............................................  3 -  7

     During 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to these assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 is required to be adopted for the Companies' 1996 fiscal year. The Companies have completed the process of evaluating the impact on the combined financial statements that will result from adopting SFAS 121 and does not believe the effect to be material.

     Rotable Parts are net of an allowance of $1,016,667 and $816,667 for the years ended December 31, 1995 and 1996 and $1,016,667 for the nine months ended September 30, 1997 (unaudited), respectively.

     Aircraft In Modification includes aircraft in the process of being converted from passenger to freighter configuration.

     Accounts Payable Trade includes bank overdrafts of $4,954,225 and $4,812,147 at December 31, 1995 and 1996 and $5,430,166 at September 30, 1997
(unaudited), respectively.

     Revenue Recognition -- Revenue from scheduled and chartered services represent charges for movement of air cargo and passengers and is recognized when movement is complete. Revenue for maintenance, overhaul and repair services is recognized when services are rendered.

     Export Sales -- The Companies consider sales of services to unaffiliated customers in foreign countries as export sales.

     Taxes on Income -- The Companies have elected to be taxed as S Corporations under the Internal Revenue Code. As S Corporations, the income of the Companies is taxable to the sole stockholder and, accordingly, these combined financial statements do not include a provision for corporate income taxes.

     Approximately $3,390,000 of the Companies' retained earnings at December 31, 1996 was earned prior to the S Corporation elections and would be taxed to the sole stockholder in the event of distribution.

     The unaudited pro forma provision for income taxes reported on the combined statements of operations shows the approximate federal and state income taxes (by applying statutory rates) that would have been incurred if the Companies had been subject to tax as a C Corporation. No tax benefit has been provided for the year ended December 31, 1996 and for the nine months ended September 30, 1996 and 1997 due to the uncertainty of the Companies' ability to recover such benefits.

     Interest Costs -- Interest on funds used to finance the acquisition and modification of aircraft up to the date the asset is placed in service is capitalized and included in the cost of the asset. Interest capitalized during the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 was $668,000, $1,692,000, $562,000 and $533,000,
respectively. No interest cost was capitalized for the nine months ended September 30, 1997 (unaudited).

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Foreign Transactions -- All significant monetary transactions of the Companies are denominated in U.S. currency.

     Reclassifications -- Certain reclassifications were made to the 1994, 1995 and 1996 financial statements to conform with the classifications used in 1997.

2. ACQUISITION AND DISPOSAL OF RELATED COMPANY

     On December 31, 1994, the sole stockholder of the Companies acquired all outstanding shares of Grand Holdings, Inc. ("GHI") for $8,875,100 in cash and notes. GHI operated a charter passenger service. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the fair value of assets acquired and liabilities assumed. The primary assets acquired from the transaction were three aircraft.

     On June 30, 1995, the sole stockholder of the Companies sold 80% of his share in Grand Holdings, Inc. ("GHI"). Prior to June 30, 1995, the aircraft of GHI were distributed to the sole stockholder and in turn contributed to AIA.

3. NOTES PAYABLE TO BANK

     Notes payable to banks consist of the following:

                                                              DECEMBER 31,
                                                        -------------------------   SEPTEMBER 30,
                                                           1995          1996           1997
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
Current:
  Outstanding borrowings on a bridge loan with a bank
     (Note 10), at the bank's prime rate plus 2%
     (10.25% effective rate at December 31, 1996),
     expires December 9, 1999. Under the terms of the
     bridge loan, the Companies may borrow up to
     $14,250,000 to cover the purchase and
     modification of certain aircraft until permanent
     financing is obtained. The principal collateral
     for the bridge loan is the related aircraft. The
     loan is also secured by all assets of KFS and the
     assignment of a life insurance policy on the
     stockholder and the guaranty of the
     stockholder......................................  $ 9,456,496   $        --     $        --
  Outstanding borrowings on a $3,000,000 revolving
     credit agreement with a bank under which the
     Companies may borrow up to 75% on eligible
     accounts receivable. The agreement calls for
     interest at the bank's prime rate plus .5% (8.75%
     effective rate at December 31, 1996). Security
     consists of accounts receivable and the guaranty
     of the stockholder and the minority interest
     holder of American International Cargo...........    2,770,000     1,024,035       2,994,849
                                                        -----------   -----------     -----------
          Total.......................................  $12,226,496   $ 1,024,035     $ 2,994,849
                                                        ===========   ===========     ===========

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              DECEMBER 31,
                                                        -------------------------   SEPTEMBER 30,
                                                           1995          1996           1997
                                                        -----------   -----------   -------------
                                                                                     (UNAUDITED)
Long-term, reclassified as current:
  Outstanding borrowings on a $60,000,000 revolving
     credit agreement with a bank under which the
     Companies may borrow on eligible accounts
     receivable, a percentage of eligible rotable and
     consumable parts and 50% of the fair value of
     eligible aircraft. The agreement calls for
     interest at the bank's prime rate plus 1.25%
     (9.5% effective at December 31, 1996). The
     agreement expires December 9, 1999 at which time
     the entire amount outstanding is due. At December
     31, 1996 and September 30, 1997 (unaudited), the
     credit available was $4,521,537 and $1,410,137,
     respectively. Security consists of accounts
     receivable and aircraft spare parts as well as an
     assignment of life insurance policy on the
     stockholder. Also secured by all assets of KFS
     and guaranteed by the stockholder................  $   --        $47,105,413     $55,434,351
                                                        ===========   ===========     ===========
Long-Term:
  Outstanding borrowings on a $40,000,000 revolving
     credit agreement with a bank under which the
     Companies may borrow on eligible accounts
     receivable. The agreement calls for interest at
     the bank's prime rate plus .5% (9% effective at
     December 31, 1995). The agreement expires June 1,
     1997 at which time the entire amount outstanding
     is due. Security consists of accounts receivable
     and aircraft spare parts as well as an assignment
     of life insurance policy on the stockholder. The
     note is also secured by all assets of KFS and
     guaranteed by the stockholder....................  $34,983,000   $        --     $        --
                                                        ===========   ===========     ===========

     These credit agreements include certain restrictive covenants. At December 31, 1996, the Companies were in violation of the following covenants: (1) maintaining a combined fixed charge ratio of 1 to 1 and (2) certain cross collateralization covenants. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

     At September 30, 1997 (unaudited), the Companies had failed to make certain principal payments and were in violation of the following covenants: (1) maintaining a minimum tangible net worth of not less than $60 million; (2) maintaining a minimum debt to net worth ratio of not more than 5 to 1 and (3) certain cross collateralization covenants. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                            DECEMBER 31,           SEPTEMBER 30,
                                                     ---------------------------   -------------
                                                         1995           1996           1997
                                                     ------------   ------------   -------------
                                                                                    (UNAUDITED)
Various notes payable with interest rates ranging
  from 7.49% to 12%. Certain interest rates are at
  prime plus 1% to 2.5% (9.25% to 10.75% effective
  rates at December 31, 1996). The notes are
  secured by property and equipment with a net book
  value of $231,792,981. Certain notes are also
  secured by substantially all of the Companies'
  assets, and the personal guaranty of the
  stockholder......................................  $173,162,097   $190,221,394    $196,363,319
Less:
  Current maturities of long-term debt.............    37,608,059     31,568,769      88,072,920
  Outstanding debt on aircraft held for resale.....     4,836,553      2,741,671       3,666,587
                                                     ------------   ------------    ------------
          Total....................................    42,444,612     34,310,440      91,739,507
                                                     ------------   ------------    ------------
Net long-term debt, reclassified as current........            --    155,910,954     104,623,812
                                                     ------------   ------------    ------------
Net long-term debt.................................  $130,717,485   $         --    $         --
                                                     ============   ============    ============

     Without regard to the lenders exercising their right to demand payment, the aggregate amount of required payments on long-term debt and notes payable to bank (Note 3) as of December 31, 1996 are as follows:

1997...................................................  $ 35,334,475
1998...................................................    69,298,498
1999...................................................    75,547,575
2000...................................................    23,925,286
2001...................................................    19,417,825
Thereafter.............................................    14,827,183
                                                         ------------
          Total........................................  $238,350,842
                                                         ============

     These credit agreements include certain restrictive covenants. At December 31, 1996, the Companies were in violation of the following covenants: (1) maintaining a minimum net worth of not less than $78 million; (2) maintaining a debt service coverage ratio of not less than 1.2 to 1; (3) maintaining a maximum debt to net worth ratio of not more than 4 to 1; (4) maintaining an EBITDA ratio of not less than 1.1 to 1; and (5) certain cross collateralization covenants. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

     At September 30, 1997 (unaudited), the Companies had failed to make certain principal payments on indebtedness and were in violation of the following covenants: (1) ratio of earnings to fixed charges; (2) ratio of cash flow to fixed charges; (3) cash flow to coverage; (4) minimum net income; (5) current ratio; (6) tangible net worth; (7) shareholder's equity; (8) debt service coverage; (9) fixed charge coverage; (10) debt to net worth ratios; (11) certain cross collateralization covenants as well as restrictions relating to encumbering their assets. As a result of these and other non-financial loan covenant violations, all debt has been classified as current.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Effective in July and August 1997, the Companies entered into agreements with certain lenders for the deferment of principal payments for a period of one to eight months. The aggregate monthly deferrals range from $693,000 to $2,824,000. The Companies are to make interest payments only during this period. At the end of the deferral periods, the Companies will resume principal payments in accordance with the terms of the loan agreement.

5. COMMON STOCK

     Common stock of the Companies is as follows:

                                                         DECEMBER 31,      SEPTEMBER 30,
                                                      ------------------   -------------
                                                       1995       1996         1997
                                                      -------    -------   -------------
                                                                            (UNAUDITED)
American International Airways, Inc., $1 par value;
  25,000 shares authorized, 25,000 shares issued and
  outstanding.......................................  $25,000    $25,000      $25,000
Kalitta Flying Services, Inc., $1 par value; 100,000
  shares authorized, 25,000 shares issued and
  outstanding.......................................   25,000     25,000       25,000
O.K. Turbines, Inc., $1 par value; 50,000 shares
  authorized, 1,000 shares issued and outstanding...    1,000      1,000        1,000
American International Travel, Inc., $1 par value;
  50,000 shares authorized, 1,000 shares issued and
  outstanding.......................................    1,000      1,000        1,000
Flight One Logistics, Inc., $1 par value; 50,000
  shares authorized, 1,000 shares issued and
  outstanding.......................................    1,000      1,000        1,000
                                                      -------    -------      -------
          Total.....................................  $53,000    $53,000      $53,000
                                                      =======    =======      =======

6. OPERATING LEASES

     The Companies lease office building, hangars, cargo storage, and related facilities under noncancelable operating leases which expire on various dates through 2011. In addition, the Companies periodically lease aircraft and other equipment under month-to-month lease agreements. Lease expense for all operating leases was $15,659,000, $24,095,000, $10,815,000, $7,576,000 and $6,094,000, for
the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), respectively.

     Aggregate future minimum rental payments required under noncancelable operating leases at December 31, 1996 are as follows:

                                                            AMOUNT
                                                          -----------
Years Ending December 31:
  1997..................................................  $ 3,177,000
  1998..................................................    1,950,000
  1999..................................................    1,620,000
  2000..................................................    1,006,000
  2001..................................................      789,000
  Thereafter............................................    5,685,000
                                                          -----------
          Total minimum rental payments.................  $14,227,000
                                                          ===========

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. EMPLOYEE SAVINGS PLAN

     The Companies have three separate 401(k) employee savings plans, covering substantially all employees. The Companies' contributions to the plans are discretionary and were $133,000, $158,000, $353,000, $4,430 and $91,771, for the
years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), respectively.

8. RELATED PARTY TRANSACTIONS

     The Companies lease certain aircraft to a company owned and operated by a relative of the sole stockholder of the Companies. In addition to providing services to unrelated third parties, the related company flies subcharter flights for the Companies and also provides lift capacity for the Companies' overnight scheduled cargo service. The Companies perform ground handling for the related company in certain locations. The related company also reimburses the Companies for certain applicable fuel, parking and landing and ground handling paid on the related company's behalf.

     The Companies also have certain transactions with an affiliated company that is partially owned by the Companies' sole stockholder. The remaining ownership of this affiliated company are relatives of the sole stockholder of the Companies. The Companies lease an office facility from this affiliated company for an annual rent of approximately $713,000. The lease expires May 14, 2007.

     Transactions and balances with related parties were as follows:

                                          DECEMBER 31,                     SEPTEMBER 30,
                              -------------------------------------   -----------------------
                                 1994         1995          1996         1996         1997
                              ----------   -----------   ----------   ----------   ----------
                                                                            (UNAUDITED)
Transactions and balances
  with sole stockholder:
  Note payable, noninterest
     bearing................  $       --   $   100,000   $       --   $       --   $  300,462
  Contribution of cash......          --       473,972    2,266,630           --           --
  Contribution of aircraft
     and equipment..........          --     6,453,572           --           --           --
Transactions with a company
  owned by a relative of the
  sole stockholder:
  Revenues..................     352,800    11,582,257    5,176,150    5,043,643      916,849
  Cost of revenues..........   2,366,288     6,097,447       28,727       28,646      121,511
  Sale of DC8...............          --     5,200,000           --           --           --
Transactions and balances
  with an affiliated
  company:
  Receivable from affiliated
  company...................          --            --           --           --      777,284
  Rental expense............          --            --           --           --      266,342
Transactions with GHI --
  Purchase of three DC8
  engines...................          --     1,950,000           --           --           --
Transactions with sole
  stockholder and relatives
  of the sole stockholder --
  Promotional revenues......     830,616     1,257,771    1,206,529      898,209      315,934
  Promotional expenses......   2,602,038     3,643,611    3,096,724    2,128,292    2,344,562

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES

     Purchase Commitments -- In March 1997, the Companies committed to purchase three Boeing 747-200 aircraft and associated engines, four additional spare engines and certain other related spare parts for approximately $63,000,000. In connection with these purchase commitments, the Companies intend to modify these aircraft for approximately $24,000,000. The Companies took delivery of one of the aircraft and a spare engine on September 26, 1997, for $21 million and negotiated a revised agreement to purchase the remaining two aircraft and related spare parts for $42 million which includes a $1 million non-refundable deposit and a $1 million option purchase price which the seller can retain if the Companies fail to complete the purchase by February 16, 1998.

     In July 1997, the Companies purchased two L1011 aircraft for a total purchase price of $7,000,000. In connection with this purchase, the Companies have a commitment for the modification of these aircraft for $11,400,000.

     In addition, the Companies have a nonrefundable deposit of $320,000 with respect to a purchase commitment of $1,400,000. The realization of this deposit is dependent upon the Companies' ability to fulfill this purchase commitment.

     Letters of Credit -- The Companies' banks have issued to various airports and suppliers letters of credit totaling $5,071,000, $3,088,000, and $3,155,512, at December 31, 1995 and 1996 and September 30, 1997, respectively, against which accounts receivable are pledged as collateral. The last of the letters of credit expires in 1998.

     Legal Proceedings, Claims and Other -- The Companies are subject to legal proceedings and claims which have arisen in the ordinary course of business. Management intends to vigorously defend against these legal proceedings and believes, based upon the advice of legal counsel, that the outcome will not have a materially adverse effect on the Companies' financial position, results of operations, or cash flows.

     In January 1996, the FAA issued a series of Directives on certain Boeing 747 aircraft which were modified for freight hauling by GATX-Airlog Company, a subsidiary of General American Transportation Corp ("GATX"). The Directives, which became effective on January 30, 1996, were issued because of concerns relating to the integrity of the cargo door and surrounding floor area in the event the aircraft were operated at their maximum cargo capacity of approximately 220,000 pounds. In spite of the fact that the aircraft affected by the Directives have flown over 83,000 hours without incident, the Directives require certain modifications to be made to the aircraft. Absent such modifications, the Directives limit the cargo capacity of these aircraft to 120,000 lbs., a limit which restricts the Companies' ability to profitably operate the aircraft.

     One of each of the Companies' Boeing 747-200 and Boeing 747-100 freighters are affected by these Directives and have been out of service since January 1996. GATX has proposed a solution to the problem identified by one of the Directives which has been approved by the FAA. An appropriate means to test the proposed solution, however, has not yet been identified. Currently, the Companies anticipate modifying the Boeing 747-100 to be in compliance with a portion of the Directive for which the FAA has approved a solution by the latter half of 1998, which will allow the Companies to operate it with a reduced cargo capacity of 160,000 lbs. The Companies are awaiting engineering solutions to address the remaining Directives. If the cost necessary to fully implement these solutions and return both the Boeing 747-100 and -200 to maximum cargo capacity is uneconomical, the Companies may either operate one or both of the aircraft at limited load or use one or both for spare parts. The Companies are currently involved in litigation against GATX to recover the cost to repair these aircraft as well as revenues lost as a consequence of the aircraft downtime.

     In September 1996 pursuant to the FAA's National Aviation Safety Inspection Program, the Companies underwent a broad but routine inspection of all of the Companies' aircraft and maintenance operations. This

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

inspection resulted in a report from the FAA citing the Companies with a number of regulatory infractions, none of which were sufficiently serious to cause the FAA to curtail or otherwise restrict any of the Companies' operations. As a consequence of the FAA's inspection, however, the FAA and the Companies entered into a Consent Order in January 1997 which required the Companies to revise certain internal policies and procedures to address the regulatory violations noted in the inspection report as well as enforcement actions that had been pending prior to the inspection. Without admitting any fault, the Companies agreed to pay a fine of $450,000, one-third of which is suspended and will be forgiven if the Companies comply with all the terms of the Consent Order. At this time, management believes the Companies are in compliance with the Consent Order and expect the FAA to conduct another inspection of similar scope in the fourth quarter of 1997 to verify such compliance. The Consent Order also provides that it is a full and conclusive settlement of any civil penalties the Companies could incur for regulatory violations occurring before January 1, 1997, but does not preclude the FAA from taking enforcement action to revoke the Companies' air carrier operating certificate.

     Only six of the Companies' twenty Douglas DC-8 aircraft comply with the FAA Stage III noise control standards. The Companies may elect not to modify the fourteen remaining Douglas DC-8 aircraft to meet the Stage III noise control standards because the anticipated cost of approximately $3.5 million per aircraft (not including aircraft downtime) may exceed the economic benefits of such modifications. If the Companies cannot or do not modify these fourteen Douglas DC-8 aircraft, the Companies will have to remove these aircraft from service in the United States before January 1, 2000 and may have to replace them with other aircraft. In addition, thirteen of the Companies' Boeing 727 aircraft currently do not comply with the Stage III noise control standards. The Companies currently anticipate modifying their Boeing 727 fleet (at an anticipated cost of approximately $24 million) to be in compliance with the Stage III noise control standards by the applicable deadlines. However, there can be no assurance that the Companies will have sufficient funds or be able to obtain financing to cover the costs of these modifications or to replace such aircraft.

10. MAJOR CUSTOMERS

     The Companies had sales to two major customers which are entities of the United States Government, representing approximately 28%, 17%, 21%, 15% and 7% of combined revenues for the years ended December 31, 1994, 1995, 1996 and for the nine months ended September 30, 1996 and 1997 (unaudited), respectively. Accounts receivable from these customers were approximately $45,118,000, $12,024,000 and $3,997,000 at December 31, 1995, 1996 and September 30, 1997
(unaudited), respectively.

11. SUPPLEMENTAL GUARANTOR INFORMATION

     The Companies (with the exception of American International Cargo) and the subsidiaries of Kitty Hawk, Inc. (the "Guarantors"), jointly and severally, will guarantee on a senior basis, the full and prompt performance of the obligations of Kitty Hawk, Inc. under the $340,000,000 aggregate principal amount of senior secured notes of Kitty Hawk, Inc. being registered with the Securities and Exchange Commission (See Note 12). The note guarantees will rank senior in right of payment to any subordinated indebtedness and, except with respect to collateral, pari passu with all existing and future unsubordinated indebtedness of the Guarantors.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                     SUPPLEMENTAL COMBINING BALANCE SHEETS
                               SEPTEMBER 30, 1997

                                     ASSETS

                                     THE COMPANIES        AIC
                                     EXCLUDING AIC       (NON-
                                     (GUARANTORS)     GUARANTOR)     ELIMINATIONS       TOTAL
                                     -------------    -----------    ------------    ------------
Cash...............................  $  1,591,823     $ 1,690,319    $         --    $  3,282,142
Restricted cash....................    14,036,924              --              --      14,036,924
Accounts receivable, net...........    66,940,231      10,340,885     (11,117,634)     66,163,482
Intercompany receivables...........    (9,409,387)      9,909,330        (499,943)             --
Expendable parts and supplies......    24,624,354              --              --      24,624,354
Other current assets...............    19,717,564          55,266              --      19,772,830
                                     ------------     -----------    ------------    ------------
          Total current assets.....   117,501,509      21,995,800     (11,617,577)    127,879,732
Property & equipment, net..........   271,252,108         567,084              --     271,819,192
Investment in AIC..................     2,654,987              --      (2,654,987)             --
Other assets.......................       777,284              --              --         777,284
                                     ------------     -----------    ------------    ------------
          Total Assets.............  $392,185,888     $22,562,884    $(14,272,564)   $400,476,208
                                     ============     ===========    ============    ============

                              LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable & accrued misc.
  expenses.........................  $ 51,272,195     $ 9,598,116    $(10,971,385)   $ 49,898,926
Intercompany payables..............       (20,229)        267,403        (247,174)             --
Other current liabilities..........    25,722,949         682,500        (399,018)     26,006,431
Deferred gain on sale..............    30,255,291              --              --      30,255,291
Notes payable and long-term debt,
  reclassified as current..........   160,058,163              --              --     160,058,163
Notes payable and long-term debt,
  current portion..................    91,734,356       3,000,000              --      94,734,356
                                     ------------     -----------    ------------    ------------
          Total Current
            Liabilities............   359,022,725      13,548,019     (11,617,577)    360,953,167
Other long-term liabilities........       300,462              --              --         300,462
                                     ------------     -----------    ------------    ------------
          Total liabilities........   359,323,187      13,548,019     (11,617,577)    361,253,629
Minority interest in AIC...........            --              --       3,572,437       3,572,437
Stockholder's Equity:
  Common stock.....................        53,000              --              --          53,000
  Net contributions by partners....            --       4,367,472      (4,367,472)             --
  Additional paid in capital.......    17,839,157              --              --      17,839,157
  Retained earnings................    14,970,544       4,647,393      (1,859,952)     17,757,985
                                     ------------     -----------    ------------    ------------
          Total Stockholder's
            Equity.................    32,862,701       9,014,865      (6,227,424)     35,650,142
                                     ------------     -----------    ------------    ------------
          Total Liabilities and
            Stockholder's Equity...  $392,185,888     $22,562,884    $(14,272,564)   $400,476,208
                                     ============     ===========    ============    ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                     SUPPLEMENTAL COMBINING BALANCE SHEETS
                               DECEMBER 31, 1996

                                     ASSETS

                                      THE COMPANIES
                                      EXCLUDING AIC         AIC
                                      (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                      -------------   ---------------   ------------   ------------
Cash................................  $  1,193,493      $ 1,130,860     $         --   $  2,324,353
Restricted cash.....................       795,030               --               --        795,030
Accounts receivable, net............    66,500,715        8,729,351       (5,188,163)    70,041,903
Intercompany receivables............    (4,250,701)       6,015,653       (1,764,952)            --
Expendable parts and supplies.......    20,742,140               --               --     20,742,140
Other current assets................    20,129,750           19,921               --     20,149,671
                                      ------------      -----------     ------------   ------------
          Total Current Assets......   105,110,427       15,895,785       (6,953,115)   114,053,097
Property & equipment, net...........   265,323,065          595,314               --    265,918,379
Other assets........................       131,805               --               --        131,805
Investment in AIC...................     5,380,033               --       (5,380,033)            --
                                      ------------      -----------     ------------   ------------
          Total Assets..............  $375,945,330      $16,491,099     $(12,333,148)  $380,103,281
                                      ============      ===========     ============   ============

                               LIABILITIES AND STOCKHOLDER'S EQUITY
  Accounts payable & accrued misc.
     expenses.......................  $ 47,154,986      $ 5,189,297     $ (6,196,603)  $ 46,147,680
  Intercompany payables.............      (267,340)         722,951         (455,611)            --
  Other current liabilities.........    24,680,720          588,095         (300,902)    24,967,913
  Notes payable and long-term debt,
     reclassified as current........   203,016,367               --               --    203,016,367
  Notes payable and long-term debt,
     current portion................    34,310,440        1,024,035               --     35,334,475
                                      ------------      -----------     ------------   ------------
          Total Current
            Liabilities.............   308,895,173        7,524,378       (6,953,116)   309,466,435
Other long-term liabilities.........            --               --               --             --
                                      ------------      -----------     ------------   ------------
          Total Liabilities.........   308,895,173        7,524,378       (6,953,116)   309,466,435
Minority interest in AIC............            --               --        3,551,735      3,551,735
Stockholder's Equity:
  Common stock......................        53,000               --               --         53,000
  Net contributions by partners.....            --        6,101,674       (6,101,674)            --
  Additional paid in capital........    17,839,157               --               --     17,839,157
  Retained earnings.................    49,158,000        2,865,047       (2,830,093)    49,192,954
                                      ------------      -----------     ------------   ------------
          Total Stockholder's
            Equity..................    67,050,157        8,966,721       (8,931,767)    67,085,111
                                      ------------      -----------     ------------   ------------
          Total Liabilities and
            Stockholder's Equity....  $375,945,330      $16,491,099     $(12,333,148)  $380,103,281
                                      ============      ===========     ============   ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                     SUPPLEMENTAL COMBINING BALANCE SHEETS
                               DECEMBER 31, 1995

                                     ASSETS

                                       THE COMPANIES
                                       EXCLUDING AIC         AIC
                                       (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                       -------------   ---------------   ------------   ------------
Cash.................................  $    457,590      $   634,370     $        --    $  1,091,960
Accounts receivable, less
  allowance..........................    91,020,864        4,831,150      (3,187,930)     92,664,084
Intercompany receivables.............    (9,009,347)      10,967,688      (1,958,341)             --
Expendable parts and supplies........    12,330,854               --              --      12,330,854
Other current assets.................    15,760,388           13,195              --      15,773,583
                                       ------------      -----------     -----------    ------------
          Total Current Assets.......   110,560,349       16,446,403      (5,146,271)    121,860,481
Property & equipment, net............   255,074,876          476,496              --     255,551,372
Investment in AIC....................     1,367,194               --      (1,367,194)             --
Other assets.........................       184,968               --              --         184,968
                                       ------------      -----------     -----------    ------------
          Total Assets...............  $367,187,387      $16,922,899     $(6,513,465)   $377,596,821
                                       ============      ===========     ===========    ============

                                LIABILITIES AND STOCKHOLDER'S EQUITY

Accounts payable & accrued misc.
  expenses...........................  $ 67,784,061      $ 3,021,562     $(4,259,252)   $ 66,546,371
Intercompany payables................            --          887,019        (887,019)             --
Other current liabilities............    20,048,704          294,284              --      20,342,988
Notes payable and long-term debt,
  current portion....................    51,901,108        2,770,000              --      51,901,108
                                       ------------      -----------     -----------    ------------
          Total Current
            Liabilities..............   139,733,873        6,972,865      (5,146,271)    141,560,467
Notes payable and long-term debt,
  less current portion...............   165,700,485               --              --     165,700,485
Other long-term liabilities..........       100,000               --              --         100,000
                                       ------------      -----------     -----------    ------------
          Total Liabilities..........   305,534,358        6,972,865      (5,146,271)    307,360,952
Minority interest in AIC.............            --               --       3,944,070       3,944,070
Stockholder's Equity:
  Common stock.......................        53,000               --              --          53,000
  Net contributions by partners......            --        2,218,754      (2,218,754)             --
  Additional paid in capital.........    14,062,669               --              --      14,062,669
  Retained earnings..................    47,537,360        7,731,280      (3,092,510)     52,176,130
                                       ------------      -----------     -----------    ------------
          Total Stockholder's
            Equity...................    61,653,029        9,950,034      (5,311,264)     66,291,799
                                       ------------      -----------     -----------    ------------
          Total Liabilities and
            Stockholder's Equity.....  $367,187,387      $16,922,899     $(6,513,465)   $377,596,821
                                       ============      ===========     ===========    ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                 THE COMPANIES
                                 EXCLUDING AIC          AIC
                                 (GUARANTORS)     (NON-GUARANTOR)    ELIMINATIONS        TOTAL
                                 -------------    ---------------    -------------    ------------
Revenue
  Air transportation
     services.................   $293,956,055       $47,718,171      $ (39,329,458)   $302,344,768
  Maintenance & other.........     23,299,368                --                 --      23,299,368
                                 ------------       -----------      -------------    ------------
          Total Revenue.......    317,255,423        47,718,171        (39,329,458)    325,644,136
Operating Expense:
  Flight expense..............    123,330,585        42,206,512        (39,329,458)    126,207,639
  Maintenance expense.........    107,432,257                --                 --     107,432,257
  Aircraft fuel expense.......     55,094,783                --                 --      55,094,783
  Depreciation expense........     26,369,556            98,044                 --      26,467,600
  SG&A expense................     16,892,213           955,671                 --      17,847,884
  Bad debt expense............      1,635,977            (2,019)                --       1,633,958
                                 ------------       -----------      -------------    ------------
          Total Operating
            Expense...........    330,755,371        43,258,208        (39,329,458)    334,684,121
                                 ------------       -----------      -------------    ------------
Operating Income (Loss).......    (13,499,948)        4,459,963                 --      (9,039,985)
Other Income (Expense)
  Interest expense, net.......    (19,927,635)          187,431                 --     (19,740,204)
  Gain (loss) on sale of
     assets...................        624,395                --                 --         624,395
  Gain on insurance
     reimbursement............        542,302                --                 --         542,302
  Merger related costs........     (1,269,100)               --                 --      (1,269,100)
                                 ------------       -----------      -------------    ------------
          Total Other Income
            (Expense).........    (20,030,038)          187,431                 --     (19,842,607)
                                 ------------       -----------      -------------    ------------
Income (Loss) Before Minority
  Interest....................    (33,529,986)        4,647,394                 --     (28,882,592)
Minority Interest in AIC......             --                --         (1,858,958)     (1,858,958)
                                 ------------       -----------      -------------    ------------
Net Income (Loss).............   $(33,529,986)      $ 4,647,394      $  (1,858,958)   $(30,741,550)
                                 ============       ===========      =============    ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                      THE COMPANIES
                                      EXCLUDING AIC         AIC
                                      (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                      -------------   ---------------   ------------   ------------
Revenue
  Air transportation services.......  $270,924,804      $30,002,226     $(25,715,549)  $275,211,481
  Maintenance and other.............    25,801,347               --               --     25,801,347
                                      ------------      -----------     ------------   ------------
          Total Revenue.............   296,726,151       30,002,226      (25,715,549)   301,012,828
Operating Expense:
  Flight expense....................   105,419,606       27,302,039      (25,715,549)   107,006,096
  Maintenance expense...............    81,561,290               --               --     81,561,290
  Aircraft fuel expense.............    58,433,493               --               --     58,433,493
  Depreciation expense..............    23,897,542           61,007               --     23,958,549
  SG&A expense......................    14,714,614          638,408               --     15,353,022
  Bad debt expense..................     2,380,244            5,815               --      2,386,059
                                      ------------      -----------     ------------   ------------
          Total Operating Expense...   286,406,789       28,007,269      (25,715,549)   288,698,509
                                      ------------      -----------     ------------   ------------
Operating Income....................    10,319,362        1,994,957               --     12,314,319
Other Income (Expense)
  Interest expense, net.............   (16,029,682)         274,367               --    (15,755,315)
  Gain (loss) on sale of assets.....       425,742               --               --        425,742
  Gain on contract settlement.......     1,123,200               --               --      1,123,200
  Net, miscellaneous................        13,214               --               --         13,214
                                      ------------      -----------     ------------   ------------
          Total Other Income
            (Expense)...............   (14,467,526)         274,367               --    (14,193,159)
                                      ------------      -----------     ------------   ------------
Income (Loss) Before Minority
  Interest..........................    (4,148,164)       2,269,324               --     (1,878,840)
Minority Interest in AIC............            --               --         (907,730)      (907,730)
                                      ------------      -----------     ------------   ------------
Net Income (Loss)...................  $ (4,148,164)     $ 2,269,324     $   (907,730)  $ (2,786,570)
                                      ============      ===========     ============   ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                      THE COMPANIES
                                      EXCLUDING AIC         AIC
                                      (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                      -------------   ---------------   ------------   ------------
Revenue
  Air transportation services.......  $381,473,358      $44,697,848     $(37,978,727)  $388,192,479
  Maintenance & other...............    36,348,245               --               --     36,348,245
                                      ------------      -----------     ------------   ------------
          Total Revenue.............   417,821,603       44,697,848      (37,978,727)   424,540,724
Operating Expense:
  Flight expense....................   147,282,092       40,952,222      (37,978,727)   150,255,587
  Maintenance expense...............   115,081,955               --               --    115,081,955
  Aircraft fuel expense.............    82,717,539               --               --     82,717,539
  Depreciation expense..............    31,970,112          121,007               --     32,091,119
  SG&A expense......................    20,852,315        1,037,040               --     21,889,355
  Bad debt expense..................       948,516           62,147               --      1,010,663
                                      ------------      -----------     ------------   ------------
          Total Operating Expense...   398,852,529       42,172,416      (37,978,727)   403,046,218
                                      ------------      -----------     ------------   ------------
Operating Income....................    18,969,074        2,525,432               --     21,494,506
Other Income (Expense)
  Interest expense, net.............   (21,972,004)         339,615               --    (21,632,389)
  Gain (loss) on sale of assets.....       130,934               --               --        130,934
  Gain on contract settlement.......     1,123,200               --               --      1,123,200
  Net, miscellaneous................        13,116               --               --         13,116
                                      ------------      -----------     ------------   ------------
          Total Other Income
            (Expense)...............   (20,704,754)         339,615               --    (20,365,139)
                                      ------------      -----------     ------------   ------------
Income (Loss) Before Minority
  Interest..........................    (1,735,680)       2,865,047               --      1,129,367
Minority Interest in AIC............            --               --       (1,146,019)    (1,146,019)
                                      ------------      -----------     ------------   ------------
Net Income (Loss)...................  $ (1,735,680)     $ 2,865,047     $ (1,146,019)  $    (16,652)
                                      ============      ===========     ============   ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                          THE COMPANIES
                                          EXCLUDING AIC         AIC
                                          (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                          -------------   ---------------   ------------   ------------
Revenue
  Air transportation services...........  $348,654,226      $36,962,270     $(26,212,248)  $359,404,248
  Maintenance & other...................    14,278,793               --               --     14,278,793
                                          ------------      -----------     ------------   ------------
          Total Revenue.................   362,933,019       36,962,270      (26,212,248)   373,683,041
Operating Expense:
  Flight expense........................   167,501,984       27,485,043      (26,212,248)   168,774,779
  Maintenance expense...................   103,119,112          269,598               --    103,388,710
  Aircraft fuel expense.................    54,538,321               --               --     54,538,321
  Depreciation expense..................    20,860,503          110,902               --     20,971,405
  SG&A expense..........................    20,152,642        1,523,437               --     21,676,079
  Bad debt expense......................     1,839,271           23,012               --      1,862,283
                                          ------------      -----------     ------------   ------------
          Total Operating Expense.......   368,011,833       29,411,992      (26,212,248)   371,211,577
                                          ------------      -----------     ------------   ------------
Operating Income (Loss).................    (5,078,814)       7,550,278               --      2,471,464
Other Income (Expense)
  Interest expense, net.................   (14,950,004)         201,393               --    (14,748,611)
  Gain (loss) on sale of assets.........    11,728,064          (20,391)              --     11,707,673
  Gain on insurance reimbursement.......     8,147,878               --               --      8,147,878
  Net, miscellaneous....................          (110)              --               --           (110)
                                          ------------      -----------     ------------   ------------
          Total Other Income............     4,925,828          181,002               --      5,106,830
                                          ------------      -----------     ------------   ------------
Income (Loss) Before Minority
  Interest..............................      (152,986)       7,731,280               --      7,578,294
Minority Interest in AIC................            --               --       (3,092,513)    (3,092,513)
                                          ------------      -----------     ------------   ------------
Net Income (Loss).......................  $   (152,986)     $ 7,731,280     $ (3,092,513)  $  4,485,781
                                          ============      ===========     ============   ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                SUPPLEMENTAL COMBINING STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                   THE COMPANIES
                                   EXCLUDING AIC          AIC
                                   (GUARANTORS)     (NON-GUARANTOR)    ELIMINATIONS       TOTAL
                                   -------------    ---------------    ------------    ------------
Revenue
Air transportation services......  $287,822,938       $31,344,294      $(21,086,382)   $298,080,850
  Maintenance and other..........     7,448,982                --                --       7,448,982
                                   ------------       -----------      ------------    ------------
          Total Revenue..........   295,271,920        31,344,294       (21,086,382)    305,529,832
Operating Expense:
  Flight expense.................   113,365,324        23,334,764       (21,086,382)    115,613,706
  Maintenance expense............    64,564,123           157,956                --      64,722,079
  Aircraft fuel expense..........    57,330,926            30,962                --      57,361,888
  Depreciation expense...........    13,739,189            70,092                --      13,809,281
  SG&A expense...................    12,424,454           847,907                --      13,272,361
  Bad debt expense...............     2,225,276             6,209                --       2,231,485
                                   ------------       -----------      ------------    ------------
          Total Operating
            Expense..............   263,649,292        24,447,890       (21,086,382)    267,010,800
                                   ------------       -----------      ------------    ------------
Operating Income.................    31,622,628         6,896,404                --      38,519,032
Other Income (Expense)
  Interest expense, net..........    (8,007,347)              (42)               --      (8,007,389)
  Gain (loss) on sale of
     assets......................     3,390,314              (433)               --       3,389,881
  Net, miscellaneous.............      (550,000)               --                --        (550,000)
                                   ------------       -----------      ------------    ------------
          Total Other Expense....    (5,167,033)             (475)               --      (5,167,508)
                                   ------------       -----------      ------------    ------------
Income Before Minority
  Interest.......................    26,455,595         6,895,929                --      33,351,524
Minority Interest in AIC.........            --                --        (2,758,372)     (2,758,372)
                                   ------------       -----------      ------------    ------------
Net Income.......................  $ 26,455,595       $ 6,895,929      $ (2,758,372)   $ 30,593,152
                                   ============       ===========      ============    ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                   THE COMPANIES
                                   EXCLUDING AIC          AIC
                                   (GUARANTORS)     (NON-GUARANTOR)    ELIMINATIONS       TOTAL
                                   -------------    ---------------    ------------    ------------
Cash (Used in) Provided by
  Operating Activities..........   $(18,204,844)      $ 3,253,308      $ 1,858,958     $(13,092,578)
Cash Flows from Investing
  Activities:
  Purchase of PP&E..............    (54,438,762)          (69,814)              --      (54,508,576)
  Proceeds on sale of PP&E......     55,127,500                --               --       55,127,500
  Other.........................       (777,284)               --               --         (777,284)
                                   ------------       -----------      -----------     ------------
          Net cash used in
            investing
            activities..........     (4,530,412)          (69,814)      (4,618,958)        (158,360)
Financing Activities:
  Repayments of notes and long-
     term debt..................    (63,198,575)               --               --      (63,198,575)
  Borrowings under notes and
     long-term debt
     agreements.................     77,664,294         1,975,965               --       79,640,259
  Net repayments under note
     payable to stockholder.....        300,462                --               --          300,462
  Distributions to
     stockholder................       (693,419)               --               --         (693,419)
  Net partner contributions/
     withdrawals................             --        (4,600,000)       4,600,000               --
  Distributions to minority
     interest stockholder.......             --                --       (1,840,000)      (1,840,000)
                                   ------------       -----------      -----------     ------------
          Net cash provided by
            (used in) financing
            activities..........     14,072,762        (2,624,035)       2,760,000       14,208,727
                                   ------------       -----------      -----------     ------------
Increase in Cash................        398,330           559,459               --          957,789
                                   ------------       -----------      -----------     ------------
Cash, Beginning of Period.......      1,193,493         1,130,860               --        2,324,353
                                   ------------       -----------      -----------     ------------
Cash, End of Period.............   $  1,591,823       $ 1,690,319      $        --     $  3,282,142
                                   ============       ===========      ===========     ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                                    THE COMPANIES
                                    EXCLUDING AIC          AIC
                                    (GUARANTORS)     (NON-GUARANTOR)    ELIMINATIONS       TOTAL
                                    -------------    ---------------    ------------    ------------
Cash Provided by Operating
  Activities......................  $ 19,957,588       $ 6,810,545      $   907,730     $ 27,675,863
Cash Flows from Investing
  Activities:
  Purchase of PP&E................   (43,529,439)          (68,419)              --      (43,597,858)
  Proceeds on sale of PP&E........    10,145,798                --               --       10,145,798
  Investment in AIC...............     3,217,730                --       (3,217,730)              --
  Other...........................        53,163                --               --           53,163
                                    ------------       -----------      -----------     ------------
          Net cash used in
            investing
            activities............   (30,112,748)          (68,419)      (3,217,730)     (33,398,897)
Financing Activities:
  Repayments of notes and
     long-term debt...............   (51,012,039)       (2,295,039)              --      (53,307,078)
  Borrowings under notes and long-
     term debt agreements.........    61,295,530                --               --       61,295,530
  Net repayments under note
     payable to stockholder.......       340,462                --               --          340,462
  Distributions to stockholder....    (2,580,655)               --               --       (2,580,655)
  Contribution of capital by
     stockholder..................     3,759,903                --               --        3,759,903
  Net partner
     contributions/withdrawals....            --        (3,850,000)       3,850,000               --
  Distributions to minority
     interest stockholder.........            --                --       (1,540,000)      (1,540,000)
                                    ------------       -----------      -----------     ------------
          Net cash provided by
            (used in) financing
            activities............    11,803,201        (6,145,039)       2,310,000        7,968,162
                                    ------------       -----------      -----------     ------------
Increase in Cash..................     1,648,041           597,087               --        2,245,128
Cash, Beginning of Period.........       457,590           634,370               --        1,091,960
                                    ------------       -----------      -----------     ------------
Cash, End of Period...............  $  2,105,631       $ 1,231,457      $        --     $  3,337,088
                                    ============       ===========      ===========     ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                          THE COMPANIES
                                          EXCLUDING AIC         AIC
                                          (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                          -------------   ---------------   ------------   ------------
Cash Provided by Operating Activities...  $ 18,952,227      $ 6,332,280     $ 1,146,019    $ 26,430,526
Cash Flows from Investing Activities:
  Purchase of PP&E......................   (53,173,437)        (239,825)             --     (53,413,262)
  Proceeds on sale of PP&E..............    11,008,725               --              --      11,008,725
  Investment in AIC.....................     3,460,047               --      (3,460,047)             --
  Other.................................        53,163               --              --          53,163
                                          ------------      -----------     -----------    ------------
          Net cash used in investing
            activities..................   (38,651,502)        (239,825)     (3,460,047)    (42,351,374)
Financing Activities:
  Repayments of notes and long-term
     debt...............................   (50,371,999)      (1,745,965)             --     (52,117,964)
  Borrowings under notes and long-term
     debt agreements....................    70,097,213               --              --      70,097,213
  Net repayments under note payable to
     stockholder........................      (100,000)              --              --        (100,000)
  Distributions to stockholder..........    (2,966,524)              --              --      (2,966,524)
  Contribution of capital by
     stockholder........................     3,776,488               --              --       3,776,488
  Net partner
     contributions/withdrawals..........            --       (3,850,000)      3,850,000              --
  Distributions to minority interest
     stockholder........................            --               --      (1,535,972)     (1,535,972)
                                          ------------      -----------     -----------    ------------
          Net cash provided by (used in)
            financing activities........    20,435,178       (5,595,965)      2,314,028      17,153,241
                                          ------------      -----------     -----------    ------------
Increase in Cash........................       735,903          496,490              --       1,232,393
Cash, Beginning of Period...............       457,590          634,370              --       1,091,960
                                          ------------      -----------     -----------    ------------
Cash, End of Period.....................  $  1,193,493      $ 1,130,860     $        --    $  2,324,353
                                          ============      ===========     ===========    ============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                    THE COMPANIES
                                    EXCLUDING AIC         AIC
                                    (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS       TOTAL
                                    -------------   ---------------   ------------   -------------
Cash Provided by Operating
  Activities......................  $  44,441,613    $ 11,954,605     $(6,880,705)   $  49,515,513
Cash Flows from Investing
  Activities:
  Purchase of PP&E................   (153,410,208)       (309,139)             --     (153,719,347)
  Proceeds on sale of PP&E........     33,603,329              --              --       33,603,329
  Interest bearing advances to
     related companies............             --      (9,973,218)      9,973,218               --
  Investment in AIC...............      6,249,639              --      (6,249,639)              --
  Disposal of Grand Holdings,
     Inc., net of cash............       (948,818)             --              --         (948,818)
  Other...........................        119,324              --              --          119,324
                                    -------------    ------------     -----------    -------------
          Net cash used in
            investing
            activities............   (114,386,734)    (10,282,357)      3,723,579     (120,945,512)
Financing Activities:
  Repayments of notes and
     long-term debt...............    (36,899,953)             --              --      (36,899,953)
  Borrowings under notes and long-
     term debt agreements.........    117,182,548       2,770,000              --      119,952,548
  Net repayments under note
     payable to stockholder.......         14,000              --              --           14,000
  Issuance of common stock........          2,000              --              --            2,000
  Contribution of capital by
     stockholder..................        554,102              --              --          554,102
  Distributions to stockholder....    (13,730,711)             --              --      (13,730,711)
  Net partner contributions/
     withdrawals..................             --      (5,263,126)      5,263,126               --
  Distributions to minority
     interest stockholder.........             --              --      (2,106,000)      (2,106,000)
                                    -------------    ------------     -----------    -------------
          Net cash provided by
            (used in) financing
            activities............     67,121,986      (2,493,126)      3,157,126       67,785,986
                                    -------------    ------------     -----------    -------------
Decrease in Cash..................     (2,823,135)       (820,878)             --       (3,644,013)
Cash, Beginning of Period.........      3,280,725       1,455,248              --        4,735,973
                                    -------------    ------------     -----------    -------------
Cash, End of Period...............  $     457,590    $    634,370     $        --    $   1,091,960
                                    =============    ============     ===========    =============

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                        CONDENSED FINANCIAL INFORMATION
                 SUPPLEMENTAL COMBINING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                       THE COMPANIES
                                       EXCLUDING AIC         AIC
                                       (GUARANTORS)    (NON-GUARANTOR)   ELIMINATIONS      TOTAL
                                       -------------   ---------------   ------------   ------------
Cash Provided by Operating
  Activities.........................  $ 26,751,527      $ 4,664,502     $ 2,426,997    $ 33,843,026
Cash Flows from Investing Activities:
  Purchase of PP&E...................   (77,679,379)        (152,234)             --     (77,831,613)
  Proceeds on sale of PP&E...........     5,250,000               --              --       5,250,000
  Interest bearing advances to
     related companies...............            --         (331,375)        331,375              --
  Investment in AIC..................     4,808,544               --      (4,808,544)             --
  Acquisition of GTAND Holdings,
     Inc., net of cash acquired......       (97,077)              --              --         (97,077)
  Other..............................       139,620               --              --         139,620
                                       ------------      -----------     -----------    ------------
          Net cash used in investing
            activities...............   (67,578,292)        (483,609)     (4,477,169)    (72,539,070)
Financing Activities:
  Repayments of notes and long-term
     debt............................   (21,997,617)              --              --     (21,997,617)
  Borrowings under notes and
     long-term debt agreements.......    74,466,207               --              --      74,466,207
  Distributions to stockholder.......    (8,830,125)              --              --      (8,830,125)
  Net partner
     contributions/withdrawals.......            --       (3,417,500)      3,417,500              --
  Distributions to minority interest
     stockholder.....................            --               --      (1,367,328)     (1,367,328)
                                       ------------      -----------     -----------    ------------
          Net cash provided by (used
            in) financing
            activities...............    43,638,465       (3,417,500)      2,050,172      42,271,137
                                       ------------      -----------     -----------    ------------
Increase in Cash.....................     2,811,700          763,393              --       3,575,093
Cash, Beginning of Period............       469,025          691,855              --       1,160,880
                                       ------------      -----------     -----------    ------------
Cash, End of Period..................  $  3,280,725      $ 1,455,248     $        --    $  4,735,973
                                       ============      ===========     ===========    ============

12. MANAGEMENT'S PLANS -- SALE OF AIRCRAFT AND MERGER

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Companies (1) are experiencing difficulty in generating sufficient cash flows to meet their obligations and sustain their operations, (2) failed to make certain principal payments and are not in compliance with certain covenants of their long-term debt agreements (3) have negative working capital and (4) have incurred substantial losses subsequent to December 31, 1996. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern. The Companies' continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet their obligations on a timely basis, to comply with the terms and covenants of their financing agreements, to obtain additional financing or refinancing as may be required, and ultimately to attain successful operations. Management is continuing its efforts to obtain additional funds so that the Company can meet its obligations and sustain operations from sources that are described below.

                      AMERICAN INTERNATIONAL AIRWAYS, INC.
                             AND RELATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On September 22, 1997, the Companies, the sole stockholder of the Companies, and Kitty Hawk, Inc. ("Kitty Hawk") entered into a merger agreement, under which each of the respective Companies will be merged with separate subsidiaries of Kitty Hawk, with each of the Companies surviving the merger as a direct, wholly owned subsidiary of Kitty Hawk. On October 23, 1997, the merger agreement was amended so that at the effective time of the merger, the outstanding shares of capital stock of four Companies (AIA, AIT, FOL and O.K.) will be converted, into the right to receive their prorata portion of 4,099,150 shares of Kitty Hawk common stock (unaudited). The outstanding shares of capital stock of KFS will be converted into the right to receive $20,000,000.

     Concurrent with the consummation of the merger agreement will be the closing of a proposed 3,000,000 share common stock offering (of which Kitty Hawk will sell 2,200,000 shares, not including up to 450,000 additional shares for which Kitty Hawk has granted the underwriters a 30 day option to purchase) and the consummation of a proposed note offering under Rule 144A of the Securities Act for $340,000,000 aggregate principal amount of senior secured notes of Kitty Hawk. The proceeds of the notes and a portion of the proceeds of the sale of shares will be used to pay the cash portion of the acquisition of the Companies and to refinance and restructure the outstanding debt of the Companies and Kitty Hawk.

     As an interim step toward the merger, on September 17, 1997, the Companies sold to Kitty Hawk sixteen Boeing 727-200 aircraft constituting the Companies' 727-200 fleet for approximately $51 million. This interim transaction was deemed necessary in order to generate cash to be used to pay for the acquisition of a Boeing 747 aircraft from an unrelated third party (see Note 9), to acquire an L-1011 aircraft and provide the Companies with working capital. As part of the transaction, the Companies assigned to Kitty Hawk all of its customer contracts relating to the aircraft sold. The purchase agreement provides the Companies the option to repurchase, no later than March 31, 1998, all except three of the 727-200 aircraft from Kitty Hawk at Kitty Hawk's purchase price, less $14 million for the three aircraft not subject to the option, plus any costs incurred by Kitty Hawk to maintain the repurchased aircraft. Similarly, Kitty Hawk has the option to require the Companies to repurchase, no later than December 31, 1997, all except three of the 727-200 aircraft at Kitty Hawk's purchase price less $14 million for the three aircraft not subject to the option, plus any costs incurred by Kitty Hawk to maintain the repurchased aircraft. At September 30, 1997, the Companies deferred a gain of approximately $30 million (unaudited) in connection with this transaction. This gain will be recognized if the merger is not finalized and the put and call options are not exercised.